    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 19, 1995

                                                       REGISTRATION NO. 33-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------

                         CONTINENTAL CABLEVISION, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                       4841                  04-2370836
(STATE OF INCORPORATION)         (PRIMARY STANDARD          (IRS EMPLOYER
                                    INDUSTRIAL           IDENTIFICATION NO.)
                                CLASSIFICATION CODE
                                      NUMBER)

                         THE PILOT HOUSE, LEWIS WHARF,
                                BOSTON, MA 02110
                                 (617) 742-9500
    (ADDRESS, INCLUDING ZIP CODE, TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                             AMOS B. HOSTETTER, JR.
                         CONTINENTAL CABLEVISION, INC.
                          THE PILOT HOUSE, LEWIS WHARF
                                BOSTON, MA 02110
                                 (617) 742-9500
 (NAME, ADDRESS, INCLUDING ZIP CODE, TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                               AGENT FOR SERVICE)

                               ----------------

                                   COPIES TO:
          PATRICK K. MIEHE                           BRUCE K. DALLAS
        SULLIVAN & WORCESTER                     CHARLES S. WHITMAN, III
   A REGISTERED LIMITED LIABILITY                 DAVIS POLK & WARDWELL
             PARTNERSHIP                          450 LEXINGTON AVENUE
       ONE POST OFFICE SQUARE                      NEW YORK, NY 10017
          BOSTON, MA 02109                           (212) 450-4000
           (617) 338-2800

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

   TITLE OF EACH CLASS OF     PROPOSED MAXIMUM AGGREGATE         AMOUNT OF
 SECURITIES TO BE REGISTERED      OFFERING PRICE(1)           REGISTRATION FEE
------------------------------------------------------------------------------
Class A Common Stock, $.01
 par value..................         $345,000,000                 $118,966

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Estimated solely for the purpose of calculating the amount of the Registration Fee in accordance with Rule 457(o) of the Securities Act of 1933.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         CONTINENTAL CABLEVISION, INC.

                CROSS REFERENCE SHEET PURSUANT TO ITEM 501(B) OF
                             REGULATION S-K BETWEEN
                       PART I OF FORM S-1 AND PROSPECTUS

 ITEM
  NO.                DESCRIPTION IN FORM S-1                              CAPTION IN PROSPECTUS
 ----                -----------------------                              ---------------------
  1.    Forepart of Registration Statement and Outside
         Front Cover Page of Prospectus..................      Front Cover Page of Registration Statement;
                                                                Outside Front Cover Page of Prospectus
  2.    Inside Front and Outside
         Back Cover Pages of Prospectus..................      Inside Front and Outside Back Cover Pages
                                                                of Prospectus
  3.    Summary Information, Risk Factors and Ratio of
         Earnings to Fixed Charges.......................      Prospectus Summary; Risk Factors

  4.    Use of Proceeds..................................      Prospectus Summary; Use of Proceeds

  5.    Determination of Offering Price..................      Outside Front Cover Page of Prospectus;
                                                                Underwriters

  6.    Dilution.........................................      Risk Factors; Dilution

  7.    Selling Security Holders.........................      Inapplicable

  8.    Plan of Distribution.............................      Outside Front Cover Page of Prospectus;
                                                                Underwriters

  9.    Description of the Securities to be Registered...      Outside Front Cover Page of Prospectus;
                                                                Prospectus Summary; Description of Capital
                                                                Stock; Dividend Policy

 10.    Interests of Named Experts and Counsel...........      Experts; Legal Opinions

 11.    Information with Respect to Registrant...........      Outside Front Cover Page of Prospectus;
                                                                Prospectus Summary; Risk Factors; Use of
                                                                Proceeds; Dividend Policy; Capitalization;
                                                                Business; Legislation and Regulation;
                                                                Management; Beneficial Ownership of Common
                                                                and Preferred Stock; Certain Transactions;
                                                                Management's Discussion and Analysis of
                                                                Financial Condition and Results of Operations;
                                                                Credit Arrangements of the Company; Pro Forma
                                                                Condensed Consolidated Financial Information;
                                                                Selected Consolidated Financial Information;
                                                                Description of Capital Stock; Underwriters;
                                                                Consolidated Financial Statements
 12.    Disclosure of Commission Position on
         Indemnification for Securities Act
         Liabilities.....................................      Inapplicable

                                EXPLANATORY NOTE

  This registration statement contains two prospectus cover pages: one to be used for a prospectus in connection with a United States and Canadian offering of the registrant's Class A Common Stock (the "U.S. Prospectus") and one to be used for a prospectus in connection with a concurrent international offering of the Class A Common Stock (the "International Prospectus" and, together with the U.S. Prospectus, the "Prospectuses"). The International Prospectus will be identical to the U.S. Prospectus except that it will have a different front cover page. The front cover page to be used in the International Prospectus is located at the end of the U.S. Prospectus. The front cover page for the International Prospectus has been labeled "Alternate Cover Page for International Prospectus."

  If required pursuant to Rule 424(b) of the General Rules and Regulations under the Securities Act of 1933, as amended, ten copies of each of the Prospectuses in the forms in which they are used will be filed with the Securities and Exchange Commission.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+ INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A        +
+ REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + + SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+ OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT       +
+ BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + + THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + + SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE +
+ WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE           +
+ SECURITIES LAW OF ANY SUCH JURISDICTION.                                     +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS (Subject To Completion)
Issued October 19, 1995

[LOGO OF CONTINENTAL                       Shares
 CABLEVISION, INC.       Continental Cablevision, Inc.
   APPEARS HERE]              CLASS A COMMON STOCK

                                  -----------

ALL OF THE SHARES OF CLASS A COMMON STOCK OF CONTINENTAL CABLEVISION, INC. (THE "COMPANY" OR "CONTINENTAL") , $.01 PAR VALUE PER SHARE ("CLASS A COMMON STOCK"), BEING OFFERED HEREBY ARE BEING SOLD BY THE COMPANY. OF THE SHARES OF CLASS A
COMMON STOCK BEING OFFERED HEREBY,         ARE BEING OFFERED INITIALLY IN THE
UNITED STATES AND CANADA BY THE U.S. UNDERWRITERS AND ARE BEING OFFERED INITIALLY OUTSIDE THE UNITED STATES AND CANADA BY THE INTERNATIONAL UNDERWRITERS. PRIOR TO THIS OFFERING, THERE HAS BEEN NO PUBLIC MARKET FOR THE CLASS A COMMON STOCK OF THE COMPANY. IT IS CURRENTLY ESTIMATED THAT THE INITIAL
PUBLIC OFFERING PRICE PER SHARE WILL BE BETWEEN $        AND $         . SEE
"UNDERWRITERS" FOR A DISCUSSION OF THE FACTORS CONSIDERED IN DETERMINING THE INITIAL PUBLIC OFFERING PRICE.

                                  -----------

THE COMPANY'S AUTHORIZED CAPITAL STOCK CONSISTS OF CLASS A COMMON STOCK, CLASS B COMMON STOCK, $.01 PAR VALUE PER SHARE ("CLASS B COMMON STOCK," AND TOGETHER WITH THE CLASS A COMMON STOCK, "COMMON STOCK"), AND PREFERRED STOCK, $.01 PAR VALUE PER SHARE ("PREFERRED STOCK"), A PORTION OF WHICH HAS BEEN DESIGNATED SERIES A PARTICIPATING CONVERTIBLE PREFERRED STOCK ("SERIES A PREFERRED STOCK"). THE ECONOMIC RIGHTS OF EACH CLASS OF COMMON STOCK ARE IDENTICAL, BUT EACH SHARE OF CLASS B COMMON STOCK ENTITLES ITS HOLDER TO TEN VOTES, WHEREAS EACH SHARE OF CLASS A COMMON STOCK ENTITLES ITS HOLDER TO ONE VOTE, IN RESPECT OF MATTERS SUBMITTED FOR THE VOTE OF ALL HOLDERS OF COMMON STOCK. EACH SHARE OF CLASS B COMMON STOCK IS CONVERTIBLE AT ANY TIME INTO ONE SHARE OF CLASS A COMMON STOCK AT THE OPTION OF THE HOLDER AND AUTOMATICALLY CONVERTS UPON CERTAIN TRANSFERS. SEE "DESCRIPTION OF CAPITAL STOCK."

                                  -----------

    APPLICATION WILL BE MADE FOR QUOTATION OF THE CLASS A COMMON STOCK ON
              THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "    ."

                                  -----------

         SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR INFORMATION THAT
                SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

                             PRICE $       A SHARE

                                  -----------

                                                 UNDERWRITING
                               PRICE TO          DISCOUNTS AND     PROCEEDS TO
                                PUBLIC          COMMISSIONS(1)      COMPANY(2)
                               --------         --------------     -----------
Per Share................        $                   $                $
Total(3).................       $                   $                $

-----
  (1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.
  (2) Before deducting expenses payable by the Company estimated at $       .
  (3) The Company has granted to the U.S. Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to an aggregate of additional shares of Class A Common Stock at the price to public less underwriting discounts and commissions for the purpose of covering over-allotments, if any. If the U.S. Underwriters exercise such option in full, the total price to public, underwriting discounts and commissions
      and proceeds to Company will be $     , $      and $     , respectively.
      See "Underwriters."

                                  -----------

  The shares of Class A Common Stock are offered, subject to prior sale, when, as and if accepted by the Underwriters named herein and subject to approval of certain legal matters by Davis Polk & Wardwell, counsel for the Underwriters. It is expected that delivery of the shares of Class A Common Stock will be made
on or about      , 1995, at the office of Morgan Stanley & Co. Incorporated,
New York, N.Y., against payment therefor in New York funds.

                                  -----------

MORGAN STANLEY & CO.
   Incorporated

                         DONALDSON, LUFKIN & JENRETTE
                            Securities Corporation

                                                         LAZARD FRERES & CO. LLC

        , 1995

                                     [MAP]


  IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE CLASS A COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

  NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                               ----------------

  FOR INVESTORS OUTSIDE THE UNITED STATES: NO ACTION HAS BEEN OR WILL BE TAKEN IN ANY JURISDICTION BY THE COMPANY OR ANY UNDERWRITER THAT WOULD PERMIT A PUBLIC OFFERING OF THE CLASS A COMMON STOCK OR POSSESSION OR DISTRIBUTION OF THIS PROSPECTUS IN ANY JURISDICTION WHERE ACTION FOR THAT PURPOSE IS REQUIRED, OTHER THAN IN THE UNITED STATES. PERSONS INTO WHOSE POSSESSION THIS PROSPECTUS COMES ARE REQUIRED BY THE COMPANY AND THE UNDERWRITERS TO INFORM THEMSELVES ABOUT, AND TO OBSERVE ANY RESTRICTIONS AS TO, THE OFFERING OF THE CLASS A COMMON STOCK AND THE DISTRIBUTION OF THIS PROSPECTUS.

                               ----------------

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Prospectus Summary.......................................................    4
Risk Factors.............................................................   10
The Company..............................................................   15
Use of Proceeds..........................................................   16
Dilution.................................................................   16
Dividend Policy..........................................................   16
Capitalization...........................................................   17
Pro Forma Condensed Consolidated Financial Information...................   18
Selected Consolidated Financial Information..............................   24
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................   26
Business.................................................................   41
Legislation and Regulation...............................................   67
Management...............................................................   78
Beneficial Ownership of Common Stock and Preferred Stock.................   85
Certain Transactions.....................................................   89
Description of Capital Stock.............................................   90
Credit Arrangements of the Company.......................................   96
Shares Eligible for Future Sale..........................................  101
Certain United States Federal Tax Consequences to Non-United States Hold-
 ers of Common Stock.....................................................  104
Underwriters.............................................................  107
Legal Matters............................................................  110
Experts..................................................................  110
Additional Information...................................................  112
Index to Consolidated Financial Statements...............................  F-1

                               ----------------

  Unless otherwise indicated, all industry data set forth in this Prospectus are based upon information compiled by the National Cable Television Association ("NCTA"), Paul Kagan Associates and/or Warren Publishing Co., and median household income data are derived from demographic information provided by Equifax Marketing Decision Systems, Inc. The demographic information was provided by zip code area and was averaged by Continental (weighted by the number of households in each zip code area) (i) for all of the zip code areas Continental serves and (ii) for the zip code areas in each of Continental's five U.S. cable television management regions. Equifax Marketing Decision Systems, Inc. developed the 1995 demographic information by adjusting 1990 census data to take into account estimated growth rates which were developed by the WEFA Group (formerly Wharton Econometric Forecasting Associates and Chase Econometrics).

  The Company logo is a trademark of the Company. All other brand names and trademarks appearing in this Prospectus are the property of their respective holders.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this Prospectus. Continental Cablevision, Inc. is referred to herein as the "Company" or "Continental," which terms include its consolidated subsidiaries unless the context indicates otherwise. The subscriber-related information for 1995 in this Prospectus, except as otherwise provided, gives effect to (i) the acquisition on October 5, 1995 by Continental of the cable television businesses and assets of Providence Journal Company ("Providence Journal") through the merger of Providence Journal with and into Continental and related transactions (the "Merger"); (ii) the recent acquisitions of systems serving approximately 88,000 basic subscribers in Chicago, Illinois ("Cablevision of Chicago"), 74,000 basic subscribers in Michigan ("Columbia Cable of Michigan") and 12,000 basic subscribers in Northern California ("Consolidated Cablevision of California," collectively the "Recent Acquisitions"); and (iii) the pending acquisition of the remaining 66.2% interest in N-COM Limited Partnership II ("N-COM"), which owns systems serving approximately 56,000 basic subscribers in Michigan (the "Pending N-COM Buyout," collectively with the Merger and the Recent Acquisitions, the "1995 Acquisitions"). In addition, the share information in this Prospectus, except as otherwise provided, (i) gives effect to a stock dividend, effective September 29, 1995, of 24 shares of the respective class of Common Stock for each share of Class A Common Stock and Class B Common Stock outstanding on the record date for such stock dividend and (ii) assumes that the U.S. Underwriters' over-allotment option is not exercised.

                                  THE COMPANY

OVERVIEW

  Continental is a leading provider of broadband communications services. As of June 30, 1995, the Company's systems and those of its U.S. affiliates passed approximately 7.1 million homes and provided service to approximately 4.1 million basic subscribers, making the Company the third-largest cable television system operator in the United States. In addition, Continental has pursued and continues to pursue investments that are complementary to its core business, including (i) international broadband communications ventures; (ii) interests in the telecommunications and technology industries, including companies offering competitive-access telephony and direct broadcast satellite ("DBS") service; and (iii) interests in programming services. Continental's business strategy is to capitalize on its clustered systems, technologically advanced broadband networks, management expertise and reputation for quality to compete effectively in new and existing businesses and markets. For 1994, the Company's pro forma revenues were approximately $1.6 billion and its pro forma operating income before depreciation, amortization and non-cash compensation was $675.9 million.

  Cable Television Systems. The Company's five management regions operate systems that are organized into 19 operating clusters in 20 states. As of June 30, 1995, approximately 55.9% of Continental's subscribers were located in the Company's seven largest operating clusters. The 1995 Acquisitions increase the total number of subscribers in these clusters by approximately 42.8%, to more than 2.2 million. Continental believes that its operating scale in key markets generates significant benefits, including lower programming costs and other operating efficiencies, and enhances its ability to develop and deploy new technologies and services.

  Continental's systems have channel capacity and addressability that are among the highest in the cable industry. The Company's systems are located principally in suburban communities adjacent to major metropolitan markets, as well as mid-sized cities, that generally have attractive demographics and are geographically diverse. These systems serve communities with a median household income of approximately $42,300 versus the national median of approximately $37,900. Continental believes that its technologically advanced broadband networks and the demographic profile of its subscriber base, coupled with its effective marketing, are essential to its ability to sustain pay to basic penetration rates and total monthly revenue per average basic subscriber that are among the highest in the cable industry. Continental believes that the geographic diversity of its system clusters reduces its exposure to economic, competitive or regulatory factors in any particular region.

  International. Continental participates in several broadband communications ventures outside the United States. The Company owns a 50% interest in Fintelco S.A. ("Fintelco"), the largest cable television system operator in Latin America, which currently serves over 620,000 subscribers in Argentina. Continental has also formed a joint venture ("Optus Vision") in Australia, in which it holds a 46.5% equity interest. Optus Vision is constructing a broadband communications network to provide local telephony, cable television and a variety of advanced interactive services to business and residential customers. Continental has a 25% equity interest in Singapore Cablevision Pte Ltd ("SCV"), a joint venture that is constructing a broadband network to provide cable television and a variety of advanced interactive services to substantially all households in Singapore. Continental also has recently signed a memorandum of understanding relating to the provision of cable television, telephony, multimedia and interactive services in Japan and continues to pursue other international opportunities, principally in Latin America and the Pacific Rim.

  Telecommunications and Technology. The Company has investments in the telecommunications and technology industries, including: (i) a 20% ownership interest in Teleport Communications Group Inc. ("TCG"), a provider of local telecommunications services to high-volume business customers in major metropolitan areas nationwide; (ii) controlling interests in two companies that provide local telecommunications services to business customers in Richmond, Virginia and Jacksonville, Florida; and (iii) an approximate 10% ownership interest in PrimeStar Partners, L.P. ("PrimeStar"), a provider of medium-powered, 73-channel DBS service to over 500,000 subscribers nationwide.

  Programming. The Company has made and continues selectively to make investments in programming services. The Company's programming investments include interests in Turner Broadcasting System ("Turner"), E! Entertainment Television ("E!"), New England Cable News, Home Shopping Network ("HSN"), Viewer's Choice, Digital Cable Radio Associates ("Music Choice"), the Golf Channel and the Food Channel.

BUSINESS STRATEGY

  Continental's business strategy is to capitalize on its clustered systems, technologically advanced broad-band networks, management expertise and reputation for quality to compete effectively in new and existing businesses and markets.

  U.S. Operations. The Company's strategy in the United States is to acquire and retain customers that will subscribe to a broad range of video, high-speed data, telephony and other telecommunications services. Execution of this strategy involves the following key operating principles: (i) expansion of its nationwide operating scale (as measured by homes passed); (ii) further development of large regional system clusters in demographically attractive markets; (iii) development of technologically advanced broadband networks capable of providing expanded video, high-speed data, telephony and other telecommunications services; (iv) dedication to decentralized and locally responsive management; (v) increased focus on marketing; (vi) commitment to superior customer service and community relations; and (vii) continued leadership in regulatory and other industry matters.

  The telecommunications industry, including the cable television and telephony industries, is in a period of consolidation characterized by mergers, joint ventures, acquisitions, cable system exchanges and similar transactions. Management believes that the Company is well-positioned to participate in this consolidation due to its clustered systems, the technical quality of its cable plant, its management expertise and its strong relationships within the cable industry. Continental has recently acquired and will continue selectively to acquire cable television systems that are contiguous, or in close proximity, to its existing systems. The Company also reviews opportunities to exchange its systems for those of other cable television system operators in order to enlarge and enhance its regional system clusters and may acquire cable television systems that would form the basis for new system clusters. Continental generates incremental operating income from such acquisitions and exchanges through the expansion of service offerings and efficiencies resulting from system consolidation.

  Continental is currently rebuilding and upgrading its U.S. systems to create advanced hybrid fiber-optic and coaxial cable networks that will serve as the infrastructure for the provision of enhanced video, high-speed data, telephony and other telecommunications services. Continental anticipates making the incremental capital investment required to provide new services as regulations permit and customer demand expands. Continental anticipates that it will be a facilities-based provider of enhanced video, high-speed data and certain telephony services. The Company expects, however, to resell certain services such as wireless and long distance telephony. Continental is currently exploring various business arrangements to provide telephony services in selected markets. Continental's options, which may differ by market, include:
(i) affiliating with other cable television companies; (ii) affiliating with a Regional Bell Operating Company ("RBOC") or an Interexchange Carrier ("IXC"); and (iii) entering the business independently. Continental believes that it is well-positioned to provide these services, given its national operating scale, large regional system clusters in demographically attractive markets, technologically advanced broadband networks, existing sale and service organization and reputation for quality.

  International Operations. Continental has made and continues selectively to pursue investments in international broadband communications networks, principally in Latin America and the Pacific Rim. These investments represent opportunities for Continental to capitalize on its managerial, technical and marketing expertise in international markets. Continental intends to apply its U.S. operating principles, as appropriate, to its international ventures. In addition, Continental receives valuable information and operating experience in businesses, such as telephony, that Continental intends to develop in the United States. In considering such investments, Continental seeks the following characteristics: (i) favorable demographics and attractive growth prospects;
(ii) well-capitalized investment partners with extensive knowledge of the local markets; and (iii) favorable political, regulatory and competitive environments.

                                  THE OFFERING

Class A Common Stock offered:
  U.S. Offering.........................................             shares
  International Offering................................             shares
                                                         ------------------
    Total...............................................             shares
                                                         ==================

Common Stock to be outstanding after the Offering:
  Class A Common Stock..................................             shares
  Class B Common Stock.................................. 109,196,050 shares
                                                         ------------------
    Total...............................................             shares
                                                         ==================

Series A Preferred Stock to be
 outstanding after the Offering......................... 1,142,858 shares (28,571,450 shares of Class B Common Stock on a
                                                         Common Stock equivalent basis)

Voting rights...................... While each class of Class A Common Stock has identical economic rights to those of the Class B Common Stock, the voting rights differ. Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes. The Class A Common Stock and Class B Common Stock vote as a single class with respect to all matters submitted to stockholders for a vote. Series A Preferred Stock is entitled to 250 votes per share and is convertible into 25 shares of Class B Common Stock, unless transferred to a person other than a permitted transferee and in certain other circumstances, in which case it is entitled to 25 votes per share and is convertible into 25 shares of Class A Common Stock. Upon completion of the Offering, Continental's Directors and officers as a group will own or control approximately % of the voting power of the outstanding voting stock of the Company. See "Description of Capital Stock."

Use of proceeds.................... The net proceeds to the Company from the
                                    Offering will be used to repay a portion of indebtedness under a revolving credit facility. The Company expects to borrow under such facility in the future for general corporate purposes, including capital expenditures, investments and acquisitions. See "Use of Proceeds."

Nasdaq symbol......................    .

                                 RISK FACTORS

  PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY CERTAIN MATTERS RELATING TO AN INVESTMENT IN THE COMPANY. SEE "RISK FACTORS."

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

                                     YEAR ENDED DECEMBER 31,               SIX MONTHS ENDED JUNE 30,
                           ----------------------------------------------  ----------------------------
                                                                  PRO                            PRO
                                        ACTUAL                  FORMA(1)        ACTUAL         FORMA(1)
                           ----------------------------------  ----------  ------------------  --------
                              1992        1993        1994        1994       1994      1995      1995
                           ----------  ----------  ----------  ----------  --------  --------  --------
                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS
 DATA:
Revenues.................  $1,113,475  $1,177,163  $1,197,977  $1,586,829  $589,390  $650,048  $840,220
Operating, selling,
 general and
 administrative expenses..    625,145     649,571     672,884     910,921   327,401   375,178   492,704
Depreciation and amorti-
 zation..................     272,851     279,009     283,183     383,451   135,523   148,412   196,299
Restricted stock purchase
 program(2)..............       9,683      11,004      11,316      11,316     5,675     5,905     5,905
                           ----------  ----------  ----------  ----------  --------  --------  --------
Operating income.........     205,796     237,579     230,594     281,141   120,791   120,553   145,312
Interest expense (net)...     296,031     282,252     315,541     371,961   147,910   166,314   200,726
Loss before extraordinary
 item and cumulative ef-
 fect of accounting
 change..................    (102,960)    (25,774)    (68,576)    (72,265)  (23,621)  (33,067)  (37,869)
Extraordinary item.......         --          --      (18,265)    (18,265)      --        --        --
Cumulative effect of
 accounting change.......         --     (184,996)        --          --        --        --        --
Net loss.................    (102,960)   (210,770)    (86,841)    (90,530)  (23,621)  (33,067)  (37,869)
Preferred stock prefer-
 ences...................     (16,861)    (34,115)    (36,800)    (36,800)  (17,887)  (19,347)  (19,347)
Loss applicable to common
 stockholders............  $ (119,821) $ (244,885) $ (123,641) $ (127,330) $(41,508) $(52,414) $(57,216)
Per common share:
 Loss before extraordi-
  nary item and cumula-
  tive effect of account-
  ing change.............  $    (1.00) $     (.53) $     (.92) $           $   (.36) $   (.45) $
 Extraordinary item......         --          --         (.16)                  --        --        --
 Cumulative effect of
  accounting change......         --        (1.62)        --          --        --        --        --
                           ----------  ----------  ----------  ----------  --------  --------  --------
 Net loss................  $    (1.00) $    (2.15) $    (1.08) $           $   (.36) $   (.45) $
                           ==========  ==========  ==========  ==========  ========  ========  ========
Weighted average common
 shares outstanding (in
 thousands)..............     119,544     114,055     114,334               114,084   117,627
OTHER DATA:
EBITDA(3)................  $  488,330  $  527,592  $  525,093  $  675,908  $261,989  $274,870  $347,516
EBITDA as a % of reve-
 nues....................        43.9%       44.8%       43.8%       42.6%     44.5%     42.3%     41.4%
Net cash provided from
 operating activities....  $  215,045  $  250,504  $  236,304              $123,568  $ 77,526
Capital expenditures.....  $  145,189  $  185,691  $  300,511              $109,984  $231,021

                                                         AS OF JUNE 30, 1995
                                                        -----------------------
                                                                        PRO
                                                          ACTUAL      FORMA(4)
                                                        -----------  ----------
                                                            (IN THOUSANDS)
BALANCE SHEET DATA:
Cash................................................... $    15,342  $   16,886
Total assets...........................................   2,693,894   4,900,943
Total debt.............................................   3,728,101   4,645,751
Redeemable common stock................................     242,721     242,721
Stockholders' equity (deficiency)......................  (1,725,035)   (857,766)

                   SUBSCRIBER DATA FOR U.S. CABLE SYSTEMS (5)

                                AS OF DECEMBER 31,                AS OF JUNE 30,
                         ----------------------------------  -------------------------
                                      ACTUAL                   ACTUAL    PRO FORMA (4)
                         ----------------------------------  ----------  -------------
                            1992        1993        1994        1995         1995
                         ----------  ----------  ----------  ----------  -------------
Homes passed by ca-
 ble(6).................  4,981,000   5,192,000   5,372,000   5,437,000    7,116,000
Number of basic sub-
 scribers(7)............  2,856,000   2,895,000   3,081,000   3,133,000    4,117,000
Basic penetration(8)....       57.3%       55.8%       57.4%       57.6%        57.9%
Number of premium
 subscriptions(9).......  2,545,000   2,454,000   2,635,000   2,666,000    3,347,000
Premium penetra-
 tion(10)...............       89.1%       84.8%       85.5%       85.1%        81.3%
Monthly revenue per av-
 erage basic subscrib-
 er(11).................     $34.46      $35.76      $35.29      $35.65       $34.63

                                                   (footnotes on following page)

--------
(1) Gives effect to (i) the acquisitions in 1994 of systems serving approximately 44,000 basic subscribers in Manchester, New Hampshire (the "New Hampshire Acquisition") and 34,000 basic subscribers in Florida (the "Florida Acquisition"); (ii) the closing of a reducing revolving credit facility in 1994 (the "1994 Credit Facility"); (iii) the redemption in 1994 of 12 7/8% Subordinated Debentures (the "12 7/8% Debentures"); (iv) the 1995 Acquisitions; (v) the closing of a reducing revolving credit facility in connection with the Merger (the "1995 Credit Facility"); and (vi) the Offering and the application of the net proceeds therefrom (assuming an initial public offering price of $ per share of Class A Common Stock) as though each transaction had occurred as of January 1, 1994. See "Pro Forma Condensed Consolidated Financial Information."
(2) Represents the difference between the consideration paid by employees for shares of Common Stock under the Company's Restricted Stock Purchase Program and the fair market value of such shares (as determined by the Company's Board of Directors) at the date of issuance, amortized over such shares' vesting schedule. See Note 11 to the Company's Consolidated Financial Statements.
(3) Operating income before depreciation and amortization and non-cash stock compensation. Based on its experience in the cable television industry, the Company believes that EBITDA and related measures of cash flow serve as important financial analysis tools for measuring and comparing cable television companies in several areas, such as liquidity, operating performance and leverage. EBITDA should not be considered by the reader as an alternative to operating or net income (as determined in accordance with generally accepted accounting principles ("GAAP")) as an indicator of the Company's performance or as an alternative to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity. Substantially all of the Company's financing agreements contain covenants in which EBITDA is used as a measure of financial performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(4) Gives effect to (i) the 1995 Acquisitions; (ii) the closing of the 1995 Credit Facility; and (iii) the Offering and the application of the net proceeds therefrom (assuming an initial public offering price of $ per share of Class A Common Stock), as though each transaction had occurred as of June 30, 1995. See "Pro Forma Condensed Consolidated Financial Information."
(5) In reporting subscriber and other data for U.S. cable systems not controlled or managed by the Company, only that portion of data corresponding to the Company's percentage interest is included.
(6) Represents estimated dwelling units located sufficiently close to the Company's cable plant to be practicably connected without any further extension of principal transmission lines.
(7) A "basic subscriber" means a person who, at a minimum, subscribes to the Company's Basic Broadcast Tier which consists of broadcast television signals available off-air locally, local origination and public, educational and governmental access channels. Bulk subscribers are accounted for on an "equivalent billing unit" basis, dividing aggregate Basic Broadcast Tier revenues by the stated Basic Broadcast Tier rate.
(8) Basic subscribers as a percentage of homes passed by cable. The Company's basic penetration for the years ended December 31, 1993 and 1994 and the six months ended June 30, 1995, reflects the Federal Communications Commission's (the "FCC") rate regulation rules adopted on April 1, 1993, which for the first time provided a standardized definition of "households."
(9) Equals the number of premium services subscribed to by basic subscribers. Premium services include only single channel services offered for a monthly fee per channel and do not include packages of channels offered for a single monthly fee.
(10) Premium subscriptions as a percentage of basic subscribers. A basic subscriber may purchase more than one premium service, each of which is counted as a separate premium subscription. This ratio may be greater than 100% if the average customer subscribes to more than one premium service.
(11) Cable revenues (excluding DBS service) divided by the weighted average number of basic subscribers for the Company's consolidated subsidiaries during the twelve-month period ended December 31 for each year presented and the six-month period ended June 30, 1995. On a pro forma basis, pro forma revenues divided by the sum of the weighted average number of basic subscribers for the Company's consolidated subsidiaries and the average basic subscribers for the systems acquired in the 1995 Acquisitions for the six-month period ended June 30, 1995.

                                  RISK FACTORS

  Prospective investors should consider carefully the following factors in addition to the other information set forth in this Prospectus in evaluating an investment in the shares of Class A Common Stock offered hereby.

REGULATION IN THE CABLE TELEVISION INDUSTRY

  The cable television industry is subject to extensive regulation on the federal, state and local levels. Many aspects of such regulations are currently the subject of judicial proceedings and administrative or legislative proposals. The Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act") significantly expanded the scope of cable television regulation. The FCC has completed a number of rule-making proceedings under the 1992 Cable Act, including those that permit franchising authorities to set rates for basic service and the provision of cable-related equipment. To the extent that existing rates are found to exceed those permitted by the FCC, franchising authorities will be able to require cable television systems to reduce the rates and provide refunds for up to a one-year period initially calculated from the effective date of the FCC's regulations. The FCC will also, upon a complaint by a customer or franchising authority, determine whether rates for regulated non-basic service tiers (except for services offered on a per-channel or per-program basis) are unreasonable and, if so found, reduce such rates and provide refunds from the date of such complaint. In addition, the FCC's regulations, as they now stand, limit a cable operator's ability to increase rates for regulated services. It is possible that, pursuant to further review by the franchising authorities and the FCC, certain additional rate reductions may be required.

  In order to resolve a variety of significant regulatory issues and obtain more certainty in the regulatory environment, on August 3, 1995, the FCC adopted a social contract with Continental (the "Social Contract"), which is the first comprehensive rate agreement involving cable television ever approved by the FCC. The Social Contract extends through the year 2000 and settles most of the Company's current rate cases. As part of the resolution of these cases, the Company has agreed to (i) invest at least $1.35 billion in system upgrades in the United States from 1995 through 2000 to expand channel capacity and improve system reliability and picture quality and (ii) make in-kind refunds to affected subscribers totaling approximately $9.5 million. See "Business--U.S. Operating Strategy--Regulatory Strategy; Social Contract" for a more detailed description of the Social Contract and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Various cable operators have initiated litigation challenging certain aspects of the 1992 Cable Act. The constitutionality of the basic scheme of rate regulation under the 1992 Cable Act has been upheld by a federal district court, and the FCC's rate regulation rules were upheld by a federal appeals court in June 1995. The outcome of the balance of this litigation cannot be predicted. The Company believes that the regulation of the cable television industry, including the rates charged for regulated services under present FCC rules and the cable industry's restructuring of rates and services in response to the 1992 Cable Act, remains a matter of interest in Congress, the FCC and other regulatory authorities. The U.S. Senate and House of Representatives recently approved separate bills that would significantly modify the rate regulation provisions of the 1992 Cable Act. If legislation is passed that is more favorable to the Company than the terms of the Social Contract, the Company would be allowed to benefit from such legislation. There can be no assurance as to what, if any, future actions such legislative and regulatory authorities may take or the effect thereof on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Legislation and Regulation."

COMPETITION

  Continental's systems compete with other communications and entertainment media, including conventional off-air television broadcasting services, newspapers, movie theaters, live sporting events and home video products. Cable operators also compete with other distribution systems capable of delivering television programming to homes such as Multi-channel Multi-point Distribution Services ("MMDS") and DBS services. Three companies currently provide DBS services in the United States, including PrimeStar, in which Continental owns a 10.4% interest. Recent court and administrative decisions have removed certain of the restrictions that have limited entry into the cable television business by certain potential competitors, such as telephone companies, and bills recently under consideration by Congress and cases currently pending in the courts could result in the elimination of other such restrictions. The U.S. Senate and the House of Representatives recently passed separate bills that would permit telephone companies to provide cable television services, conditioned on the establishment of safeguards to prevent cross-subsidization between telephone and cable television operations. Cable television companies operate under non-exclusive franchises granted by local authorities which are subject to renewal and renegotiation from time to time. The 1992 Cable Act prohibits franchising authorities from granting exclusive cable television franchises and from unreasonably refusing to award additional competitive franchises; it also permits municipal authorities to operate cable television systems in their communities without a franchise. The Company cannot predict the extent to which competition will materialize from potential competitors such as the telephone companies, other distribution systems for delivering television programming to the home or other cable operators, or the extent of its effect on the Company. See "Business--Competition" and "Legislation and Regulation."

  The Company has not traditionally provided telephony and high-speed data services. The two-way switched voice and high-speed data markets are currently dominated by local telephone companies (or "LECs"), which include RBOCs. Due to historical regulatory constraints, the LECs currently have a virtual monopoly over these markets. As the regulatory barriers have weakened in some states, other "alternate access" carriers have entered these markets. All new entrants to these markets, however, currently depend upon the LECs for interconnection of equipment, access to customers and allocation of telephone numbers. The LECs have financial and other resources that are significantly greater than those of the Company. Moreover, if certain regulatory barriers are eliminated, the LECs may be permitted to provide cable television services, thereby creating potentially significant sources of competition for the Company.

SUBSTANTIAL LEVERAGE AND HISTORY OF LOSSES

  The Company is substantially leveraged due to the indebtedness it has incurred over time primarily to finance acquisitions and expand its operations and, to a lesser extent, to repurchase shares of its capital stock. As of June 30, 1995, the Company's aggregate debt was $3.7 billion. As of June 30, 1995, after giving effect to the 1995 Acquisitions, the closing of the 1995 Credit Facility and the Offering, the Company would have had approximately $4.6 billion of debt and a stockholders' deficiency of approximately $857.8 million. See "Pro Forma Condensed Consolidated Financial Information." The Company may incur additional indebtedness for capital expenditures, investments and acquisitions in the future and to satisfy its obligations in 1998 and 1999 under its stockholder liquidity program, among other things. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources--1998-1999 Share Repurchase Program." The Company anticipates that, in light of the amount of its existing indebtedness, it will continue to have substantial leverage for the foreseeable future.

  The Company has a history of net losses, which have contributed to its stockholders' deficiency of $1.7 billion as of June 30, 1995. The Company reported net losses from continuing operations, before extraordinary items and the cumulative effect of the change in accounting for income taxes, of $25.8 million and $68.6 million for the years ended December 31, 1993 and 1994, respectively, and $33.1 million for the six months ended June 30, 1995. After giving effect to the New Hampshire Acquisition, the Florida Acquisition, the closing of the 1994 and 1995 Credit Facilities, the redemption of the 12 7/8% Debentures, the 1995 Acquisitions and the Offering, the Company would have reported losses from continuing operations before extraordinary items of $72.3 million and $37.9 million for the year ended December 31, 1994 and the six months ended June 30, 1995, respectively. See "Pro Forma Condensed Consolidated Financial Information." The high level of depreciation and amortization associated with the Company's acquisitions and capital expenditures related to continued construction and upgrading of the Company's systems and interest costs related to its financing activities will cause the Company to continue to report net losses for the foreseeable future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Historically, cash generated from the Company's operating activities in conjunction with borrowings and proceeds from private equity issuances has been sufficient to fund its debt service requirements, stock repurchase obligations, capital expenditures, investments and acquisitions. The Company believes that cash generated from operating activities, together with borrowings from existing and future credit facilities and the net proceeds from the Offering and from future equity issuances, will be sufficient to fund its future debt service requirements and stock repurchase obligations, and to make anticipated capital expenditures, investments and acquisitions. However, there can be no assurances in this regard. Furthermore, there can be no assurances that the terms available for any future debt or equity financing would be favorable to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

POTENTIAL FOR REDEMPTION OF CERTAIN EQUITY SECURITIES

  The Company is required to repurchase in late 1998 or early 1999 an aggregate of 16,684,150 shares of Class A Common Stock and Class B Common Stock (collectively, the "Redeemable Common Stock") from certain stockholders at a purchase price, which is equal to the greater of (i) the dollar amount that a holder of Common Stock would receive per share of Common Stock upon a sale of Continental as a whole pursuant to a merger or a sale of stock or, if greater, the dollar amount a holder of Common Stock would then receive per share of Common Stock derived from the sale of Continental's assets and subsequent distribution of the proceeds therefrom (net of corporate taxes, including sales and capital gains taxes in connection with such sale of assets), in either case less a discount of 22.5% or (ii) the dollar amount equal to the net proceeds which would be expected to be received by a stockholder of Continental from the sale of a share of Common Stock in an underwritten public offering at the time the shares are to be repurchased after, under certain circumstances, being reduced by pro forma expenses and underwriting discounts. For illustrative purposes, assuming the dollar amount under clause (ii) above equaled the initial public offering price less underwriting discounts and commissions per share of Class A Common Stock at the date of repurchase, and that such price is higher than the price per share a stockholder would receive if the Company were sold in a private transaction (less a discount of 22.5%), the maximum aggregate redemption price to be paid by the Company for the Redeemable Common Stock in
1998 or 1999 would be $   . See "Management's Discussion and Analysis of
Financial Condition and Results of Operations--Liquidity and Capital Resources--1998-1999 Share Repurchase Program."

NO PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

  Prior to this Offering, there has been no public market for the Class A Common Stock. There can be no assurance that an active public market for the Class A Common Stock will develop or be sustained after the Offering or that the initial public offering price will correspond to the price at which the Class A Common Stock will trade in the public market subsequent to the Offering. The initial public offering price for the Class A Common Stock will be determined by negotiations between the Company and the Underwriters based on the factors described under "Underwriters." In addition, the stock market may experience volatility that affects the market prices of companies in ways unrelated to the operating performance of such companies. These market fluctuations could adversely affect the market price of the Class A Common Stock.

NO INTENTION TO PAY DIVIDENDS

  The Company does not intend to pay cash dividends on its Common Stock or Series A Preferred Stock in the foreseeable future. In addition, under the terms of certain of the Company's financing agreements, the Company is subject to certain restrictions on paying cash dividends on its capital stock. See "Credit Arrangements of the Company" and "Dividend Policy."

SHARES ELIGIBLE FOR FUTURE SALE

  There will be     shares of Class A Common Stock, 109,196,050 shares of Class
B Common Stock and 1,142,858 shares of Series A Preferred Stock (28,571,450 shares of Class B Common Stock on a Common

Stock equivalent basis) outstanding immediately after this Offering, including
the     shares of Class A Common Stock offered hereby. Upon the completion of the Offering, all the shares of Class A Common Stock offered hereby will be eligible for public sale without restriction, except for shares purchased by "affiliates" of the Company. The 30,142,732 shares of Class A Common Stock issued in the Merger were subject to a registered exchange offer under the Securities Act of 1933, as amended (the "Securities Act"), and are eligible for public sale without restriction, except that they are subject to contractual restrictions on transfer until October 5, 1996. The remaining 39,411,107 shares of Class A Common Stock and all of the outstanding shares of Class B Common Stock and Series A Preferred Stock are "restricted securities" and may be sold only pursuant to Rule 144 ("Rule 144") promulgated under the Securities Act or another exemption.

  Only the Class A Common Stock will be included for quotation on the Nasdaq National Market. Treating the restricted Class B Common Stock and the Series A Preferred Stock as if all outstanding shares thereof were converted into Class A Common Stock, there would be approximately 143,662,429 shares of restricted Class A Common Stock outstanding (excluding any unvested shares granted as part of incentive compensation to officers of Continental and its subsidiaries and shares subject to Rule 701 under the Securities Act ("Rule 701 Shares")); of such shares, immediately following the Offering, (x) approximately 47,482,183 shares would be eligible for sale without regard to volume or certain other limitations under Rule 144(k) of the Securities Act ("Rule 144(k) Shares") and
(y) approximately 90,282,100 shares would be eligible for sale, subject to compliance with volume and other limitations under Rule 144 ("Rule 144 Shares"). The remaining shares of currently outstanding Class A Common Stock or shares of Class A Common Stock issuable upon conversion of currently outstanding convertible securities (including the outstanding shares of Class B Common Stock) would become eligible for sale at various times thereafter. In addition, certain stockholders of the Company have demand or "piggyback" registration rights with respect to certain of their shares. See "Shares Eligible for Future Sale--Outstanding Registration Rights." The Company and all its officers and Directors and certain other stockholders of the Company,
holding an aggregate of approximately    Rule 144(k) Shares,    Rule 144 Shares
and    Rule 701 Shares (excluding unvested shares), subject to certain exceptions (including, with respect to the Company, the right to issue up to an aggregate of % of the shares of Common Stock outstanding on the date of this Prospectus in connection with acquisitions by the Company), have agreed not to
(i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (ii) enter into any swap or other agreement that transfers, in whole or in part, the economic consequences of ownership of the Common Stock, whether any such transactions described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise for a period of 180 days after the date of this Prospectus, without the prior written consent of Morgan Stanley & Co. Incorporated. See "Shares Eligible for Future Sale" and "Underwriters."

  No predictions can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price for the Class A Common Stock prevailing from time to time. Sales of substantial numbers of shares of Class A Common Stock in the public market could adversely affect the market price of the Class A Common Stock.

DISPARATE VOTING RIGHTS AND VOTING CONTROL

  The Class A Common Stock entitles its holders to one vote per share on all matters submitted generally to a vote of the Company's stockholders, while the Class B Common Stock entitles its holders to 10 votes per share. The holders of Series A Preferred Stock vote as if they had converted each of their shares into 25 shares of Class B Common Stock (i.e., 250 votes per share of Series A Preferred Stock). If the holders of the Series A Preferred Stock transfer their shares to persons other than certain permitted transferees, the new holders will vote as if each of their shares of Series A Preferred Stock had been converted into 25 shares of Class A Common Stock (i.e., 25 votes per share of Series A Preferred Stock). Accordingly, as of the consummation of the Offering, the holders of the Class B Common Stock and the holders of the Series A Preferred Stock will have sufficient voting power to determine the outcome of most matters submitted to the stockholders for approval.

  Upon completion of the Offering, Continental's Directors and officers as a group will own or control approximately % of the voting power of the outstanding voting securities of the Company. Accordingly, such management group will, in effect, be able to control the vote on all matters submitted to a vote of the holders of the Company's voting securities, except to the extent the Company's Restated Certificate of Incorporation (the "Restated Certificate") or applicable law requires a 66 2/3% vote and on those matters requiring a separate class vote. See "Beneficial Ownership of Common and Preferred Stock" and "Description of Capital Stock."

DILUTION

  Persons purchasing shares of Class A Common Stock in the Offering will sustain immediate dilution in tangible net worth per share of Common Stock of
approximately $    (assuming an initial public offering price of $    per share
of Class A Common Stock). Dilution for this purpose represents the difference between the per share initial public offering price of the Class A Common Stock and the pro forma deficit in tangible net worth per share of Class A Common Stock after the Offering. See "Dilution."

ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF THE COMPANY'S CERTIFICATE OF INCORPORATION AND BY-LAWS

  Certain provisions of the Company's Restated Certificate and Amended and Restated By-Laws (the "By-Laws") could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, a majority of the outstanding capital stock of the Company and could make it more difficult to consummate certain types of transactions involving an actual or potential change in control of the Company, such as a merger, tender offer or proxy contest. See "Description of Capital Stock--DGCL and Certain Provisions of the Restated Certificate and the By-Laws." The most significant of these is the disparate voting rights of the Class B Common Stock described above. See "Disparate Voting Rights and Voting Control." The Restated Certificate also provides for three classes of Directors to be elected on a staggered basis--one class each year--which enables existing management to exercise significant control over the Company's affairs. Certain institutional investors and The Providence Journal Company currently have the right to designate nominees to stand for election to the Company's Board of Directors. See "Management--Directors, Executive Officers and Other Officers." Pursuant to the Restated Certificate, shares of the Company's Preferred Stock may be issued in the future without further stockholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as the Board of Directors may determine. See "Management--Directors, Executive Officers and Other Officers" and "Description of Capital Stock."

RELIANCE ON KEY PERSONNEL

  The success of the Company's business will partially depend upon the continued availability of the services of certain key individuals, including Amos B. Hostetter, Jr., Chairman of the Board of Directors and Chief Executive Officer of the Company. The Company does not have employment contracts with, nor does it maintain key man insurance on, any of its executive officers. See "Management."

INTERNATIONAL INVESTMENTS

  The Company has made investments in non-U.S. broadband communications ventures and intends to continue to consider investments in Latin America and the Pacific Rim. See "Business--International Operations." Such investments are subject to risks and uncertainties relating to the indigenous political, social and economic structures of those countries. Risks specifically related to investments in non-U.S. ventures may include risks of fluctuations in currency valuation, expropriation, confiscatory taxation and nationalization, increased regulation and approval requirements and governmental policies limiting returns to foreign investors.

                                  THE COMPANY

OVERVIEW

  Continental is a leading provider of broadband communications services. As of June 30, 1995, the Company's systems and those of its U.S. affiliates passed approximately 7.1 million homes and provided service to approximately 4.1 million basic subscribers, making the Company the third-largest cable television system operator in the United States. In addition, the Company has pursued and continues to pursue investments that are complementary to its core business, including (i) international broadband communications ventures; (ii) interests in the telecommunications and technology industries, including companies offering competitive-access telephony and DBS service; and (iii) interests in programming services. Continental's business strategy is to capitalize on its clustered systems, technologically advanced broadband networks, management expertise and reputation for quality to compete effectively in new and existing businesses and markets. For 1994, the Company's pro forma revenues were approximately $1.6 billion and its pro forma operating income before depreciation, amortization and non-cash compensation was $675.9 million. The Company was incorporated in the State of Delaware in 1963. The Company's principal offices are located at The Pilot House, Lewis Wharf, Boston, Massachusetts, and its telephone number is (617) 742-9500.

RECENT TRANSACTIONS

  The Company has recently completed a series of acquisitions in the United States, the most significant of which was the acquisition of the cable television businesses and assets of Providence Journal. On October 5, 1995, pursuant to the terms of an Agreement and Plan of Merger, dated as of November 18, 1994, as amended and restated as of August 1, 1995 (the "Merger Agreement"), by and among Continental, Providence Journal, The Providence Journal Company, King Holding Corp. and King Broadcasting Company, Continental acquired all of the cable television businesses and assets of Providence Journal ("Providence Journal Cable") in a series of related transactions, the result of which was that Providence Journal, following an internal corporate restructuring in which the non-cable businesses and assets of Providence Journal were transferred to a new company ("The Providence Journal Company"), merged with and into Continental. Continental issued 30,142,732 shares of Class A Common Stock to Providence Journal stockholders in the Merger. The shares of Class A Common Stock received in the Merger are not transferable by the former Providence Journal stockholders except for transfers not for value to certain specified permitted transferees until October 5, 1996.

  As part of the Merger, Continental also purchased certain cable television systems owned by a subsidiary of Providence Journal for a purchase price of $405.0 million and discharged approximately $410.0 million of Providence Journal indebtedness. The Company funded both of these obligations with borrowings under the 1995 Credit Facility. The systems acquired in the Merger as of June 30, 1995 passed approximately 1.3 million homes and served approximately 773,000 basic subscribers in nine states. Such systems are, for the most part, located in communities contiguous, or in close proximity to, Continental systems. See "Business--U.S. Acquisitions and Investments" for a description of other recent U.S. acquisitions by the Company.

  In connection with the Merger, Continental's stockholders adopted an amendment to the Restated Certificate that increased the number of authorized shares of capital stock of Continental from 17.7 million to 825 million, including an increase in the number of authorized shares of Class A Common Stock to 425 million and Class B Common Stock to 200 million, and the Continental Board of Directors declared a stock dividend in the form of (a) 24 shares of Continental Class A Common Stock for each share of Continental Class A Common Stock outstanding on the record date for such stock dividend and (b) 24 shares of Continental Class B Common Stock for each share of Continental Class B Common Stock outstanding on the record date for such stock dividend, effective September 29, 1995.

                                USE OF PROCEEDS

  The net proceeds to the Company from the Offering are estimated to be approximately $282.5 million (or approximately $325.0 million if the U.S. Underwriters' over-allotment option is exercised in full), assuming an initial
public offering price of $    per share and after deducting estimated
underwriting discounts and commissions and Offering expenses.

  The net proceeds to the Company from the Offering will be used to repay approximately $282.5 million in aggregate principal amount of indebtedness outstanding under its 1994 Credit Facility, which is a reducing revolving credit facility with a final maturity date of October 10, 2003. Subject to the terms of the 1994 Credit Facility, the Company may reborrow the amounts that are repaid thereunder with the net proceeds of this Offering. As of September 30, 1995, $2,032.2 million was outstanding under the 1994 Credit Facility. The weighted average interest rate at September 30, 1995 on the indebtedness outstanding under the 1994 Credit Facility was approximately 7.6%. See "Credit Arrangements of the Company." The Company expects to borrow under the 1994 Credit Facility in the future for general corporate purposes, including capital expenditures for U.S. system rebuilds and upgrades, and investments and acquisitions. See "Business--Acquisitions and Strategic Investments." As a result of the Offering, the holders of $100.0 million of Senior Subordinated Floating Rate Debentures Due 2004 (the "Floating Rate Debentures") may require that the Company redeem the Floating Rate Debentures. The Company would use cash on hand and borrow under the 1994 Credit Facility to fund such redemptions, if any. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Credit Arrangements of the Company."

                                    DILUTION

  As of June 30, 1995, after giving effect to the 1995 Acquisitions, the Company had a pro forma deficit in tangible net worth of approximately $3,727.4 million or $36.83 per share of Common Stock. The deficit in tangible net worth per share of Common Stock represents the excess of total liabilities over tangible assets, divided by the total number of shares of Common Stock outstanding. After giving effect to the Offering at an assumed initial public
offering price of $   per share, the pro forma deficit in tangible net worth
would be approximately $   million or $   per share. This represents an
immediate dilution of $ per share. The following table illustrates such dilution:

Assumed initial public offering price per share...............          $
  Pro forma deficit in tangible net worth per share at June
   30, 1995................................................... $(36.83)
  Increase in tangible net worth per share attributable to new investors..................................................
                                                               -------
Pro forma deficit in tangible net worth per share at June 30,
 1995 after giving effect to the Offering.....................          $(   )
                                                                        -----
Dilution per share to new investors...........................          $
                                                                        =====

                                DIVIDEND POLICY

  The Company has not paid cash dividends on its Common Stock or its Series A Preferred Stock and does not intend to do so in the foreseeable future. In addition, under the terms of certain of the Company's financing agreements, the Company is subject to certain restrictions on paying cash dividends and making stock repurchases. See "Credit Arrangements of the Company."

                                 CAPITALIZATION

  The following table sets forth at June 30, 1995 (i) the actual capitalization of the Company; (ii) the pro forma capitalization of the Company, after giving effect to the 1995 Acquisitions and the closing of the 1995 Credit Facility; and (iii) the pro forma capitalization of the Company as adjusted for the Offering and the application of the net proceeds therefrom (assuming an initial public offering price of $ per share of Class A Common Stock). This table should be read in conjunction with "Pro Forma Condensed Consolidated Financial Information" and the historical financial statements appearing elsewhere in this Prospectus.

                                              AS OF JUNE 30, 1995
                                   --------------------------------------------
                                                              PRO FORMA FOR THE
                                                              ACQUISITIONS  AND
                                                 PRO FORMA       AS ADJUSTED
                                                  FOR THE          FOR THE
                                     ACTUAL     ACQUISITIONS      OFFERING
                                   -----------  ------------  -----------------
                                             (DOLLARS IN THOUSANDS)
Senior debt:
 8 1/2% Senior Notes due 2001....  $   200,000  $    200,000    $    200,000
 8 5/8% Senior Notes due 2003....      100,000       100,000         100,000
 8 7/8% Senior Debentures due
  2005...........................      275,000       275,000         275,000
 9% Senior Debentures due 2008...      300,000       300,000         300,000
 9 1/2% Senior Debentures due
  2013...........................      525,000       525,000         525,000
 1994 Credit Facility............    1,663,740     1,824,890       1,542,390
 1995 Credit Facility............          --      1,039,000       1,039,000
 Prudential Notes................      138,250       138,250         138,250
                                   -----------  ------------    ------------
  Total senior debt..............    3,201,990     4,402,140       4,119,640
Subordinated debt:
 10 5/8% Senior Subordinated
  Notes due 2002.................      100,000       100,000         100,000
 11% Senior Subordinated Deben-
  tures due 2007.................      300,000       300,000         300,000
 Senior Subordinated Floating
  Rate Debentures due 2004.......      100,000       100,000         100,000
                                   -----------  ------------    ------------
  Total subordinated debt........      500,000       500,000         500,000
Other debt.......................       26,111        26,111          26,111
                                   -----------  ------------    ------------
  Total debt.....................    3,728,101     4,928,251       4,645,751
                                   -----------  ------------    ------------
Redeemable Common Stock, $.01 par
 value; 16,684,150 shares
 outstanding.....................      242,721       242,721         242,721
                                   -----------  ------------    ------------
Stockholders' equity (deficien-
 cy):
 Series A Preferred Stock........           11            11              11
 Class A Common Stock............           86           387
 Class B Common Stock............          926           926             926
 Additional paid-in capital......      618,027     1,202,495
 Unearned compensation...........      (51,708)      (51,708)        (51,708)
 Net unrealized holding gain on
  marketable equity securities...       49,104        49,104          49,104
 Deficit.........................   (2,341,481)   (2,341,481)     (2,341,481)
                                   -----------  ------------    ------------
  Stockholders' equity (defi-
   ciency).......................   (1,725,035)   (1,140,266)       (857,766)
                                   -----------  ------------    ------------
   Total capitalization..........  $ 2,245,787  $  4,030,706    $  4,030,706
                                   ===========  ============    ============
Shares authorized and outstand-
 ing:
 Preferred Stock, $.01 par value:
  Authorized, none outstanding...  198,857,142   198,857,142     198,857,142
 Series A Preferred Stock, $.01
  par value; liquidation
  preference of $507,123,000;
  authorized and outstanding.....    1,142,858     1,142,858       1,142,858
 Class A Common Stock, $.01 par
  value:
 Authorized......................  425,000,000   425,000,000     425,000,000
 Outstanding.....................    8,581,300    38,724,032
 Class B Common Stock, $.01 par
  value:
 Authorized......................  200,000,000   200,000,000     200,000,000
 Outstanding.....................   92,617,025    92,617,025      92,617,025

             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

  The following unaudited Pro Forma Condensed Consolidated Financial Information is based on the historical financial statements appearing elsewhere in this Prospectus. The Unaudited Pro Forma Condensed Consolidated Balance Sheet gives effect to (i) the 1995 Acquisitions; (ii) the closing of the 1995 Credit Facility; and (iii) the Offering and the application of the net proceeds
therefrom (assuming an initial public offering price of $   per share of Class
A Common Stock), as though each transaction had occurred as of June 30, 1995. The Unaudited Pro Forma Condensed Consolidated Statements of Operations for the year ended December 31, 1994 and the six months ended June 30, 1995 give effect to (i) each of the above transactions; (ii) the New Hampshire Acquisition and the Florida Acquisition; (iii) the closing of the 1994 Credit Facility; and
(iv) the redemption of the 12 7/8% Debentures, as though each transaction had occurred as of January 1, 1994.

  The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable and are described in the notes accompanying the Unaudited Pro Forma Condensed Consolidated Balance Sheet and the Unaudited Pro Forma Condensed Consolidated Statements of Operations. The unaudited Pro Forma Condensed Consolidated Financial Information does not purport to represent what the Company's financial position or results of operations would actually have been had the transactions in fact occurred at such dates or to project the Company's financial position or results of operations at or for any future date or period. In the opinion of management, all adjustments necessary to present fairly such Pro Forma Condensed Consolidated Financial Information have been made. The unaudited Pro Forma Condensed Consolidated Financial Information should be read in conjunction with "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements appearing elsewhere in this Prospectus.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                                AS OF JUNE 30, 1995
                         ----------------------------------------------------------------------
                                                                                    PRO FORMA
                                                                                     FOR THE
                                       ADJUSTMENTS     PRO FORMA    ADJUSTMENTS    ACQUISITIONS
                                          FOR THE       FOR THE       FOR THE        AND THE
                           ACTUAL     ACQUISITIONS(1) ACQUISITIONS   OFFERING        OFFERING
                         -----------  --------------- ------------  -----------    ------------
                                                  (IN THOUSANDS)
ASSETS
Cash.................... $    15,342    $    1,544    $    16,886    $     --      $    16,886
Accounts receivable
 (net)..................      60,203        26,448         86,651          --           86,651
Prepaid expenses and
 other..................       3,536         5,550          9,086          --            9,086
Supplies................      76,542         7,198         83,740          --           83,740
Marketable equity secu-
 rities.................     120,042           --         120,042          --          120,042
Investments.............     432,487           --         432,487          --          432,487
Property, plant and
 equipment (net)........   1,482,638       563,915      2,046,553          --        2,046,553
Other assets (net)......     503,104     1,602,394      2,105,498          --        2,105,498
                         -----------    ----------    -----------    ---------     -----------
    Total............... $ 2,693,894    $2,207,049    $ 4,900,943    $     --      $ 4,900,943
                         ===========    ==========    ===========    =========     ===========
LIABILITIES AND
 STOCKHOLDERS' EQUITY
 (DEFICIENCY)
Accounts payable........ $    71,062    $   12,820    $    83,882    $     --      $    83,882
Accrued interest........      74,061           --          74,061          --           74,061
Accrued and other lia-
 bilities...............     197,451        43,376        240,827          --          240,827
Debt....................   3,728,101       401,150      4,928,251     (282,500)(2)   4,645,751
                                           815,000
                                           (16,000)
Deferred income taxes...     101,735       354,634        456,369          --          456,369
Minority interest in
 subsidiaries...........       3,798        11,300         15,098          --           15,098
Redeemable common
 stock..................     242,721           --         242,721          --          242,721
Stockholders' equity
 (deficiency):
  Series A Preferred
   Stock................          11           --              11          --               11
  Common Stock..........       1,012           301          1,313              (2)
  Additional paid-in
   capital..............     618,027       584,468      1,202,495              (2)
  Unearned compensa-
   tion.................     (51,708)          --         (51,708)         --          (51,708)
  Net unrealized holding
   gain on marketable
   equity securities....      49,104           --          49,104          --           49,104
  Retained earnings
   (deficit)............  (2,341,481)          --      (2,341,481)         --       (2,341,481)
                         -----------    ----------    -----------    ---------     -----------
  Stockholders' equity
   (deficiency).........  (1,725,035)      584,769     (1,140,266)     282,500        (857,766)
                         -----------    ----------    -----------    ---------     -----------
    Total............... $ 2,693,894    $2,207,049    $ 4,900,943    $     --      $ 4,900,943
                         ===========    ==========    ===========    =========     ===========

     See Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet.

       NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(1)The 1995 Acquisitions have been or will be accounted for under the purchase method of accounting. The following adjustments are recorded to reflect the 1995 Acquisitions as of June 30, 1995. See "Business--U.S. Acquisitions and Investments." A summary of the combined purchase adjustment is as follows:

                                                                 (in thousands)
Purchase price:
  Ascribed value of shares issued to shareholders of Providence
  Journal......................................................    $  584,769
  Indebtedness incurred in connection with the Merger..........       815,000
  Purchase price of the Recent Acquisitions and the Pending N-
   Com Buyout..................................................       347,242
                                                                   ----------
                                                                    1,747,011
  Liabilities and minority interest of Providence Journal Cable
   assumed.....................................................        96,822
  Working capital deficit and liabilities of the Recent Acqui-
   sitions and the Pending N-Com Buyout........................        78,258
                                                                   ----------
                                                                   $1,922,091
                                                                   ==========
Allocation of purchase price:
  Estimated fair value of property, plant and equipment........    $  563,915
  Estimated fair value of acquired franchises..................     1,358,176
  Deferred taxes related to property, plant and equipment and acquired franchise
   write-up (($1,922,091 - $1,233,455) X 39%)..................      (268,568)
                                                                   ----------
                                                                    1,653,523
                                                                   ----------
Excess of purchase price over property, plant and equipment and
 acquired franchises...........................................    $  268,568
                                                                   ==========

  The adjustment for goodwill and deferred taxes represents the preliminary estimate of the excess of the purchase price plus net liabilities assumed over the estimated fair value of property, plant and equipment and acquired franchises. Other adjustments are as follows: to record the ascribed value of $584.8 million for the 30,142,732 shares of Class A Common Stock issued to shareholders of Providence Journal in the Merger; to record $815.0 million of indebtedness incurred in connection with the Merger, which was funded under the 1995 Credit Facility; and to record the working capital deficit of approximately $16.0 million. Prior to the closing of the Merger, Providence Journal paid certain current liabilities of Providence Journal Cable; therefore, the preliminary net working capital adjustment was zero. The Company borrowed or will borrow a total of $401.2 million under the 1994 Credit Facility and 1995 Credit Facility to finance the Recent Acquisitions and Pending N-COM Buyout. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Capital Expenditures and U.S. Acquisitions." As of June 30, 1995, Continental had funded an escrow deposit of $7.5 million relating to the acquisition of Columbia Cable of Michigan and an escrow deposit of $16.9 million relating to the acquisition of Cablevision of Chicago, which were included in Other Assets. The Cablevision of Chicago acquisition and the Consolidated Cablevision of California acquisition closed in August 1995 and September 1995, respectively. The Merger and the Columbia Cable of Michigan acquisition closed in October 1995. It is anticipated that the Pending N-COM Buyout will close in the fourth quarter of 1995. The preliminary estimates of the fair value of property, plant and equipment and acquired franchises may change upon final appraisal.

  The following table sets forth as of June 30, 1995 (i) the estimated fair value of the property, plant and equipment, franchise costs and certain assets, current liabilities and minority interest of the 1995 Acquisitions;
(ii) the ascribed value of the Class A Common Stock issued to shareholders of Providence Journal as a result of the Merger; and (iii) the debt incurred to finance the 1995 Acquisitions.

                          PROVIDENCE                                CONSOLIDATED  PENDING
                           JOURNAL    CABLEVISION OF COLUMBIA CABLE  CABLEVISION   N-COM
                            CABLE        CHICAGO      OF MICHIGAN   OF CALIFORNIA  BUYOUT    TOTAL
                          ----------  -------------- -------------- ------------- -------- ----------
                                                        (IN THOUSANDS)
ASSETS
Cash....................  $      210     $    --        $    --        $   --     $  1,334 $    1,544
Accounts receivable--
 net....................      25,423          --             --            --        1,025     26,448
Prepaid expenses and
 other..................       5,396          --             --            --          154      5,550
Supplies................       7,198          --             --            --          --       7,198
Property, plant and
 equipment--net.........     423,321       50,550         46,500         5,100      38,444    563,915
Other assets--net.......   1,322,122      101,100        101,000        11,900      66,272  1,602,394
                          ----------     --------       --------       -------    -------- ----------
 Total..................  $1,783,670     $151,650       $147,500       $17,000    $107,229 $2,207,049
                          ==========     ========       ========       =======    ======== ==========
LIABILITIES
Accounts payable........  $   12,466     $    --        $    --        $   --     $    354 $   12,820
Accrued and other
 liabilities............      41,217          --             --            --        2,159     43,376
Debt....................     815,000      151,650        147,500        17,000      85,000  1,200,150
                             (16,000)
Deferred income taxes...     334,918          --             --            --       19,716    354,634
Minority interest in
 subsidiary.............      11,300          --             --            --          --      11,300
Common Stock............         301          --             --            --          --         301
Additional paid-in
 capital................     584,468          --             --            --          --     584,468
                          ----------     --------       --------       -------    -------- ----------
 Total..................  $1,783,670     $151,650       $147,500       $17,000    $107,229 $2,207,049
                          ==========     ========       ========       =======    ======== ==========

(2)To record the estimated net proceeds of the Offering of $282.5 million
(assuming an initial public offering price of $   per share of Class A Common
Stock, net of estimated underwriting discounts and commissions and offering expenses) and the application of the net proceeds therefrom.

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                          YEAR ENDED DECEMBER 31, 1994
                          -------------------------------------------------------------------
                                                                                  PRO FORMA
                                                                                   FOR THE
                                      ADJUSTMENTS     PRO FORMA   ADJUSTMENTS    ACQUISITIONS
                                        FOR THE        FOR THE      FOR THE        AND THE
                            ACTUAL    ACQUISITIONS   ACQUISITIONS  OFFERING        OFFERING
                          ----------  ------------   ------------ -----------    ------------
                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues................  $1,197,977    $388,852 (1)  $1,586,829   $    --        $1,586,829
Costs and expenses:
 Operating..............     405,535     157,565 (1)     563,100        --           563,100
 Selling, general and
  administrative........     267,349      80,472 (1)     347,821        --           347,821
 Restricted stock pur-
  chase program.........      11,316         --           11,316        --            11,316
 Depreciation and amor-
  tization..............     283,183     100,268 (1)     383,451        --           383,451
                          ----------    --------      ----------   --------       ----------
 Total..................     967,383     338,305       1,305,688        --         1,305,688
                          ----------    --------      ----------   --------       ----------
Operating income........     230,594      50,547         281,141        --           281,141
Interest expense (net)..     315,541      91,186 (1)     391,736    (19,775)(5)      371,961
                                         (16,133)(2)
                                           1,142 (3)
Other (income) expenses
 (net)..................      24,253      (2,896)(1)      21,357        --            21,357
Minority interest.......        (205)        --             (205)       --              (205)
                          ----------    --------      ----------   --------       ----------
Loss from operations....    (108,995)    (22,752)       (131,747)    19,775         (111,972)
Income tax (benefit) ex-
 pense..................     (40,419)     (7,000)(4)     (47,419)     7,712 (4)      (39,707)
                          ----------    --------      ----------   --------       ----------
Net loss before extraor-
 dinary item............  $  (68,576)   $(15,752)     $  (84,328)  $ 12,063       $  (72,265)
                          ==========    ========      ==========   ========       ==========
Loss per share before
 extraordinary item(6)..  $     (.92)                       (.84)                 $       ( )
Weighted average common
 shares outstanding.....     114,334                     144,477                             (7)

                                        SIX MONTHS ENDED JUNE 30, 1995
                          -------------------------------------------------------------------
                                                                                  PRO FORMA
                                                                                   FOR THE
                                    ADJUSTMENTS     PRO FORMA     ADJUSTMENTS    ACQUISITIONS
                                      FOR THE        FOR THE        FOR THE        AND THE
                           ACTUAL   ACQUISITIONS   ACQUISITIONS    OFFERING        OFFERING
                          --------  ------------   ------------   -----------    ------------
                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues................  $650,048    $190,172 (1)   $840,220      $    --         $840,220
Costs and expenses:
 Operating..............   224,846      78,333 (1)    303,179           --          303,179
 Selling, general and
  administrative........   150,332      39,193 (1)    189,525           --          189,525
 Restricted stock pur-
  chase program.........     5,905         --           5,905           --            5,905
 Depreciation and amor-
  tization..............   148,412      47,887 (1)    196,299           --          196,299
                          --------    --------       --------      --------        --------
 Total..................   529,495     165,413        694,908           --          694,908
                          --------    --------       --------      --------        --------
Operating income........   120,553      24,759        145,312           --          145,312
Interest expense (net)..   166,314      45,006 (1)    211,320       (10,594)(5)     200,726
Other (income) expenses
 (net)..................     2,056      (3,393)(1)     (1,337)          --           (1,337)
Minority interest.......       (40)        --             (40)          --              (40)
                          --------    --------       --------      --------        --------
Loss from operations....   (47,777)    (16,854)       (64,631)       10,594         (54,037)
Income tax (benefit) ex-
 pense..................   (14,710)     (5,590)(4)    (20,300)        4,132 (4)     (16,168)
                          --------    --------       --------      --------        --------
Net loss before extraor-
 dinary item............  $(33,067)   $(11,264)      $(44,331)     $  6,462        $(37,869)
                          ========    ========       ========      ========        ========
Loss per share before
 extraordinary item(6)..  $   (.45)                  $   (.43)                     $     ( )
Weighted average common
 shares outstanding.....   117,627                    147,770 (7)                           (7)

     See Notes to Unaudited Pro Forma Condensed Consolidated Statements of
                                   Operations

 NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(1)To record the results of operations for the New Hampshire Acquisition, the Florida Acquisition and the 1995 Acquisitions. The results of operations for certain cable television systems have been adjusted, where necessary, from a September 30 fiscal year end to a December 31 fiscal year end. The results of operations have been adjusted to reverse historical interest expense of $65.8 million and record interest expense of $91.2 million (the pro forma interest expense is net of amounts recorded by the Company as a result of cable television systems already acquired and deposits paid) for the year ended December 31, 1994, as a result of (i) approximately $533.0 million of additional debt incurred to finance certain cable television systems acquired in 1994 and acquired or to be acquired in 1995 and (ii) the $815.0 million of indebtedness incurred in connection with the Merger and a working capital deficit of $16.0 million. The results of operations have been adjusted to reverse historical interest expense of $33.8 million and record interest expense of $45.0 million for the six months ended June 30, 1995, as a result of approximately $401.2 million of additional debt incurred or to be incurred to finance the Recent Acquisitions and Pending N-COM Buyout, and the net $799.0 million increase in debt as a result of the Merger. The incremental interest rate used to calculate pro forma interest expense for the year ended December 31, 1994 and six months ended June 30, 1995 was 7% and 7.5%, respectively. Continental's equity in net loss includes a loss of $2.4 million and $1.5 million for the year ended December 31, 1994 and the six months ended June 30, 1995, respectively, relating to its 33.8% interest in N-COM. This amount has been eliminated to reflect the results of operations of N-COM as if it was wholly owned by Continental during 1994 and 1995. The results of operations have also been adjusted to reverse historical depreciation and amortization expense of $119.1 million and $55.9 million for the year ended December 31, 1994 and the six months ended June 30, 1995, respectively, and record depreciation and amortization expense of $100.3 million and $47.9 million for the year ended December 31, 1994 and the six months ended June 30, 1995, respectively, based on the fair value of the assets acquired and the current expected lives of these assets. Depreciation expense for property, plant and equipment has been determined based on an estimated weighted average life of ten years. Costs of acquired franchises and goodwill arising from the acquisitions are amortized over 40 years. Such depreciation and amortization may change upon final appraisal. Allocated corporate overhead from parent companies recorded by Providence Journal Cable has been eliminated. These costs relate to allocated corporate overhead, such as executive salaries and other corporate departments including treasury, tax, human resources, and include certain management fees. The Company will not be incurring these costs in the future.

  The following table sets forth the historical results of operations of the New Hampshire Acquisition and the Florida Acquisition for the period in which they were not owned by the Company and the 1995 Acquisitions for the year ended December 31, 1994 and the six months ended June 30, 1995.

                                                         YEAR ENDED DECEMBER 31, 1994
                         -----------------------------------------------------------------------------------------------
                         CABLE TELEVISION
                         SYSTEMS ACQUIRED
                              IN 1994                        1995 ACQUISITIONS
                         ----------------- -------------------------------------------------------
                                           PROVIDENCE CABLEVISION COLUMBIA  CONSOLIDATED  PENDING
                            NEW             JOURNAL       OF      CABLE OF   CABLEVISION   N-COM     PRO FORMA
                         HAMPSHIRE FLORIDA   CABLE      CHICAGO   MICHIGAN  OF CALIFORNIA  BUYOUT   ADJUSTMENTS  TOTAL
                         --------- ------- ---------- ----------- --------  ------------- --------  ----------- --------
                                                                (IN THOUSANDS)
   Revenues............   $6,391   $10,404  $284,993    $34,395   $26,428      $ 4,921    $ 21,320   $    --    $388,852
   Costs and expenses:
    Operating..........    3,950     4,032   114,868     14,402    10,144        2,214       7,955        --     157,565
    Selling, general
     and
     administrative....      753     1,782    58,152      9,092     5,941          924       3,828        --      80,472
    Allocated corporate
     overhead from
     parent companies..      --        --     11,034        --        --           --          --     (11,034)       --
    Depreciation and
     amortization......      831     2,430    85,783      5,288     7,620        4,110      13,001    (18,795)   100,268
                          ------   -------  --------    -------   -------      -------    --------   --------   --------
     Total.............    5,534     8,244   269,837     28,782    23,705        7,248      24,784    (29,829)   338,305
                          ------   -------  --------    -------   -------      -------    --------   --------   --------
   Operating income
    (loss).............      857     2,160    15,156      5,613     2,723       (2,327)     (3,464)    29,829     50,547
   Interest expense
    (net)..............      --      2,012    41,318     10,280       --         1,591      10,549     25,436     91,186
   Other (income)
    expenses (net).....      --         17      (555)        53        (9)          (2)        --      (2,400)    (2,896)
                          ------   -------  --------    -------   -------      -------    --------   --------   --------
   Income (loss) from
    operations before
    income taxes.......   $  857   $   131  $(25,607)   $(4,720)  $ 2,732      $(3,916)   $(14,013)  $  6,793   $(37,743)
                          ======   =======  ========    =======   =======      =======    ========   ========   ========

                                                  SIX MONTHS ENDED JUNE 30, 1995
                             --------------------------------------------------------------------------
                                              1995 ACQUISITIONS
                             ----------------------------------------------------
                                                             CONSOLIDATED
                             PROVIDENCE             COLUMBIA CABLEVISION  PENDING      PRO
                              JOURNAL   CABLEVISION CABLE OF      OF       N-COM      FORMA
                               CABLE    OF CHICAGO  MICHIGAN  CALIFORNIA  BUYOUT   ADJUSTMENTS  TOTAL
                             ---------- ----------- -------- ------------ -------  ----------- --------
                                                          (IN THOUSANDS)
   Revenues................   $145,380    $17,766   $14,046    $ 2,425    $10,555   $    --    $190,172
   Costs and expenses:
    Operating..............     59,941      7,065     5,501      1,151      4,675        --      78,333
    Selling, general and
     administrative........     29,106      5,035     3,014        426      1,612        --      39,193
    Allocated corporate
     overhead from parent
     companies.............      3,818        --        --         --         --      (3,818)       --
    Depreciation and amor-
     tization..............     42,314      2,541     3,915      1,767      5,349     (7,999)    47,887
                              --------    -------   -------    -------    -------   --------   --------
     Total.................    135,179     14,641    12,430      3,344     11,636    (11,817)   165,413
                              --------    -------   -------    -------    -------   --------   --------
   Operating income
    (loss).................     10,201      3,125     1,616       (919)    (1,081)    11,817     24,759
   Interest expense (net)..     21,234      5,543       --         914      6,061     11,254     45,006
   Other (income) expenses
    (net)..................     (1,899)        33         7          7        --      (1,541)    (3,393)
                              --------    -------   -------    -------    -------   --------   --------
   Income (loss) from oper-
    ations before income
    taxes..................   $ (9,134)   $(2,451)  $ 1,609    $(1,840)   $(7,142)  $  2,104   $(16,854)
                              ========    =======   =======    =======    =======   ========   ========

(2) To record the net decrease in interest expense as a result of the redemption by Continental of the $325.0 million of 12 7/8% Debentures in November 1994. The adjusted interest rate was 6 1/2% for the ten months ended October 31, 1994.
(3) To record the net increase in interest expense associated with the amortization of deferred financing costs of the 1994 Credit Facility and the 12 7/8% Debentures.
(4) To record income tax expense (benefit) of the 1995 Acquisitions and the income tax effect on the pro forma adjustments at an effective rate of 39%.
(5) To record the decrease in interest expense as a result of the $282.5 million repayment of borrowings outstanding under the 1994 Credit Facility with the net proceeds from the Offering. The incremental interest rate used to calculate the adjustment to interest expense was 7% for the year ended December 31, 1994 and 7.5% for the six months ended June 30, 1995.
(6) Net loss before extraordinary item has been increased for Preferred stock preferences of $36.8 million for the year ended December 31, 1994 and $19.3 million for the six months ended June 30, 1995 in order to calculate loss per common share.
(7) Represents the actual weighted average shares outstanding during the year ended December 31, 1994 and six months ended June 30, 1995 adjusted for the issuance of 30,142,732 shares of Class A Common Stock in connection
    with the Merger and the issuance of     shares of Class A Common Stock in
    the Offering.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

  The following selected financial information for and as of each year in the five-year period ended December 31, 1994 has been derived from the Consolidated Financial Statements of the Company, audited by Deloitte & Touche llp. The selected consolidated financial information for and as of the six-month periods ended June 30, 1994 and 1995 has been derived from unaudited financial statements of the Company which, in the opinion of management, include all adjustments (consisting only of normal recurring accruals) necessary for a fair and consistent presentation of such information. The results for the six months ended June 30, 1995 are not necessarily indicative of results to be expected for the full year. This selected consolidated financial information should be read in conjunction with the Consolidated Financial Statements of the Company and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus.

                                                                                        SIX MONTHS
                                         YEAR ENDED DECEMBER 31,                      ENDED JUNE 30,
                          ---------------------------------------------------------  ------------------
                            1990        1991        1992        1993        1994       1994      1995
                          ---------  ----------  ----------  ----------  ----------  --------  --------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS
 DATA:
Revenues................  $ 938,032  $1,039,163  $1,113,475  $1,177,163  $1,197,977  $589,390  $650,048
Costs and expenses:
 Operating..............    316,199     347,469     365,513     382,195     405,535   198,618   224,846
 Selling, general and
  administrative........    231,338     246,986     259,632     267,376     267,349   128,783   150,332
 Depreciation and
  amortization..........    262,703     267,510     272,851     279,009     283,183   135,523   148,412
 Restricted stock
  purchase program(1)...      6,903      10,067       9,683      11,004      11,316     5,675     5,905
                          ---------  ----------  ----------  ----------  ----------  --------  --------
 Total..................    817,143     872,032     907,679     939,584     967,383   468,599   529,495
                          ---------  ----------  ----------  ----------  ----------  --------  --------
Operating income........    120,889     167,131     205,796     237,579     230,594   120,791   120,553
                          ---------  ----------  ----------  ----------  ----------  --------  --------
Interest expense (net)..    313,858     324,976     296,031     282,252     315,541   147,910   166,314
Other (income)
 expenses(2)                  1,000       1,936      11,071     (10,978)     24,048     7,806     2,016
                          ---------  ----------  ----------  ----------  ----------  --------  --------
 Total..................    314,858     326,912     307,102     271,274     339,589   155,716   168,330
                          ---------  ----------  ----------  ----------  ----------  --------  --------
Loss before income
 taxes, extraordinary
 item and cumulative
 effect of accounting
 change.................   (193,969)   (159,781)   (101,306)    (33,695)   (108,995)  (34,925)  (47,777)
Benefit (provision) for
 income taxes...........     (1,482)     (1,861)     (1,654)      7,921      40,419    11,304    14,710
                          ---------  ----------  ----------  ----------  ----------  --------  --------
Loss before
 extraordinary item and
 cumulative effect of
 accounting change......   (195,451)   (161,642)   (102,960)    (25,774)    (68,576)  (23,621)  (33,067)
Extraordinary item......        --          --          --          --      (18,265)      --        --
                          ---------  ----------  ----------  ----------  ----------  --------  --------
Loss before cumulative
 effect of accounting
 change.................   (195,451)   (161,642)   (102,960)    (25,774)    (86,841)  (23,621)  (33,067)
Cumulative effect of
 accounting change......        --          --          --     (184,996)        --        --        --
                          ---------  ----------  ----------  ----------  ----------  --------  --------
Net loss................   (195,451)   (161,642)   (102,960)   (210,770)    (86,841)  (23,621)  (33,067)
Preferred stock
 preferences............    (61,102)     (5,771)    (16,861)    (34,115)    (36,800)  (17,887)  (19,347)
                          ---------  ----------  ----------  ----------  ----------  --------  --------
Loss applicable to
 common stockholders....  $(256,553) $ (167,413) $ (119,821) $ (244,885) $ (123,641) $(41,508) $(52,414)
                          =========  ==========  ==========  ==========  ==========  ========  ========
Per common share:
 Loss before
  extraordinary item and
  cumulative effect of
  accounting change.....  $   (2.19) $    (1.42) $    (1.00) $     (.53) $     (.92) $   (.36) $   (.45)
 Extraordinary item.....        --          --          --          --         (.16)      --        --
 Cumulative effect of
  accounting change.....        --          --          --        (1.62)        --        --        --
                          ---------  ----------  ----------  ----------  ----------  --------  --------
 Net loss...............  $   (2.19) $    (1.42) $    (1.00) $    (2.15) $    (1.08) $   (.36) $   (.45)
                          =========  ==========  ==========  ==========  ==========  ========  ========
Weighted average common
 shares outstanding (in
 thousands).............    117,055     117,534     119,544     114,055     114,334   114,084   117,627
OTHER DATA:
EBITDA(3)...............  $ 390,495  $  444,708  $  488,330  $  527,592  $  525,093  $261,989  $274,870
EBITDA as a % of
 revenues...............       41.6%       42.8%       43.9%       44.8%       43.8%     44.5%     42.3%
Net cash provided from
 operating activities...  $  82,196  $  123,543  $  215,045  $  250,504  $  236,304  $123,568  $ 77,526
Capital expenditures....  $ 166,938  $  145,846  $  145,189  $  185,691  $  300,511  $109,484  $231,021

                                             AS OF DECEMBER 31,
                         ---------------------------------------------------------------  AS OF JUNE 30,
                            1990         1991         1992         1993         1994           1995
                         -----------  -----------  -----------  -----------  -----------  --------------
BALANCE SHEET DATA:                                    (IN THOUSANDS)
Cash.................... $    10,377  $    14,265  $    27,352  $   122,640  $    11,564   $    15,342
Total assets............   2,175,120    2,082,182    2,003,196    2,091,853    2,483,639     2,693,894
Total debt..............   3,127,347    3,338,281    3,011,669    3,177,178    3,449,907     3,728,101
Redeemable preferred
 stock..................     157,835          --           --           --           --            --
Redeemable common
 stock..................     436,700      445,463      223,716      213,548      232,399       242,721
Stockholder's equity
 (deficiency)...........  (1,759,535)  (1,919,525)  (1,486,231)  (1,667,088)  (1,688,334)   (1,725,035)

--------
(1) Represents the difference between the consideration paid by employees for purchases of shares of Common Stock of the Company under the Company's Restricted Stock Purchase Program and the fair market value of such shares (as determined by the Company's Board of Directors) at the date of issuance, amortized over the vesting schedule of such shares. See Note 11 to the Company's Consolidated Financial Statements.
(2) Includes equity in net income (loss) of affiliates, minority interest in net loss of subsidiaries, other non-operating income and expenses, gains on sale of marketable equity securities of $10.3 million, $17.1 million and $24.1 million from the Company's sales of its investment in affiliates in 1992 and 1993 (before post-closing adjustments), and sale of an investment and marketable equity securities during the six months ended June 30, 1995, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(3) Operating income before depreciation and amortization and non-cash stock compensation. Based on its experience in the cable television industry, the Company believes that EBITDA and related measures of cash flow serve as important financial analysis tools for measuring and comparing cable television companies in several areas, such as liquidity, operating performance and leverage. EBITDA should not be considered by the reader as an alternative to operating or net income (as determined in accordance with GAAP) as an indicator of the Company's performance or as an alternative to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity. Substantially all of the Company's financing agreements contain certain covenants in which EBITDA is used as a measure of financial performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion and analysis of the Company's financial condition and results of operations should be read in conjunction with, and is qualified in its entirety by reference to, the Consolidated Financial Statements of the Company appearing elsewhere in this Prospectus.

GENERAL

  Continental is a leading provider of broadband communications services. Continental's operations consist primarily of U.S. cable television systems with complementary operations and investments in three other areas: (i) international broadband communications ventures; (ii) the telecommunications and technology industries, including companies offering competitive-access telephony and DBS service; and (iii) programming services.

  Substantially all of Continental's revenues are earned from customer fees for basic cable programming and premium television services, the rental of converters and remote control devices, and cable installation fees. Additional revenues are generated by the sale of advertising, pay-per-view programming fees, DBS service and payments received as a result of revenue sharing agreements for products sold through home shopping networks. Continental expects that advertising and home shopping revenues (which currently represent approximately 6.0% of Continental's total revenues) may become a larger percentage of total revenues. These sources of revenues tend to be cyclical and seasonal in nature and could increase the cyclicality and seasonality in Continental's total revenues.

  During the period from January 1, 1991 through December 31, 1993, Continental's revenues increased at a compound annual growth rate of 8.0% primarily through basic subscriber growth and increases in monthly revenue per average basic subscriber. Revenues for the year ended December 31, 1994 increased only 1.8% compared to 1993 primarily as a result of basic rate reductions and non-cash revenue reserves recorded in connection with the FCC rate regulations. Revenues for the six months ended June 30, 1995, however, increased 10.3% (8.1% excluding the New Hampshire and Florida Acquisitions) as compared to the same period in 1994. Continental's business is subject to significant regulatory developments, including recent federal laws and regulations, which regulate rates charged by Continental for certain cable services. Such laws and regulations will limit Continental's ability to increase or restructure its rates for certain services. On August 3, 1995, the Social Contract between Continental and the FCC was adopted, which covers all of Continental's existing franchises (excluding the systems acquired in the 1995 Acquisitions), including those that are currently unregulated, and is the first comprehensive rate agreement involving cable television ever approved by the FCC. The Social Contract settles Continental's pending cost-of-service rate cases and its benchmark CPS tier rate cases. See "Legislation and Regulation" and "Business--U.S. Operating Strategy-- Regulatory Strategy; Social Contract."

  The high level of depreciation and amortization associated with Continental's capital expenditures and acquisitions and the interest costs related to financing activities, have caused Continental to report net losses. Continental believes that such net losses are common for cable television companies.

  The Company has recently completed a series of acquisitions in the United States, the most significant of which was the acquisition of the cable television businesses and assets of Providence Journal. See "Pro Forma Condensed Consolidated Financial Information" and "Results of Operations-- Providence Journal Cable."

RESULTS OF OPERATIONS--CONTINENTAL

  The following table sets forth, for the periods indicated, certain items in the Company's Selected Consolidated Financial Information. See the footnotes to "Selected Consolidated Financial Information" and, as to subscriber information, "Business--U.S. Systems."

                                                              SIX MONTHS ENDED
                                YEAR ENDED DECEMBER 31,           JUNE 30,
                             -------------------------------  ------------------
                               1992       1993       1994       1994      1995
                             ---------  ---------  ---------  --------  --------
                                         (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DA-
 TA:
Revenues:
  Basic cable service......  $ 790,508  $ 845,213  $ 849,889  $419,215  $457,539
  Premium cable service....    249,020    242,956    245,605   121,793   126,480
  Advertising..............     43,392     52,618     57,896    27,554    30,259
  Pay-per-view.............     22,191     25,746     24,523    12,748    13,158
  Other....................      7,319      8,875     14,035     7,222     8,433
  DBS......................      1,045      1,755      6,029       858    14,179
                             ---------  ---------  ---------  --------  --------
    Total..................  1,113,475  1,177,163  1,197,977   589,390   650,048
Operating, selling, general
 and administrative
 expenses..................    625,145    649,571    672,884   327,401   375,178
Depreciation and amortiza-
 tion......................    272,851    279,009    283,183   135,523   148,412
Restricted stock purchase
 program...................      9,683     11,004     11,316     5,675     5,905
                             ---------  ---------  ---------  --------  --------
Operating income...........    205,796    237,579    230,594   120,791   120,553
Interest expense, net......    296,031    282,252    315,541   147,910   166,314
Other (income) expenses......   11,071    (10,978)    24,048     7,806     2,016
                             ---------  ---------  ---------  --------  --------
Loss before income taxes,
 extraordinary item and cu-
 mulative effect of ac-
 counting change...........   (101,306)   (33,695)  (108,995)  (34,925)  (47,777)
Benefit (provision) for in-
 come taxes................     (1,654)     7,921     40,419    11,304    14,710
                             ---------  ---------  ---------  --------  --------
Loss before extraordinary
 item and cumulative effect
 of accounting change......   (102,960)   (25,774)   (68,576)  (23,621)  (33,067)
Extraordinary item.........        --         --     (18,265)      --        --
                             ---------  ---------  ---------  --------  --------
Loss before cumulative ef-
 fect of accounting
 change....................   (102,960)   (25,774)   (86,841)  (23,621)  (33,067)
Cumulative effect of
 accounting change ........        --    (184,996)       --        --        --
                             ---------  ---------  ---------  --------  --------
Net loss...................  $(102,960) $(210,770) $ (86,841) $(23,621) $(33,067)
                             =========  =========  =========  ========  ========
OTHER DATA:
EBITDA.....................  $ 488,330  $ 527,592  $ 525,093  $261,989  $274,870
EBITDA as a % of revenues..       43.9%      44.8%      43.8%     44.5%     42.3%

                     SUBSCRIBER DATA FOR U.S. CABLE SYSTEMS

                                                ACTUAL
                            --------------------------------------------------
                                   AS OF DECEMBER 31,
                            ----------------------------------  AS OF JUNE 30,
                               1992        1993        1994          1995
                            ----------  ----------  ----------  --------------
Homes passed by cable......  4,981,000   5,192,000   5,372,000     5,437,000
Number of basic
 subscribers...............  2,856,000   2,895,000   3,081,000     3,133,000
Basic penetration..........       57.3%       55.8%       57.4%         57.6%
Number of premium
 subscriptions.............  2,545,000   2,454,000   2,635,000     2,666,000
Premium penetration........       89.1%       84.8%       85.5%         85.1%

  The following discussion does not include the results of operations for the 1995 Acquisitions.

  Six Months Ended June 30, 1995 Compared to Six Months Ended June 30,
1994. Revenues increased 10.3% (or $60.7 million) to $650.0 million from $589.4 million. The cable television systems acquired in the New Hampshire Acquisition and the Florida Acquisition served approximately 78,000 basic subscribers and accounted for $13.2 million of such revenue increase. See "Business--U.S. Acquisitions and Investments--Other U.S. Acquisitions." Excluding the effects of such acquisitions, revenues increased 8.1% (or $47.5 million) as a result of a 3.2% increase in ending basic cable subscribers, an increase in monthly basic cable revenue per average basic subscriber and increases in premium, DBS service and other revenues. Excluding the acquisitions and DBS service revenue, monthly cable revenue per average basic subscriber increased from $35.29 to $35.94. The $.65 increase in monthly cable revenue per average basic subscriber reflects an increase in basic rates during the six months ended June 30, 1995, the recording of non-cash revenue reserves during the six months ended June 30, 1994 in connection with the FCC's rate regulations, (see "Liquidity and Capital Resources--Recent Legislation") and an increase in premium and other revenue categories. Revenues from premium cable services increased by $2.4 million (excluding the acquisitions and DBS services) due primarily to a 3.6% increase in premium subscriptions. The increase in revenues (excluding the acquisitions and DBS services) was also due to a $2.7 million increase in advertising revenues, a $1.1 million increase in home shopping revenues and a $188,000 increase in pay-per-view revenues. Revenues from DBS services increased by $13.3 million to $14.2 million principally as a result of an increase in DBS service subscribers from approximately 5,000 to over 48,000 as of June 30, 1995.

  Operating, selling, general and administrative expenses increased 14.6% to $375.2 million due to the acquisitions, the provision of DBS service, and increases in programming costs and wages. Depreciation and amortization expenses increased 9.5% to $148.4 million due to the acquisitions and increased levels of capital expenditures in 1994 and 1995. Operating income decreased 0.2% to $120.6 million. Interest expense increased 12.4% to $166.3 million as a result of a 12.0% increase in average debt outstanding. The effective interest rate remained constant at 9.3%. Other (income) expenses included a gain of $23.0 million on the sale of Continental's shares of QVC, Inc. ("QVC") common stock and a gain of $1.0 million on the sale of a portion of an investment in National Cable Communications, L.P. ("NCC"). Other (income) expenses also includes equity in net loss of affiliates, which increased from $9.8 million to $25.8 million primarily due to Continental recording its proportionate share of losses from TCG, the Golf Channel and its international investments in Argentina and Singapore. As a result of such factors, the net loss before extraordinary item for the six months ended June 30, 1995 compared to June 30, 1994 increased by $9.5 million to $33.1 million.

  Year Ended December 31, 1994 Compared to Year Ended December 31,
1993. Revenues increased by 1.8% (or $20.8 million) to $1,198.0 million. The cable television systems acquired in the New Hampshire Acquisition and the Florida Acquisition served approximately 78,000 basic subscribers and accounted for $8.0 million of such increase. See "Business--U.S. Acquisitions and Investments--Other U.S. Acquisitions." Excluding the effects of such acquisitions, revenues increased 1.1% (or $12.8 million) as a result of a 3.7% increase in ending basic subscribers and an increase in premium and certain other revenue. Monthly revenue per average basic subscriber decreased from $35.76 to $35.41. The $.35 decrease was primarily due to rate reductions and non-cash revenue reserves recorded during 1994 in connection with the FCC's rate regulations; net of a $.12 increase in premium, advertising, DBS service and other revenue. See "Liquidity and Capital Resources-- Recent Legislation" and "Legislation and Regulation." Revenues from premium cable services increased by $1.3 million (excluding the acquisition of cable television systems) due to an increase in premium subscriptions from 2,454,000 to 2,594,000. The increase in revenues (excluding the acquisition of cable television systems) was also due to a $5.0 million increase in advertising revenue, a $4.3 million increase in DBS service revenue and a $5.1 million increase in other revenue due to continued growth in home shopping revenue, less a $1.2 million decrease in pay-per-view revenue. Pay-per-view revenue decreased due to the lack of availability of special events offered as compared to 1993, reflecting industry-wide trends.

  Operating, selling, general and administrative expenses increased 3.6% to $672.9 million, primarily due to the acquisitions and increases in programming costs and wages. Depreciation and amortization expenses increased 1.5% to $283.2 million due to an increase in capital expenditures. Non-cash stock compensation increased 2.8% to $11.3 million due to the vesting of a greater percentage of shares issued under Continental's Restricted Stock Purchase Program as compared to 1993. Operating income decreased 2.9% to $230.6 million. Interest expense increased approximately 11.8% to $315.5 million due to a 5.0% increase in average debt outstanding and an increase in the effective interest rate from 9.1% to 9.7%. Other (income) expenses decreased as a result of equity in net loss of affiliates which increased from $12.8 million to $25.0 million, primarily due to Continental recording its proportionate share of losses from PrimeStar and TCG and its affiliates. Continental also recorded an extraordinary loss of $18.3 million due to the extinguishment of debt.

  As a result of such factors, loss before the cumulative effect of the accounting change for the year ended December 31, 1994, compared to December 31, 1993, increased by $61.1 million to $86.8 million, and net loss for the year ended December 31, 1994, compared to December 31, 1993, decreased from $210.8 million to $86.8 million. Continental implemented Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109") as of January 1, 1993. The cumulative effect of this change was a non-recurring increase in net loss of $185.0 million in 1993.

  Year Ended December 31, 1993 Compared to Year Ended December 31,
1992. Revenues increased 5.7% or $63.7 million to $1,177.2 million, as a result of a 1.4% increase in basic subscribers to 2,895,000 and an increase in monthly revenue per average basic subscriber from $34.46 to $35.76. The $1.30 increase reflected primarily (i) an increase of $1.34 due to basic rate increases prior to the imposition of the FCC's rate regulation and revenue growth from other basic services, (ii) an increase of $.29 in advertising and pay-per-view revenue, and (iii) a decrease of $.33 in premium subscription revenue, which was due to the decrease in the pay-to-basic percentage from 88.5% to 84.2%, reflecting industry-wide trends. The total number of premium subscriptions decreased from 2,545,000 to 2,454,000 in 1993.

  Operating, selling, general and administrative expenses increased 3.9% to $649.6 million, a rate of growth less than that of revenues, reflecting continued operating efficiencies. Depreciation and amortization expenses increased 2.3% to $279.0 million. Non-cash stock compensation increased 14.0% to $11.0 million due to the vesting of a greater percentage of shares issued under Continental's Restricted Stock Purchase Program as compared to 1992. Operating income increased 15.4% to $237.6 million. Interest expense decreased 4.7% to $282.3 million due to lower effective interest rates and a 1.3% reduction in the average debt outstanding during 1993.

  Other (income) expenses included a gain of $4.3 million on the sale of marketable equity securities and a gain of $17.1 million on the sale of investments, which consisted of a gain of $15.9 million due to the exchange of Continental's equity interest in Insight Communications Company U.K., L.P. for stock representing a minority interest in International CableTel, Incorporated and a gain of $1.1 million due to a post-closing adjustment in connection with the sale of Continental's interest in North Central Cable Communications Corporation ("North Central Cable"). Other (income) expenses also included a gain of $2.3 million relating to the reversal of previously accrued liabilities recorded in connection with litigation relating to four partnerships managed by a subsidiary of Continental, which was settled in 1993. Equity in net loss of affiliates increased to $12.8 million primarily due to Continental recording its proportionate share of losses from TCG and its affiliates. See "Business-- Telecommunications and Technology--TCG."

  SFAS 109 required a change from the deferred to the liability method for computing deferred income taxes. Continental implemented SFAS 109 as of January 1, 1993, and the cumulative effect of this change was a non-recurring increase in net loss of $185.0 million. The cumulative change resulted from net deferred tax liabilities recognized for the difference between the financial reporting and tax bases of assets and liabilities. Income tax expense (benefit) changed from an expense of $1.7 million in 1992 to a benefit of $7.9 million in 1993 due to deferred tax benefits recognized under SFAS 109. The income tax benefit for 1993 was decreased by $4.2 million as a result of applying the newly enacted federal tax rates to deferred tax balances as of January 1, 1993.

  As a result of such factors, net loss before the cumulative effect of this accounting change for the year ended December 31, 1993 decreased by $77.2 million to $25.8 million, and net loss for the year ended December 31, 1993 increased from $103.0 million to $211.0 million.

  EBITDA. Based on its experience in the cable television industry, Continental believes that EBITDA and related measures of cash flow serve as important financial analysis tools for measuring and comparing cable television companies in several areas, such as liquidity, operating performance and leverage. EBITDA should not be considered as an alternative to operating or net income (measured in accordance with GAAP) as an indicator of Continental's performance or as an alternative to cash flows from operating activities (measured in accordance with GAAP) as a measure of Continental's liquidity. For the six months ended June 30, 1995, EBITDA increased 4.9% to $274.9 million, as compared to the same period in 1994, as a result of increases in revenue. DBS service accounted for ($844,000) and $1.2 million of EBITDA for the six months ended June 30, 1994 and 1995, respectively. EBITDA decreased 0.5% to $525.1 million for the year ended December 31, 1994, primarily due to rate reductions and non-cash revenue reserves recorded in connection with the FCC's rate regulations. EBITDA increased 8.0% to $527.6 million during the year ended December 31, 1993, primarily due to increases in revenue.

  Inflation. Certain of Continental's expenses, such as those for wages and benefits, for equipment repair and replacement and for billing and marketing, increase with general inflation. However, Continental does not believe that its results of operations have been, or will be, adversely affected by inflation, provided that it is able to increase its service rates periodically. See "Legislation and Regulation" for a description of recent laws and regulation that may limit Continental's ability to raise its rates for certain services.

  Recent Accounting Pronouncements. In May 1993, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115") , which was effective for fiscal years beginning after December 15, 1993. SFAS 115 established standards for the accounting and reporting of investments in equity securities that have readily determinable fair values and for all investments in debt securities. Effective January 1, 1994, Continental implemented SFAS 115, which resulted in a net unrealized holding gain of $84.7 million on marketable equity securities after recording deferred income taxes of $56.4 million and was reported as a reduction of stockholders' deficiency.

  In May 1993, the FASB issued Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairments of a Loan" ("SFAS 114"), which was effective for fiscal years beginning after December 15, 1994. SFAS 114 addressed the accounting for certain loans, which may be deemed impaired made by Continental to affiliates and certain employees. The effect of implementing SFAS 114 will be immaterial to Continental's financial position and results of operation.

  In October 1994, the FASB issued Statement of Financial Accounting Standards No. 119 ("SFAS 119"), which was effective for fiscal years ending after December 15, 1994 and requires disclosure about amounts, nature and terms of derivative and other financial instruments held.

  In March 1995, the FASB issued Statement of Financial Accounting Standards No. 121 ("SFAS 121"), which is effective for fiscal years beginning after December 15, 1995. SFAS 121 addresses the accounting for potential impairment of long-lived assets. The effect of implementing SFAS 121 is expected to be immaterial to Continental's financial position and results of operations.

RESULTS OF OPERATIONS--PROVIDENCE JOURNAL CABLE

  The Company acquired the cable television businesses and assets of Providence Journal on October 5, 1995 in the Merger. The following discussion and analysis was derived from information prepared by Providence Journal management.

  The combined statement of operations data for the year ended December 31, 1992, 1993 and 1994 and the combined balance sheet data as of December 31, 1992, 1993 and 1994 have been derived from the audited combined financial statements of Providence Journal Cable.

  The combined statement of operations data for the six months ended June 30, 1994 and 1995 and the combined balance sheet data as of June 30, 1995 have been derived from the unaudited financial statements of Providence Journal Cable that, in the opinion of the management of Providence Journal, include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations for such periods. Operating results for the six months ended June 30, 1995 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1995.

  Four cable entities comprised all of the cable television systems that were owned or partially owned by Providence Journal. These entities were Colony Communications, Inc. ("Colony") (a wholly owned subsidiary of Providence Journal), Colony Cablevision (a division of Providence Journal) , Copley/Colony, Inc. (a formerly 50% owned joint venture of Colony), and King Videocable Company ("King Videocable") (a formerly 50% owned joint venture of Providence Journal). The selected financial data contained in the text and tables herein was prepared on a combined basis for Providence Journal Cable with appropriate elimination of intercompany transactions, allocation of corporate overhead and interest expense.

  Although Providence Journal accounted for the operations of investments in the 50% joint ventures under the equity method, the operations of such ventures have been fully combined on the basis that they were managed, together with all wholly owned and majority-owned cable television businesses, by Providence Journal and its subsidiaries.

  Providence Journal Cable's revenue growth has been achieved primarily by internal subscriber growth, acquisitions and increases in rates for services provided. Significant acquisitions included the purchase of a 50% ownership interest in King Videocable and the purchase of cable systems of Colony Cablevision (formerly owned by Palmer Communications, Inc.) in November and December 1992. These two acquisitions more than doubled the number of basic subscribers served by Providence Journal Cable.

  Federal laws reregulating the cable television industry were implemented by the FCC effective September 1, 1993 and limited Providence Journal Cable's ability to increase rates for certain subscriber services and to restructure its rates for certain services.

  Substantially all of Providence Journal Cable's revenues are earned from subscriber fees for basic cable programming and premium television services, the rental of converters and remote control devices, and installation fees. Additional revenues are generated by pay-per-view programming fees, the sale of advertising, and payments received as a result of revenue sharing agreements for products sold through home shopping networks.

  This discussion should be read in conjunction with the accompanying audited combined financial statements of Providence Journal Cable and notes thereto. The results of operations for Providence Journal Cable represent the combined operations of all of the cable television systems owned or partially owned by Providence Journal. These historical financial results do not necessarily reflect the results of operations that would have existed had Providence Journal Cable been an independent company.

  The following table summarizes Providence Journal Cable's financial results:

                                                             SIX MONTHS ENDED
                                YEAR ENDED DECEMBER 31,          JUNE 30,
                               ----------------------------  ------------------
                                 1992      1993      1994      1994      1995
                               --------  --------  --------  --------  --------
                                              (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Basic cable service........  $141,262  $205,846  $202,654  $101,906  $104,429
  Premium cable service......    38,193    44,643    45,395    22,602    22,789
Advertising sales............     9,946    14,042    17,410     7,649     7,815
Pay-per-view.................     3,727     4,887     5,145     2,687     3,052
Other........................     6,556    12,175    14,389     6,860     7,295
                               --------  --------  --------  --------  --------
    Total....................   199,684   281,593   284,993   141,704   145,380
Operating expenses...........    76,523   105,037   114,868    56,528    59,941
Selling, general and
 administrative expenses.....    45,180    62,446    58,152    29,650    29,106
Depreciation and
 amortization................    58,750    99,554    85,783    45,610    42,314
Allocation of corporate
 overhead....................     6,513     9,651    11,034     3,703     3,818
                               --------  --------  --------  --------  --------
Operating income.............    12,718     4,905    15,156     6,213    10,201
Allocated interest expense
 from parent companies.......   (16,516)  (39,938)  (41,318)  (20,035)  (20,880)
Other, net...................       591    (1,841)      555     1,121     1,545
                               --------  --------  --------  --------  --------
Loss before income taxes and
 cumulative effect of change
 in accounting principle.....    (3,207)  (36,874)  (25,607)  (12,701)   (9,134)
Provision for income taxes...       694   (11,219)   (8,182)   (3,994)   (2,621)
                               --------  --------  --------  --------  --------
Loss before change in
 accounting principle........    (3,901)  (25,655)  (17,425)   (8,707)   (6,513)
                               --------  --------  --------  --------  --------
Cumulative effect of change
 in accounting principle.....     4,831       --        --        --        --
                               --------  --------  --------  --------  --------
Income (loss) before minority
 interests...................  $    930  $(25,655) $(17,425) $ (8,707) $ (6,513)
                               ========  ========  ========  ========  ========

                     SUBSCRIBER DATA FOR U.S. CABLE SYSTEMS

                                    AS OF DECEMBER 31,            AS OF
                               -------------------------------   JUNE 30,
                                 1992       1993       1994       1995
                               ---------  ---------  ---------  ---------
Homes passed by cable ........ 1,202,000  1,224,000  1,253,000  1,262,000
Number of basic subscribers...   722,000    738,000    771,000    773,000
Basic penetration.............      60.1%      60.3%      61.5%      61.3%
Number of premium
 subscriptions................   440,000    467,000    510,000    512,000
Premium penetration...........      60.9%      63.3%      66.2%      66.2%

  Six Months Ended June 30, 1995 Compared to Six Months Ended June 30,
1994. Revenues increased by 2.6% (or $3.7 million) to $145.4 million. Basic subscribers increased by 3.9% to 773,000. Due to the seasonality inherent in certain of Providence Journal's cable systems in Florida, the number of basic subscribers may fluctuate over the course of the year. Monthly revenue per average basic subscriber decreased to $29.50 from $29.92. Revenue per subscriber decreased because of the FCC mandated rate reductions implemented on July 14, 1994 and refund reserves accrued as a result of rate reviews by local and FCC authorities.

  Premium cable service revenue increased by .8% to $22.8 million while premium subscriptions increased by 3.6% to 512,000. Premium penetration remained flat at 66.2%, and average monthly premium revenue per subscription decreased by $.41 to $7.36 due to promotional programs used to attract new premium subscribers at discounted rates.

  Operating, selling, general and administrative expenses, excluding depreciation and amortization and allocated corporate overhead, increased by 3.3% to $89.0 million. The overall increase in these expenses was primarily due to higher programming costs and technical costs related to increased basic subscriber levels. Depreciation and amortization expense decreased 7.2% reflecting a lower asset base.

  Operating loss before minority interests declined from $(8.7) million to $(6.5) million, primarily as a result of the improved operating results.

  Year Ended December 31, 1994 Compared to Year Ended December 31,
1993. Revenues increased by 1.2% (or $3.4 million) to $285.0 million due to a 4.5% increase in basic subscribers to 771,000. The highest growth in basic subscribers was in Hialeah, Florida, Los Angeles, California and Minneapolis, Minnesota. Monthly revenue per average basic subscriber decreased to $29.44 from $30.63 in 1993. The $1.19 decrease in monthly revenue per average basic subscriber was the result of FCC mandated rate reductions implemented on September 1, 1993 and again on July 14, 1994.

  Premium cable service revenue increased by 1.7% to $45.4 million. Premium subscriptions increased 9.2% from 467,000 to 510,000 as a result of new promotional programs. Premium penetration increased from 63.3% to 66.2%. Average monthly premium revenue per subscription decreased $.52 to $7.70 due to promotional programs used to attract new premium subscribers at discounted rates.

  Operating, selling, general and administrative expenses, excluding depreciation and amortization and allocated corporate overhead, increased 3.3% to $173.0 million primarily due to the following: (1) higher programming costs;
(2) technical costs related to increased basic subscriber levels; and (3) a change in the method of accounting to expense rather than capitalize the installation of wiring and additional outlets located in cable customers' homes. Depreciation and amortization expense decreased 13.8% reflecting this change in capitalization policy as well as full amortization of certain intangible assets associated with the acquisitions of King Videocable Company and Colony Cablevision.

  The increase in allocation of corporate overhead from $9.7 million to $11.0 million is primarily due to increased compensation costs associated with Providence Journal's executive compensation programs. Corporate overhead has been allocated on the basis of revenue of Providence Journal Cable to total Providence Journal owned and managed revenue; however, these charges are not necessarily indicative of the level of expenses that might have been incurred by Providence Journal Cable on a stand-alone basis.

  Loss before minority interests declined from $(25.7) million to $(17.4) million due primarily to lower depreciation and amortization expense.

  Year Ended December 31, 1993 Compared to Year Ended December 31,
1992. Revenues increased by 41.0% (or $81.9 million) to $281.6 million as a result of the acquisitions of Colony Cablevision and King Videocable. Colony Cablevision (formerly owned by Palmer Communications, Inc.) added approximately 168,000 basic subscribers to Providence Journal Cable, and Providence Journal's purchase of the cable television systems of Palmer Communications, Inc. (the "Palmer Systems") in December 1992 represented an approximate $56.0 million increase in revenue from 1992 to 1993. Providence Journal's investment in King Videocable added approximately 222,000 basic subscribers to Providence Journal Cable as of February 25, 1992, representing an approximate $18.0 million increase in revenue from 1992 to 1993. These acquisitions were accounted for as purchases and their results of operations have been included in the combined financial statements from the date of acquisition. As a result of these acquisitions, the number of basic subscribers serviced by Providence Journal Cable more than doubled to 722,000 by the end of 1992. Through further internal growth, basic subscribers grew by 2.2% to 738,000 at the end of 1993.

  Monthly revenue per average basic subscriber declined from $30.78 to $30.63, reflecting the impact of FCC mandated rate reductions and lower subscriber rates in acquired companies. Effective September 1, 1993, all of Providence Journal Cable's systems had their rates set using the FCC's benchmark methodology.

The impact of adjusting rates to the FCC benchmark was a $4.9 million reduction in Providence Journal Cable's revenues for the four months ended December 31, 1993.

  Premium subscriptions increased by 6.1% to 467,000 from 440,000. Premium penetration increased from 61.0% to 63.3%. Average monthly premium revenue per subscription decreased by $.58, to $8.22, reflecting price discounting in promotional programs targeted to increase premium subscriptions.

  Operating and selling, general and administrative expenses increased by 37.6%, consistent with the 41.0% increase in revenue and reflecting the full-year impact of Providence Journal Cable's system acquisitions. The increase in operating and selling, general and administrative expenses associated with the King Videocable and Colony Cablevision acquisitions was approximately $42.0 million from 1992 to 1993. Significantly higher depreciation and amortization expense, which increased by 69.5% to $99.6 million, reflected increased capital spending levels, a full year of depreciation and amortization from the acquisitions and accelerated depreciation of cable home wiring. Due to provisions of the 1992 Cable Act that effectively transferred to cable customers ownership of wiring and additional outlets located in cable customers' homes, Providence Journal Cable reduced the estimated useful lives of these related assets to reflect customer churn rates and accelerated depreciation on older related assets, resulting in a $6.8 million increase in depreciation expense.

  The increase in allocation of corporate overhead from $6.5 million to $9.7 million is primarily due to increased corporate costs associated with Providence Journal's executive compensation programs.

  Operating income decreased by 61.4%. Providence Journal Cable's revenue growth and operating income continued to be adversely affected in 1994 by the effect of the FCC's ongoing reregulation activities.

  The loss before minority interest of $(25.7) million in 1993 included allocated intercompany interest expense of $40.0 million, primarily associated with the intercompany financing of the cable system acquisitions in 1992. Advances due to parent companies was $593.1 million at December 31, 1993 with an average effective interest rate of 7.6% for 1993.

                                    * * * *

LIQUIDITY AND CAPITAL RESOURCES

  The cable television business requires substantial financing for the construction, expansion and maintenance of plant and for acquisitions and investments. Continental has historically funded its capital expenditures, acquisitions and investments through long-term debt, cash provided from operating activities and, to a lesser extent, through private issuances of equity. Continental's ability to generate cash adequate to fund its needs depends generally on the results of its operations and the availability of external financing. Continental believes that cash generated from operating activities, together with borrowings from existing and future credit facilities, the net proceeds from the Offering and proceeds from future equity issuances, will be sufficient to fund its future debt service requirements and stock repurchase obligations, and to make anticipated capital expenditures, investments and acquisitions.

  The following table sets forth for the period indicated certain items from the Company's Statement of Consolidated Cash Flows:

                                                                    SIX MONTHS
                                                                  ENDED JUNE 30,
                                                                       1995
                                                                  --------------
                                                                  (IN THOUSANDS)
   Net cash provided from operating activities...................   $  77,527
                                                                    =========
   Net cash provided from (used for) financing activities:
     Net borrowings..............................................   $ 278,194
     Other.......................................................       1,047
                                                                    ---------
       Total.....................................................   $ 279,241
                                                                    =========
   Net cash provided from (used for) investing activities:
     Property, plant and equipment...............................    (231,021)
     Investments.................................................    (121,719)
     Other assets................................................     (28,788)
     Proceeds from sale of marketable equity securities..........      27,357
     Proceeds from sale of investments...........................       1,181
                                                                    ---------
       Total.....................................................   $(352,990)
                                                                    =========

  Recent Financing Activities. On October 17, 1994, Continental entered into its 1994 Credit Facility, which represents an amendment and restatement of its 1990 Credit Agreement. The 1994 Credit Facility is an unsecured, reducing revolving credit facility with maximum credit availability of $2.2 billion. Credit availability under the 1994 Credit Facility will decrease annually commencing December 31, 1997 with a final maturity in October 2003. The net proceeds from the Offering will be used initially to repay $282.5 million of the indebtedness outstanding under the 1994 Credit Facility. Subsequent borrowings under the 1994 Credit Facility will be used for general corporate purposes including capital expenditures, investments and acquisitions. As of October 16, 1995, Continental had credit availability of $169.4 million under the 1994 Credit Facility. See "Credit Arrangements of the Company."

  On July 18, 1995, certain of Continental's subsidiaries entered into the 1995 Credit Facility, which is an unsecured, reducing revolving credit facility. The maximum credit availability under the 1995 Credit Facility is $1.2 billion which will decrease annually commencing December 31, 1998, with a final maturity in September 2004. Such facility has other terms and conditions which are similar in certain respects to those contained in the 1994 Credit Facility. In October 1995, Continental borrowed under the 1995 Credit Facility to fund approximately $815.0 million in connection with the Merger and approximately $155.0 million for the acquisition of Columbia Cable of Michigan. Subsequent borrowings under the 1995 Credit Facility will be used to fund the Pending N-COM Buyout for approximately $85.0 million in the fourth quarter of 1995 and general corporate purposes, including capital expenditures for the Providence Journal Cable, Columbia Cable of Michigan and N-COM systems. As of October 16, 1995, certain of Continental's subsidiaries had credit availability of $224.0 million under the 1995 Credit Facility. See "Credit Arrangements of the Company."

  Credit Arrangements of Continental. On June 30, 1995, Continental had cash on hand of $15.3 million and the following credit arrangements: (i) approximately $1.7 billion outstanding under the 1994 Credit Facility; (ii) approximately $138.3 million of 10.12% Senior Notes Due 1999 to the Prudential Life Insurance Company (the "Prudential Notes") ; (iii) $200.0 million of 8 1/2% Senior Notes Due 2001; (iv) $100.0 million of 8 5/8% Senior Notes Due 2003; (v) $275.0 million of 8 7/8% Senior Debentures Due 2005; (vi) $300.0 million of 9% Senior Debentures Due 2008; (vii) $525.0 million of 9 1/2% Senior Debentures Due 2013;
(viii) $100.0 million of 10 5/8% Senior Subordinated Notes Due 2002; (ix) $100.0 million of the Floating Rate Debentures; and (x) $300.0 million of 11% Senior Subordinated Debentures Due 2007. Other miscellaneous debt was approximately $26.1 million as of June 30, 1995.

  In addition, a subsidiary of Continental has issued a standby letter of credit of approximately $56.3 million on behalf of PrimeStar, which guarantees a portion of the financing PrimeStar incurred to construct a successor satellite system. Continental anticipates that the obligations under such letter of credit will increase next year up to a maximum of approximately $70.6 million. The letter of credit is secured by certain marketable equity securities with a fair market value of approximately $120.0 million as of June 30, 1995.

  The annual maturities of Continental's indebtedness for the years ending December 31, 1995, 1996, 1997, 1998 and 1999 will be approximately $24.3 million, $27.3 million, $30.6 million, $33.3 million and $35.0 million, respectively.

  The Offering will trigger the rights of each of the holders of $100.0 million of the Floating Rate Debentures to require that the Company redeem all of such holder's Floating Rate Debentures at the principal amount plus accrued interest and certain other amounts relating to breakage costs and taxes. To the extent that any such holders tendered their Floating Rate Debentures, the Company would borrow funds under the 1994 Credit Facility to fund such redemptions. The maximum amount that the Company would be required currently to pay in the event that all such holders tendered their Floating Rate Debentures would be approximately $102.0 million. The Floating Rate Debentures currently bear interest at a rate per annum of approximately 8.9% (three-month LIBOR plus 3.0%). The interest spread increases to 4.5% in November 1996. See "Credit Arrangements of the Company."

  Interest Rate Protection Products. Continental's policy is to use interest rate protection products (including interest rate exchange agreements and interest rate cap agreements) to hedge its interest rate risk. In accordance with both the 1994 Credit Facility and the 1995 Credit Facility, Continental is currently required to maintain interest rate protection (including fixed interest rate indebtedness) covering a minimum of 50% of its total debt.

  Interest rate exchange agreements ("Swaps") are matched with either fixed or variable rate debt. Continental accounts for outstanding Swaps on a settlement basis as an adjustment to interest expense. Gains or losses resulting from the termination of Swaps are amortized over the remaining life of the underlying debt or the Swap, whichever is less. As of June 30, 1995, Continental had Swaps pursuant to which it pays fixed interest rates averaging approximately 9.0% on notional amounts of $900.0 million (expiring in 1995 through 2000) and variable interest rates on notional amounts of approximately $1.6 billion (expiring in 1998 through 2003). The variable interest rates are based on 6-month LIBOR, which currently is approximately 6.0%.

  As of June 30, 1995, Continental had $800.0 million of interest rate cap agreements ("Caps"), which limit 6-month LIBOR to approximately 8.0%. Continental amortizes the cost of its Caps over the life of the Cap agreement as an adjustment to interest expense.

  As of June 30, 1995, Continental's ratio of fixed interest rate debt (which factors in Swaps, Caps and debt fixed by its terms) to total debt was approximately 56.0%. Continental's exposure, if the other parties fail to perform under both Swaps and Caps, would be limited to the impact of variable interest rate fluctuations and the periodic settlement of amounts due under these agreements.

  Capital Expenditures and U.S. Acquisitions. Continental's expenditures for property, plant and equipment totaled $231.0 million for the six months ended June 30, 1995 ($32.8 million of which was related to the provision of DBS service through PrimeStar). Excluding the 1995 Acquisitions, Continental anticipates that it will spend approximately $375.0 million for capital expenditures for its existing systems during 1995. In addition, Continental anticipates spending approximately $55.0 million in 1995 for DBS home-premises equipment in connection with its role as a distributor for PrimeStar. The anticipated increase in capital expenditures for 1995 as compared to 1994 is due to Continental's intention (i) to further deploy addressable technology and to expand channel capacity in its systems and (ii) to provide PrimeStar's DBS service. Continental anticipates funding its capital expenditures in 1995 with proceeds from the 1994 Credit Facility and cash provided from operating activities. In accordance with the recently adopted Social Contract with the FCC, Continental has agreed to invest a minimum of $1.35 billion in system rebuilds and upgrades in the United States from 1995 to 2000 to expand channel capacity and improve system reliability and picture quality. See "Business--U.S. Operating Strategy--Regulatory Strategy; Social Contract."

  In November 1994, Continental entered into: (i) the Merger Agreement, providing for the acquisition of Providence Journal Cable for total consideration of approximately $1.4 billion, and (ii) a purchase and sale agreement to acquire Columbia Cable of Michigan's cable television systems for approximately $155.0 million, of which $7.5 million was funded in escrow and included in Other Assets in 1994. Subsequent to December 31, 1994, Continental entered into purchase and sale agreements to purchase the cable television systems of Cablevision of Chicago and Consolidated Cablevision of California for approximately $168.5 million and $17.0 million, respectively. See "Other Financing and Investment Activities." Continental also entered into an agreement, which is being renegotiated, to acquire the remaining ownership interests and assume certain liabilities of N-COM, a limited partnership that owns and operates cable television systems in Michigan, for total consideration of approximately $85.0 million. Continental currently owns a 33.8% limited partnership interest in N-COM. The Cablevision of Chicago and the Consolidated Cablevision of California acquisitions closed in August 1995 and September 1995, respectively, and both the Merger and Columbia Cable of Michigan acquisitions closed in October 1995. The Pending N-COM Buyout is expected to close in the fourth quarter of 1995. All of these cable television systems primarily serve communities that are contiguous or in close proximity to Continental's existing systems. Continental has funded and will fund the cable system acquisitions in Michigan with borrowings under the 1995 Credit Facility. Continental funded the Cablevision of Chicago and the Consolidated Cablevision of California acquisitions with borrowings under the 1994 Credit Facility. Continental funded the Merger with borrowings under the 1995 Credit Facility as well as through the issuance of 30,142,732 shares of Class A Common Stock. See "Business--U.S. Acquisitions and Investments--Providence Journal Transaction" and "Other U.S. Acquisitions."

  Management believes that the 1995 Acquisitions will result in enhanced prospects and opportunities for growth for Continental, including increases in operating scale, system clustering and operating income. The Company anticipates reductions in the overhead expenses attributable to the systems acquired and other cost savings arising from the integration of such systems into Continental's larger operations.

  Investments. For purposes of the Statements of Consolidated Cash Flows, the Company's investments include telecommunications and technology investments, international investments and other investments.

  International Investments. Continental has advanced US$148.0 million to Fintelco, a company which owns and operates cable television systems serving over 620,000 subscribers in Argentina. Continental currently holds an approximate 50% interest in Fintelco. See "Business--International Operations." In addition, Continental has recorded commitments to contribute an additional US$33.5 million to Fintelco in order to finance a portion of certain acquisitions of Argentine cable television systems. Continental anticipates funding such commitments with borrowings under the 1994 Credit Facility and cash provided from operating activities. In addition, Fintelco is in the process of arranging an aggregate of approximately US$180.0 million in senior credit facilities, including a US$140.0 million credit facility with a group of financial institutions. Proceeds from such facilities will be used to refinance existing short-term indebtedness and for general corporate purposes, including capital expenditures. Such facilities may reduce the amount of future advances from Fintelco's shareholders, including Continental. As of October 16, 1995 Fintelco had received commitments, which are subject to final documentation, in excess of US$200.0 million for the US$140.0 million credit facility. No assurance can be given at this time that such facilities will be successfully arranged.

  Continental and Optus Communications Pty Limited ("Optus"), a provider of long-distance and cellular telephone services in Australia, have formed a joint venture to create a broadband communications network in Australia. The venture, called Optus Vision, is owned 46.5% by Continental, 46.5% by Optus, 5% by Publishing and Broadcasting Limited ("Nine"), the parent company of Kerry Packer's Nine Network and 2% by Seven Network Limited ("Seven"). Each of Nine and Seven has an option to increase its shareholdings at fair market value to 20% and 15%, respectively, at any time prior to July 1, 1997. Optus Vision is providing cable television, and will provide local telephone and a variety of advanced broadband interactive services to businesses and residential customers in Australia's major markets.

  As of June 30, 1995, Continental had invested approximately US$33.4 million in Optus Vision. Optus Vision anticipates at this time that the required funding needs of the project will total over US$1.5 billion (based upon exchange rates at June 30, 1995) through 1999, which will be provided by a combination of equity from the joint venture partners and third-party debt. Continental anticipates funding its share of the equity contributions to Optus Vision with borrowings under the 1994 Credit Facility, cash provided from operating activities, and other capital transactions, which could include the issuance of new indebtedness and/or equity. Continental's funding requirements would be reduced if either or both of Nine and Seven exercise their options to increase their equity interests in Optus Vision to 20% and 15%, respectively, but there can be no assurances that Nine and/or Seven will exercise their options.

  In September 1994, Continental acquired a 25% equity interest in SCV, which will construct, own and operate a cable television system in Singapore. SCV has the exclusive right, through June 2002, to provide traditional cable television service in Singapore. As of June 30, 1995, Continental had made capital contributions of US$17.6 million and committed to contribute up to approximately US$27.0 million (based on exchange rates as of June 30, 1995) in additional capital through 1996. In addition, Continental has committed to lend up to approximately US$45.0 million (based on exchange rates as of June 30, 1995) to SCV if third-party debt financing is unavailable. Continental anticipates funding such commitments with borrowings under the 1994 Credit Facility and cash provided from operating activities. SCV has arranged an aggregate of S$106.0 million in senior credit facilities and is in the process of arranging an additional S$100.0 million of senior credit facilities. Such facilities may reduce the amount of future advances from SCV's shareholders, including Continental. No assurance can be given at this time that all such facilities will be successfully arranged.

  Investments in Telecommunications and Technology. Continental has made numerous investments which are related to its ownership interests in TCG and PrimeStar.

  In 1993, Continental purchased 20% of TCG for a purchase price of $66.0 million. In addition, Continental has committed to lend up to $69.9 million to TCG through 2003, of which $53.8 million was advanced as of June 30, 1995. Continental has also invested $50.5 million in joint ventures involving TCG and other cable operators and may in the future make additional investments in TCG and joint ventures involving TCG. Such future possible investments cannot be quantified at this time and will be evaluated by Continental on a project-by-project basis. On May 22, 1995, TCG entered into a $250.0 million revolving credit facility with a group of financial institutions. Borrowings under the facility may be used for general corporate purposes of TCG, including capital expenditures. Such facility may reduce the amount of future advances from TCG's shareholders, including Continental.

  Continental also owns an approximate 10.4% partnership interest in PrimeStar and had a net investment of $13.5 million as of June 30, 1995. See "Business-- Telecommunications and Technology." Continental has made cash investments to fund PrimeStar's ongoing operations and may in the future make additional investments in PrimeStar. Continental anticipates funding any additional investments in PrimeStar with cash provided from operating activities and borrowings under the 1994 Credit Facility.

  Other Financing and Investment Activities. In January 1995, Continental sold its shares of QVC common stock in a tender offer for approximately $27.4 million and sold a portion of its investment in NCC for approximately $1.2 million. The proceeds from these sales were used to repay amounts outstanding under the 1994 Credit Facility. In exchange for its shares of Turner stock, Continental will receive approximately 4.4 million shares of Time Warner Inc. common stock if the merger between Turner and Time Warner Inc. is consummated as proposed. See "Business--Telecommunications and Technology."

  Other assets increased by $28.8 million during the six months ended June 30, 1995 due primarily to a $16.9 million deposit in connection with the Cablevision of Chicago acquisition, which closed in August 1995, and approximately $13.0 million of loans to certain employees to cover tax obligations in connection with Continental's Restricted Stock Purchase Program. See Note 11 to Continental's Consolidated Financial Statements.

  1998-1999 Share Repurchase Program. Continental is a party to a liquidity agreement (the "Stock Liquidation Agreement") with certain stockholders, including H. Irving Grousbeck (a co-founder of Continental) , and the partners of certain general investment limited partnerships managed by Burr, Egan, Deleage & Co. (collectively, the "Subject Stockholders"). Since 1989, Continental has repurchased approximately 9.7 million shares of Redeemable Common Stock for an aggregate purchase price of approximately $139.6 million. In addition, in a series of negotiated transactions, the Company has converted approximately 11.9 million shares of Redeemable Common Stock into the same number of shares of Common Stock. As a result, Continental's remaining obligation under the Stock Liquidation Agreement has been reduced to the repurchase of approximately 16.7 million shares (representing approximately % of its outstanding shares of Common Stock on a fully diluted basis, assuming conversion of the outstanding shares of Series A Preferred Stock and after giving effect to the Offering) of Redeemable Common Stock held by the Subject Stockholders, as well as by the other stockholders who elected to participate in this aspect of the liquidity program (collectively, the "Selling Stockholders"), on December 15, 1998 (or January 15, 1999, at each Selling Stockholder's election). The purchase price for such redemption is equal to the greater of (i) the dollar amount that a holder of Common Stock would receive per share of Common Stock upon a sale of Continental as a whole pursuant to a merger or a sale of stock or, if greater, the dollar amount a holder of Common Stock would then receive per share of Common Stock derived from the sale of Continental's assets and subsequent distribution of the proceeds therefrom (net of corporate taxes, including sales and capital gains taxes in connection with such sale of assets), in either case less a discount of 22.5%, or (ii) the dollar amount equal to the net proceeds which would be expected to be received by a stockholder of Continental from the sale of a share of Common Stock in an underwritten public offering at the time the shares are to be repurchased after, under certain circumstances, being reduced by pro forma expenses and underwriting discounts. In the event Continental is unable to perform its obligation to complete the 1998-1999 Share Repurchase Program within six months of the payment date therefor, Continental is obligated, at the request made within such six-month period by any one or more Subject Stockholders or transferees holding an aggregate of at least 2.5 million shares of such transferred shares of Redeemable Common Stock, to use its best efforts (subject to compliance with applicable laws and regulations) to cause the sale of all or substantially all of the assets of Continental and, following the consummation of such sale, to liquidate Continental.

  Capital Resources. Historically, cash generated from Continental's operating activities in conjunction with borrowings and, to a lesser extent, proceeds from private equity issuances have been sufficient to fund its debt service requirements, stock repurchase obligations and to make capital expenditures, investments and acquisitions. Continental believes that cash generated from operating activities, together with borrowings from existing and future credit facilities, and net proceeds from the Offering and future equity issuances, will be sufficient to fund its future debt service requirements and stock repurchase obligations and to make anticipated capital expenditures, investments and acquisitions. However, there can be no assurance in this regard. Furthermore, there can be no assurance that the terms available for any future debt or equity financing would be favorable to Continental.

  Recent Legislation. In October 1992, Congress enacted the 1992 Cable Act, which, among other things, authorizes the FCC to set standards for governmental authorities to regulate the rates for certain cable television services and equipment and gives local broadcast stations the option to elect mandatory carriage or require retransmission consent.

  Pursuant to authority granted under the 1992 Cable Act, the FCC in April 1993 promulgated rate regulations that established maximum allowable rates for cable television services, except for services offered on a per-channel or per-program basis. On February 22, 1994, the FCC adopted a revised regulatory scheme which included, among other things, interim cost-of-service standards and a new benchmark formula to determine certain service rates. In creating the new benchmark formula, the FCC authorized a further reduction in rates for certain regulated services. As a result, rates for certain regulated services in effect were then reduced by as much as 17% below their September 30, 1992 levels if they exceeded the new per-channel benchmark rates. The old benchmark formula called for a reduction of up to 10%. As part of the implementation of the regulations, the FCC froze rates for regulated services from April 1, 1993 through May 15, 1994.

  The regulations require rates for equipment to be cost-based and require reasonable rates for regulated cable television services to be established based on, at the election of the cable television operator, either application of the FCC's benchmarks or a cost-of-service showing pursuant to standards adopted by the FCC.

  To the extent that a cable television system's rates are found to exceed the reasonable rate determined by the methodology selected by the cable television operator, the rates will be subject to "rollbacks" and, in some cases, refunds. In addition, if a cable television system's rates for regulated services do not need to be reduced by 17% in order to reach the new benchmark adopted on February 22, 1994, such rates may nonetheless be subject to further reduction, up to a maximum reduction of 17% from the rates in effect on September 30, 1992, based upon the results of a pending FCC study of the operating costs of such cable television systems. See "Legislation and Regulation." The timing and amount of such rollbacks, refunds and further reductions, if any, for any system will depend on a number of factors, including the method of rate determination selected by the cable television operator, further clarification of the benchmark and cost-of-service methodologies adopted on February 22, 1994, the ability of the FCC to efficiently process cost-of-service showings submitted by cable television operators, the success on the merits of such cost-of-service showings and the outcome of pending litigation challenging various aspects of the 1992 Cable Act.

  Under current FCC regulations, a rate complaint or certification of a local franchising authority is required to regulate a system. In accordance with the regulations, Continental has either reduced rates under the FCC's benchmark methodology or supported current rates by cost-of-service showings for these regulated franchises. Certain positions taken by Continental in its cost-of-service filings were based on provisions of the FCC's interim cost-of-service rules that allow certain "presumptions" in the rules to be overcome on a case-by-case basis. While Continental believes that its showings in this regard were sufficient, the results of these cases were unknown at the time. As a result Continental recorded a non-cash revenue reserve in 1994.

  Continental has settled all of its pending cost-of-service rate cases and all of its benchmark Cable Programming Service tier rate cases through the recently adopted Social Contract with the FCC. Benchmark Basic Broadcast Tier cases will continue to be resolved by Continental and local franchising authorities. For a description of the Social Contract, see "Business--U.S. Operating Strategy-- U.S. Regulatory Strategy; Social Contract."

                                    BUSINESS

GENERAL

  Continental is a leading provider of broadband communications services. As of June 30, 1995, Continental's systems and those of its U.S. affiliates passed approximately 7.1 million homes and provided service to approximately 4.1 million basic subscribers, making the Company the third-largest cable television system operator in the United States. In addition, Continental has pursued and continues to pursue investments that are complementary to its core business, including (i) international broadband communications ventures; (ii) interests in the telecommunications and technology industries, including companies offering competitive-access telephony and DBS service; and (iii) interests in programming services. Continental's business strategy is to capitalize on its clustered systems, technologically advanced broadband networks, management expertise and reputation for quality to compete effectively in new and existing businesses and markets. For 1994, the Company's pro forma revenues were approximately $1.6 billion and its pro forma operating income before depreciation, amortization and non-cash compensation was $675.9 million.

  CABLE TELEVISION SYSTEMS. The Company's five management regions operate systems that are organized into 19 operating clusters in 20 states. As of June 30, 1995, approximately 55.9% of Continental's subscribers were located in the Company's seven largest operating clusters. The 1995 Acquisitions increase the total number of subscribers in these clusters by approximately 42.8%, to more than 2.2 million. Continental believes that its operating scale in key markets generates significant benefits, including lower programming costs and other operating efficiencies, and enhances its ability to develop and deploy new technologies and services.

  Continental's systems have channel capacity and addressability that are among the highest in cable industry. The Company's systems are located principally in suburban communities adjacent to major metropolitan markets, as well as mid-sized cities, that generally have attractive demographics and are geographically diverse. These systems serve communities with a median household income of approximately $42,300 versus the national median of approximately $37,900. Continental believes that its technologically advanced broadband networks and the demographic profile of its subscriber base, coupled with its effective marketing, are essential to its ability to sustain pay-to-basic penetration rates and total monthly revenue per average basic subscriber that are among the highest in the cable industry. Continental believes that the geographic diversity of its system clusters reduces its exposure to economic, competitive or regulatory factors in any particular region.

  INTERNATIONAL. Continental participates in several broadband communications ventures outside the United States. The Company owns a 50% interest in Fintelco, the largest cable television system operator in Latin America, which currently serves over 620,000 subscribers in Argentina. Continental has also formed a joint venture in Australia, in which it holds a 46.5% equity interest. Optus Vision is constructing a broadband communications network to provide local telephony, cable television and a variety of advanced interactive services to business and residential customers. Continental has a 25% equity interest in SCV, a joint venture that is constructing a broadband network to provide cable television and a variety of advanced interactive services to substantially all households in Singapore. Continental also has recently signed a memorandum of understanding relating to the provision of cable television, telephony, multimedia and interactive services in Japan and continues to pursue other international opportunities, principally in Latin America and the Pacific Rim.

  TELECOMMUNICATIONS AND TECHNOLOGY. The Company has investments in the telecommunications and technology industries, including: (i) a 20% ownership interest in TCG, a provider of local telecommunications services to high-volume business customers in major metropolitan areas nationwide; (ii) controlling interests in two companies that provide local telecommunications services to business customers in Richmond, Virginia and Jacksonville, Florida; and (iii) an approximate 10% ownership interest in PrimeStar, a provider of medium-powered, 73-channel DBS service to over 500,000 subscribers nationwide.

  PROGRAMMING. The Company has made and continues selectively to make investments in programming services. The Company's programming investments include interests in Turner, E!, New England Cable News, HSN, Viewer's Choice, Music Choice, the Golf Channel and the Food Channel.

BUSINESS STRATEGY

  Continental's business strategy is to capitalize on its clustered systems, technologically advanced broadband networks, management expertise and reputation for quality to compete effectively in new and existing businesses and markets.

  U.S. OPERATIONS. The Company's strategy in the United States is to acquire and retain customers that will subscribe to a broad range of video, high-speed data, telephony and other telecommunications services. Execution of this strategy involves the following key operating principles: (i) expansion of its nationwide operating scale (as measured by homes passed); (ii) further development of large regional system clusters in demographically attractive markets; (iii) development of technologically advanced broadband networks capable of providing enhanced video, high-speed data, telephony and other telecommunications services; (iv) dedication to decentralized and locally responsive management; (v) increased focus on marketing; (vi) commitment to superior customer service and community relations; and (vii) continued leadership in regulatory and other industry matters.

  INTERNATIONAL OPERATIONS. Continental has made and continues selectively to pursue investments in international broadband communications networks, principally in Latin America and the Pacific Rim. These investments represent opportunities for Continental to capitalize on its managerial, technical and marketing expertise in international markets. Continental intends to apply its U.S. operating principles, as appropriate, to its international ventures. In addition, Continental receives valuable information and operating experience in businesses, such as telephony, that Continental intends to develop in the United States. In considering such investments, Continental seeks the following characteristics: (i) favorable demographics and attractive growth prospects;
(ii) well-capitalized investment partners with extensive knowledge of the local markets; and (iii) favorable political, regulatory and competitive environments.

U.S. CABLE TELEVISION BUSINESS

  Cable television is a service that delivers a wide variety of channels of television programming, consisting primarily of video entertainment, sports and news, as well as informational services, locally originated programming and digital audio programming, to the homes of subscribers who pay a monthly fee for the service. Television and radio signals are received by off-air antennas, microwave relay systems and satellite earth stations and then distributed to subscribers' homes over networks of coaxial and fiber-optic cables.

  Continental's systems offer subscribers various levels (or "tiers") of cable services consisting of broadcast television signals available off-air in any locality, television signals from so-called "superstations" originating in distant cities (such as WTBS, WGN and WWOR), various satellite-delivered, non-broadcast channels (such as Entertainment and Sports Programming Network ("ESPN"), Cable News Network ("CNN"), the USA Network ("USA"), and Music Television ("MTV")), displays of information featuring news, weather and stock market reports and programming originated locally by the systems (such as public, educational and governmental access channels). Continental's systems also provide premium services to basic subscribers for an extra monthly charge. These premium services include Home Box Office ("HBO"), Cinemax, Showtime, The Movie Channel, Encore, The Disney Channel and certain regional sports networks, which are satellite-delivered channels that consist principally of feature films, live sporting events and other special-entertainment features, usually presented without commercial interruption. Certain of Continental's systems also carry "multiplexed" premium services, which are available from certain premium-service providers such as HBO. Multiplexing allows a premium-service provider to offer its programming on two or more channels simultaneously, but scheduled differently, so as to provide the subscriber with an expanded choice of programs at any given time.

  Although services vary from system to system because of differences in channel capacity and viewer interest, each of Continental's systems offers a Basic Broadcast Tier ("BBT") as the lowest-priced tier (consisting generally of broadcast television signals available locally off-air, local origination and public, educational and governmental access channels), one or more Cable Programming Service ("CPS") tiers (which include satellite-delivered cable programming services) and several premium and pay-per-view channels. Subscribers may choose various combinations of such services. A limited number of Continental's systems offer certain satellite-delivered, non-broadcast services as a New Product Tier ("NPT"), which the FCC has indicated it will forebear from regulating. See "Legislation and Regulation" for a description of recent legislation and regulation, which limits Continental's ability to price and tier certain programming services. Continental may offer such NPTs to subscribers in additional systems as it expands channel capacity in such systems. As a result of the Social Contract, Continental is permitted on each existing system (currently excluding the systems acquired in the 1995 Acquisitions) to move up to four existing services on CPS tier(s) to a single Migrated Product Tier, provided such tier is offered without requiring customers to purchase any tier other than the BBT. The rates of the Migrated Product Tier will be regulated under the Social Contract until January 1997 and then may be converted into NPTs.

  A customer generally pays an initial installation charge and fixed monthly fees for the BBT, CPS, NPT, Migrated Product Tier and premium programming services. Such monthly service fees constitute Continental's primary source of revenues. In addition to these monthly revenues, Continental's systems currently generate revenues from additional fees paid by customers for pay-per-view programming of movies and special events and from the sale of available advertising spots on advertiser-supported programming. Continental's systems also offer home shopping services, from which Continental receives a share of revenues from sales of merchandise in its service areas.

U.S. OPERATING STRATEGY

  Continental's strategy in the United States is to acquire and retain customers that will subscribe to a broad range of video, high-speed data, telephony and other telecommunications services. Execution of this strategy involves the following key operating principles:

  OPERATING SCALE. Continental is committed to preserving and further expanding its operating scale in key markets (as measured by the number of homes passed) through internal growth and strategic system acquisitions and exchanges. Continental believes that operating scale is critical to its ability to meet the growing capital and technical requirements that are vital to its long-term competitiveness and will enable it to realize lower programming costs and other operating efficiencies, enhance its ability to develop and deploy new technologies and provide new services. The 1995 Acquisitions increase the Company's basic subscribers by 31.4% and homes passed by 30.9% as of June 30, 1995.

  LARGE REGIONAL SYSTEM CLUSTERS. Since its inception, Continental has concentrated its operations in large regional system clusters located primarily in suburban communities adjacent to major metropolitan markets, as well as mid-sized cities, that generally have attractive demographics and are geographically diverse. Continental believes that clustering creates operating efficiencies through reduced marketing and personnel costs and lower capital expenditures, particularly in systems where cable service can be delivered to several communities within a single region through a central headend reception facility. Regional system clusters are attractive to advertisers in that they maximize the scope and effectiveness of advertising expenditures. Large system clusters also enable Continental to attract and retain high-quality management at the system level and to more effectively deploy new products and services. In addition to selectively acquiring systems, Continental is exploring opportunities to enlarge and enhance key regional system clusters by exchanging certain systems with other cable television operators. Such transactions would enable Continental to further realize the benefits of clustering without further commitment of capital.

  Giving effect to the 1995 Acquisitions, as of June 30, 1995, approximately 55.9% of Continental's total basic subscribers were located in the Company's seven largest operating clusters, which include the greater metropolitan areas of Boston, Chicago, Los Angeles and Detroit. The 1995 Acquisitions increase the total number of basic subscribers in these seven operating clusters by approximately 42.8%, to more than 2.2 million. More specifically, the Company's two largest operating clusters, the greater metropolitan areas of Boston and Los Angeles, have increased their subscriber base by approximately 24.0% and 45.6%, respectively, as a result of the Merger.

  Communities that are served by Continental's systems have a median household income of approximately $42,300, versus the national median of approximately $37,900. Continental's systems are currently located in 20 states and are divided into five management regions, with no single region accounting for more than 25.2% of total basic subscribers. Continental believes that this geographic diversity reduces its exposure to economic, competitive or regulatory factors in any particular region.

  TECHNOLOGICALLY ADVANCED SYSTEMS. Continental strives to maintain the highest technological standards in the industry and is continually upgrading its systems. By deploying high-capacity fiber-optic cable and addressable technology in its broadband network, Continental continues to develop the foundation from which to provide a broad range of video, high-speed data, telephony and other telecommunications services. Fiber-optic cable provides the capacity necessary to offer such services. Addressable technology, which enables Continental to control electronically the cable television services to be delivered to each customer, is essential to realize the full growth potential of pay-per-view, tiered programming offerings such as NPTs and Migrated Product Tiers and other interactive video services. Continental's continuing investment in its systems enhances picture quality and signal reliability, reduces operating costs and improves overall customer satisfaction.

  Continental is currently rebuilding and upgrading its U.S. systems to create advanced hybrid fiber-optic and coaxial cable networks that will serve as the infrastructure for the provision of enhanced video, high-speed data, telephony and other telecommunications services. Continental anticipates making the incremental capital investment required to provide new services as regulations permit and customer demand expands. Continental believes it is currently among the leaders in the cable industry in the deployment of fiber-optic cable. Although Continental believes that demand exists to support the entry of cable television companies into the telephony business, the offering of these services will require the removal of existing regulatory and legislative barriers to local telephone competition. See "Competition" and "Legislation and Regulation."

  Continental intends to use its existing broadband communications network and sale and service organization as the platform to provide a bundled package of enhanced video, high-speed data, telephony and other telecommunications services in selected markets. Continental anticipates that it will be a facilities-based provider of enhanced video, high-speed data and certain telephony services. The Company expects, however, to resell certain services such as wireless and long distance telephony. Continental is currently exploring various business arrangements, which may differ by market, including:
(i) affiliating with other cable television companies; (ii) affiliating with an RBOC or an IXC; and (iii) entering the business independently. Continental believes that it is well-positioned to provide these services, given its national operating scale, large regional system clusters in demographically attractive markets, technologically advanced broadband networks, existing sales and service organization and reputation for quality.

  Continental continues to upgrade its systems with addressable technology and fiber-optic cable. As of June 30, 1995, Continental provided at least 54-channel capacity in systems serving over 72.0% of its basic subscribers. In addition, Continental has addressable technology in systems serving over 86.0% of its basic subscribers. The Company anticipates that approximately 82.1% of its basic subscribers will be served by systems with at least 78-channel capacity and that approximately 54.0% of its basic subscribers will be served by systems with 110-channel capacity, by the end of 1998. Continental will also begin to deploy digital converter boxes, as they become commercially available, to certain basic subscribers. Digital compression significantly increases the number of video channels that can be carried on a system and greatly increases Continental's ability to provide enhanced video, high-speed data, telephony and other telecommunications services. In addition to upgrading its systems, Continental is deploying an information technology system in order to increase operating efficiencies (including customer billing) and capitalize on the increasing household use of on-line computer services.

  Continental has recently installed digital advertising insertion systems in several markets including Boston, Richmond, Jacksonville, Pompano, Dayton, Fresno and Detroit. These digital advertising insertion systems allow Continental to download advertisements electronically to certain headends, thereby significantly enhancing the flexibility and reliability of Continental's advertising sales. Continental's New England region employs high-speed Asynchronous Transfer Mode switches, which, in addition to facilitating advertising insertion, have other potential uses, including improving Continental's ability to provide enhanced video, voice and data offerings. Asynchronous Transfer Mode is a new high-speed data transport and packaging protocol that allows data, video and voice to be sent simultaneously over the same communication line.

  DECENTRALIZED AND LOCALLY RESPONSIVE MANAGEMENT. Continental has developed a decentralized and locally responsive management structure that brings significant management expertise and stability to every region and allows Continental to respond effectively to the specific needs of the communities it serves. Broad operating authority has been delegated to the Senior Vice President managing each region, who has, on average, 12 years of experience with Continental and 18 years within the cable industry. Certain employees, including the regional Senior Vice Presidents, are awarded equity compensation in the form of restricted stock grants, which vest over time, as an additional incentive to maximize stockholder value. Continental believes that the expertise, stability and commitment of its regional management is integral to its ability to provide superior customer service, maintain strong community and local regulatory relations and maximize growth potential.

  EFFECTIVE MARKETING. Continental seeks to maximize revenues by increasing subscriptions to its BBT, CPS, NPT, Migrated Product Tier, premium and pay-per-view programming services through effective marketing, combined with a local focus on customer service and community relations. Continental markets cable television services through telemarketing, direct mail and door-to-door solicitation, reinforced by radio, cable television, off-air television and newspaper advertising. Continental seeks to attract and retain long-term subscribers and increase the percentage of homes in its service areas that subscribe to expanded service offerings. Continental believes that its technologically advanced systems and the demographic profile of its subscriber base, coupled with its effective marketing, are essential to its ability to sustain pay-to-basic penetration rates and total monthly revenue per average basic subscriber among the highest in the cable industry. As of June 30, 1995, Continental's 81.3% ratio of premium service subscriptions to basic subscribers was one of the highest in the industry, and, as a result, Continental's total pro forma monthly revenue per average basic subscriber of $34.63 as of June 30, 1995 was also among the highest in the cable industry.

  Continental has been recognized repeatedly by the cable industry for its effective marketing. Each year the Cable Television Administration and Marketing Society, Inc., the industry's marketing professional society, presents "MARK" Awards to companies with the best marketing efforts in the industry. Continental has won significantly more MARK awards over the last five years than any other cable company.

  CUSTOMER SERVICE AND COMMUNITY RELATIONS. Continental believes that it is an industry leader in addressing the needs of its local customers. Continental received the "Operator of the Year" Award, which rated it the "most admired company in the cable industry," from Cablevision Magazine for the three years in which the award was based upon a poll of its readers (1988-1990). Through the use of surveys, focus groups, and other research tools, and by continually investing in information technology and training programs, Continental believes it has created one of the most extensive customer service programs in the industry, supported by training centers in each of its regions. To improve its customer service efforts, Continental is in the process of incorporating wide-area computer networks into its customer service functions, which will enable customer service representatives to more effectively interact with the customer.

  Continental's emphasis on customer service has helped it to foster and sustain good relationships with the communities it serves. With 19 Beacon Awards in the past three years, Continental has received more public service awards from the Cable Television Public Affairs Association (the "CTPAA") than any other cable company during that period. In addition, CTPAA awarded to Amos
B. Hostetter, Jr., Continental's

Chairman and CEO, its 1992 Crystal Beacon Award for his and Continental's commitment to public affairs. In 1993 and 1994, Continental received the Partnership in Education award for its outstanding record in partnering with local schools. In 1991 and 1992, Continental also won Community Action Network Awards for applying the resources of cable television to help solve social problems in various communities. In 1990, Continental received a Broadcasting Award from the National Education Association ("NEA") for its work in supporting education, the first time the NEA had so recognized a cable operator. Continental is a founder of Cable in the Classroom, an industry-wide initiative providing 525 hours of commercial-free educational programming each month to more than 3,000 public and private schools in the communities it serves. Amos B. Hostetter, Jr. served as the first Chairman of Cable in the Classroom.

  Continental believes that its focus on customer service and community relations and reputation for quality will provide a competitive advantage as it plans to market a broad range of video, high-speed data, telephony and other telecommunications services to homes in its operating regions, frequently in competition with other providers of these services. See "Competition."

  LEADERSHIP IN REGULATORY AND OTHER INDUSTRY MATTERS. Continental has fostered strong regulatory relations at the federal and local levels. In order to resolve a variety of significant regulatory issues and obtain more certainty in the regulatory environment, on August 3, 1995, the FCC adopted the Social Contract with Continental, which is the first comprehensive rate agreement involving cable television ever approved by the FCC. The Social Contract extends through the year 2000 and settles most of the Company's current rate cases. See "U.S. Regulatory Strategy; Social Contract."

  Continental has also been a leader in other significant cable industry matters. For instance, the Company is a founder of Cable in the Classroom and is the first major cable television company to reach a retransmission consent agreement with a broadcaster not requiring cash compensation in exchange for the right to carry the broadcaster's local television signals. See "Programming." Continental believes that its leadership on regulatory and other industry matters will provide a competitive advantage as its markets a broad range of video, high-speed data, telephony and other telecommunications services.


  EXPANDED SERVICE OFFERINGS. Continental believes that its operating strategy has generated and will continue to generate additional revenues from numerous sources, as customer demand expands and regulations permit.

  Increased channel capacity and addressability enable Continental to offer expanded video services such as "tiered" and "multiplexed" services. Continental believes that the "tiering" of programming services, which includes providing Migrated Product Tiers and NPTs, leads to increased customer satisfaction by offering subscribers a wider variety of programming and pricing packages from which to choose. In addition, Continental currently uses "multiplexing" in many systems to enhance the perceived value of certain of its premium service offerings such as HBO.

  In recent years, Continental has begun to generate revenues from additional sources, including advertising, pay-per-view and home shopping services. Continental derives revenues from the sale of advertising time on advertising-supported, satellite-delivered networks such as ESPN, MTV and CNN, as well as on locally originated programming. Continental's advertising revenues increased from $18.0 million for the year ended December 31, 1989 to $58.0 million for the year ended December 31, 1994 (representing a 26% compound annual growth rate in advertising revenues) and accounted for 4.8% and 4.7% of Continental's total revenues for the year ended December 31, 1994 and the six months ended June 30, 1995, respectively. Continental has increased its advertising sales through its participation in several regional cable advertising interconnects (associations of cable companies designed to effectively deliver a large market to advertisers), as well as through the deployment of advanced technologies, including digital advertising insertion systems and Asynchronous Transfer Mode switches. Continental also participates in the national development of cable advertising through its ownership interest in NCC, the largest cable advertising representation firm in the country.

  Pay-per-view programming is offered to subscribers on an individual event basis and consists of recently released movies and special events (including boxing matches, other sporting events and concerts). Continental realized 14% compound annual growth in pay-per-view revenues from December 31, 1989 to December 31, 1994; for the year ended December 31, 1994, and the six months ended June 30, 1995 pay-per-view revenues accounted for approximately 2.0% of Continental's total revenues.

  Continental believes that increased channel capacity and the further deployment of addressable technology in its systems will enable it to expand the number of channels dedicated to pay-per-view services and increase the number of subscribers with access to pay-per-view programming. Continental will be conducting marketing and engineering trials in its Natick, Massachusetts system to evaluate the viability of enhanced pay-per-view or near video-on-demand ("NVOD") services. The Natick trials are scheduled to begin in early 1996 and will cover approximately 1,500 homes. Based on the results of these tests, Continental may offer enhanced pay-per-view or NVOD services in certain of its other systems by early 1997.

  Continental also receives a percentage of the proceeds from subscribers' purchases of merchandise offered on home shopping programming services such as QVC, HSN and Valuevision. Combined, advertising, pay-per-view and home shopping revenues have increased at a compound annual rate of 22% over the past five years. Continental believes that these and other services could become more substantial sources of revenue over time, however, there can be no assurance in this regard.

  In addition, Continental has created an advanced broadband telecommunications network for Boston College in Newton, Massachusetts, which is a fully interactive, 750 MHz network providing service to 2,500 classrooms, 400 administrative locations and 6,000 dormitory locations on campus. The network provides video and high-speed data services, including full access to library resources and the Internet from each dormitory room, and will provide telecommuting services to faculty, administrators and students. The project represents an opportunity for Continental to capitalize on its existing network infrastructure to provide comprehensive broadband network services. Based on its experience providing these services to Boston College, Continental may make these services available on its systems in other markets.

  Continental intends to use its existing broadband communications network and sale and service organization as the platform to provide a bundled package of enhanced video, high-speed data, telephony and other telecommunications services in selected markets. Continental anticipates that it will be a facilities-based provider of enhanced video, high-speed data and certain telephony services. The Company expects, however, to resell certain services such as wireless and long distance telephony. Continental is currently exploring various business arrangements, which may differ by market, including:
(i) affiliating with other cable television companies; (ii) affiliating with an RBOC or an IXC; and (iii) entering the business independently. Continental believes that it is well-positioned to provide these services, given its national operating scale, large regional system clusters in demographically attractive markets, technologically advanced broadband communications network, existing sale and service organization and reputation for quality.

  Continental currently provides competitive-access telephony service to business customers in Jacksonville, Florida and Richmond, Virginia through its subsidiaries, Continental Fiber Technologies, Inc. and Alternet of Virginia, Inc. Continental is currently certificated to provide residential telephony service in Florida and has already installed telephony switching equipment in Jacksonville, Florida. The Company plans to provide residential telephone service initially to multiple-dwelling units in selected Florida communities in early 1996 and introduce residential telephone service to single-family homes by the end of 1996. Based on its results in Florida, the Company will seek to provide telephony services in additional markets as regulation permits and as customer demand expands. Continental has applied for certification to provide telephony services in California and will likely apply for certification in Massachusetts, Illinois, Ohio, Virginia and New Hampshire during 1996. The U.S. residential and business telephony markets generated over $100.0 billion of revenues in 1994, which is approximately five times larger than the 1994 U.S. cable television market.

  Finally, the Company currently acts as a local distributor of the PrimeStar DBS service. In this role, it sells to, services, and collects monthly fees from consumers. PrimeStar, of which Continental owns 10.4%, currently offers a wide range of programming, including 73 channels of cable and network television, sports and movies as well as several audio channels. As of June 30, 1995, Continental served over 48,000 of PrimeStar's 492,000 customers. In addition, Continental generated DBS service revenue of $14.2 million and EBITDA of $1.2 million for the six months ended June 30, 1995. See "Telecommunications and Technology--PrimeStar."

  U.S. REGULATORY STRATEGY; SOCIAL CONTRACT. In October 1992, Congress enacted the 1992 Cable Act, which, among other things, authorizes the FCC to set standards for governmental authorities to regulate the rates for certain cable television services and equipment and gives local broadcast stations the option to elect mandatory carriage or require retransmission consent.

  After extensive evaluation of cost-of-service principles and economic and legal analyses by experts in the rate regulation area, Continental decided to defend certain of its service rates using the FCC's benchmark methodology in regulated systems serving approximately 20% of its BBT subscribers and 24% of its CPS tier subscribers, and certain of its service rates using the cost-of-service methodology in regulated systems serving approximately 18% of its BBT subscribers and 29% of its CPS tier subscribers. The decision to rely on cost-of-service showings was based in part on the fact that Continental's systems generally have substantially higher channel capacities and addressability than the industry as a whole, reflecting greater capital investment on a per subscriber basis. Having decided to pursue the cost-of-service process in some of its systems, Continental added the resources and acquired the expertise needed to support the filings both at the FCC and locally.

  On August 3, 1995, the FCC adopted the Social Contract with Continental, which covers all of Continental's existing franchises (currently excluding the systems acquired in the 1995 Acquisitions), including those that are currently unregulated, and is the first comprehensive rate agreement involving cable television ever approved by the FCC. The Social Contract is designed to (1) assure fair and reasonable rates for Continental's cable service customers; (2) improve Continental's cable service by substantially upgrading the channel capacity and technical reliability of its U.S. systems; and (3) reduce the administrative burden and costs of regulation for local governments, the FCC and Continental. The Social Contract settles Continental's pending cost-of-service rate cases and its benchmark CPS tier rate cases. Benchmark BBT cases will be resolved by Continental and local franchising authorities. As part of the Social Contract, Continental agreed to, among other things, (i) invest at least $1.35 billion in system rebuilds and upgrades in the United States from 1995 through 2000 to expand channel capacity and improve system reliability and picture quality; (ii) make in-kind refunds to affected subscribers with a retail value of approximately $9.5 million (for which adequate reserves have been recorded in Continental's financial statements); and (iii) restructure its BBT and CPS tier rates, as described below. The resolution of pending rate cases is without any finding by the FCC of any wrongdoing by Continental. To the extent new legislation is adopted that is more favorable to Continental than the terms of the Social Contract, Continental will not be bound by the terms of the Social Contract.

  Pursuant to the Social Contract, Continental agreed to convert, by no later than January 1, 1996, all of its existing BBT services to a low price "lifeline basic" tier by setting rates at levels specified in the Social Contract and then reducing those rates 15% to 20%. The specified levels of BBT rates before the reduction are: (i) the benchmark rates, where Continental defended regulated rates by the FCC's benchmark formula; (ii) the lower of the current rate or the benchmark rate, where Continental defended regulated rates using the cost-of-service methodology; and (iii) current rates in unregulated franchise areas. Continental must reduce the BBT rates by 15%, but it has discretion to reduce them as much as 20% where BBT rates in franchise areas within a single system vary and the deeper reduction would achieve greater uniformity of rates. Generally, the programming for the "lifeline basic" tier (consisting generally of broadcast television signals locally available off-air, local origination and public, educational and governmental access channels) will be maintained for the life of the Social Contract. The Social Contract will allow Continental to offset

BBT revenue reductions resulting from the creation of "lifeline basic" tiers with adjustments to rates on its CPS tiers. In the future, rates for the "lifeline basic" tier can be increased for external cost increases and inflation. Local franchise authorities will be given a limited right to opt out of the BBT refund provision of the Social Contract with respect to the cost-of-service BBT cases over which they have jurisdiction, but none have elected to do so. In some cases, Continental has waived the 12-month rule and must defend its rates under cost-of-service principles from the start of regulation until rates are restructured. Local franchise authorities may not opt out of any other provisions of the Social Contract. In unregulated areas or in areas where rates were defended using the FCC's benchmark formula, local franchise authorities may not opt out of any provisions of the Social Contract.

  Pursuant to the Social Contract, by January 1, 1996, (i) all regulated CPS tier rates that are determined according to the FCC's benchmark formula will be set at the benchmark rate and (ii) all regulated CPS tier rates that are currently defended using the cost-of-service methodology, as well as unregulated CPS tier rates, will be maintained at current levels. In each case, Continental will be permitted to adjust its CPS tier rates to offset the 15% to 20% reductions in its BBT rate and to allow for external cost increases, inflation and channel additions permitted by the FCC's "going forward" rules (the "Going Forward Rules"). Under the Going Forward Rules, Continental, along with other cable operators, during the two-year period beginning January 1, 1995, is permitted, subject to limits prescribed in those rules, to add new services and to reflect the cost of those new services by an amount not to exceed $.20 per added channel up to an aggregate of $1.20, plus the actual license fees for the added channels not to exceed a total of $.30. In 1997, a seventh channel may be added at a rate of $.20 plus the license fee.

  Pursuant to the Social Contract, Continental is permitted to conduct a second round of channel additions during the three-year period commencing January 1, 1998 on the same terms as the first round under the Going Forward Rules. Continental is the first cable operator that has been afforded a second round of channel additions under the Going Forward Rules.

  Pursuant to the Social Contract, Continental is permitted to average broad categories of equipment and various installation costs for all its systems on a state-wide or region-wide basis, rather than on a franchise by franchise basis. Those rates will be reviewed and approved by the FCC, subject to enforcement by local franchise authorities.

  Finally, Continental is permitted on each system to move up to four existing services on CPS tier(s) to a single Migrated Product Tier, provided the Migrated Product Tier is offered without requiring customers to purchase any tier other than the BBT. The rates of the Migrated Product Tier will be regulated in accordance with price limits contained in the Social Contract until January 1, 1997, at which point Continental systems may elect to convert their Migrated Product Tiers into NPTs, as defined by the Going Forward Rules, provided the tiers continue to be offered without requiring customers to purchase any tier other than the BBT. The rates for the NPTs are regulated by market forces. See "Legislation and Regulation--Federal Regulation--Rate Regulation." In addition, Continental has the right to add an unlimited number of new channels to its Migrated Product Tier at $.20 per channel, plus the actual license fees for the added channels.

  Continental has the right to petition the FCC to incorporate future acquisitions of cable television systems under the Social Contract. No final determination has been made at this time on whether or not to seek to include systems acquired in the 1995 Acquisitions under the Social Contract. See "U.S. Acquisitions and Investments--Other U.S. Acquisitions."

  The rate restructuring, Migrated Product Tier and "Going Forward" adjustments that Continental has implemented under the Social Contract will continue to apply to systems divested by Continental through a system sale or exchange. Other rights and obligations will apply only if the new owner notifies the FCC that it agrees to be bound by the same or similar terms and conditions as those contained in the Social Contract. Continental will not be relieved of its total capital investment requirement under the Social Contract by reason of these divestitures.

U.S. SYSTEMS

  The following table summarizes the growth of Continental and its affiliates within the United States since December 31, 1992 and includes certain pro forma operating data of Continental's U.S. systems and its U.S. affiliates, giving effect to the 1995 Acquisitions.

                               AS OF DECEMBER 31,          AS OF JUNE 30, 1995
                          -------------------------------  --------------------
                            1992       1993       1994      ACTUAL    PRO FORMA
                          ---------  ---------  ---------  ---------  ---------
Homes passed by ca-
 ble(1).................  4,981,000  5,192,000  5,372,000  5,437,000  7,116,000
Number of basic sub-
 scribers(2)............  2,856,000  2,895,000  3,081,000  3,133,000  4,117,000
Basic penetration(3)....       57.3%      55.8%      57.4%      57.6%      57.9%
Number of premium
 subscriptions(4).......  2,545,000  2,454,000  2,635,000  2,666,000  3,347,000
Premium penetration(5)..       89.1%      84.8%      85.5%      85.1%      81.3%
Monthly revenue per av-
 erage basic subscrib-
 er(6)..................     $34.46     $35.76     $35.29     $35.65     $34.63

--------
(1) Represents estimated dwelling units located sufficiently close to Continental's cable plant to be practicably connected without any further extension of principal transmission lines. In reporting homes passed and subscriber and other data for systems not controlled or managed by Continental, only that portion of data corresponding to Continental's percentage ownership is included.
(2) A "basic subscriber" means a person who subscribes, at a minimum, to Continental's BBT, which generally consists of broadcast television stations available locally off-air, local origination and public, educational and governmental access channels. Bulk subscribers are accounted for on an "equivalent billing unit" basis, by dividing aggregate BBT bulk-billed revenues by the stated BBT rate.
(3) Basic subscribers as a percentage of homes passed by cable. Continental's basic penetration for the years ended December 31, 1993 and 1994, and the six months ended June 30, 1995 reflects the FCC's rate regulation rules adopted on April 1, 1993, which for the first time provided a standardized definition of "households."
(4) Equals the number of premium services subscribed to by subscribers. Premium services include single channel services offered for a monthly fee per channel.
(5) Premium subscriptions as a percentage of basic subscribers. A subscriber may purchase more than one premium service, each of which is counted as a separate premium subscription. This ratio may be greater than 100% if the average customer subscribes to more than one premium service.
(6) Cable revenues (excluding DBS service) divided by the weighted average number of basic subscribers for Continental's consolidated subsidiaries during the twelve-month period ended December 31 for each year presented and the six-month period ended June 30, 1995. On a pro forma basis, pro forma revenues divided by the sum of the weighted average number of basic subscribers for the Company's consolidated subsidiaries and the average basic subscribers for the systems acquired in the 1995 Acquisitions for the six-month period ended June 30, 1995.

  The following table sets forth operating information pertaining to Continental's U.S. systems and the systems of certain U.S. affiliates as of June 30, 1995, giving effect to the 1995 Acquisitions.

                                  HOMES    NUMBER OF                 NUMBER
                                PASSED BY    BASIC       BASIC     OF PREMIUM     PREMIUM
MANAGEMENT REGIONS                CABLE   SUBSCRIBERS PENETRATION SUBSCRIPTIONS PENETRATION
------------------              --------- ----------- ----------- ------------- -----------
NEW ENGLAND REGION
Eastern New England (MA)......    426,057    287,130     67.4%        230,464       80.3%
Southern New England (RI,
 MA)..........................    426,048    303,763     71.3%        241,645       79.6%
Northern New England (NH,
 ME)..........................    229,637    177,502     77.3%         88,294       49.7%
Western New England (MA, CT)..    221,512    151,308     68.3%        120,736       79.8%
New York
 (Haverstraw/Ossining)........    149,141    118,835     79.7%         97,802       82.3%
                                ---------  ---------     ----       ---------      -----
  Total.......................  1,452,395  1,038,538     71.5%        778,941       75.0%
                                =========  =========     ====       =========      =====
WESTERN REGION
Southern California...........  1,408,220    550,711     39.1%        592,109      107.5%
Greater Metropolitan Fresno...    331,359    158,677     47.9%        146,778       92.5%
Greater Metropolitan Stock-
 ton..........................    192,887    111,068     57.6%         80,499       72.5%
Yuba City, California.........     43,971     32,904     74.8%         19,915       60.5%
Reno, Nevada..................     13,640      9,736     71.4%          6,391       65.6%
Northern
 California/Washington/Idaho..     54,172     36,549     67.5%         17,273       47.3%
                                ---------  ---------     ----       ---------      -----
  Total.......................  2,044,249    899,645     44.0%        862,965       95.9%
                                =========  =========     ====       =========      =====
SOUTHEAST REGION
Jacksonville, Florida.........    411,337    242,581     59.0%        223,623       92.2%
Pompano/Hialeah, Florida......    382,994    228,134     59.6%        156,243       68.5%
Naples, Florida...............    175,777    106,260     60.5%         55,615       52.3%
Richmond, Virginia............    243,960    161,246     66.1%        118,506       73.5%
                                ---------  ---------     ----       ---------      -----
  Total.......................  1,214,068    738,221     60.8%        553,987       75.0%
                                =========  =========     ====       =========      =====
MICHIGAN/OHIO REGION
Greater Dayton................    248,596    169,842     68.3%        106,858       62.9%
Greater Metropolitan Detroit..    390,090    251,163     64.4%        208,025       82.8%
Lansing and Greater
 Metropolitan Lansing.........    125,504     87,694     69.9%         41,161       46.9%
Greater Metropolitan Cleve-
 land.........................    121,259     84,973     70.1%         57,679       67.9%
North Central Ohio............    120,767     81,618     67.6%         53,335       65.3%
                                ---------  ---------     ----       ---------      -----
  Total.......................  1,006,216    675,290     67.1%        467,058       69.2%
                                =========  =========     ====       =========      =====
CENTRAL REGION
Greater Metropolitan Chicago
 (West).......................    612,880    338,974     55.3%        346,727      102.3%
Southern Illinois.............     84,860     61,335     72.3%         33,433       54.5%
St. Louis, Missouri...........    173,018     98,158     56.7%        114,319      116.5%
Minneapolis/St. Paul, Minneso-
 ta...........................    308,626    147,928     47.9%        110,785       74.9%
                                ---------  ---------     ----       ---------      -----
  Total.......................  1,179,384    646,395     54.8%        605,264       93.6%
                                =========  =========     ====       =========      =====
Affiliated Companies(1).......    219,663    118,683     54.0%         78,399       66.1%
                                ---------  ---------     ----       ---------      -----
  Total.......................  7,115,975  4,116,772     57.9%      3,346,614       81.3%
                                =========  =========     ====       =========      =====
SYSTEMS DESIGNATION:
Consolidated Systems..........  6,896,312  3,998,089     58.0%      3,268,215       81.7%
Affiliated Companies(1).......    219,663    118,683     54.0%         78,399       66.1%
                                ---------  ---------     ----       ---------      -----
  Total.......................  7,115,975  4,116,722     57.9%      3,346,614       81.3%
                                =========  =========     ====       =========      =====

--------
(1) Affiliated Companies are those companies not majority-owned or controlled by Continental. The systems held by Affiliated Companies consist of systems held by five limited partnerships. See "U.S. Acquisitions and Investments--U.S. Minority Cable Investments." Continental owns less than 50% of the outstanding limited partnership interests of each such partnership. None of the systems owned by Affiliated Companies are managed by Continental. In reporting subscriber and other data for systems not controlled or managed by Continental, only that portion of data corresponding to Continental's percentage ownership is included.

  MANAGEMENT REGIONS. A description of Continental's five U.S. cable television management regions and their significant operating clusters is set forth below. The operating information given as of June 30, 1995 gives effect to the 1995 Acquisitions.

  New England. The New England region is Continental's largest management region, representing approximately 20.4% of Continental's total homes passed and 25.2% of its total basic subscribers as of June 30, 1995. As a result of the Merger, the New England region's basic subscriber base increased by approximately 24.0% to more than one million basic subscribers. This region includes systems in the New England states of Maine, New Hampshire, Massachusetts, Connecticut and Rhode Island, as well as in and around Westchester County, New York. Significant operating clusters in Massachusetts, which include greater metropolitan Boston and the city of Springfield and the surrounding communities in the western part of the state, represent approximately 70.0% of the region's total basic subscribers. The New England region commenced a five-year rebuild program in 1994, which upon completion will result in a combination of 550 MHz and 750 MHz capacity for most of the region. The median household income for the communities served by Continental in the New England region is approximately $47,700, versus the national median household income of $37,900.

  Western. The Western region represented approximately 28.7% of Continental's total homes passed and 21.9% of its total basic subscribers as of June 30, 1995. As a result of the Merger and the Consolidated Cablevision of California acquisition, the Western region's basic subscriber base increased by approximately 53.0% to more than 890,000 basic subscribers. This region includes systems in the city and county of Los Angeles, where Continental is the largest cable operator, with approximately 36.7% of its basic subscribers clustered in geographically contiguous franchises served by two headends. This region also includes Continental's Northern California systems, which include the cities of Fresno, Visalia, Stockton, and Yuba City, as well as Reno, Nevada. An upgrade of the Los Angeles systems, that will bring capacity to 750 MHz, is currently under way. The median household income for the communities served by Continental in the Western region is approximately $41,300.

  Southeast. The Southeast region represented approximately 17.1% of Continental's total homes passed and 17.9% of its total basic subscribers as of June 30, 1995. As a result of the Merger, the Southeast region's basic subscriber base increased by approximately 34.0% to more than 738,000 basic subscribers. This region includes significant operating clusters serving the communities surrounding Jacksonville, Naples and Pompano, Florida and Richmond, Virginia. The Jacksonville cluster is one of Continental's largest, serving over 242,000 basic subscribers. In 1994, the Jacksonville and Pompano systems commenced rebuild projects which will provide 750 MHz capacity to fiber nodes serving approximately 1,000 or fewer homes by 1997. The median household income for the communities served by Continental in the Southeast region is approximately $35,600.

  Michigan/Ohio. The Michigan/Ohio region represented approximately 14.1% of Continental's total homes passed and 16.4% of its total basic subscribers as of June 30, 1995. As a result of the Columbia Cable of Michigan acquisition and the Pending N-COM Buyout, the Michigan/Ohio region's basic subscriber base increased by approximately 23.0% to more than 675,000 basic subscribers. This region includes systems in greater metropolitan Detroit and Lansing, which includes the communities of Southfield, Dearborn Heights, Westland, and Jackson. In Ohio, systems serve the greater Dayton and Cleveland communities, as well as several communities throughout North Central Ohio. The Dayton systems have recently been rebuilt to provide 550 MHz capacity to fiber nodes serving approximately 2,000 or fewer homes. The median household income for the communities served by Continental in the Michigan/Ohio region is approximately $40,000.

  Central. The Central region represented approximately 16.6% of Continental's total homes passed and 15.7% of its total basic subscribers as of June 30, 1995. As a result of the Cablevision of Chicago acquisition and the Merger, basic subscribers in this region increased by approximately 36.0% to more than 646,000 basic subscribers. This region includes systems in metropolitan Chicago and Southern Illinois, St. Paul, Minnesota, and St. Louis, Missouri. Continental's metropolitan Chicago cluster, which includes the Chicago suburban communities of Elmhurst, Forest Park, Oak Brook, Rosemont, Northfield, Westchester, and Willmette, is one of Continental's largest, with approximately 251,000 basic subscribers served by four headends. All of the Central region's systems are scheduled to be rebuilt or upgraded by 1997, at which time all major markets will have between 600 MHz and 750 MHz capacity. The median household income for the communities served by Continental in the Central region is approximately $44,800.

  FRANCHISES. Continental believes it has maintained good relations with its local franchise authorities. Continental has never had a franchise revoked, and to date all of its franchises have been renewed or extended at their expirations, frequently on modified but satisfactory terms. Continental's franchises establish the terms and conditions under which its systems are operated. Typically, they establish certain performance and safety standards related to Continental's construction and maintenance of facilities in, under and over public streets and rights of way in the franchise areas. Some, but not all, of these franchises specify the services to be offered. Nearly all of Continental's franchises provide for the payment of fees to the local franchising authorities, which currently average approximately 3.0% of gross revenues. The Cable Communications Policy Act of 1984 (the "1984 Cable Act") prohibits local franchising authorities from imposing annual franchise fees in excess of 5.0% of gross revenues and also permits the cable system operator to seek renegotiation and modification of franchise requirements if warranted by changed circumstances. Continental's franchises are usually issued for fixed terms ranging from 10 to 15 years and must periodically be renewed. Most of such franchises can be terminated prior to their stated expirations for breach of material provisions.

  Franchises representing approximately 1.5 million basic subscribers (approximately 37.0% of the basic subscribers of Continental and its U.S. affiliates (including the 1995 Acquisitions) as of June 30, 1995) are scheduled to expire through 1999. The 1984 Cable Act provides, among other things, for an orderly franchise renewal process in which a franchise renewal will not be unreasonably withheld or, if renewal is withheld and the system is acquired by the franchise authority or a third party, the franchise authority must pay the operator the "fair market value" of the system covered by such franchise. In addition, the 1984 Cable Act establishes comprehensive renewal procedures which require that an incumbent franchisee's renewal application be assessed on its own merit and not as part of a comparative process with competing applications. See "Legislation and Regulation--Cable Communications Policy Act of 1984."

  PROGRAMMING. Continental provides programming to its subscribers pursuant to contracts with programming suppliers. Continental generally pays a flat monthly fee per subscriber for programming on its basic and premium services. Some programming suppliers provide volume discount pricing structures and/or offer marketing support to Continental. Continental's programming contracts are generally for fixed periods of time ranging from 3 to 10 years and are subject to negotiated renewal. The costs to Continental to provide cable programming have increased in recent years and are expected to continue to increase due to additional programming being provided to basic subscribers, increased costs to produce or purchase cable programming, inflationary increases and other factors. Increases in the cost of programming services have been offset in part by additional volume discounts as a result of the growth of Continental and its success in selling such services to its customers. Effective in May 1994, the FCC's rate regulations under the 1992 Cable Act permit operators to pass through to customers increases in programming costs in excess of the inflation rate. Management believes that Continental will continue to have access to programming services at reasonable price levels. See "Legislation and Regulation."

  MUST CARRY/RETRANSMISSION CONSENT. The 1992 Cable Act contains new broadcast signal carriage requirements, and the FCC has adopted regulations which are currently in force implementing such statutory carriage requirements. These new rules allow local commercial television broadcast stations, commencing on June 17, 1993 and every three years thereafter, either to elect required carriage ("must-carry" status), or to require a cable television system to negotiate for "retransmission consent" rights. A cable television system generally is required to devote up to one-third of its activated channel capacity for the mandatory carriage of local commercial television stations. Local non-commercial television stations are also given mandatory carriage rights on cable television systems under the 1992 Cable Act and the FCC's rules; however, such stations are not given the option to negotiate for retransmission consent rights. Additionally, as of October 6, 1993, cable television systems were required to obtain retransmission consent for all "distant" commercial television stations (except for commercial satellite-delivered independent "superstations" such as WTBS), commercial radio stations and certain low-power television stations carried by cable television systems.

  With its 1993 agreement with Capital Cities/ABC Inc. ("Capital Cities") and The Hearst Corporation ("Hearst"), Continental was the first major cable television company to reach a retransmission consent agreement with a broadcaster not requiring cash compensation in exchange for the right to carry the broadcaster's local television signals. In exchange for permission to carry the local television signals of broadcast stations owned by Capital Cities and Hearst, Continental agreed to carry ESPN2, a national sports programming network owned by Capital Cities and Hearst. Since then, Continental has been successful at reaching retransmission consent agreements, for terms generally ranging from three to seven years, with virtually all of the local broadcast stations that elected retransmission consent (all without payment of cash compensation), and only in a very few instances has Continental been forced to drop a local broadcast signal from its programming. Some of Continental's systems have been required to carry television broadcast stations that they otherwise would not have elected to carry due to must-carry elections. At this time, Continental cannot predict the outcome of any future must-carry elections by and retransmission consent negotiations with local broadcasters.

U.S. ACQUISITIONS AND INVESTMENTS

  The telecommunications industry, including the cable television and telephony industries, is in a period of consolidation characterized by mergers, joint ventures, acquisitions, cable system exchanges and similar transactions. Management believes that the Company is well-positioned to participate in this consolidation due to its clustered systems, the technical quality of its network, its management expertise and its strong relationships within the cable industry. Continental has recently acquired and will continue selectively to acquire cable television systems that are contiguous or in close proximity to its existing systems. The Company also reviews opportunities to exchange its systems for those of other cable television system operators in order to enlarge and enhance its regional system clusters and may acquire cable television systems that would form the basis for new system clusters. Continental generates incremental operating income from such acquisitions and exchanges through the expansion of service offerings and efficiencies resulting from system consolidation. Continental, like other cable television companies, has participated from time to time and will continue to participate in discussions with third parties regarding a variety of potential transactions, any of which, if consummated, might be material to Continental and its stockholders.

  PROVIDENCE JOURNAL MERGER. On October 5, 1995, Continental acquired all of the cable television businesses and assets of Providence Journal in the Merger. Continental issued 30,142,732 shares of Class A Common Stock to Providence Journal stockholders in the Merger. In addition, Continental purchased certain cable television systems owned by a subsidiary of Providence Journal for a purchase price of $405.0 million and discharged approximately $410.0 million of Providence Journal liabilities in connection with the Merger, both of which were financed with borrowings under the 1995 Credit Facility.

  Management believes that the Merger will result in enhanced prospects and opportunities for growth for Continental, including increases in operating scale, system clustering and operating income. The Company anticipates reductions in the overhead expenses attributable to the systems acquired in the Merger and other cost savings arising from the integration of such systems into Continental's larger operations. The former Providence Journal systems are, for the most part, contiguous or in close proximity to existing Continental systems.

  OTHER U.S. ACQUISITIONS. The following is a summary of other recent and pending acquisitions of U.S. cable systems.

  In June 1994, Continental acquired a system serving approximately 44,000 basic subscribers in Manchester, New Hampshire and its surrounding communities for a purchase price of approximately $48.0 million. The Manchester system is adjacent to several of Continental's existing systems in the New England region.

  In November 1994, Continental acquired Clay Cablevision's systems serving approximately 34,000 basic subscribers in Florida for a purchase price of approximately $67.0 million. These systems are in close proximity to Continental's existing systems in the Southeast region.

  In August 1995, Continental acquired Cablevision of Chicago's systems serving approximately 88,000 basic subscribers in the Chicago, Illinois area for a purchase price of approximately $168.5 million. These systems are in close proximity to Continental's existing systems in its Central region.

  In addition, in September 1995, Continental acquired Consolidated Cablevision of California's systems serving approximately 12,000 basic subscribers in Northern California for approximately $17.0 million. These systems are in close proximity to Continental's existing systems in its Western region.

  In October 1995, Continental purchased Columbia Cable of Michigan's systems serving approximately 74,000 basic subscribers in Michigan for approximately $155.0 million. Continental has also entered into an agreement, which is in the process of being renegotiated, to acquire the remaining partnership interests of N-COM, a limited partnership that operates cable television systems serving approximately 56,000 basic subscribers in the Detroit suburbs. Continental currently owns a 33.8% limited partnership interest in such partnership. The purchase price for the remaining interests is approximately $85.0 million. The Columbia Cable of Michigan and N-COM systems are in close proximity to Continental's existing systems in its Michigan/Ohio region. The Pending N-COM Buyout is expected to close in the fourth quarter of 1995.

  U.S. MINORITY CABLE INVESTMENTS. The acquisition of minority ownership interests in various U.S. cable television companies has contributed to Continental's nationwide operating scale. As of June 30, 1995, through wholly owned subsidiaries, Continental held minority ownership positions in the following U.S. cable companies:

                                                  AS OF JUNE 30, 1995
                                        ---------------------------------------
                                         HOMES  TOTAL BASIC  TOTAL   PERCENTAGE
              INVESTMENT                PASSED  SUBSCRIBERS   DEBT   OWNERSHIP
              ----------                ------- ----------- -------- ----------
                                                    (DOLLARS IN THOUSANDS)
Insight Communications Company, L.P...  298,961   157,458   $167,604    34.4%
Meredith/New Heritage Strategic Part-
 ners, L.P............................  236,947   120,447     92,746    37.9%
N-COM Limited Partnership II(1).......   91,791    56,246     81,925    33.8%
Prime Cable of Hickory, L.P...........   51,798    35,688     38,200    33.3%
Inland Bay Cable TV Associates........   19,815    14,188      4,861    49.0%

--------
(1) Continental anticipates that in the fourth quarter of 1995 it will acquire the remaining ownership interests in N-COM from the other partners and assume certain liabilities for total consideration of approximately $85.0 million. No assurances can be made at this time that such transaction will be consummated. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources-- Capital Expenditures and U.S. Acquisitions."

INTERNATIONAL OPERATIONS

  Continental has made and continues selectively to pursue investments in international broadband communications networks, principally in Latin America and the Pacific Rim. These investments represent opportunities for Continental to capitalize on its managerial, technical and marketing expertise in international markets. Continental intends to apply its U.S. operating principles, as appropriate, to its international ventures. In addition, Continental receives valuable information and operating experience in businesses, such as telephony, that Continental intends to develop in the United States. In considering such investments, Continental seeks the following characteristics: (i) favorable demographics and attractive growth prospects,
(ii) well-capitalized investment partners with extensive knowledge of the local markets; and (iii) favorable political, regulatory and competitive environments. See "Risk Factors--International Investments."

  The Company owns a 50% interest in Fintelco, the largest cable television system operator in Latin America, which currently serves over 620,000 subscribers in Argentina. Continental has also formed a joint venture in Australia (Optus Vision), in which it holds a 46.5% equity interest. Optus Vision is constructing a broadband communications network to provide local telephony, cable television and a variety of advanced interactive services to business and residential customers. Continental has a 25% equity interest in SCV, a joint venture that is constructing a broadband network to provide cable television and a variety of advanced interactive services to substantially all households in Singapore. Continental also has recently signed a memorandum of understanding relating to the provision of cable television, telephony, multimedia and interactive services in Japan.

  ARGENTINA. In 1994, Continental acquired an approximate 50% interest in Fintelco, an Argentine cable television operator. Fintelco is the largest cable television operator in Argentina, with over 620,000 subscribers in regional system clusters in the Argentine provinces of Buenos Aires, Cordoba and Santa Fe. These systems are currently managed by Continental's Argentine partner, with technical assistance provided by Continental.

  Fintelco's operating strategy focuses on creating large regional system clusters in key markets. As of June 30, 1995, Fintelco had over 317,000 subscribers in the province of Buenos Aires, 190,000 subscribers in the province of Cordoba and 113,000 subscribers in the province of Santa Fe. Average monthly subscriber rates for Fintelco's cable television services are the equivalent of approximately US$30. There is currently no regulation of cable subscription rates in Argentina. Most systems in Argentina provide a single package of services, which typically includes premium movie channels such as HBO Ole. For the six months ended May 31, 1995, Fintelco recorded revenues of approximately US$124.0 million and operating income before depreciation and amortization of approximately US$23.1 million.

  Fintelco was one of Argentina's first cable television operators through its primary operating subsidiary in Buenos Aires, Video Cable Communicacion, S.A. ("VCC"). In the late 1980's VCC grew through the construction of cable television systems in Buenos Aires as well as through strategic acquisitions of smaller systems in the region. More recently, Fintelco's growth has come through strategic acquisitions in the provinces of Cordoba and Santa Fe. Approximately 66.0% of the country's population is located in the provinces of Buenos Aires, Cordoba and Santa Fe. Fintelco will continue to seek opportunities over time to grow through acquisitions in these regions.

  Argentina has a population of approximately 33.0 million, with over 9.1 million television households, and VCR and pay television (which includes wireline cable and MMDS) penetration rates of approximately 32% and 45%, respectively. Argentina has one of the most developed cable television industries in Latin America, with an estimated four million total subscribers nationwide as of December 31, 1994. Total Argentine cable revenues for 1994 are estimated to be over US$1 billion. The television audience in Buenos Aires has access to five major national broadcast "networks" and over 90 satellite-delivered cable channels, including both Argentine and international programming.

  Cable operators in Argentina are issued non-exclusive broadcast licenses for the carriage of their programming services, and may compete with other cable operators for the same subscribers. The multi-channel television industry in Argentina is extremely competitive. Fintelco competes in certain areas of Buenos Aires, Cordoba and Santa Fe. Fintelco believes that competition is primarily based on price, program offerings, customer satisfaction and quality of the system network. Other cable operators in Buenos Aires include:
Cablevision (which is currently 51% owned by U.S. cable operator Tele-Communications, Inc. ("TCI")), Grupo Clarin (d/b/a Multicanal) and Fin Cable S.A. (d/b/a Telefe).

  In November 1990, the Argentine telephone system was privatized and two companies, Telefonica de Argentina S.A. ("Telefonica") and Telecom Argentina STET-France Telecom S.A. ("Telecom"), were granted exclusive licenses to provide local and long distance telephony service. The exclusivity of these licenses is scheduled to expire in 1997, but may be extended for an additional three-year period if the licensees have met certain mandatory standards for the expansion of their telephone networks and improvements in quality of service. No assurance can be given, however, that cable operators in Argentina will be permitted to offer telephony services in 1997, in 2000 or at any other time in the future. During the period their licenses are exclusive, Telefonica and Telecom are not permitted to provide cable television on a commercial basis over their networks.

  As of June 30, 1995, Continental had invested approximately US$148.0 million in Fintelco and its subsidiaries and had committed to invest an additional US$33.5 million in order to finance a portion of certain acquisitions of Argentine cable television systems. Continental anticipates funding such commitments with borrowings under the 1994 Credit Facility and cash provided from operating activities. In addition, Fintelco is in the process of arranging an aggregate of approximately US$180.0 million in senior credit facilities, including a US$140.0 million credit facility. As of October 16, 1995 Fintelco had received commitments, which are subject to final documentation, in excess of US$200.0 million for the US$140.0 million credit facility. Proceeds from such facilities will be used to refinance existing short-term indebtedness and for general corporate purposes, including capital expenditures. Such facilities may reduce the amount of future advances from Fintelco's shareholders, including Continental. No assurance can be given at this time that such facilities will be successfully arranged.

  AUSTRALIA. Continental has entered into an agreement with Optus, a provider of long-distance and cellular telephone services in Australia, Nine, and Seven to create a broadband communications network in Australia. The venture, Optus Vision, is owned 46.5% by Continental, 46.5% by Optus, 5% by Nine and 2% by Seven. Nine and Seven represent two of Australia's three major commercial television networks. Each of Nine and Seven has an option to increase its shareholding at fair market value to 20% and 15%, respectively, at any time prior to July 1, 1997. Optus Vision is providing cable television, and will provide local telephone and a variety of advanced broadband interactive services to business and residential customers in Australia's major markets. Optus Vision plans to begin offering local telephone service in the first quarter of 1996.

  Australia has a population of approximately 17.8 million, with over 5.6 million television households and VCR penetration of approximately 71%. Construction of the Optus Vision network began in March 1995. Optus Vision's plan anticipates passing approximately 2.9 million households throughout Australia by mid-1998, beginning with the major metropolitan centers of Sydney, Melbourne and Brisbane. The planned network will be bi-directional, and is anticipated to be the first of its kind in the world to transmit telephone calls and video exclusively over a single fiber-coaxial network.

  Although the network will have capacity for 64 channels, Optus Vision began providing an initial video programming package of 11 channels in September 1995, including two movie channels, two sports channels and a variety of local and international programming. The movie channels will include movies from Warner Brothers, Disney, MGM/UA, Village Roadshow and New Regency. The sports channels will include major Australian sporting events as well as significant international sports sourced through ESPN International. Nine and Seven will also provide local sports programming (including rugby and cricket).

  The subscription television industry in Australia has been and is expected to continue to be competitive. Optus Vision expects to compete in Australia with, among others, (i) FOXTEL, the joint venture between Telstra Corporation Limited, the government-owned Australian national telecommunications carrier, and The News Corporation Limited, a major international media and entertainment company, which will provide subscription television services under the name FOXTEL over a cable television network, and (ii) Australis Media Ltd. ("Australis"), which currently provides subscription television services by way of MMDS under the name Galaxy to a reported 31,000 customers and will provide services by way of both MMDS and DBS technology in the future.

  FOXTEL has entered into a long-term programming agreement for the exclusive distribution of Australis' programming. Australis and FOXTEL have recently announced an agreement to merge their operations. This transaction is subject to shareholder and regulatory approvals and the completion of due diligence and other customary closing conditions. There can be no assurance that this transaction will be consummated.

  Optus Vision currently employs approximately 900 people, including several Continental employees. Frank Anthony, the former Senior Vice President and General Manager of Continental's New England region, serves as the Chief Operating Officer of Optus Vision.

  As of June 30, 1995, Continental had invested approximately US$33.4 million in Optus Vision. Optus Vision anticipates that the required funding needs of the project will total over US$1.5 billion (based upon exchange rates as of June 30, 1995) through 1999, which will be provided by a combination of equity from the joint venture partners and third-party debt.

  SINGAPORE. In 1994, Continental acquired 25% of the outstanding capital stock of SCV, which is constructing a high-capacity network to provide cable television and a variety of interactive services to substantially all of Singapore's approximate 820,000 households. Singapore has approximately 2.8 million residents. SCV has the exclusive right, through June 2002, to provide traditional cable television service in Singapore. Cable television service has not previously been available in Singapore. Continental's partners in this venture are Singapore Technologies Venture Pte. Ltd., Singapore International Media Pte. Ltd. and Singapore Press Holdings Limited, each of which is affiliated with the government of Singapore. The system activated its first subscribers in June 1995, and by 1999, when construction is expected to be completed, it is anticipated that there will be nearly one million households in Singapore. SCV's service offerings include both Mandarin and English language programming. Continental is managing the system's construction and ongoing operations under a five year renewable agreement, for which it will receive a management fee based upon the gross revenues generated by the system.

  As of June 30, 1995, Continental had made capital contributions of US$17.6 million and committed to make additional capital contributions to SCV of approximately US$27.0 million (based upon exchange rates as of June 30, 1995) to be paid through 1996. In addition, Continental has made commitments to SCV to lend up to approximately US$45.0 million (based upon exchange rates as of June 30, 1995) if third party debt financing cannot be obtained. SCV has arranged an aggregate of S$106.0 million in senior credit facilities and is in the process of arranging with certain other financial institutions an additional S$100.0 million of senior credit facilities. Such facilities may reduce the amount of future advances from SCV's shareholders, including Continental. No assurances can be given at this time that all such facilities will be successfully arranged. Continental anticipates that it may explore additional investments in the Pacific Rim, including investments with certain of its SCV partners. Randall Coleman, the former Vice President and General Manager of Continental's St. Paul, Minnesota system, serves as President of SCV.

  JAPAN. In March 1995, Continental and Tomen Corporation, a leading Japanese trading company, signed a memorandum of understanding relating to the provision of cable television, telephony, multimedia and interactive services in Japan. In addition to conducting feasibility studies, Continental and Tomen Corporation have formed a new company, CT Telecom, which may, either individually or in conjunction with other Japanese companies, seek to obtain licenses to provide these services to markets with a total of at least one million homes in Japan. At this time, the terms of the joint venture have not been finalized.

  Currently, approximately 1.6 million of Japan's 44.0 million households receive broadcast and cable networks over cable television systems. However, recent reforms of its cable television and telecommunications laws have encouraged foreign investment in cable television companies and the creation of multiple system operators in Japan, where cable television licenses are awarded on a non-exclusive basis.

  Tomen Corporation has ownership interests in four cable television systems in Japan, one of which is conducting a 300-home technology and market test involving telephony, telecopy, personal computer and NVOD services. Tomen Corporation is also the contractor for telecommunications networks in Thailand, the Philippines, Malaysia, Indonesia and Romania.

  Continental's capital commitment to CT Telecom will be dependent upon the licenses received, the associated construction schedule and the other equity partners involved. Additionally, no assurances can be given at this time as to the degree of success that CT Telecom will have in obtaining licenses to provide cable television and telecommunications services in Japan.

TELECOMMUNICATIONS AND TECHNOLOGY

  Continental is currently rebuilding and upgrading its U.S. systems to create advanced hybrid fiber-optic and coaxial cable networks that will serve as the infrastructure for the provision of enhanced video, high-speed data, telephony and other telecommunications services. Continental anticipates making the incremental capital investment required to provide such services as regulations permit and customer demand expands. Although Continental believes that demand exists to support the entry of cable television companies into the telephony businesses, the offering of these services will require the removal of existing regulatory and legislative barriers to local telephone competition. See "Competition" and "Legislation and Regulation."

  TCG. Continental has a 20% equity interest in TCG, the largest "competitive-access provider" in the United States. TCG is a local telecommunications services provider and a leading fiber-optic-based competitor to local telephone companies nationwide. Continental believes that its involvement in TCG is an effective means of utilizing its existing fiber-optic and coaxial cable network to participate in the growth of the local competitive access telephony business.

  TCG provides local telecommunications services over high-capacity fiber-optic networks (which it owns or leases from cable operators such as Continental) to meet the voice, data and video transmission needs of high-volume business customers in major metropolitan areas throughout the United States. TCG's customers include long-distance carriers and resellers, international telephone carriers, financial services firms, banking and brokerage institutions, media companies and other telecommunications-intensive businesses. In competition with the RBOCs and other LECs, TCG offers its customers vendor diversity for local service, superior quality, competitive pricing and state-of-the-art technology.

  Since 1985, TCG has owned and operated the nation's largest non-LEC local telecommunications network in the New York City metropolitan area, the country's leading telecommunications market. Beginning in 1988 with the construction of a Boston network, TCG has actively expanded its network operations to 24 telecommunications markets in the United States, including Los Angeles, Chicago, San Francisco, Dallas, Detroit, Miami, Houston, Seattle, San Diego and Milwaukee. In several of these markets, Continental is a partner and a primary network provider for TCG. As of June 30, 1995, TCG provided service to more than 3,240 buildings and had networks which spanned over 4,700 route miles.

  TCG has emphasized the expansion of the telecommunications services and products it offers to its customers. TCG was the first competitive access telephony provider to offer local switched services using sophisticated digital switching devices capable of routing a call over different available circuits to reach the intended termination point of the call anywhere on the public switched telephone network. Local dedicated line and special access services represent an available market of approximately $5.9 billion nationally, and switched access services for business represent approximately $20.0 billion of the $98.7 billion local telecommunications services market in the United States.

  Through June 30, 1995, Continental had invested $116.5 million in TCG and related joint ventures. In addition to these investments, Continental has made commitments to TCG to loan up to $69.9 million through 2003, of which $54.0 million was outstanding as of June 30, 1995. In May 1995, TCG entered into a $250.0 million revolving credit facility with a group of financial institutions to fund general corporate purposes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  In addition to Continental, the other partners in TCG currently include Cox Cable Communications, Inc. ("Cox"), TCI and Comcast Corporation ("Comcast"), which have interests of approximately 30%, 30% and 20%, respectively.

  A recently formed joint venture (the "Sprint Venture") among TCI, Cox and Comcast (collectively, the "Cable Partners") and Sprint contemplates the contribution to the Sprint Venture of the Cable Partners' interests in TCG, in the local joint ventures among the Cable Partners and TCG and in other competitive access assets owned by them. The contribution of the Cable Partners' interests in TCG to the Sprint Venture would require the prior consent of Continental. Should it be in its best interest, Continental would negotiate with the Cable Partners regarding the acquisition of Continental's interests in TCG and TCG's local joint ventures. William T. Schleyer, the President and Chief Operating Officer of Continental, and Nancy Hawthorne, a Senior Vice President and Chief Financial Officer of Continental, serve on the Board of Directors of TCG.

  OTHER TELECOMMUNICATIONS ACTIVITIES. Continental is currently exploring various business arrangements to provide telephony services in selected markets. Continental anticipates that it will be a facilities-based provider of enhanced video, high-speed data and certain telephony services. The Company expects, however, to resell certain services such as wireless and long distance telephony. Continental's options, which may differ by market, include: (i) affiliating with other cable television companies; (ii) affiliating with an RBOC or an IXC; and (iii) entering the business independently. Continental believes that it is well-positioned to provide these services, given its national operating scale, large regional system clusters in demographically attractive markets, technologically advanced broadband networks, existing sale and service organization and reputation for quality. See "Expanded Service Offerings."

  Continental also owns an 80.0% interest in Continental Fiber Technologies, Inc. and a 63.0% interest in Alternet of Virginia, Inc. Continental Fiber Technologies, Inc. and Alternet of Virginia, Inc. have fiber-optic networks, which they own or lease from Continental. Such networks provide local telephony service to business customers in Jacksonville, Florida and Richmond, Virginia, respectively.

  Continental is one of six cable television operators participating in Cable Television Laboratories' ("CableLabs") telecommunications Request for Proposal ("RFP"), which is an initiative to achieve a uniform network architecture for delivery of expanded video, high-speed data and telephony services. CableLabs has received quotes on this RFP from approximately 45 equipment manufacturers.

  PRIMESTAR. Continental currently owns a 10.4% interest in PrimeStar, a nationwide provider of DBS service. The remaining interests in PrimeStar are held by GE Americom Services, Inc. (an affiliate of General Electric) with 16.6% and five other cable television operators (TCI and Time Warner Cable own 20.9% each; Comcast, Cox and Newhouse Broadcasting Corp. own 10.4% each). PrimeStar is the primary vehicle for Continental's plan to use DBS to extend beyond the reach of Continental's existing video network and expand the total potential market and Continental's share of such market. Continental views PrimeStar as an effective response to competition from other DBS service providers in Continental's service areas. Moreover,

PrimeStar provides additional programming to cable subscribers with limited programming options. Continental understands that PrimeStar has estimated the potential market for DBS service to be 12 to 15 million households, including 10 to 11 million households that are not currently passed by cable.

  PrimeStar provided medium-powered DBS service to approximately 492,000 subscribers nationwide as of June 30, 1995. PrimeStar acts as a wholesaler of DBS services, securing programming services for eventual resale to consumers and arranging for the transmission of the programming via satellite. PrimeStar does not sell directly to end users, but rather sells the rights to resell programming to local distributors, including Continental and its other cable partners, who in turn sell to, service, and collect monthly fees from consumers. Continental served over 48,000 of PrimeStar's 492,000 subscribers as of June 30, 1995. During the six months ended June 30, 1995, Continental recorded DBS service revenue of $14.2 million and EBITDA of $1.2 million. PrimeStar currently offers a wide range of programming, including 73 channels of cable and network television, sports and movies, as well as several music channels. In order to expand its service, PrimeStar's partners have committed to support the construction of two high-powered replacement satellites, which would enable PrimeStar to offer up to 200 channels of service. The number of channels of programming that PrimeStar will be able to offer over the new DBS satellite system is presently uncertain and is dependent on the outcome of an auction to be held in January 1996 at which time the FCC will auction DBS frequencies which had previously been awarded to another party. The outcome of this auction may determine whether PrimeStar will obtain access to additional channel capacity in a timely manner. If PrimeStar is unable to obtain access to this additional channel capacity, it may impair its future ability to offer a full range of DBS service. In the meantime, PrimeStar will continue to provide medium-powered DBS service.

  Continental's net investment in PrimeStar was $13.5 million as of June 30, 1995. In addition, a subsidiary of Continental has issued a $56.3 million standby letter of credit on behalf of PrimeStar to guarantee a portion of the financing that PrimeStar is incurring to construct a successor satellite system. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." Jeffrey T. DeLorme, an Executive Vice President of Continental, serves on the Partner Committee of PrimeStar.

  The following is a summary of financial and operating statistics for PrimeStar, which commenced operations in 1991. For purposes of calculating revenue growth for the six months ended June 30, 1995, revenue has been annualized.

                                                                      SIX MONTHS
                                          YEAR ENDED DECEMBER 31,       ENDED
                                         ---------------------------   JUNE 30,
                                          1992      1993      1994       1995
                                         -------  --------  --------  ----------
                                                (DOLLARS IN THOUSANDS)
   Revenues............................. $ 5,200  $ 10,900  $ 27,800   $58,322
   Growth rate..........................     643%      110%      155%      320%
   Subscribers (at period end)..........  44,200    66,800   230,800   491,600
   Growth rate..........................     235%       51%      246%      113%

PROGRAMMING AND OTHER INVESTMENTS

  Continental has made and continues to make minority investments in programming services based upon Continental's belief that programming is a means of generating additional interest in cable television. To date, Continental has made approximately $62.0 million in programming investments (excluding Turner, QVC and HSN). The following summarizes certain of Continental's programming investments:

  TURNER BROADCASTING SYSTEM AND HOME SHOPPING NETWORK, INC. Continental holds marketable equity securities of Turner and HSN. As of June 30, 1995, the approximate market values of Continental's investments in Turner and HSN were $115.9 million and $4.2 million, respectively. On September 22, 1995, Turner and Time Warner Inc. ("Time Warner") entered into a merger agreement providing for the merger of Turner into a wholly owned subsidiary of Time Warner. The merger agreement provides that all outstanding shares of Turner capital stock will be converted into shares of Time Warner common stock. If the merger is consummated, the Company will receive approximately 4.4 million shares of Time Warner common stock in exchange for its shares in Turner capital stock. The merger is subject to a number of conditions, including regulatory approvals. There can be no assurances that all of the conditions to the consummation of the merger will be satisfied or that, as a condition to the grant of regulatory approvals, changes will not be required to the terms of the merger. The approximate market value of the Time Warner shares that Continental would have received had the merger taken place would have been $167.7 million as of October 17, 1995. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." Timothy P. Neher, Director and Vice Chairman of the Board of Continental, serves on the Board of Directors of Turner.

  E! ENTERTAINMENT TELEVISION, INC. Continental owns a 10.4% interest in E!, whose programming includes entertainment related news, information and features. E! has agreements with every major U.S. cable television operator and, as of December 31, 1994, was distributed to over 27.0 million customers, representing 48% of U.S. cable television subscribers. The other shareholders in E! include Comcast, Cox and TCI, each with an approximate 10.4% interest, and Time Warner Cable, with a 48% interest. Robert A. Stengel, a Senior Vice President of Continental, serves on the Board of Directors of E!.

  The following is a summary of financial and operating statistics for E! For purposes of calculating revenue growth for the six months ended June 30, 1995, revenue has been annualized.

                                                                      SIX MONTHS
                                           YEAR ENDED DECEMBER 31,      ENDED
                                           -------------------------   JUNE 30,
                                            1992     1993     1994       1995
                                           -------  -------  -------  ----------
                                                 (DOLLARS IN THOUSANDS)
   Revenues............................... $22,100  $31,700  $49,100   $33,695
   Growth rate............................    53.5%    43.4%    54.9%     37.3%
   Subscribers (at period end)............  19,700   25,800   27,800    31,300
   Growth rate............................     8.1%    30.1%     7.8%     12.6%

  NATIONAL CABLE COMMUNICATIONS, L.P. Continental has a 12.5% limited partnership interest in NCC, a partnership that represents cable television companies to advertisers. NCC is the largest representation firm in spot cable advertising sales. It enhances affiliated cable television systems' ability to generate advertising sales by enabling advertisers to place spots in selected systems on a regional or national basis. The other limited partners in NCC are Cox, Time Warner Cable and Comcast, each with a 12.5% interest. NCC's managing partner is Katz Cable Corporation, with a 50% interest. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

  NEW ENGLAND CABLE NEWS. Continental and Hearst each own 50% of New England Cable News, a regional cable news network featuring news, sports and weather programming on an exclusive basis to cable television systems in the New England area. New England Cable News had revenues of $4.0 million for the year ended December 31, 1994. William T. Schleyer, the President and Chief Operating Officer of Continental, and Nancy Jackson, a Vice President of Marketing in Continental's New England region, serve on the Board of Directors of New England Cable News.

  VIEWER'S CHOICE. PPVN Holding Co. ("PPVN"), which operates under the brand-name Viewer's Choice, is a cable operator-controlled buying cooperative and distributor for pay-per-view programming. Continental holds a 10% interest in PPVN.

  THE GOLF CHANNEL. Continental owns an approximate 20% interest in The Golf Channel, a cable programming service which provides golf-related programming 24 hours a day. Timothy P. Neher, Director and Vice Chairman of the Board of Continental, serves on the Board of Directors of The Golf Channel.

  THE FOOD CHANNEL. Continental owns an approximate 15% interest in The Food Channel, a cable operator-owned programming service which offers programs on cooking, food preparation and other related topics. Robert A. Stengel, a Senior Vice President of Continental, serves on the Management Committee of The Food Channel.

  THE SUNSHINE NETWORK JOINT VENTURE. Continental owns an approximate 8% interest in The Sunshine Network Joint Venture ("Sunshine Network"), a joint venture which provides programming consisting of Florida sporting events, sports news and related programs, as well as local public affairs programs. Jeffrey T. DeLorme, an Executive Vice President of Continental, serves on the Board of Directors of The Sunshine Network.

  MUSIC CHOICE. Music Choice distributes audio programming in digital format via coaxial cable. The service allows cable television customers to receive compact disc quality sound in several music formats. Continental owns an approximate 10% interest in Digital Cable Radio.

COMPETITION

  Management believes that the Company's operating strategy improves its ability to compete with new providers of video services. Continental's investment in advanced technologies will further strengthen Continental's competitive position in video markets, as well as position the Company to compete in telephony markets.

  CABLE TELEVISION COMPETITION. Continental's systems compete with other communications and entertainment media, including conventional off-air television broadcasting services, newspapers, movie theaters, live sporting events and home-video products. Cable television service was first offered as a means of improving television reception in markets where terrain factors or distance from major cities limited the availability of off-air television. In some of the areas served by the systems, a substantial variety of television programming can be received off-air. For the last several years, the FCC has been authorizing the creation of additional low-power UHF television stations, which will increase the number of television signals in the country and provide off-air television programs to limited local areas. The extent to which cable television service is competitive depends upon a cable television system's ability to provide, on a cost-effective basis, an even greater variety of programming than that available off-air or through other alternative delivery sources.

  Since Continental's U.S. cable television systems operate under non-exclusive franchises, other companies may obtain permission to build cable television systems in areas where Continental presently operates. While Continental believes that the current level of overbuilding is not material, it is currently unable to predict the extent to which overbuilds may occur in its franchise areas and the impact, if any, such overbuilds may have on Continental in the future.

  Additional competition may come from satellite master antenna television ("SMATV") systems serving condominiums, apartment complexes and other private residential developments. The operators of these private systems often enter into exclusive agreements with apartment building owners or homeowners' associations that preclude operators of franchised cable television systems from serving residents of such private complexes. The widespread availability of reasonably priced earth stations enables private cable television systems to offer both improved reception of local television stations and many of the same satellite-delivered program services that are offered by franchised cable television systems. FCC regulations permit SMATV operators to use point-to-point microwave service to distribute video entertainment programming to their SMATV systems. A private cable television system normally is free of the regulatory burdens imposed on franchised cable television systems. Although a number of states have enacted laws to afford operators of franchised systems access to private complexes, the U.S. Supreme Court has held that cable companies cannot have such access without compensating the property owner. The access statutes of several states have been challenged successfully in the courts, and others are currently being challenged, including statutes in states in which Continental operates.

  In recent years, the FCC has initiated new policies and authorized new technologies to provide a more favorable operating environment for certain existing technologies and to create substantial additional competition to cable television systems. These technologies include, among others, DBS services which transmit signals by satellite to receiving facilities located on customers' premises. Although satellite-delivered programming has been available to backyard earth stations for some time, new, high-powered direct-to-home satellites make possible the wide-scale delivery of programming to individuals throughout the United States using roof-top or wall-mounted antennas. Companies offering DBS services use video compression technology to increase satellite channel capacity and to provide a package of movies, broadcast and other program services competitive with those of cable television systems. Several companies are preparing to have DBS systems in place during this decade, and two companies began offering high-powered DBS service in 1994 in competition with cable television operators and PrimeStar. Continental has invested in PrimeStar, a medium-powered DBS service provider, which currently offers 73 channels of video and audio service. Several companies, including PrimeStar, intend to offer more than 100 channels of service over high-powered satellites using video compression technology. DBS service providers may be able to offer new and highly specialized services using a national base of subscribers. The ability of DBS service providers to compete with the cable television industry will depend on, among other factors, the availability of reception equipment at reasonable prices. Although it is not possible at this time to predict the likelihood of success of any DBS services venture, initial sales of DBS services indicate that it may offer substantial competition to cable television operators in the future. See "--Telecommunications and Technology Investments."

  Cable television systems also may compete with wireless program distribution services such as MMDS, commonly called wireless cable systems, which are licensed to serve specific areas. MMDS uses low-power microwave frequencies to transmit television programming over-the-air to subscribers. MMDS systems' ability to compete with cable television systems has previously been limited by a lack of channel capacity, the inability to obtain programming and regulatory delays. However, NYNEX Corp. and Bell Atlantic Corporation agreed to invest up to $100.0 million in CAI Wireless Systems Inc., an MMDS operator. In addition, Pacific Telesis Group has acquired Cross Country Wireless Inc., another MMDS operator. A series of actions taken by the FCC, including reallocating certain frequencies to the wireless services, are intended to facilitate the development of wireless cable television systems as an alternative means of distributing video programming. The FCC also initiated a new rule-making proceeding to allocate frequencies in the 28 GHz band for a new multi-channel wireless video service. Continental is unable to predict the extent to which additional competition from these services will materialize in the future or the impact such competition would have on Continental's operations.

  Continental believes that as a result of its investment in technologically advanced systems, it is well-positioned to offer new services such as video game channels, on-line services, data communications and telephony. Continental believes that the ability to offer interactive services over a high-capacity, two-way network provides a distinct competitive advantage over DBS and MMDS, which are currently one-way services.

  Other new technologies may become competitive with non-entertainment services that cable television systems can offer. The FCC has authorized television broadcast stations to transmit textual and graphic information useful both to consumers and to businesses. The FCC also permits commercial and non-commercial FM stations to use their subcarrier frequencies to provide non-broadcast services, including data transmissions. The FCC established an over-the-air Interactive Video and Data Service that will permit two-way interaction with commercial and educational programming along with informational and data services. Telephone companies and other common carriers also provide facilities for the transmission and distribution of data and other non-video services.

  In the past, federal cross-ownership restrictions have limited entry into the cable television business by potentially strong competitors such as telephone companies. Proposals recently adopted by the FCC, pending litigation and potential legislation, could make it possible for companies with considerable resources, and, consequently, a potentially greater willingness or ability to overbuild, to enter the cable television and telecommunications business. The FCC recently amended its rules to permit local telephone companies to offer "video dialtone" service for video programmers, including channel capacity for the carriage of video programming and certain non-common carrier activities such as video processing, billing and collection and joint marketing agreements. Furthermore, several federal district courts have struck down as unconstitutional a provision in the 1984 Cable Act, which prevents local telephone companies from offering video programming on a non-common carrier basis directly to subscribers in their local telephone service areas. Two such district court decisions have been upheld by the United States Courts of Appeals for the Fourth Circuit and the Ninth Circuit. The Supreme Court has agreed to hear arguments on this issue on December 16, 1995. Separate bills to repeal the telco/cable cross-ownership ban, subject to certain regulatory requirements, have been passed by the U.S. House of Representatives and the U.S. Senate. Under the terms of these bills, a telephone company could build and operate a cable television system within its region or acquire an in-region cable operator in smaller markets, under certain circumstances. These bills would also, inter alia, preempt state and locally-imposed barriers to the provision of intrastate and interstate telecommunications services by cable system operators in competition with local telephone companies. Even in the absence of further changes in the cross-ownership restrictions, the expansion of telephone companies' fiber-optic systems may facilitate entry by other video service providers in competition with cable systems. Ameritech Corporation, for example, has obtained a franchise to build a cable system in several of the communities served by N-COM, which Continental expects to acquire in the fourth quarter of 1995. The total number of subscribers is not material in relation to Continental's total subscriber base, but there can be no assurances with respect to the number of communities for which Ameritech Corporation may obtain franchises in the future. See "Legislation and Regulation--Federal Regulation."

  TELEPHONY COMPETITION. The two-way switched voice and data market is currently dominated by local telephone companies, also known as LECs. The LECs provide a full range of local telecommunications services and equipment to customers as well as origination and termination access to their local networks to interexchange carriers and mobile radio service providers. In many states the LEC has an exclusive franchise by law to provide telephone service. As a consequence of this present monopoly position, the LECs have established relationships with their customers and provide those customers with various transmission and switching services that other potential telecommunications service providers may not currently be permitted by law to offer.

  While several states are engaged in legislative or regulatory efforts to remove local telecommunications market entry restrictions, new market entrants maintain a high degree of dependance upon the incumbent LEC for interconnection to LEC customers and LEC allocation of telephone numbers.

  In addition to the LECs and existing competitive access providers, competition potentially capable of offering private line, special access and switched services include individual cable television companies, electric utilities, long distance carriers, microwave carriers, wireless service providers and private networks built by large end-users.

  Legislative initiatives, as well as an increased level of competition and consolidation among LECs, interexchange carriers, cellular service providers and cable companies and the introduction of PCS, all increase the likelihood that barriers to local exchange competition will be removed. The introduction of such competition, however, also increase the possibility that the RBOCs will be authorized to provide inter-exchange services.

PROPERTIES

  Continental's principal physical assets consist of cable television systems, including signal receiving, encoding and decoding apparatus, headends, distribution systems, and subscriber house drop equipment for each of its systems. The signal receiving apparatus typically includes a tower, antenna, ancillary electronic equipment, and earth stations for reception of satellite signals. Headends, consisting of associated electronic equipment necessary for the reception, amplification and modulation of signals, are located near the receiving devices. Continental's distribution systems consist of coaxial and fiber-optic cables and related electronic equipment. Subscriber equipment consists of taps, house drops, converters and analog addressable converters. Continental owns its distribution system, various office and studio fixtures, test equipment and service vehicles. The physical components of Continental's systems require maintenance and periodic upgrading to keep pace with technological advances.

  Continental's coaxial and fiber-optic cables are generally attached to utility poles under pole rental agreements with local public utilities, although in some areas the distribution cable is buried in underground ducts or trenches. The FCC regulates pole attachment rates under the Federal Pole Attachments Act. See "Legislation and Regulation--Federal Regulation--Pole Attachments."

  Continental owns or leases parcels of real property for signal reception sites (antenna towers and headends), microwave facilities and business offices. Continental owns the building which houses its headquarters in Boston, Massachusetts.

  Continental believes that its properties, both owned and leased, are in good operating condition and are suitable and adequate for its business operations.

EMPLOYEES

  Continental currently has approximately 8,500 full-time employees, including approximately 100 employees located at Continental's Boston headquarters, who provide staff support in the areas of corporate planning, finance, marketing, program acquisition, employee training and benefits administration, government relations, internal auditing, financial and tax reporting and regulatory compliance. Continental believes that its relations with its employees are good. As a result of the Merger, the Company has one collective bargaining agreement relating to twelve cable employees in Twin Falls, Idaho. Approximately 40 employees in Hialeah, Florida have taken certain steps to seek union representation.

LEGAL PROCEEDINGS

  There are no material pending legal proceedings against Continental. Continental is subject to legal proceedings and claims which arise in the ordinary course of business, none of which is material to its consolidated financial condition or results of operations in the opinion of management.

                           LEGISLATION AND REGULATION

  The cable television industry is regulated by the FCC, some state governments and substantially all local governments. In addition, various legislative and regulatory proposals under consideration from time to time by Congress and various federal agencies may materially affect the cable television industry. The following is a summary of federal laws and regulations affecting the growth and operation of the cable television industry and a description of certain state and local laws.

CABLE COMMUNICATIONS POLICY ACT OF 1984

  The 1984 Cable Act became effective in December 1984. This federal statute, which amended the Communications Act, creates uniform national standards and guidelines for the regulation of cable television systems. Violations by a cable television system operator of provisions of the 1984 Cable Act, as well as of FCC regulations, can subject the operator to substantial monetary penalties and other sanctions. Among other things, the 1984 Cable Act affirmed the right of franchising authorities (state or local, depending on the practice in individual states) to award one or more franchises within their jurisdictions. It also prohibited non-grandfathered cable television systems from operating without a franchise in such jurisdictions. In connection with new franchises, the 1984 Cable Act provides that in granting or renewing franchises, franchising authorities may establish requirements for cable-related facilities and equipment, but may not establish or enforce requirements for video programming or information services other than in broad categories.

CABLE TELEVISION CONSUMER PROTECTION AND COMPETITION ACT OF 1992

  Overview. In October 1992, Congress enacted the 1992 Cable Act. This legislation made significant changes to the legislative and regulatory environment in which the cable industry operates. It amended the 1984 Cable Act in many respects. The 1992 Cable Act became effective in December 1992, although certain provisions, most notably those dealing with rate regulation and retransmission consent, became effective at later dates. The legislation required the FCC to initiate a number of rule-making proceedings to implement various provisions of the statute, the majority of which, including certain of those related to rate regulation, have been completed. The 1992 Cable Act allows for a greater degree of regulation of the cable industry with respect to, among other things: (i) cable system rates for both basic and certain cable programming services; (ii) programming access and exclusivity arrangements;
(iii) access to cable channels by unaffiliated programming services; (iv) leased access terms and conditions; (v) horizontal and vertical ownership of cable systems; (vi) customer service requirements; (vii) franchise renewals;
(viii) television broadcast signal carriage and retransmission consent; (ix) technical standards; (x) customer privacy; (xi) consumer protection issues;
(xii) cable equipment compatibility; (xiii) obscene or indecent programming; and (xiv) subscription to tiers of service other than basic service as a condition of purchasing premium services. Additionally, the legislation encourages competition with existing cable television systems by: allowing municipalities to own and operate their own cable television systems without a franchise; preventing franchising authorities from granting exclusive franchises or unreasonably refusing to award additional franchises covering an existing cable system's service area; and prohibiting the common ownership of cable systems and co-located MMDS or SMATV systems. The 1992 Cable Act also precludes video programmers affiliated with cable television companies from favoring cable operators over competitors and requires such programmers to sell their programming to other multi-channel video distributors.

  Various cable operators have filed actions in the United States District Court in the District of Columbia challenging the constitutionality of several sections of the 1992 Cable Act. Pursuant to special jurisdictional provisions in the 1992 Cable Act, a challenge to the must-carry provisions of the 1992 Cable Act was heard by a three-judge panel of the district court. In April 1993, the three-judge court granted summary judgment for the government, upholding the constitutional validity of the must-carry provisions of the 1992 Cable Act. That decision was appealed directly to the United States Supreme Court. In June 1994, the United States Supreme Court remanded the case to the district court. Pending the outcome of further proceedings before the district court, the must-carry statutes and the FCC regulations remain in place.

  The cable operators' constitutional challenge to the balance of the 1992 Cable Act provisions was heard by a single judge of the district court. In September 1993, the court rendered its decision upholding the constitutionality of all but three provisions of the statute (multiple ownership limits for cable operators, advance notice of free previews for certain programming services, and channel set-asides for DBS operators). This decision has been appealed to the United States Court of Appeals for the District of Columbia Circuit and the appeal will be heard by that court in November 1995. Appeals were also filed in that court from the FCC's rate regulation rule-making decisions. The FCC's rate regulations were substantially upheld in June 1995.

FEDERAL REGULATION

  The FCC, the principal federal regulatory agency with jurisdiction over cable television, has promulgated regulations covering such areas as the registration of cable television systems, cross-ownership between cable television systems and other communications businesses, carriage of television broadcast programming, consumer education and lockbox enforcement, origination, cablecasting and sponsorship identification, children's programming, the regulation of basic cable service rates in areas where cable television systems are not subject to effective competition, signal leakage and frequency use, technical performance, maintenance of various records, equal employment opportunity, and antenna structure notification, marking and lighting. The FCC has the authority to enforce these regulations through the imposition of substantial fines, the issuance of cease and desist orders and/or the imposition of other administrative sanctions, such as the revocation of FCC licenses needed to operate certain transmission facilities often used in connection with cable operations. The 1992 Cable Act required the FCC to adopt additional regulations covering, among other things, cable rates, signal carriage, consumer protection and customer service, leased access, indecent programming, programmer access to cable television systems, programming agreements, technical standards, consumer electronics equipment compatibility, ownership of home wiring, program exclusivity, equal employment opportunity, and various aspects of DBS system ownership and operation. A brief summary of certain of these federal regulations as adopted to date follows.

  Rate Regulation. The 1984 Cable Act codified existing FCC preemption of rate regulation for premium channels and optional CPS tiers. The 1984 Cable Act also deregulated basic cable rates for cable television systems determined by the FCC to be subject to effective competition. The 1992 Cable Act substantially changed the 1984 Cable Act and FCC rate regulation standards then in existence. The 1992 Cable Act replaced the FCC's old standard for determining effective competition, under which most cable systems were not subject to local rate regulation, with a statutory provision that results in nearly all cable television systems becoming subject to local rate regulation of basic service. Additionally, the legislation eliminates the 5% annual rate increase for basic service previously allowed by the 1984 Cable Act without local approval; requires the FCC to adopt a formula for franchising authorities to enforce, to assure that basic cable rates are reasonable; allows the FCC to review rates for CPS tiers (other than per-channel or per-event services) in response to complaints filed by franchising authorities and/or cable customers; prohibits cable television systems from requiring subscribers to purchase service tiers above basic service in order to purchase premium services if the system is technically capable of doing so; requires the FCC to adopt regulations to establish, on the basis of actual costs, the price for installation of cable service, remote controls, converter boxes and additional outlets; and allows the FCC to impose restrictions on the retiering and rearrangement of cable services under certain limited circumstances. The FCC issued rule-making decisions designed to implement these rate regulation provisions in April 1993.

  The FCC's regulations adopted in April 1993 set standards for the regulation of basic and CPS tier rates. The April 1993 rate regulations adopted a benchmark price cap system for measuring the reasonableness of existing basic and cable programming service rates. Regulated services include: (i) the basic service tier required to be established by the 1992 Cable Act, consisting, at a minimum, of all broadcast signals carried by such system except those imported by satellite from another market (i.e., superstations) and all public, educational and governmental access programming and (ii) other CPS tiers (above the basic service tier, excluding per-channel and per-program programming). Alternatively, cable operators are given the

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opportunity to make a cost-of-service showing to justify rates above the applicable benchmarks. If a cost-of-service showing is unsuccessful, the rates for a system may be reduced below the applicable benchmark. The FCC has published regulations setting forth the procedures to be utilized in such a cost-of-service showing; however, the rules are not yet final. The rules regarding rate regulation also require that charges for cable-related equipment (e.g., converter boxes and remote control devices) and installation services be unbundled from the provision of cable service and based upon actual costs plus a reasonable profit and established a formula for evaluating future rate increases. Local franchising authorities (if certified by the FCC) and/or the FCC are empowered to order a reduction of existing rates. Refund liability for basic cable rates is limited to a one-year period, initially calculated from the effective date of the FCC's regulations. Refund liability for cable programming service rates is calculated from the date a complaint is filed with the FCC until the refund is implemented. A complaint alleging an unreasonable rate for a cable programming service in effect on September 1, 1993, must have been filed by February 28, 1994. After that date, a complaint regarding a rate increase for a cable programming service must be filed with the FCC within 45 days from the date that the complainant receives the bill. In general, in order to avoid refund liability, cable operators whose rates were above FCC benchmark levels were required, absent a successful cost-of-service showing, to reduce those rates to the benchmark level or by up to 10% of the rates in effect on September 30, 1992, whichever reduction was less, adjusted for inflation and channel modifications occurring subsequent to September 30, 1992. The FCC, however, reserved the right to raise or lower the benchmarks that it established. The regulations also provided that future rate increases could not exceed an inflation-indexed amount, plus increases in certain costs beyond the cable operator's control, such as taxes, franchise fees and increased programming costs that exceed the inflation index.

  On February 22, 1994, the FCC adopted a revision of its benchmark regulations effective May 15, 1994. The FCC allowed a sixty day transition period for implementing the new rates to July 15, 1994. The new benchmarks subject cable television systems to rate reductions, absent a successful cost-of-service showing, of up to 17% of the rates in effect on September 30, 1992, adjusted for inflation, channel modifications, equipment costs and certain increases in programming costs. Further rate reductions for cable systems whose rates are below the revised benchmark levels will be held in abeyance pending completion by the FCC of cable system cost studies, as will reductions that would require operators to reduce rates below benchmark levels in order to achieve a 17% rate reduction. These additional rate reductions below the new benchmarks would be required only if validated by the studies. The FCC also announced its intention to investigate cable systems whose rates are substantially above the permitted benchmark levels. Those studies have not been completed by the FCC nor has the FCC instigated such investigations.

  The FCC, on November 10, 1994 revised its regulations governing the manner in which cable operators may charge subscribers for new cable programming services. These are commonly referred to as the Going Forward Rules. The FCC instituted a three-year flat fee mark-up plan for charges relating to new channels of cable programming services in addition to the present formula for calculating the permissible rate for new services. Commencing on January 1, 1995, operators may charge for new channels of cable programming services added after May 14, 1994 at a markup of up to 20 cents per channel over actual programming costs, but may not make adjustments to monthly rates totaling more than $1.20, plus an additional 30 cents solely for programming license fees, per subscriber over the first two years of the three-year period for these new services. Cable operators may charge an additional 20 cents in the third year only for channels added in that year. Cable operators electing to use the 20 cent per channel adjustment may not take a 7.5% mark-up on programming cost increases, which is permitted under the FCC's current rate regulations. The FCC requested further comment on whether cable operators should continue to receive the 7.5% mark-up on increases in license fees on existing programming services.

  Additionally, the FCC will permit cable operators to offer NPTs at rates which they elect so long as, among other conditions, other service tiers that are subject to rate regulation are priced in conformity with applicable FCC regulations, and cable operators do not remove programming services from existing service tiers and offer them on the NPT.

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

  In 1995, the FCC significantly streamlined its rules for how cable operators may increase rates, allowing such increases to be taken annually rather than in quarterly installments. The FCC allowed such increases for the first time to reflect estimated prospective cost increases rather than solely costs previously incurred.

  Many franchising authorities have become certified by the FCC to regulate the rates charged by Continental for basic cable service and associated basic cable service equipment. In addition, a number of the Company's customers have filed complaints with the FCC regarding the rates charged for cable programming services. Some local franchising authority decisions have been rendered that were adverse to Continental. Several of these have been appealed to the FCC, and it is likely that some refunds will be ordered in the future. Continental's revenues could be materially and adversely affected if the Company was required to reduce its rates and pay refunds, or if the ability to implement rate increases consistent with past practices was materially limited by the regulations that the FCC has adopted.

  The FCC also has publicly announced that it will consider "social contracts" as an alternative form of rate regulation for cable operators. Continental has negotiated a social contract with the FCC, which settles all of its pending cost-of-service rate cases and all of its benchmark CPS tier rate cases. Benchmark BBT cases will be resolved by Continental and local franchising authorities. See "Business--U.S. Operating Strategy--U.S. Regulatory Strategy; Social Contract."

  Separate bills recently approved by the U.S. Senate and House of Representatives would significantly modify the rate regulation provisions of the 1992 Cable Act. Continental cannot predict the likelihood of passage of this or other legislation that would reduce the regulatory restrictions on its ability to market and price the Company's services.

  Other Regulations under the 1992 Cable Act. In addition to the foregoing rate regulations, the FCC has adopted regulations pursuant to the 1992 Cable Act which require cable systems to permit customers to purchase video programming on a per-channel or a per-event basis without the necessity of subscribing to any tier of service, other than the basic service tier, unless the cable system is technically incapable of doing so. Generally, this exemption from compliance with the statute for cable systems that do not have such technical capability is available until a cable system obtains the capability, but not later than December 2002. The FCC also has adopted a number of measures for improving compatibility between existing cable systems and consumer equipment. In conjunction therewith, the FCC rules prohibit cable operators from scrambling program signals carried on the basic tier, absent a waiver. The FCC also is proposing to extend this prohibition to cover all regulated tiers.

  The FCC also has adopted regulations in connection with its cost-of-service proceedings which govern programming charges for affiliated entities. These rules apply to systems subject to regulation under both the benchmark and cost-of-service regulations. The cost of programming to affiliated entities must be the prevailing company price, based on the sale of programming to third parties, or a price equal to the lower of the programming service's net book cost and its estimated fair market value.

  Carriage of Broadcast Television Signals. The 1992 Cable Act contains new signal carriage requirements. These new rules allow commercial television broadcast stations which are "local" to a cable system, i.e., the system is located in the station's Area of Dominant Influence, to elect every three years whether to require the cable system to negotiate for "retransmission consent" to carry the station. The first such election was made in June 1993. A recent amendment to the Copyright Act will in some cases increase the number of stations that may elect must-carry status on cable systems located within such stations' Areas of Dominant Influence. Local non-commercial television stations are given mandatory carriage rights, subject to certain exceptions, within the larger of: (i) a 50-mile radius from the station's city of license or (ii) the station's grade B contour (a measure of signal strength). Unlike commercial stations, noncommercial stations are not given the option to negotiate retransmission consent for the carriage of their signal. In addition, cable systems have to obtain retransmission consent for the carriage of all "distant" commercial broadcast stations, except for certain "superstations" (i.e., commercial satellite-delivered independent stations such as WTBS).

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The must-carry provisions for non-commercial stations became effective in
December 1992. Implementing must-carry rules for non-commercial and commercial stations and retransmission consent rules for commercial stations were adopted by the FCC in March 1993. All commercial stations entitled to carriage were to have been carried by June 1993, and any non-must-carry stations (other than superstations) for which retransmission consent had not been obtained could no longer be carried after October 5, 1993.

  Nonduplication of Network Programming. Cable television systems that have 1,000 or more customers must, upon the appropriate request of a local television station, delete the simultaneous or nonsimultaneous network programming of a distant station when such programming has also been contracted for by the local station on an exclusive basis.

  Deletion of Syndicated Programming. FCC regulations enable television broadcast stations that have obtained exclusive distribution rights for syndicated programming in their market to require a cable system to delete or "black out" such programming from other television stations which are carried by the cable system. The extent of such deletions will vary from market to market and cannot be predicted with certainty. However, it is possible that such deletions could be substantial and could lead the cable operator to drop a distant signal in its entirety. The FCC also has commenced a proceeding to determine whether to relax or abolish the geographic limitations on program exclusivity contained in its rules, which would allow parties to set the geographic scope of exclusive distribution rights entirely by contract, and to determine whether such exclusivity rights should be extended to noncommercial educational stations. It is possible that the outcome of these proceedings will increase the amount of programming that cable operators are required to black out. Finally, the FCC has declined to impose equivalent syndicated exclusivity rules on satellite carriers who provide services to the owners of home satellite dishes similar to those provided by cable systems.

  Franchise Fees. Although franchising authorities may impose franchise fees under the 1984 Cable Act, such payments cannot exceed 5% of a cable system's annual gross revenues. Franchising authorities are also empowered in awarding new franchises or renewing existing franchises to require cable operators to provide cable-related facilities and equipment and to enforce compliance with voluntary commitments. In the case of franchises in effect prior to the effective date of the 1984 Cable Act, franchising authorities may enforce requirements contained in the franchise relating to facilities, equipment and services, whether or not cable-related. The 1984 Cable Act, under certain limited circumstances, permits a cable operator to obtain modifications of franchise obligations.

  Renewal of Franchises. The 1984 Cable Act established renewal procedures and criteria designed to protect incumbent franchises against arbitrary denials of renewal. While these formal procedures are not mandatory unless timely invoked by either the cable operator or the franchising authority, they can provide substantial protection to incumbent franchisees. Even after the formal renewal procedures are invoked, franchising authorities and cable operators remain free to negotiate a renewal outside the formal process.

  Nevertheless, renewal is by no means assured, as the franchisee must meet certain statutory standards. Even if a franchise is renewed, a franchising authority may impose new and more onerous requirements such as upgrading facilities and equipment, although the municipality must take into account the cost of meeting such requirements.

  The 1992 Cable Act makes several changes to the process under which a cable operator seeks to enforce its renewal rights that could make it easier in some cases for a franchising authority to deny renewal. While a cable operator must still submit its request to commence renewal proceedings within 30 to 36 months prior to franchise expiration to invoke the formal renewal process, the request must be in writing and the franchising authority must commence renewal proceedings not later than six months after receipt of such notice. The four-month period for the franchising authority to grant or deny the renewal now runs from the submission of the renewal proposal, not the completion of the public proceeding. Franchising authorities may consider the "level" of programming service provided by a cable operator in deciding whether to renew. Franchising authorities are no longer precluded from denying renewal based on failure to substantially

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

comply with the material terms of the franchise where the franchising authority has "effectively acquiesced" to such past violations. However, the franchising authority is estopped from denying renewal if, after giving the cable operator notice and opportunity to cure, it fails to respond to a written notice from the cable operator of its failure or inability to cure. Courts may not reverse a denial of a renewal based on procedural violations found to be "harmless error."

  Channel Set-Asides. The 1984 Cable Act permits local franchising authorities to require cable operators to set aside certain channels for public, education and governmental access programming. The 1984 Cable Act further requires cable television systems with 36 or more activated channels to designate a portion of their channel capacity for commercial leased access by unaffiliated third parties. While the 1984 Cable Act allowed cable operators substantial latitude in setting leased access rates, the 1992 Cable Act required leased access rates to be set according to an FCC-prescribed formula. The FCC adopted such a formula and implemented regulations in April 1993, but various parties have filed petitions requesting the FCC to reconsider its decision.

  Competing Franchises. Questions concerning the right of a municipality to award de facto exclusive cable television franchises and to impose certain franchise restrictions upon cable television companies are under consideration in Preferred Communications, Inc. v. City of Los Angeles, involving a proposed applicant for a franchise in one of Continental's service areas, in which the United States Supreme Court declared that cable television operators have First Amendment rights which cannot be abridged in the absence of overriding governmental interests. While establishing this broad judicial standard, the Supreme Court remanded the case to a lower federal court for trial on the factual issues surrounding a cable television operator's use of public rights-of-way and a municipality's interest in awarding a de facto exclusive franchise, or placing a limit on the number of franchisees. Recently, the United States Supreme Court denied a petition to review the Ninth Circuit's January 1994 decision reaffirming that a municipality may not constitutionally restrict the award of a cable franchise to a single entity. Until the United States Supreme Court rules definitively on the scope of cable television's First Amendment protections, the legality of the franchising process and of various specific franchise requirements is likely to be in a state of flux. It is not possible at the present time to predict the constitutionally permissible bounds of cable franchising and particular franchise requirements. However, the 1992 Cable Act, among other things, prohibits franchising authorities from unreasonably refusing to grant franchises to competing cable television systems and permits franchising authorities to operate their own cable television systems without franchises.

  Ownership and Cross-Ownership Limitations. The 1984 Cable Act codified existing FCC cross-ownership regulations, which, in part, prohibit LECs from providing video programming directly to customers within their local exchange telephone service areas, except in rural areas or by specific waiver of FCC rules. Several federal district courts have struck down the 1984 Cable Act's telco/cable cross-ownership prohibition as facially invalid and inconsistent with the First Amendment. Two district court decisions have been upheld by the United States Courts of Appeals for the Fourth Circuit and the Ninth Circuit. The Supreme Court has agreed to hear arguments on this issue during its 1995-96 term. The FCC in 1992 amended its rules to permit local telephone companies to offer "video dialtone" service for video programmers, including channel capacity for the carriage of video programming and certain noncommon carrier activities such as video processing, billing and collection and joint marketing arrangements. The FCC recently issued an order on reconsideration reaffirming its initial decision, and this order has been appealed. Several LECs in the service areas of Continental's cable systems have applied to the FCC for permission to offer video dialtone service, and some of these applications have been granted. In its video dialtone order, the FCC concluded that neither the 1984 Cable Act nor its rules apply to prohibit the IXC's (i.e., long distance telephone companies such as AT&T) from providing such services to their customers. Additionally, the FCC also concluded that where a LEC makes its facilities available on a common carrier basis for the provision of video programming to the public, the 1984 Cable Act does not require the LEC or its programmer customers to obtain a franchise to provide such service. This aspect of the FCC's video dialtone order was upheld on appeal by the U.S. Court of Appeals for the D.C. Circuit. Because cable operators are required to bear the

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costs of complying with local franchise requirements, including the payment of franchise fees, the FCC's decision could place cable operators at a competitive disadvantage vis-a-vis services offered on a common carrier basis over local telephone company-provided facilities. The FCC is currently examining whether a LEC is required to obtain a franchise, and meet other regulatory requirements of cable systems, if and when a LEC acts as a programmer over its own video dialtone facilities because of a court's removal of the statutory prohibition on such programming activities. Ameritech Corporation has applied for and received a franchise to build a cable television system in competition with one of the N-COM systems that Continental is under contract to acquire in the fourth quarter of 1995.

  As part of the same proceeding in which it approved video dialtone, the FCC recommended that Congress amend the 1984 Cable Act to allow LECs to provide their own video programming services over their facilities in competition with their customers' services. The FCC also decided to loosen ownership and affiliation restrictions currently applicable to telephone companies, and has proposed to increase the numerical limit on the population of areas qualifying as "rural" and in which LECs can provide cable service without FCC waiver.

  Separate bills to repeal the telco/cable cross-ownership ban, subject to certain regulatory requirements, have been passed by the United States Senate and the House of Representatives. Under the terms of these bills, a telephone company could build and operate a cable television system within its region or acquire an in-region cable operator, under certain circumstances. These bills would also, inter alia, preempt state and locally-imposed barriers to the provision of intrastate and interstate telecommunications services by cable system operators in competition with local telephone companies. The outcome of these FCC legislative or court proceedings and proposals or the effect of such outcome on cable system operations cannot be predicted.

  The 1984 Cable Act and the FCC's rules also prohibit the common ownership, operation, control or interest in a cable system and a local television broadcast station whose predicted grade B contour (a measure of a television station's significant signal strength as defined by the FCC's rules) covers any portion of the community served by the cable system. Common ownership or control has historically also been prohibited by the FCC (but not by the 1984 Cable Act) between a cable system and a national television network, although the FCC has adopted an order that substantially relaxes the network/cable cross-ownership prohibitions subject to certain national and local ownership limits. As a part of the same action, the FCC also voted to recommend to Congress that the broadcast/cable cross-ownership restrictions contained in the 1984 Cable Act be repealed. Finally, in order to encourage competition in the provision of video programming, the FCC adopted a rule prohibiting the common ownership, affiliation, control or interest in cable television systems and MDS facilities having overlapping service areas, except in very limited circumstances. The 1992 Cable Act codified this restriction and extended it to co-located SMATV systems. Permitted arrangements in effect as of October 5, 1992 were grandfathered. In January 1995, the FCC loosened its previously stringent interpretation of the lack of ability of a cable operator to purchase a SMATV system in the same franchise area. The 1992 Cable Act permits states or local franchising authorities to adopt certain additional restrictions on the ownership of cable television systems. Many of these cross-ownership limitations would be eliminated or modified by the bills recently approved by the United States Senate and the House of Representatives.

  Pursuant to the 1992 Cable Act, the FCC has imposed limits on the number of cable systems which a single cable operator can own. In general, no cable operator can have an attributable interest in cable systems which pass more than 30% of all homes nationwide. Attributable interests for these purposes include voting interests of 5% or more (unless there is another single holder of more than 50% of the voting stock), officerships, directorships and general partnership interests. The FCC has stayed the effectiveness of these rules pending the outcome of the appeal from the United States District Court decision holding the multiple ownership limit provision of the 1992 Cable Act unconstitutional.

  The FCC has also adopted rules which limit the number of channels on a cable system which can be occupied by programming in which the entity that owns the cable system has an attributable interest. The limit is 40% of all activated channels.

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  Broadband PCS Auctions. Personal communications services ("PCS") represents mobile radio communications services that can be integrated with a variety of networks. The FCC has allocated 120 MHz of spectrum in the 2GHz band to be licensed to competing broadband PCS providers, who it is anticipated will offer advanced digital wireless services in competition with current cellular and specialized mobile radio services as well as with landline telephone service. Broadband PCS spectrum will be auctioned by the FCC in three separate auctions that began in December 1994. Six licenses will be auctioned in each service area, and FCC rules permit some aggregation of PCS spectrum by PCS operators. The first broadband PCS auction, which was completed in the first quarter of 1995 included 30 MHz frequency blocks of spectrum (Blocks "A" and "B") licensed by MTA. The next auction is expected to commence in 1995 at a date yet to be determined, and will be for spectrum Block C, a 30 MHz frequency block which is available only to parties that meet specific FCC eligibility criteria and will be licensed using Basic Trading Areas. The final auctions will include three Basic Trading Area 10 MHz blocks of spectrum, Blocks D, E and F, at least one of which will be subject to the additional eligibility requirements imposed on Block C.

  Equal Employment Opportunity. The 1984 Cable Act includes provisions to ensure that minorities and women are provided equal employment opportunities within the cable television industry. The statute requires the FCC to adopt reporting and certification rules that apply to all cable system operators with more than five full-time employees. Pursuant to the requirements of the 1992 Cable Act, the FCC has imposed more detailed annual Equal Employment Opportunity ("EEO") reporting requirements on cable operators and has expanded those requirements to all multi-channel video service distributors. Failure to comply with the EEO requirements can result in the imposition of fines and/or other administrative sanctions, or may, in certain circumstances, be cited by a franchising authority as a reason for denying a franchisee's renewal request.

  Privacy. The 1984 Cable Act imposes a number of restrictions on the manner in which cable system operators can collect and disclose data about individual system customers. The statute also requires that the system operator must periodically provide all customers with written information about its policies regarding the collection and handling of data about customers, their privacy rights under federal law and their enforcement rights. In the event that a cable operator is found to have violated the customer privacy provisions of the 1984 Cable Act, it could be required to pay damages, attorneys' fees and other costs. Under the 1992 Cable Act, the privacy requirements are strengthened to require that cable operators take such actions as are necessary to prevent unauthorized access to personally identifiable information.

  Anti-Trafficking. The 1992 Cable Act precludes cable operators from selling or otherwise transferring ownership of a cable television system within 36 months after acquisition or initial construction, except for: resales required by the terms of a contract covering the acquisition of multiple systems; tax-free sales or reorganizations; governmentally required divestitures; or internal transfers to a commonly controlled entity. The anti-trafficking restriction applies to systems acquired prior to the effective date of the new law (i.e., December 4, 1992) as well as subsequent acquisitions. The FCC may waive the foregoing restrictions where generally consistent with the public interest, unless the franchising authority has refused to grant any required approval. The 1992 Cable Act also requires franchising authorities to act on any franchise transfer request submitted after December 4, 1992 within 120 days after receipt of all information required by FCC regulations and by the franchising authority. Approval is deemed to be granted if the franchising authority fails to act within such period.

  Registration Procedure and Reporting Requirements. Prior to commencing operation in a particular community, all cable television systems must file a registration statement with the FCC listing the broadcast signals they will carry and certain other information. Additionally, cable operators periodically are required to file various informational reports with the FCC. Cable operators who operate in certain frequency bands are required on an annual basis to file the results of their periodic cumulative leakage testing measurements. Operators who fail to make this filing or who exceed the FCC's allowable cumulative leakage index risk being prohibited from operating in those frequency bands in addition to other sanctions.

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

  Technical Requirements. Historically, the FCC has imposed technical standards applicable to the cable channels on which broadcast stations are carried, and has prohibited franchising authorities from adopting standards that were in conflict with or more restrictive than those established by the FCC. The FCC has recently revised such standards and made them applicable to all classes of channels which carry downstream National Television System Committee video programming. Local franchising authorities are permitted to enforce the FCC's new technical standards. The FCC also has adopted additional standards applicable to cable television systems using frequencies in the 108-137 MHz and 225-400 MHz bands in order to prevent harmful interference with aeronautical navigation and safety radio services and has also established limits on cable system signal leakage. The 1992 Cable Act requires the FCC to periodically update its technical standards to take into account changes in technology and to entertain waiver requests from franchising authorities who would seek to impose more stringent technical standards upon their franchised cable television systems. Although the 1992 Cable Act requires the FCC to establish "minimum technical standards relating to cable televisions systems' technical operation and signal quality," the FCC has announced that its recently completed cable television technical standards rule-making satisfies the new statutory mandate.

  Pole Attachments. The FCC currently regulates the rates and conditions imposed by certain public utilities for use of their poles, unless under the Federal Pole Attachments Acts state public utility commissions are able to demonstrate that they regulate rates, terms and conditions of the cable television pole attachments. A number of states and the District of Columbia have certified to the FCC that they regulate the rates, terms and conditions for pole attachments. In the absence of state regulation, the FCC administers such pole attachment rates through use of a formula which it has devised and from time to time revises. Legislation pending before the United States Congress could, if enacted, significantly increase the costs of pole attachments for cable operators that offer voice and data services as well as video services. See "Business-Competition".

  Other Matters. FCC regulation also includes matters regarding a cable system's carriage of local sports programming; restrictions on origination and cablecasting by cable system operators; application of the rules governing political broadcasts; customer service; home wiring and limitations on advertising contained in nonbroadcast children's programming.

  Implementing provisions of the 1993 Budget Act, the FCC adopted requirements for payment of 1994 annual "regulatory fees." Cable television systems were required to pay regulatory fees of $.37 per subscriber, which may be passed on to subscribers as "external cost" adjustments to rates for basic cable service. This amount was increased to $.49 per subscriber in 1995. Fees are also assessed for other licenses, including licenses for business radio and cable television relay systems and earth stations, which, however, may not be collected directly from subscribers. Beginning in 1995, no fee is assessed for receive-only cable-earth stations.

COPYRIGHT REGULATION

  Cable television systems are subject to federal copyright licensing covering carriage of broadcast signals. In exchange for making semi-annual payments to a federal copyright royalty pool and meeting certain other obligations, cable operators obtain a statutory license to retransmit broadcast signals. The amount of this royalty payment varies, depending on the amount of system revenues from certain sources, the number of distant signals carried and the location of the cable system with respect to over-the-air television stations. Cable operators are liable for interest on underpaid and unpaid royalty fees, but are not entitled to collect interest on refunds received for the overpayment of copyright fees. Originally, the Federal Copyright Royalty Tribunal was empowered to make and, in fact, did make several adjustments in copyright royalty rates. This tribunal was eliminated by Congress in 1993. Any future adjustment to the copyright royalty rates will be done through an arbitration process to be supervised by the U.S. Copyright Office. Present rates will remain in place through 1995, barring the successful filing of a new petition for ratemaking with the Copyright Office and any changes in the FCC's signal carriage, syndicated exclusivity or sports blackout rules.

  Various bills have been introduced into Congress over the past several years that would eliminate or modify the cable television compulsory license. The FCC has recommended to Congress that it repeal the cable industry's compulsory copyright license. The FCC determined that the statutory compulsory copyright license for local and distant broadcast signals no longer serves the public interest and that private negotiations between the applicable parties would better serve the public. Without the compulsory license, cable operators might need to negotiate rights from the copyright owners for each program carried on each broadcast station in the channel lineup. Such negotiated agreements could increase the cost to cable operators of carrying broadcast signals. The 1992 Cable Act's retransmission consent provisions expressly provide that retransmission consent agreements between television broadcast stations and cable operators do not obviate the need for cable operators to obtain a copyright license for the programming carried on each broadcaster's signal.

  Copyright music performed in programming supplied to cable television systems by pay cable networks (such as HBO) and cable programming networks (such as USA) has generally been licensed by the networks through private agreements with the American Society of Composers and Publishers ("ASCAP") and BMI, Inc. ("BMI"), the two major performing rights organizations in the United States. ASCAP and BMI offer "through to the viewer" licenses to the cable networks, which cover the retransmission of the cable networks' programming by cable television systems to their customers. The cable industry has not yet concluded negotiations on licensing fees with music performing rights societies for the use of music performed in programs locally originated by cable television systems.

STATE AND LOCAL REGULATIONS

  Because cable television systems use local streets and rights-of-way, cable television systems are subject to state and local regulation, typically imposed through the franchising process. State and/or local officials are usually involved in franchise selection, system design and construction, safety, service rates, consumer relations, billing practices and community related programming and services.

  Cable television systems generally are operated pursuant to nonexclusive franchises, permits or licenses granted by a municipality or other state or local government entity. Franchises generally are granted for fixed terms and in many cases are terminable if the franchise operator fails to comply with material provisions. Although the 1984 Cable Act provides for certain procedural protection, there can be no assurance that renewals will be granted or that renewals will be made on similar terms and conditions. Franchises usually call for the payment of fees, often based on a percentage of the system's gross customer revenues, to the granting authority. Upon receipt of a franchise, the cable system owner usually is subject to a broad range of obligations to the issuing authority directly affecting the business of the system. The terms and conditions of franchises vary materially from jurisdiction to jurisdiction, and even from city to city within the same state, historically ranging from reasonable to highly restrictive or burdensome. The 1984 Cable Act places certain limitations on a franchising authority's ability to control the operation of a cable system, and the courts have from time to time reviewed the constitutionality of several general franchise requirements, including franchise fees and access channel requirements, often with inconsistent results. On the other hand, the 1992 Cable Act prohibits exclusive franchises, and allows franchising authorities to exercise greater control over the operation of franchised cable television systems, especially in the areas of customer service and rate regulation. The 1992 Cable Act also allows franchising authorities to operate their own multi-channel video distribution system without having to obtain a franchise and permits states or local franchising authorities to adopt certain restrictions on the ownership of cable television systems. Moreover, franchising authorities are immunized from monetary damage awards arising from regulation of cable television systems or decisions made on franchise grants, renewals, transfers and amendments.

  The specific terms and conditions of a franchise and the laws and regulations under which it was granted directly affect the profitability of the cable television system. Cable franchises generally contain provisions governing charges for basic cable television services, fees to be paid to the franchising authority, length of the franchise term, renewal, sale or transfer of the franchise, territory of the franchise, design and technical performance of the system, use and occupancy of public streets and number and types of cable services provided.

  Various proposals have been introduced at the state and local levels with regard to the regulation of cable television systems, and a number of states have adopted legislation subjecting cable television systems to the jurisdiction of centralized state governmental agencies, some of which impose regulations of a character similar to that of a public utility.

REGULATION OF TELECOMMUNICATIONS ACTIVITIES

  As noted above under "Business--Telecommunications and Technology," Continental provides in certain of its systems alternate access local telecommunications services over a portion of its fiber-optic cable facilities, and Continental owns a 20% interest in TCG. Local telecommunications activities are regulated by either the FCC or state public utility commissions, or both. In some instances, Continental or TCG may be required to obtain regulatory permission to offer such services, and may be required to file tariffs for its service offerings, depending on whether particular alternate access activities of Continental or TCG are classified as common carriage or private carriage. See "Federal Regulation--Ownership and Cross--Ownership Limitations."

  Separate bills to repeal the telco/cable cross-ownership ban, subject to certain regulatory requirements, have been passed by the United States Senate and the House of Representatives. Under the terms of these bills, a telephone company could build and operate a cable television system within its region or acquire an in-region cable operator, under certain circumstances. These bills would also, inter alia, preempt state and locally-imposed barriers to the provision of intrastate and interstate telecommunications services by cable system operators in competition with local telephone companies. The outcome of these FCC legislative or court proceedings and proposals or the effect of such outcome on cable system operations cannot be predicted.

  The foregoing does not purport to be a summary of all present and proposed federal, state and local regulations and legislation relating to the cable television industry. Other existing federal regulations, copyright licensing, and, in many jurisdictions, state and local franchise requirements, currently are the subject of a variety of judicial proceedings, legislative hearings, and administrative and legislative proposals which could change, in varying degrees, the manner in which cable television systems operate. Neither the outcome of these proceedings nor their impact upon the cable industry or Continental can be predicted at this time.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND OTHER OFFICERS

  The positions held by each Director, executive officer and other officer of Continental are shown below. There are no family relationships among the following persons.

NAME OF DIRECTOR OR EXECUTIVE OFFICER  POSITION WITH CONTINENTAL
-------------------------------------  -------------------------
Amos B. Hostetter,
 Jr.(1).................               Chairman of the Board, Chief Executive Officer and Director
Timothy P. Neher........               Vice Chairman of the Board and Director
William T. Schleyer.....               President and Chief Operating Officer
Roy F. Coppedge III.....               Director
Stephen Hamblett........               Director
Jonathan H. Kagan(1)....               Director
Robert B. Luick.........               Director and Secretary
Henry F. McCance........               Director
Trygve E. Myhren........               Director
Lester Pollack..........               Director
Michael J. Ritter.......               Director
Vincent J. Ryan(1)......               Director
Ronald H. Cooper........               Executive Vice President
Jeffrey T. DeLorme......               Executive Vice President
Nancy Hawthorne.........               Senior Vice President and Chief Financial Officer
Andrew L. Dixon, Jr.....               Senior Vice President-Human Resources
David M. Fellows........               Senior Vice President-Engineering and Technology
Richard A. Hoffstein....               Senior Vice President and Corporate Controller
Frederick C. Livings-
 ton....................               Senior Vice President-Marketing
Robert J. Sachs.........               Senior Vice President-Corporate and Legal Affairs
Robert A. Stengel.......               Senior Vice President-Programming
Robert A. Strickland....               Senior Vice President-Information Systems
P. Eric Krauss..........               Vice President and Treasurer
Phyllis A. Erickson.....               Vice President-Marketing
Nancy B. Larkin.........               Vice President-Community Relations
R.B. Lerch..............               Vice President-Programming
Margaret A. Sofio.......               Vice President and Counsel
Lawrence F.
 Christofori............               Assistant Treasurer
Benjamin A. Gomez.......               Assistant Treasurer
W. Lee H. Dunham........               Assistant Secretary
Patrick K. Miehe........               Assistant Secretary

--------
(1) Members of the Executive Committee
(2) The Company intends to appoint two Directors to serve on the Audit
    Committee.

  Continental has a classified Board composed of three classes. Each class serves for three years, with one class being elected each year. The term of the Class A Directors, Messrs. McCance, Coppedge, Ritter and Luick, will expire at the 1996 Annual Meeting of Continental. The term of the Class B Directors, Messrs. Neher, Ryan and Kagan, will expire at the 1997 Annual Meeting of Continental. The term of the Class C Directors, Messrs. Hostetter, Pollack, Hamblett and Myhren, will expire at the 1998 Annual Meeting of Continental. Under the terms of certain stock purchase agreements with Continental, Corporate Advisors, L.P. ("Corporate Advisors"), on behalf of the investors (the "Continental Preferred Stock Investors") who purchased Series A Preferred Stock, currently has the right to designate two persons, and Boston Ventures Limited Partnership III, on behalf of itself and Boston Ventures Limited Partnership IIIA, Boston Ventures

Limited Partnership IV and Boston Ventures Limited Partnership IVA (collectively, the "Boston Ventures Investors"), currently has the right to designate one person, to be nominated as members of the Board of Directors. Lester Pollack and Jonathan H. Kagan are the designees of the Continental Preferred Stock Investors, and Roy F. Coppedge III is the designee of the Boston Ventures Investors. Under the terms of the Merger Agreement, Providence Journal designated two persons who were appointed to Continental's Board of Directors as of the effective time of the Merger, and, on the expiration of their initial term as nominees, The Providence Journal Company, the successor Company to Providence Journal, has the right to designate two individuals to be nominated as members of Continental's Board for another three year term.

  The executive officers and other officers were elected by the Continental Board of Directors on May 18, 1995. All executive officers and other officers hold office until the first meeting of the Continental Board following the next annual meeting of stockholders and until their successors are chosen and qualified.

  The following is a description of the business experience during the past five years of each Director and officer and includes, as to Directors, other directorships held in companies required to file periodic reports with the Securities and Exchange Commission (the "Commission") and registered investment companies.

 Directors and Executive Officers

  Amos B. Hostetter, Jr. (58), a cofounder of Continental, is the Chairman of the Board and Chief Executive Officer of Continental. He has been a Director since 1963. Mr. Hostetter is a past Chairman of the National Cable Television Association ("NCTA") and currently serves on NCTA's Board and Executive Committee. He is past Chairman and serves on the Executive Committee of the Board of Directors of both Cable in the Classroom and C-SPAN and serves as a Director and Chairman of the Audit Committee of Commodities Corporation (USA).

  Timothy P. Neher (47) is the Vice Chairman of the Board of Continental. He has been a Director since 1982 and has been employed by Continental since 1974. Prior to 1991 he was President and Chief Operating Officer of Continental, prior to 1986 he was an Executive Vice President of Continental, and prior to 1982 he was Vice President and Treasurer of Continental. He currently is on the Board of Directors of Turner Broadcasting System, Inc.

  William T. Schleyer (44) is the President and Chief Operating Officer of Continental. Prior to March 15, 1995 he was an Executive Vice President and prior to 1989 he was the Senior Vice President and General Manager of Continental's New England management region. He is a member of the Boards of Directors of CableLabs, the research and development arm of the cable industry, TCG and Optus Vision. He has been employed by Continental since 1978.

  Roy F. Coppedge III (47) has been a Director of Boston Ventures Management, Inc. since 1983. He currently is on the Board of Directors of American Media Inc. and Dial Page, Inc. He was elected to serve as a Director of Continental in 1992.

  Stephen Hamblett (60) has been the Chairman of the Board and Chief Executive Officer and a Director of The Providence Journal Company (as successor to Providence Journal) and Publisher of the Journal-Bulletin newspapers since 1987. He has been a Director of Continental since October 1995. Mr. Hamblett also serves on the Boards of Directors of the Associated Press and the Inter-American Press Association.

  Jonathan H. Kagan (39) is Managing Director of Corporate Advisors and a Managing Director of Lazard Freres & Co. LLC ("Lazard"). He has been associated with Lazard since 1980. He was elected to serve as a Director of Continental in 1992. Mr. Kagan currently is on the Board of Directors of Tyco Toys, Inc. and LaSalle Re Limited.

  Robert B. Luick (84) is of counsel to the law firm of Sullivan & Worcester, which firm has acted as counsel to Continental since its inception. Mr. Luick has been with Sullivan & Worcester since 1943. He is a member of the Board of Directors of Ionics, Incorporated, a diversified water treatment company. He has been Secretary and a Director of Continental since 1963.

  Henry F. McCance (52) has been general partner of the following venture capital partnerships (either directly or indirectly as the general partner of the general partner of such partnerships) since their formation: Greylock Ventures Limited Partnership (1983), Greylock Investments Limited Partnership
(1985), Greylock Capital Limited Partnership (1987), Greylock Limited Partnership (1990) and Greylock Equity Limited Partnership (1994). He is also President and Treasurer of Greylock Management Corporation, an investment services organization, and a Director of Brookstone, Inc., Manugistics, Inc. and Shiva Corporation and CATS Software Inc. Prior to 1990, Mr. McCance was a Vice President and Treasurer of Greylock Management Corporation. Mr. McCance has been a Director of Continental since 1972.

  Trygve E. Myhren (58) has been President and Chief Operating Officer and a Director of The Providence Journal Company (as successor to Providence Journal) since 1990. He has been a Director of Continental since October 1995. Mr. Myhren is a past Chairman of the NCTA and is currently a Director of Advanced Marketing Services, Inc., Cable Labs, the research and development arm of the cable industry, and Peapod Limited, a company that provides consumer on-line grocery shopping services.

  Lester Pollack (62) is Senior Managing Director of Corporate Advisors and Chief Executive Officer of Centre Partners, L.P., investment partnerships affiliated with Lazard, as well as a Managing Director of Lazard. He currently is on the Board of Directors of SunAmerica Inc., Kaufman & Broad Home Corporation, Tidewater, Inc., Loews Corporation, Parlex Corporation, Polaroid Corporation and Sphere Drake Holdings Limited. He was elected to serve as a Director of Continental in 1992.

  Michael J. Ritter (54) has been a Director since 1991 and was employed by Continental from 1980 until March 15, 1995, at which time he retired as the President and Chief Operating Officer of Continental. Prior to 1991 he was an Executive Vice President, and prior to 1988 he was the Senior Vice President and General Manager of Continental's Michigan management region.

  Vincent J. Ryan (59) has been Chairman of the Board and a Director of Schooner Capital Corporation, a venture capital organization, since 1971. Mr. Ryan is also Chairman of the Board of Iron Mountain Information Services, Inc., an information management company. He has been a Director of Continental since 1980.

  Ronald H. Cooper (38) is an Executive Vice President of Continental. Prior to 1995, he was the Senior Vice President of Continental's Southern California management region. Prior to 1990 he was the Senior Vice President of Continental's Northern California management region. He has been employed by Continental since 1982.

  Jeffrey T. DeLorme (42) is an Executive Vice President of Continental. Prior to March 1993, he was the Senior Vice President and General Manager of Continental's Florida/Georgia management region. He was formerly the Director of Corporate Services in Continental's Michigan management region. He has been employed by Continental since 1980.

  Nancy Hawthorne (44) is the Chief Financial Officer and a Senior Vice President of Continental. Prior to December, 1993, she was also the Treasurer of Continental, in addition to being Chief Financial Officer and a Senior Vice President. Prior to December 1992, she was a Senior Vice President and the Treasurer of Continental. Prior to 1988, she was a Vice President and the Treasurer of Continental. She is a member of the Boards of Directors of Perini Corporation, a construction company, New England Zenith Fund, a mutual fund, TCG and Optus Vision. She has been employed by Continental since 1982.

 Other Officers

  Andrew L. Dixon Jr. (53) is Senior Vice President-Human Resources of Continental. From 1985 to 1991, he was the Vice President of Human Resources of Continental. He has been employed by Continental since 1982.

  David M. Fellows (43) is Senior Vice President-Engineering and Technology of Continental. Prior to December 1992, he was the Vice President of Strategic Operations and the President of Scientific Atlanta's Transmissions Systems Business Division, where he was responsible for that company's headend, fiber and digital compression products. He is a member of the Board of Directors of Anadigics, Inc.

  Richard A. Hoffstein (47) is a Senior Vice President and the Corporate Controller of Continental. Prior to 1986, he was the Corporate Controller, Assistant Treasurer and Assistant Secretary of Continental. He has been employed by Continental since 1976.

  Frederick C. Livingston (49) is Senior Vice President-Marketing of Continental. Prior to 1988, he was a Vice President of Continental, and prior to 1984 he was the Director of Marketing for Continental. He has been employed by Continental since 1979.

  Robert J. Sachs (46) is Senior Vice President-Corporate and Legal Affairs of Continental. Prior to 1988, he was a Vice President of Continental, and prior to 1983 he was Continental's Director of Corporate Development. He has been employed by Continental since 1979.

  Robert A. Stengel (53) is Senior Vice President-Programming of Continental. Prior to 1988, he was a Vice President of Programming of Continental. He has been employed by Continental since 1980.

  Robert A. Strickland (32) is Senior Vice President-Information Systems of Continental. He has been employed by Continental since August 1994. He was formerly employed by Harvard Business School since 1991.

  P. Eric Krauss (31) is a Vice President and the Treasurer of Continental. Prior to January 1995, he was the Treasurer, and prior to December 1993, he was the Assistant Treasurer of Continental. He has been employed by Continental since January 1990. He was formerly employed by The First National Bank of Boston since 1986.

  Phyllis A. Erickson (43) is a Vice President-Marketing of Continental. She has been employed by Continental since January 1995. She was formerly employed by Nestle Foods Corp. and by Homeview Realty Centers.

  Nancy B. Larkin (44) is a Vice President-Community Relations of Continental. She has been employed by Continental since February 1988. She was formerly employed by American Cablesystems Corporation, most recently as Vice President of Corporate Communications and Training.

  R. B. Lerch (34) is a Vice President-Programming of Continental. He has been employed by Continental since October 17, 1988. Prior to January 1995, he was the Director of Programming of Continental.

  Margaret A. Sofio (53) is Vice President and Counsel for Continental. Prior to May 1994 she was Vice President and Counsel for Continental Cablevision of New England, Inc. She has been employed by Continental since 1981.

  Lawrence F. Christofori (33) is an Assistant Treasurer of Continental. He has been employed by Continental since October 1994. He was formerly employed by The First National Bank of Boston since 1989.

  Benjamin A. Gomez (29) is an Assistant Treasurer of Continental. He has been employed by Continental since April 1994. He was formerly employed by The Bank of New York since 1990.

  W. Lee. H. Dunham (54) is an Assistant Secretary of Continental. He has been a partner of the law firm of Sullivan & Worcester since 1974.

  Patrick K. Miehe (47) is an Assistant Secretary of Continental. He has been a partner of the law firm of Sullivan & Worcester since 1990.

  Biographical information concerning the Directors, executive officers and other officers is as of October 6, 1995.

EXECUTIVE COMPENSATION

  The following table (the "Summary Compensation Table") discloses compensation received by Continental's Chief Executive Officer and the four most highly compensated other executive officers of Continental (the Chief Executive Officer and the other executive officers are hereinafter referred to as the "Named Executive Officers") for the three fiscal years ended December 31, 1992, 1993 and 1994.

                          SUMMARY COMPENSATION TABLE

                                 ANNUAL COMPENSATION                    LONG TERM COMPENSATION
                             ---------------------------- ---------------------------------------------------
                                                                          RESTRICTED STOCK
                                                           OTHER ANNUAL        AWARDS          ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR#  SALARY($) BONUS($)(1) COMPENSATION($)    ($)(2)(3)     COMPENSATION($)(4)
---------------------------  -----  --------- ----------- --------------- ---------------- ------------------
Amos B. Hostetter, Jr.        1994  $649,876   $ 97,991      $               $                   $4,273
 Chairman and Chief           1993   624,961    238,653           --                --            4,273
 Executive Officer            1992   615,154    203,470           --          4,499,850           4,404
Michael J. Ritter (5)         1994   469,769     99,860                                           3,868
 President and Chief          1993   439,845    146,691           --                --            3,868
 Operating Officer            1992   400,250    123,235           --          2,999,900           3,910
William T. Schleyer(5)        1994   315,815     30,639                                           3,403
 Executive Vice               1993   291,923     61,418           --                --            3,403
 President                    1992   272,084     52,131           --          1,499,950           3,360
Jeffrey T. DeLorme            1994   294,846     49,166                                           3,403
 Executive Vice               1993   268,484     56,871       111,608(6)            --            3,403
 President                    1992   197,890     21,846           --          1,437,317           3,361
Nancy Hawthorne               1994   241,938     18,331                                           3,403
 Chief Financial              1993   224,896     46,590           --                --            3,403
 Officer and Senior Vice      1992   198,000     86,454           --            979,823           3,361
 President

--------
(1) See Note 11 to Consolidated Financial Statements. Continental has made loans to these and other persons in amounts equal to the income taxes incurred by them as a result of their restricted stock purchases. Such loans were financed through cash provided from operating activities and long-term borrowings. Continental charges interest on these loans generally at rates ranging from 5% to 8% per annum and declares bonuses to each of these persons in the amount of the interest due each year. Continental declared no other bonus to any Named Executive Officer during the years presented (other than a $50,000 bonus to Nancy Hawthorne in 1992 which is reflected in the Summary Compensation Table). As of October 1, 1995, the amounts of the loans outstanding to certain of the Named Executive Officers and one other Executive Officer were as follows:
    William T. Schleyer ($1,751,974), Jeffrey T. DeLorme ($1,311,077), Ronald
    H. Cooper ($261,500) and Nancy Hawthorne ($1,100,277). The outstanding principal balance of each such loan is generally payable upon the earlier to occur of (i) the fifth anniversary of such loan or (ii) the termination of such person's employment with Continental. Each of Mr. DeLorme and Mr. Cooper has an additional loan from an Unrestricted Subsidiary of Continental, of which the current amounts outstanding are: Mr. DeLorme ($400,000) and Mr. Cooper ($278,680). Since the beginning of the fiscal year ended December 31, 1992, the largest aggregate amounts of indebtedness of the following executive officers were as follows: William
    T. Schleyer ($1,751,974), Jeffrey T. DeLorme ($1,711,077), Ronald H. Cooper ($1,270,997) and Nancy Hawthorne ($1,100,277). See "Compensation Committee Interlocks and Insider Participation" for loan amounts to certain other Named Executive Officers.
(2) Shares of restricted stock are entitled to dividends at the same rate as all other shares of Common Stock.
(3) Shown below are (i) the total number of unvested shares and market value of such shares as of December 31, 1994 and (ii) the vesting schedule of such shares for each of the Named Executive Officers (the shares will be fully vested in two years):

                             TOTAL RESTRICTED SHARES
                               HELD AS OF 12/31/94       VESTING OVER THREE YEARS FROM 12/31/94
                             ------------------------ ---------------------------------------------
   NAME                        SHARES       VALUE     SHARES VESTING IN 1995 SHARES VESTING IN 1996
   ----                      ------------------------ ---------------------- ----------------------
   Amos B. Hostetter, Jr...     123,750 $   2,400,750         82,500                 41,250
   Michael J. Ritter.......     107,500     2,085,500         80,000                 27,580
   William T. Schleyer.....      41,250       800,250         27,500                 13,750
   Jeffrey T. DeLorme......      46,475       901,615         26,400                 20,075
   Nancy Hawthorne.........      28,525       553,385         17,975                 10,550

(4) Includes payment by Continental in the fiscal years ended December 31, 1992, 1993 and 1994, respectively, of premiums for term life insurance on behalf of the Named Executive Officers: Amos B. Hostetter, Jr. ($1,350, $1,125 and $1,125), Michael J. Ritter ($856, $720 and $720), William T.
    Schleyer ($306, $255 and $255), Jeffrey T. DeLorme ($307, $255 and $255)
    and Nancy Hawthorne ($307, $255 and $255). The remaining amounts for the Named Executive Officers represents the employer matching contribution under Continental's matched savings plan.
(5) Mr. Ritter retired as the President and Chief Operating Officer, and was replaced by Mr. Schleyer, effective March 15, 1995.
(6) Represents a one-time reimbursement of moving and related expenses incurred by Mr. DeLorme in connection with his relocation to Continental's Boston, Massachusetts office (grossed up for income taxes incurred by Mr. DeLorme).

  Compensation Committee Interlocks and Insider Participation. Base annual compensation for executive officers was determined during the last fiscal year by the Chairman, the Vice Chairman and the President of Continental. Pursuant to authority delegated by the Continental Board of Directors, the Chairman also awarded grants of restricted stock in 1992 and 1995 to key employees designated by the Continental Board in accordance with Continental's Restricted Stock Purchase Program. Amos B. Hostetter, Jr., Timothy P. Neher and Michael J. Ritter, the Chairman, Vice Chairman and President (until March 14, 1995) of Continental, respectively, are Directors and participate in deliberations concerning executive officer compensation.

  Continental has made loans to these three executive officers and other persons in amounts equal to the income taxes incurred by them as a result of their restricted stock purchases. Such loans were financed through cash provided from operating activities and long-term borrowings. Continental charges interest on these loans generally at rates ranging from 5% to 8% per annum and declares bonuses to each of these persons in the amount of the interest due each year. As of October 1, 1995, the amounts of the loans outstanding to the three executive officers named above were as follows: Amos
B. Hostetter, Jr. ($3,379,546), Timothy P. Neher ($2,669,856) and Michael J. Ritter ($1,689,612). Since the beginning of the fiscal year ended December 31, 1992, the largest aggregate amounts of indebtedness of such executive officers were as follows: Amos B. Hostetter, Jr. ($3,379,546), Timothy P. Neher ($4,057,356) and Michael J. Ritter ($2,020,797). The outstanding principal balance of each such loan is generally payable upon the earlier to occur of (i) the fifth anniversary of such loan or (ii) the termination of such person's employment with Continental. For information regarding loans to other executive officers, see footnote (1) to the Summary Compensation Table.

  On December 31, 1993, Continental accepted payment for loans incurred in connection with restricted stock purchases pursuant to Continental's 1989 Restricted Stock Purchase Agreement ("RSPA III") which became due on such date by (i) transfer to Continental and cancellation of vested shares of Common Stock with a value equal to the loan outstanding, valued at $19.40 per share (the "Stock-for-Loan Exchange"), (ii) payment in cash or (iii) a combination of the two. Continental also made an offer (the "RSPA Offer") in January 1994 to purchase shares of Common Stock up to a maximum of 1,334,975 shares at a purchase price of $19.40 per share. The persons who were eligible to participate in the Stock-for-Loan Exchange and to accept the RSPA Offer were persons who held shares of Common Stock issued pursuant to RSPA III (current or former employees and family members of employees and former employees). The valuation of the shares at $19.40 was equal to the price last paid in a private placement of shares of Class A Common Stock, which was consummated in November 1993. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." The three executive officers named above repaid the following loan amounts in shares of Common Stock in the Stock-for-Loan Exchange: Amos B. Hostetter, Jr. ($1,471,936), Timothy P. Neher ($1,387,500) and Michael J. Ritter ($331,185), and sold the following number of shares of Common Stock to Continental pursuant to the RSPA
Offer: Amos B. Hostetter, Jr. (0), Timothy P. Neher (29,800) and Michael J. Ritter (9,925). For information regarding other executive officers, see "Certain Transactions." In addition, the Hostetter Foundation, an entity controlled by Mr. Hostetter, sold 29,600 shares of Class B Common Stock to Continental in January 1994 for a purchase price of $19.40 per share.

  Retirement Plans. The following table sets forth, as computed in accordance with the basic benefit formula employed for purposes of Continental's Retirement Plan (the "Continental Retirement Plan") and its Supplemental Executive Retirement Plan ("SERP"), the estimated annual benefits payable upon retirement to employees of Continental in the following compensation and years-of-service classifications. Such benefits are before offset in recognition of the employer contribution toward social security benefits.

                                                  YEARS OF SERVICE
                                    --------------------------------------------
COMPENSATION                          10      15       20       25    30 OR MORE
------------                        ------- ------- -------- -------- ----------
$150,000........................... $14,250 $21,375 $ 28,500 $ 35,625  $ 42,750
$200,000...........................  19,000  28,500   38,000   47,500    57,000
$300,000...........................  28,500  42,750   57,000   71,250    85,500
$400,000...........................  38,000  57,000   76,000   95,000   114,000
$500,000...........................  47,500  71,250   95,000  118,750   142,500
$600,000...........................  57,000  85,500  114,000  142,500   171,000
$700,000...........................  66,500  99,750  133,000  166,250   199,500

  Actual benefits are computed on the basis of (1) .95% of the employee's average annual compensation less .37% of average annual compensation (limited to social security covered compensation) multiplied by (2) the number of years of service (not to exceed thirty years). Average annual compensation is the average of a participant's compensation for the five consecutive years in which compensation was the highest.

  The SERP, effective in 1995, provides additional retirement benefits for any employee of Continental whose accrued benefits under the Continental Retirement Plan are limited by the Internal Revenue Code's (the "Code") limit (currently $150,000) on compensation which may be taken into account under that plan or by the Code's Section 415 limit on the size of retirement benefits which may be funded under that plan. The SERP is an unfunded, non tax-qualified plan which is intended to create for each participant a benefit upon termination of employment generally equal in value to the excess of what his accrued vested benefit in the Continental Retirement Plan would have been without the $150,000 compensation limit and the Section 415 limit on benefits which may be funded, over the actual benefit under that plan. The benefit under the SERP is payable upon termination of employment, at the participant's election, in a lump sum or in equal annual installments (with interest) over 2, 5 or 10 years. A participant may designate a beneficiary under the SERP to receive his benefit should he die before its complete pay-out.

  The covered compensation for each Named Executive Officer is based upon the amounts shown in the "Salary" column of the Summary Compensation Table. For each Named Executive Officer, the current compensation covered by the Continental Retirement Plan does not differ substantially (by more than 10%) from the aggregate compensation set forth in the Summary Compensation Table.

  The Named Executive Officers have been credited with the following years of service: Mr. Hostetter, 32 years; Mr. Ritter, 14 years; Mr. Schleyer, 17 years; Mr. DeLorme, 15 years; and Ms. Hawthorne, 13 years.

COMPENSATION OF DIRECTORS

  The members of the Continental Board of Directors who are not officers of Continental currently receive an annual retainer of $10,000 and a fee of $2,500 for each meeting attended. In addition, Directors who reside outside the Greater Boston Area are reimbursed for their travel expenses incurred in connection with attendance at meetings of the Continental Board of Directors.

            BENEFICIAL OWNERSHIP OF COMMON STOCK AND PREFERRED STOCK

  The following table provides information as of October 16, 1995, with respect to the shares of Common Stock and Series A Preferred Stock beneficially owned by each person known by Continental to own more than 5% of the outstanding Common Stock or Series A Preferred Stock, each Director of Continental, each Named Executive Officer and by all Directors and executive officers of Continental as a group. None of such persons will be selling shares in the Offering. The table also reflects percentage of ownership of Common Stock and percentage voting power after the Offering. As no shares of Preferred Stock will be issued in the Offering, the percentage ownership of such class will not change. The number of shares beneficially owned by each Director or executive officer is determined according to rules of the Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and also any shares which the individual or entity has the right to acquire within 60 days of October 16, 1995 through the exercise of an option, conversion feature or similar right. Except as noted below, each holder has sole voting and investment power with respect to all shares of Common Stock or Series A Preferred Stock listed as owned by such person or entity.

                                                                         PERCENTAGE   PERCENTAGE
                           NUMBER OF                                         OF           OF
                           SHARES OF   PERCENTAGE OF   NUMBER OF SHARES  OUTSTANDING OUTSTANDING  PERCENTAGE
                             COMMON     OUTSTANDING      OF SERIES A      SERIES A    SHARES OF     VOTING
                            STOCK(1)     SHARES OF    PREFERRED STOCK(2)  SHARES OF     COMMON      POWER
                          BENEFICIALLY    COMMON         BENEFICIALLY     PREFERRED  STOCK AFTER  AFTER THE
          NAME               OWNED         STOCK            OWNED           STOCK    THE OFFERING  OFFERING
          ----            ------------ -------------  ------------------ ----------- ------------ ----------
Amos B. Hostetter,
 Jr.(3).................   45,272,425      30.58%               --            --
Timothy P. Neher(4).....    1,671,725       1.13                --            --
William T. Schleyer.....      766,200          *                --            --
Roy F. Coppedge III(5)..    7,514,075       5.08                --            --
Stephen Hamblett........      100,305          *                --            --
Jonathan H. Kagan(6)....   28,571,450      16.18          1,142,858        100.00%
Robert B. Luick(7)......      229,575          *                --            --
Henry F. McCance(8).....      258,125          *                --            --
Trygve E. Myhren........          990          *                --            --
Lester Pollack(6).......   28,571,450      16.18          1,142,858        100.00
Michael J. Ritter.......      589,900          *                --            --
Vincent J. Ryan(9)......    5,719,825       3.86                --            --
Jeffrey T. DeLorme......      391,525          *                --            --
Nancy Hawthorne.........      209,325          *                --            --
Directors and Executive
 Officers as a Group (15
 persons)(6)............   91,474,720      51.80          1,142,858        100.00
H.Irving Grousbeck(10)..   10,033,000       6.78                --            --
Boston Ventures Company
 Limited Partnership III
Boston Ventures Limited
 Partnership III(11)....    3,034,525       2.05                --            --
 Boston Ventures Limited
  Partnership IIIA(11)..      799,825          *                --            --
Boston Ventures Company
 Limited Partnership IV
 Boston Ventures Limited
  Partnership IV(11)....    2,381,725       1.61                --            --
 Boston Ventures Limited
  Partnership IVA(11)...    1,298,000          *                --            --
                           ----------      -----          ---------        ------
 Total as a group ......    7,514,075       5.08                --         100.00
LFCP Corp. and Corporate
 Advisors, L.P.(12)
 Corporate Partners,
 L.P.(12)...............   18,223,825      10.96            728,953         63.78
 Mellon Bank, N.A. as
  Trustee for First
  Plaza Group
  Trust(12)(13).........    4,285,725       2.81            171,429         15.00
 The State Board of
  Administration of
  Florida(12)...........    1,902,100       1.27             76,084          6.66
 Vencap Holdings (1992)
  Pte Ltd (12)..........    1,785,700       1.19             71,428          6.25
 Corporate Offshore
  Partners, L.P.(12)....    1,302,675          *             52,107          4.56
 ContCable Co-Investors,
  L.P.(12)..............    1,071,425          *             42,857          3.75
                           ----------      -----          ---------        ------
 Total as a group.......   28,571,450      16.18%(14)     1,142,858        100.00%

--------
 *Less than 1% of class.
(1) The Common Stock includes Class A Common Stock, which has one vote per share, and Class B Common Stock, which has ten votes per share. As the number of shares of Class A Common Stock currently represents 26.23% of the Common Stock and approximately 2.74% of the voting power of the Common Stock, the Class A Common Stock has not been shown as a separate class of stock, but rather Common Stock has been treated as one class. Every greater than 5% beneficial owner of Class B Common Stock would be a greater than 5% beneficial owner of Class A Common Stock.
(2) Under the rules for determining beneficial ownership promulgated by the Commission, each holder of Series A Preferred Stock is deemed to own currently that number of shares of Common Stock into which the Series A Preferred Stock is convertible. Each share of the Series A Preferred Stock is presently convertible into Common Stock on a 25-for-one basis. The table therefore shows the number of shares of Series A Preferred Stock owned by each holder in the column for the Series A Preferred Stock and includes that number of shares in the column for Common Stock into which the Series A Preferred Stock would be convertible.

(3) Mr. Hostetter has shared voting and investment power as to 42,843,550 shares of Common Stock held by the Amos B. Hostetter, Jr. 1989 Trust of which Messrs. Hostetter and Neher are the sole trustees. Mr. Hostetter has shared voting and investment power as to a further 446,400 shares of Common Stock; as to 223,200 of such shares, he disclaims beneficial ownership. Additionally, Mr. Hostetter disclaims beneficial ownership of 550,000 shares of Common Stock with respect to which his wife acts as a trustee with Mr. Neher and 38,950 shares of Common Stock held by him as custodian for four minor children. The shares listed in the table as being beneficially owned by Mr. Hostetter include those as to which Mr. Hostetter has shared voting and/or investment power and those as to which Mr. Hostetter disclaims beneficial ownership. Mr. Hostetter's address is The Pilot House, Lewis Wharf, Boston, Massachusetts 02110.
(4) Mr. Neher has shared voting and investment power as to 550,000 shares of Common Stock with respect to which he acts as a trustee with Mrs. Hostetter, and as to 42,843,550 shares of Common Stock with respect to which he acts as a trustee with Mr. Hostetter. Mr. Neher disclaims beneficial ownership as to such shares, and the table does not indicate such shares as being beneficially owned by Mr. Neher. See footnote (3) above. Additionally, Mr. Neher disclaims beneficial ownership as to 165,000 shares with respect to which he acts as trustee and 55,000 shares held by his wife as custodian for their minor children, which are included in the table as being beneficially owned by Mr. Neher.
(5) All the shares listed in the table as beneficially owned by Mr. Coppedge are held by the four limited partnerships described in footnote (11) below. Mr. Coppedge, a partner of each of the general partners of the limited partnerships and a Director of Boston Ventures Management, Inc., which manages the investments of the four limited partnerships, has shared voting and investment power as to these shares. Mr. Coppedge is entitled to beneficial ownership of an indeterminate number of these shares and disclaims beneficial ownership as to the balance. Mr. Coppedge's address is c/o Boston Ventures Management, Inc., 21 Custom House Street, Boston, Massachusetts 02110.
(6) All shares listed in the table as being beneficially owned by Mr. Pollack and Mr. Kagan are beneficially owned by Corporate Advisors. See footnote
     (12) below. Mr. Pollack may be deemed to have shared voting and investment power over such shares as the Chairman and Treasurer and as a Director of LFCP Corp. and Mr. Kagan may be deemed to have shared voting and investment power over such shares as the President of LFCP Corp. LFCP Corp. is the sole general partner of Corporate Advisors and a wholly owned subsidiary of Lazard. Mr. Pollack and Mr. Kagan are both Managing Directors of Lazard. Mr. Pollack's and Mr. Kagan's address is c/o Corporate Advisors, L.P., 30 Rockefeller Plaza, New York, New York 10020. Mr. Pollack and Mr. Kagan disclaim beneficial ownership of all such shares.
(7) The shares listed in the table as being beneficially owned by Mr. Luick include 73,800 shares owned by Mr. Luick's daughter and 37,500 shares with respect to which she acts as trustee for Mr. Luick's grandchildren. Mr. Luick disclaims beneficial ownership of these shares.
(8) The shares listed in the table as being beneficially owned by Mr. McCance include 225,000 shares held by Greylock Limited Partnership, of which Mr. McCance is a general partner. Mr. McCance has shared voting and investment power as to these shares, is entitled to beneficial ownership of an indeterminate number of these shares and disclaims beneficial ownership as to the balance. Of the remaining shares, Mr. McCance disclaims beneficial ownership as to 12,500 shares with respect to which his wife acts as trustee for his daughter and 12,500 shares held by his daughter.
(9) Mr. Ryan holds 131,125 shares of Common Stock. The remaining shares of Common Stock listed in the table as being beneficially owned by Mr. Ryan are held by Schooner Capital Corporation (and its subsidiaries), over which Mr. Ryan has shared voting and investment power as the Chairman and principal stockholder.
(10) All of these shares are subject to the Stock Liquidation Agreement pursuant to which Mr. Grousbeck must sell such shares to Continental in either 1998 or 1999. See "Management's Discussion and Analysis of
     Financial Condition and Results of Operations--Liquidity and Capital Resources--Recent Stock Repurchases and 1998-1999 Share Repurchase Program." Mr. Grousbeck's address is Room 382, Graduate School of
     Business, Stanford University, Stanford, California 94305.
(11) These four limited partnerships may be deemed to be a "group" of persons acting together for the purpose of acquiring, holding, voting or disposing of shares of Common Stock. Boston Ventures Company Limited Partnership III ("BV Co. III"), as the sole general partner of each of Boston Ventures Limited Partnership III and Boston Ventures Limited Partnership IIIA, is deemed to be the beneficial owner of the shares held by such limited partnerships and to have shared voting and investment power with respect to such shares. Boston Ventures Company Limited Partnership IV ("BV Co. IV"), as the sole general partner of each of Boston Ventures Limited Partnership IV and Boston Ventures Limited Partnership IVA, is deemed to be the beneficial owner of the shares held by such limited partnerships and to have shared voting and investment power with respect to such shares. BV Co. III disclaims beneficial ownership of the shares beneficially owned by BV Co. IV; and BV Co. IV disclaims beneficial ownership of the shares beneficially owned by BV Co.
     III. Mr. Coppedge may be deemed to beneficially own all such shares. See footnote (5).
(12) These stockholders may be deemed to be a "group" of persons acting together for the purpose of acquiring, holding, voting or disposing of shares of Series A Preferred Stock. Corporate Advisors, as the general partner of Corporate Partners, L.P. ("Corporate Partners") and Corporate Offshore Partners, L.P. ("Corporate Offshore Partners"), has sole voting and investment power as to the shares held by them. Corporate Advisors serves as investment manager over a certain investment management account for The State Board of Administration of Florida ("SBA") and has sole voting and dispositive power with respect to the shares of Series A Preferred Stock held by SBA. Pursuant to the Co-Investment Agreement dated as of April 27, 1992 (the "Co-Investment Agreement") by and among Corporate Advisors, Corporate Partners, Corporate Offshore Partners,
     First Plaza Group Trust ("FPGT"), Vencap Holdings (1992) Pte. Ltd. ("Vencap") and ContCable Co-Investors, L.P. ("ContCable"), Corporate Advisors has sole voting and dispositive power with respect to the shares held by Vencap and ContCable. The address of Corporate Advisors, Corporate Partners, Corporate Offshore Partners, FPGT, SBA, ContCable and Vencap is: c/o Corporate Advisors, L.P., 30 Rockefeller Plaza, New York, New York 10020. See footnote (6) above.
(13) Mellon Bank, N.A. acts as the trustee for FPGT, a trust under and for the benefit of certain employee benefit plans of General Motors Corporation and its subsidiaries. The shares listed in the table may be deemed to be beneficially owned by General Motors

     Investment Management Corporation ("GMIMC"), a wholly owned subsidiary of General Motors Corporation. GMIMC's principal business is providing investment advice and investment management services with respect to the assets of certain employee benefit plans of General Motors Corporation and its subsidiaries and with respect to the assets of certain direct and indirect subsidiaries of General Motors Corporation and associated entities. GMIMC is serving as FPGT's investment manager with respect to these shares and, in that capacity, it has the sole power to direct Mellon Bank, N.A. as to the voting and disposition of these shares. Because of its limited role as trustee, Mellon Bank, N.A. disclaims beneficial ownership of these shares. Pursuant to the Co-Investment Agreement, FPGT is obligated, subject to its fiduciary duties under the Employee Retirement Income Security Act of 1974, as amended, (i) to transfer shares held by it only in a transaction in which the other parties to the Co-Investment Agreement participate on a pro rata basis and (ii) to exercise all voting and other rights with respect to such shares in the same manner as is done by Corporate Advisors on behalf of Corporate Partners and Corporate Offshore Partners.
(14) The percentage ownership for the group assumes the conversion of shares of Series A Preferred Stock into Common Stock by all members of the group. The percentage ownership for each individual member of the group assumes conversion by only that stockholder.

                              CERTAIN TRANSACTIONS

  On June 22, 1992, Continental sold 1,142,858 shares of Series A Preferred Stock to a group of investors, including 728,953 shares to Corporate Partners for a purchase price of $255,133,550 and 52,107 shares to Corporate Offshore Partners for a purchase price of $18,237,450, both of which are investment partnerships affiliated with Lazard. Lester Pollack, a Director of Continental, is Senior Managing Director of Corporate Advisors and a Managing Director of Lazard. Jonathan H. Kagan, a Director of Continental, is Managing Director of Corporate Advisors and a Managing Director of Lazard.

  Corporate Advisors is the sole general partner of Corporate Partners and Corporate Offshore Partners. A wholly owned subsidiary of Lazard is the sole general partner of Corporate Advisors. Corporate Advisors is also an investment manager for the SBA, which purchased 76,084 shares of Series A Preferred Stock in a private placement subject to its investment management agreement with Corporate Advisors. Certain entities controlled by Lazard also own limited partnership interests in Corporate Partners and Corporate Advisors.

  On June 22, 1992, Continental sold 42,857 shares of Series A Preferred Stock to ContCable for a purchase price of $14,999,950. ContCable is an affiliate of Chemical Bank, a co-agent of the 1994 Credit Facility, an agent of the 1995 Credit Facility and a provider of other banking services to Continental.

  On July 15, 1992, Continental sold 3,034,525 shares of Class B Common Stock to Boston Ventures Limited Partnership III for a purchase price of $39,570,206 and 799,825 shares to Boston Ventures Limited Partnership IIIA for $10,429,718. On November 17, 1992, Continental sold 1,923,350 shares of Class B Common Stock to Boston Ventures Limited Partnership IV for $26,134,480 and 1,756,375 shares to Boston Ventures Limited Partnership IVA for $23,865,623. Roy F. Coppedge III, a Director of Continental, is a general partner of each of the general partners of these four limited partnerships and a Director of Boston Ventures Management, Inc., which manages their investments.

  Lazard received fees from Continental in an aggregate amount of approximately $8.8 million for its services as an underwriter of $400.0 million of senior subordinated notes and debentures and as agent in connection with private placements involving the Continental Preferred Stock Investors and the Boston Ventures Investors, and for certain other investment banking services during the year ended December 31, 1992. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  Lazard also received fees and underwriting discounts from Continental in an aggregate amount of $7.4 million for its services as an underwriter to Continental of $1.4 billion of senior notes and debentures during the year ended December 31, 1993.

  Lazard acted as a financial advisor to Continental in connection with the negotiations and the consummation of the transactions with Providence Journal, and, for such services, received a fee of $5.5 million. Continental also agreed to reimburse Lazard for its reasonable out-of-pocket expenses, including fees and expenses of legal counsel.

  For a discussion of loans made to executive officers of Continental in connection with Continental's Restricted Stock Purchase Program, see footnote
(1) to the Summary Compensation Table and "Compensation Committee Interlocks and Insider Participation." For a description of Continental's Stock-for-Loan Exchange and the RSPA Offer to repurchase shares of Common Stock, and information regarding certain executive officers who are Directors participating therein, see "Compensation Committee Interlocks and Insider Participation." The following executive officers who are not Directors of Continental participated in the Stock-for-Loan Exchange in the following amounts: William T. Schleyer ($291,000), Jeffrey T. DeLorme ($155,000), Ronald
H. Cooper ($159,497) and Nancy Hawthorne ($274,464). In addition, William T. Schleyer made a cash payment for the remaining $141,063 of his outstanding loan incurred in connection with restricted stock purchases pursuant to RSPA III.

                          DESCRIPTION OF CAPITAL STOCK

  The following description of the capital stock of Continental and certain provisions of the Company's Restated Certificate and By-Laws is a summary and is qualified in its entirety by the Restated Certificate and the By-Laws, which documents are incorporated herein by reference.

  The authorized capital stock of Continental consists of 425 million shares of Class A Common Stock, 200 million shares of Class B Common Stock and 200 million shares of Preferred Stock, of which 1,142,858 shares have been designated Series A Preferred Stock. As of October 16, 1995, there were outstanding 38,828,632 shares of Class A Common Stock held by 639 holders of record and 109,196,050 shares of Class B Common Stock. Certain stockholders hold both Class A Common Stock and Class B Common Stock.

COMMON STOCK

  Dividends. Holders of shares of Common Stock are entitled to receive such dividends as may be declared by Continental's Board of Directors out of funds legally available for such purpose, but only after payment of dividends required to be paid on outstanding shares of any other class or series of stock having preference over Common Stock as to dividends, including the Series A Preferred Stock. No dividend may be declared or paid in cash or property on either class of Common Stock unless simultaneously the same dividend is declared or paid on each share of the other class of Common Stock. In the case of a stock dividend, holders of Class A Common Stock are entitled to receive the same dividends, payable in Class A Common Stock, as the holders of Class B Common Stock receive, payable in Class B Common Stock. Continental's ability to pay cash dividends on its capital stock is subject to certain restrictions set forth in its credit agreements. See "Credit Arrangements of the Company."

  Voting Rights. Subject to voting rights granted to holders of the Preferred Stock, including the holders of the Series A Preferred Stock who currently vote as if they had converted each of their shares into 25 shares of Class B Common Stock, holders of Class A Common Stock and Class B Common Stock vote as a single class on all matters submitted to a vote of the stockholders, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes. For a detailed description of voting rights of the Preferred Stock, see "Series A Preferred Stock."

  Under the Restated Certificate, the vote of holders of at least 66 2/3% of the total votes of all outstanding voting stock (the "Voting Stock") is required for the amendment or repeal of, or the adoption of any provision inconsistent with, provisions in the Restated Certificate establishing a classified Board of Directors, or provisions of the Restated Certificate authorizing the Preferred Stock and Common Stock or specifying the terms of the Class A Common Stock and the Class B Common Stock (including an amendment to increase any shares of authorized capital stock). In addition to voting together with all other shares of Voting Stock and in addition to any special rights that the Series A Preferred Stock has as a series, the Preferred Stock has, under the DGCL, a separate majority class vote with respect to any amendment to the Restated Certificate to increase or decrease the authorized shares of Preferred Stock, increase or decrease the par value of the shares of such class or alter or change the powers, preferences or special rights of such class so as to adversely affect it. Certain other provisions also require a 66 2/3% vote. See "DGCL and Certain Provisions of the Restated Certificate and the By-Laws." There are no cumulative voting rights in the election of the Continental Board of Directors.

  Liquidation Rights. Upon liquidation, dissolution or winding up of Continental, the holders of Class A Common Stock are entitled to share ratably with the holders of Class B Common Stock in all assets available for distribution after payment in full of amounts owing to creditors and holders of the Preferred Stock. Thereafter, any remaining amount would be shared ratably by both classes of Common Stock. Redeemable Common Stock shares ratably with other Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  Restrictions on Transfer of Continental Class B Common Stock and Convertibility of Continental Class B Common Stock. The Class B Common Stock is not transferable by a stockholder except to a "Permitted Class B Transferee" (which term is defined generally below) of a "Class B Holder" (which term is defined below). Accordingly, no trading market has or will develop in the Class B Common Stock, and the Class B Common Stock will not be listed or traded on any exchange or in any market. Any purported transfer of the economic, record or beneficial ownership of shares of Class B Common Stock not permitted under the Restated Certificate will result in the automatic conversion of such shares into shares of Class A Common Stock, effective on the date of such purported transfer. Each share of Class B Common Stock is convertible at any time at the option of the holder into one share of Class A Common Stock.

  Other than pursuant to conversions of Class B Common Stock into Class A Common Stock as described above, shares of Class B Common Stock may be transferred only to a Permitted Class B Transferee of the economic owner of such shares of Class B Common Stock (the "Class B Holder"). An "economic owner" is defined as a person who has a direct or indirect pecuniary interest in the shares. "Permitted Class B Transferees" of a Class B Holder are generally defined as certain affiliates of Class B Holders, such as family members, family and other trusts controlled by the Class B Holder and other entities controlled or owned by a Class B Holder or a Permitted Class B Transferee of such Class B Holder.

  Conversion of Class B Common Stock upon Certain Other Events. If at any time
(i) the number of outstanding shares of Class B Common Stock falls below 7 1/2% of the aggregate number of issued and outstanding shares of Common Stock or
(ii) the Continental Board of Directors and the holders of a majority of the outstanding shares of Class B Common Stock approve the conversion of all of the Class B Common Stock into Class A Common Stock, then each outstanding share of Class B Common Stock shall be converted into one share of Class A Common Stock without further action by Continental or its stockholders.

  Other Provisions. The Continental Board of Directors has the power to issue shares of authorized but unissued Class A Common Stock, Class B Common Stock and Preferred Stock without further stockholder action. Neither the holders of Common Stock nor the holders of the Series A Preferred Stock are entitled to preemptive or similar rights.

UNISSUED PREFERRED STOCK

  The 198,857,142 shares of authorized and unissued Preferred Stock may be issued with such designations, powers, preferences and other rights and qualifications, limitations and restrictions thereon as the Continental Board of Directors may authorize without further action by Continental's stockholders, including but not limited to: (i) the designation of each series and the number of shares that will constitute such series; (ii) the voting rights, if any, of shares of such series; (iii) the dividend rate on the shares of such series; restrictions, limitations or conditions upon the payment of such dividends; and whether dividends shall be cumulative and the dates on which dividends are payable; (iv) the prices at which, and the terms and conditions on which, the shares of such series may be redeemed, if such shares are redeemable; (v) the purchase or sinking fund provisions, if any, for the purchase or redemption of shares of such series; (vi) any preferential amount payable upon shares of such series in the event of the liquidation, dissolution or winding up of Continental or the distribution of its assets; and (vii) the prices or rates of conversion at which, and the terms and conditions on which, the shares of such series may be converted into other securities, if such shares are convertible. The rights of holders of shares of Common Stock as described above will be subject to, and may be adversely affected by, the rights of holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock may also have the effect of delaying, deferring or preventing a change of control of Continental or other corporate actions.

SERIES A PREFERRED STOCK

  The terms of the Series A Preferred Stock are set forth in a Certificate of Designation that constitutes part of the Restated Certificate (the "Series A Certificate of Designation"). All of the 1,142,858 shares of

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

Preferred Stock that have been designated Series A Preferred Stock were issued in a private placement that closed on June 22, 1992 for a purchase price per share of $350 pursuant to a Stock Purchase Agreement by and between Continental and the Continental Preferred Stock Investors (the "Preferred Stock Purchase Agreement") and are still held by the Continental Preferred Stock Investors.

  Dividends. The Series A Preferred Stock participates in all dividends (other than dividends payable in shares of Common Stock) declared by the Continental Board of Directors on the Common Stock as if such shares had been converted into shares of Common Stock. The holders of Series A Preferred Stock are entitled to receive payment of any dividend declared, (other than dividends payable in shares of Common Stock) before any payment of such dividend is made to the holders of Common Stock.

  Voting Rights. The shares of Series A Preferred Stock are entitled to vote together as a single class with the Common Stock on all matters voted on by holders of Common Stock; each holder of Series A Preferred Stock is entitled to cast the number of votes equal to the number of votes that could be cast by the shares of Common Stock into which such holder's shares of Series A Preferred Stock are then convertible. As long as each Continental Preferred Stock Investor or its Allowed Transferees (as defined in "Conversion" below) continues to hold its shares and to meet certain other requirements, each share of Series A Preferred Stock will be entitled to 250 votes per share. See "Conversion" below. If shares of Series A Preferred Stock are transferred to persons other than Allowed Transferees, or if, under certain circumstances, Corporate Advisors ceases to have voting and dispositive power over such shares, such shares will be entitled to only 25 votes per share and will be convertible at any time only into Class A Common Stock. See "Conversion" below.

  The Series A Preferred Stock has separate voting rights as a series with respect to certain matters. The affirmative vote of 66 2/3% of the Series A Preferred Stock is necessary (A) to increase the authorized number of or issue any additional shares of Series A Preferred Stock, (B) to change by amendment to the Restated Certificate the aggregate authorized number or par value of the Series A Preferred Stock or the powers, preferences or special rights of the Series A Preferred Stock so as to affect the Series A Preferred Stock adversely, or (C) to purchase any Series A Preferred Stock when dividends on the Series A Preferred Stock are in arrears or there is a redemption default.

  The Series A Preferred Stock also has separate class voting rights under the DGCL as to (i) an increase or decrease in authorized shares of Preferred Stock,
(ii) an increase or decrease in the par value of shares of Preferred Stock and
(iii) an alteration or change in the powers, preferences or special rights of Preferred Stock that would have an adverse effect on such class.

  Board Representation. Corporate Advisors, on behalf of the Continental Preferred Stock Investors has the right to designate two persons to be nominated to serve on Continental's Board of Directors. See "Management-- Directors, Executive Officers and Other Officers." Mr. Hostetter has contractually agreed to vote all shares of Common Stock owned by him in favor of such nominees. The number of Directors Corporate Advisors is entitled to designate for election is reduced to one if the Continental Preferred Stock Investors do not beneficially own at least a 10% economic ownership interest in Continental's then outstanding Voting Stock and to zero if the Continental Preferred Stock Investors' economic ownership interest is less than 5% of Continental's then outstanding Voting Stock (unless such reduction is caused by Continental's issuance of additional Voting Stock).

  In addition, holders of Series A Preferred Stock have the right (voting separately as a class or as a class with the holders of any other capital stock of Continental ranking on parity, either as to dividends or upon liquidation, dissolution or winding up with the Series A Preferred Stock if such holders are then entitled to elect additional Directors pursuant to any similar provision of the Certificate of Designation for such stock) to elect two additional Directors to the Continental Board of Directors ("Directors Upon Default") in the event of (a) a breach by Continental of the Preferred Stock Purchase Agreement or (b) a failure to declare or pay dividends or distributions on the Series A Preferred Stock in accordance with "Dividends" above or to redeem shares of Series A Preferred Stock when required. Upon such election, if the Continental Preferred

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Stock Investors have two designees already serving on the Continental Board of
Directors one such designee must resign. Such right to designate two Directors Upon Default continues until such time as Continental has cured the default, at which time such Directors Upon Default must resign. Upon such resignation, the Continental Preferred Stock Investors are entitled to designate an additional Director to the extent they are entitled otherwise then to nominate two representatives to the Continental Board of Directors.

  Liquidation Preference. Upon any liquidation, dissolution or winding up of Continental, holders of shares of Series A Preferred Stock are entitled to receive an amount per share equal to the greater of (i) the Accreted Value (as defined in "Redemption Rights" below) determined as of the date of such liquidation, dissolution or winding up and (ii) the aggregate amount that would be distributable to holders of Common Stock in respect of the number of shares of Common Stock into which a share of Series A Preferred Stock is then convertible, plus, in either case, unpaid dividends, if any, that have been declared and are payable on the Series A Preferred Stock.

  Redemption Rights. On June 22, 2002, any holder of the Series A Preferred Stock has the right to cause Continental to redeem its Series A Preferred Stock at a price per share (the "Series A Redemption Price") equal to $350 plus an amount calculated to provide such holder with a yield of 8% thereon from June 22, 1992, compounded semi-annually in arrears, as adjusted to reflect any cash dividends paid on the Series A Preferred Stock (the "Accreted Value"). Continental has the right to redeem all (but not less than all) of the Series A Preferred Stock at the Series A Redemption Price by notifying the holders of the Series A Preferred Stock of such election not more than 30 or less than 20 trading days prior to June 22, 2002. Continental may elect to pay all or any portion of the Series A Redemption Price (other than unpaid dividends) in cash or in shares of Common Stock based on the then current market value (determined in accordance with the provisions set forth in the Restated Certificate) of the Common Stock. If Continental does not exercise its redemption rights prior to June 22, 2002, Continental will have the right on such date to redeem all (but not less than all) of the Series A Preferred Stock not put to Continental by the holders thereof on June 22, 2002, at a price per share equal to the Accreted Value up to and including the date of redemption, which may be paid at Continental's election, in cash or in shares of Common Stock or any combination thereof.

  At any time after June 22, 1997, provided that the current market value (determined in accordance with the provisions set forth in the Restated Certificate) of the number of shares of Common Stock into which a share of Series A Preferred Stock is then convertible exceeds 137.5% of the then Accreted Value (as of the date notice of conversion is given), Continental may cause all (but not less than all) of the outstanding shares of Series A Preferred Stock to be converted into Common Stock. As of June 22, 1997 the Accreted Value will be $592.2 million. Therefore, in order for the Company to cause conversion of the Series A Preferred Stock, the value of the Common Stock would have to be at least $28.50 per share.

  Conversion. Each share of Series A Preferred Stock is currently convertible at the option of the holder at any time into 25 shares of Common Stock. If the holder is one of the Continental Preferred Stock Investors (i.e. one of the original purchasers) or an Allowed Transferee of a Continental Preferred Stock Investor (which term has the same meaning as that ascribed to a Permitted Class B Transferee, see "Restrictions on Transfer of Class B Common Stock and Convertibility of Class B Common Stock"), such holder is entitled to receive shares of Class B Common Stock upon conversion; otherwise the holder will receive shares of Class A Common Stock.

  If a capital reorganization or certain reclassification of Common Stock or the consolidation or merger of Continental with any other entity or the sale or conveyance of all or substantially all the assets of Continental occurs, each share of Series A Preferred Stock will thereafter be convertible into the kind and amount of securities and property (including cash) receivable upon such event by a holder of that number of shares of Common Stock into which such share of Series A Preferred Stock was convertible immediately prior to such event.

  Change of Control. If a Change of Control (as defined below) of Continental occurs and at such time the current market value of the number of shares of Common Stock into which the Series A Preferred Stock

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

is then convertible is less than the then Accreted Value of the Series A Preferred Stock, the holders of Series A Preferred Stock have the right to require Continental to redeem the Series A Preferred Stock at a per share price equal to the then Series A Redemption Price.

  Continental may elect to redeem the Series A Preferred Stock by paying the Series A Redemption Price in cash or Common Stock which, for purposes of determining the number of shares to be issued, will be valued at 90% of its then current market value (as determined in accordance with provisions set forth in the Restated Certificate).

  "Change of Control" means: (a) the acquisition by any individual, entity or group of 50% or more of the combined voting or economic power of the then outstanding Continental Voting Stock, but excluding, for this purpose, any such acquisition by (i) Continental or any of its subsidiaries or (ii) any corporation with respect to which, following such acquisition, more than 50% of the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of Directors is then beneficially owned, directly or indirectly, by individuals and entities who were the beneficial owners of Continental Voting Stock in substantially the same proportion as their ownership, immediately prior to such acquisition; or
(b) approval by the stockholders of Continental of a reorganization, merger or consolidation, in each case, with respect to which all or substantially all the individuals and entities who were the respective beneficial owners of the Voting Stock of Continental immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of the combined voting or economic power of the then outstanding Continental Voting Stock of the combined corporation; or (c) the sale or other disposition of all or substantially all the assets of Continental in one transaction or series of related transactions.

  Restrictions on Continental. If (a) Continental breaches its obligations under the Preferred Stock Purchase Agreement, (b) any dividends or distributions payable on the Series A Preferred Stock have not been declared or paid or (c) shares of Series A Preferred Stock have not been redeemed as required, neither Continental nor any of its affiliates, subject to certain exceptions, can (i) declare or pay dividends or make any distribution on any capital stock ranking junior to (including the Common Stock) or on a parity with the Series A Preferred Stock, (ii) redeem or otherwise acquire any capital stock ranking junior to or on a parity with the Series A Preferred Stock or make any sinking fund or similar payment thereon or (iii) make any loan or advance to any stockholder of Continental or any affiliates or associates thereof.

  Ranking with Other Preferred Stock. Continental may not issue a series or class of convertible Preferred Stock that ranks prior to the Series A Preferred Stock with respect to dividends, liquidation preference, or rights upon dissolution and winding up.

DGCL AND CERTAIN PROVISIONS OF THE RESTATED CERTIFICATE AND THE BY-LAWS

  The Restated Certificate and the By-Laws contain certain provisions that could delay or make more difficult the acquisition of Continental by means of a tender offer, a proxy contest or otherwise. These provisions, as described below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Continental first to negotiate with Continental. Continental believes that the benefits of increased protection of Continental's ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure Continental outweigh the disadvantages of discouraging such proposals because, among other things, negotiations with respect to such proposals could result in an improvement of their terms.

  Classified Board of Directors. The Restated Certificate and the By-Laws provide for a Board of Directors that is divided into three classes of Directors, with the term of each class expiring in a different year. See "Management--Directors, Executive Officers and Other Officers." The By-Laws provide that the number of Directors will be fixed from time to time exclusively by the Continental Board, but shall consist of not less than three Directors. The classified Board is intended to promote continuity and stability of

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Continental's management and policies since a majority of the Directors at any given time will have prior experience as Directors of Continental. Such continuity and stability facilitates long-range planning of Continental's business and ensures the quality of Continental's business operations. The classification of Directors has the effect of making it more difficult to change the composition of the Continental Board of Directors. At least two annual stockholder meetings, instead of one, would be required to effect a change in the majority control of the Continental Board, except in the event of vacancies resulting from removal (in which case the remaining Directors will fill the vacancies so created). See "Removal of Directors; Filling Vacancies on the Continental Board of Directors."

  Removal of Directors; Filling Vacancies on the Continental Board of Directors. Pursuant to the DGCL, a member of the Board of Directors of a corporation with a classified board may be removed by the stockholders only for cause, at any time during his term of office by affirmative vote of the holders of a majority of the shares then entitled to vote at an election of Directors.

  The By-Laws and the Restated Certificate both provide that a vacancy on the Continental Board, including a vacancy created by an increase in the size of the Continental Board by the Directors, may be filled by a majority of the remaining Directors or by a sole remaining Director, and if no Directors remain, then by the stockholders. The Restated Certificate also provides that any Director elected by the Continental Board to replace another Director of a given class of Directors will hold office until the next election of such class of Directors. These provisions are to ensure that a third-party would be precluded from removing incumbent Directors and simultaneously gaining control of the Continental Board by filling the vacancies created by such removal with its own nominees. Moreover, even if a majority of the holders of the outstanding Continental Voting Stock were to vote to remove Directors for cause, only the remaining Directors would have the power to fill the vacancies created by such removal, unless such vote provided for the removal of the entire Continental Board of Directors for cause.

  Amendment of Certain Provisions of the Restated Certificate and the By-
Laws. The Restated Certificate and the By-Laws contain provisions requiring the affirmative vote of the holders of at least 66 2/3% of the Continental Voting Stock, voting together as a single class, to amend certain provisions of the Restated Certificate and the By-Laws. In addition to the provisions described under "Common Stock--Voting Rights" above, this super-majority voting provision also applies to (i) the provisions of the Restated Certificate authorizing Continental to release the Directors of Continental from any liability for monetary damages as a result of any breach of their fiduciary duties, with certain exceptions mandated by the DGCL, (ii) the provisions allowing for the indemnification of officers and Directors of Continental, and (iii) the provisions imposing certain restrictions on Continental's stock to prevent any violations of governmental regulations. Finally, the Restated Certificate provides that the By-Laws may be amended only by a majority of the full Continental Board of Directors or by the holders of at least 66 2/3% of the total votes of all outstanding Continental Voting Stock. The DGCL provides that by-laws may not be amended by a corporation's Board of Directors unless the corporation's certificate of incorporation expressly authorizes such amendments by the Board of Directors; the Restated Certificate includes such a provision.

  Provisions Relating to Governmental Regulations. The Restated Certificate includes provisions designed to ensure that the ownership or purchase of Continental's shares in the public market or otherwise will not result in a violation of any laws or regulations that would materially adversely affect Continental's business. Specifically, Continental may seek information from stockholders and persons to whom shares of Continental's capital stock are proposed to be transferred in order to ascertain whether ownership of Continental's shares by such persons would violate such laws or regulations. If any person refuses to provide such information or Continental concludes in its good faith judgment that such ownership would result in the violation of such laws and regulations, Continental may (a) refuse to transfer shares to such person, (b) refuse to allow such stockholder to exercise such rights with respect to Continental's shares as would result in such violation or (c) redeem such shares for cash or certain other securities, as provided in the Restated Certificate.


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

  Continental may redeem shares of Continental's capital stock to the extent necessary to prevent the loss or secure the reinstatement of any license or franchise from any governmental agency held by Continental to conduct any material portion of Continental's business in accordance with the terms that are summarized in general as follows:

    (1) the redemption price of the shares to be redeemed would be equal to the lesser of (x) fair market value (as defined in the Restated
  Certificate) or (y) if such stock was purchased by the stockholder within one year of the redemption date, the price such stockholder paid for such shares;

    (2) the redemption price of such shares may be paid in cash, certain securities of Continental, or any combination thereof; and

    (3) Continental shall give thirty (30) days' written notice of such redemption.

Each certificate representing shares of Preferred Stock, Class A Common Stock and Class B Common Stock must bear a legend indicating that the shares are subject to these restrictions on their transfer and these redemption rights.

  Anti-Takeover Statute. Subject to certain exceptions set forth therein,
Section 203 of the DGCL provides that a corporation shall not engage in any business combination with any "interested stockholder" for a three-year period following the date that such stockholder becomes an interested stockholder unless (a) prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (b) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares) or (c) on or subsequent to such date, the business combination is approved by the Board of Directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. Except as specified therein, an interested stockholder is defined to mean any person that (i) is the owner of 15% or more of the outstanding voting stock of the corporation, or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date, or any affiliate or associate of such person referred to in (i) or (ii) of this sentence. Under certain circumstances, Section 203 of the DGCL makes it more difficult for an interested stockholder to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation's certificate of incorporation or by-laws, elect not to be governed by this section, effective twelve months after adoption. The Restated Certificate and the By-Laws do not exclude Continental from the restrictions imposed under Section 203 of the DGCL. It is anticipated that the provisions of Section 203 of the DGCL may encourage companies interested in acquiring Continental to negotiate in advance with the Continental Board.

TRANSFER AGENT

  The Bank of New York serves as the Transfer Agent and Registrar for the Class A Common Stock.

                       CREDIT ARRANGEMENTS OF THE COMPANY

  The following is a summary description of the various material credit arrangements which Continental has entered into with its lenders or, in the case of the 1995 Credit Facility, which it has arranged on behalf of certain of its subsidiaries. The summary does not purport to be complete and is qualified in its entirety by reference to such agreements. Copies of such agreements have been filed as exhibits or are incorporated by reference as exhibits to the Registration Statement of which this Prospectus forms a part.

  1994 Credit Facility. Continental and certain of its subsidiaries (the "Restricted Group") are parties to the 1994 Credit Facility with various financial institutions, which provides for revolving credit availability to Continental of $2.2 billion. Credit availability under the 1994 Credit Facility will decrease on a schedule commencing December 31, 1997 with annual reductions on each December 31 thereafter, with a final maturity of October 10, 2003. As of October 16, 1995, Continental had credit availability of $169.4 million under the 1994 Credit Facility. Continental's obligations under the 1994 Credit Facility are guaranteed by certain of its subsidiaries ("Restricted Subsidiaries"), which are part of the Restricted Group.

  The interest rates on indebtedness outstanding under the 1994 Credit Facility fluctuate and are based, at Continental's election, on the "base" rate of the agent, as from time to time in effect, or may be fixed for periods of up to 60 months based on the prevailing interest rates in selected interbank Eurodollar markets ("Eurodollar" rates). Continental is required to pay a spread or margin over these rates, which varies depending on the ratio of the consolidated total debt of the Restricted Group, minus cash and certain cash equivalents held by the Restricted Group ("Consolidated Total Debt"), to annualized consolidated operating income, including income on account of management fees, before depreciation, amortization, restricted stock purchase program, non-cash regulatory reserves and non-operating expenses, interest and income taxes of the Restricted Group ("Consolidated Operating Income"). The margins currently in effect are .375% for base rate borrowings and 1.625% for Eurodollar borrowings.

  In accordance with the 1994 Credit Facility, Continental is required to maintain interest rate protection (including fixed interest rate indebtedness) covering a minimum of 50% of Consolidated Total Debt when the ratio of Consolidated Total Debt to Consolidated Operating Income exceeds certain levels. As of June 30, 1995, Continental's ratio of fixed interest rate debt (which factors in Swaps, Caps and debt fixed by its terms) to total debt was approximately 56%. Continental's policy is to use interest rate protection products in order to hedge its interest rate risk. See "Liquidity and Capital Resources--Interest Rate Protection Products."

  Prepayments of borrowings under the 1994 Credit Facility are required in certain circumstances out of a portion of the proceeds of certain sales of Restricted Group assets.

  In addition to customary financial covenants, covenants restricting the incurrence of debt, investments and encumbrances on assets, and covenants limiting mergers and acquisitions, the 1994 Credit Facility provides that (i) the Restricted Group may not purchase or redeem, or pay cash dividends on, capital stock of Continental and (ii) a Restricted Subsidiary may not pay cash dividends on its capital stock (other than dividends paid to Continental or another Restricted Subsidiary) if, at the time of such payment and giving effect thereto, (i) there exists any default under the 1994 Credit Facility (including defaults arising because of the existence of defaults under other instruments relating to indebtedness) or (ii) the aggregate of all amounts spent since June 30, 1994 for such repurchases of and dividends on capital stock would exceed the sum of (a) $400.0 million plus (b) the excess, if any, of (I) Consolidated Operating Income after June 30, 1994 over (II) 120% of consolidated interest expense (all interest accruable or paid in cash by the Restricted Group, including payments in the nature of interest under capitalized leases) incurred after that date, plus (c) the aggregate net proceeds received by Continental since June 30, 1994 from the issuance or sale of capital stock of Continental. Approximately $610.2 million was available as of June 30, 1995 for payments subject to this test.

  In addition to customary events of default, it is an event of default under the 1994 Credit Facility if Amos B. Hostetter, Jr., certain of his permitted transferees and the other officers of Continental and its subsidiaries (collectively, the "Management Group") fail to own at least 25% of the voting power of Continental's capital stock; provided that such percentage may fall below 25% after an offering and sale of capital stock of Continental so long as the Management Group maintains a block of voting power larger than any block of voting power held by any other person, together with such person's affiliates and any members of a group with such person. After giving effect to the issuance of Class A Common Stock pursuant to the Offering, Continental anticipates that the Management Group will hold greater than 25% of the voting power of Continental's capital stock.


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

  1995 Credit Facility. Continental recently arranged the 1995 Credit Facility on behalf of certain of its subsidiaries. The 1995 Credit Facility provides such subsidiaries, (collectively, the "Borrowers"), with maximum credit availability of $1.2 billion. The following discussion summarizes certain material terms of the 1995 Credit Facility, which generally contains terms and conditions similar to those contained in the 1994 Credit Facility. Neither Continental nor any other member of the Restricted Group has any obligations in respect of the 1995 Credit Facility.

  Borrowings under the 1995 Credit Facility were and will be used to fund (1) approximately $410.0 million of the Providence Journal liabilities discharged in connection with the Merger, (2) the purchase of cable television systems from a subsidiary of Providence Journal for $405.0 million, (3) the acquisition of Columbia Cable of Michigan for approximately $155.0 million, (4) the Pending N-COM Buyout for approximately $85.0 million, and (5) general corporate purposes of the Borrowers and their subsidiaries (collectively, the "New Borrowing Group"), which includes future capital expenditures of Providence Journal Cable, Columbia Cable of Michigan, and N-COM. See "Business--U.S. Acquisitions and Investments--Providence Journal Merger". Each Borrower guarantees each other Borrower's obligations under the 1995 Credit Facility, and any subsidiaries of the Borrowers that subsequently become party to the facility guarantee such obligations.

  See "Business--U.S. Acquisitions and Investments." Borrowings under the 1995 Credit Facility are available to the Borrowers on a revolving basis. Credit availability will decrease on a schedule commencing December 31, 1998 with annual reductions each December 31 thereafter, and a final maturity date of September 30, 2004.

  As with the 1994 Credit Facility, the interest rates on indebtedness outstanding under the 1995 Credit Facility fluctuate and are based, at the New Borrowing Group's election, on the "base" rate of the agent, as from time to time in effect, or may be fixed for periods of up to 60 months based on the prevailing Eurodollar rates. The New Borrowing Group is required to pay a spread or margin over these rates which varies depending on the ratio of the combined total debt of the New Borrowing Group, minus cash and certain cash equivalents of the New Borrowing Group ("Combined Total Debt"), to annualized combined operating income of the New Borrowing Group, before depreciation, amortization, non-cash regulatory reserves and non-operating expenses, interest and income taxes of the New Borrowing Group ("Combined Operating Income").

  The New Borrowing Group is required to maintain interest rate protection (including fixed interest rate indebtedness) covering a minimum of 50% of Combined Total Debt when the ratio of Combined Total Debt to Combined Operating Income exceeds certain levels. The New Borrowing Group will use interest rate protection products consistent with Continental's existing policy to hedge its interest rate risk and to comply with such covenant.

  In addition to customary financial covenants similar to those found in the 1994 Credit Facility, the 1995 Credit Facility prohibits the New Borrowing Group from purchasing or redeeming, or paying cash dividends on, its capital stock (other than, so long as no event of default results therefrom, certain subordinated debt payments, the purchase of minority interests in any member of the New Borrowing Group, dividends paid to another member of the New Borrowing Group and certain dividends paid in respect of minority interests) when the ratio of Combined Total Debt to Combined Operating Income exceeds 5.0 to 1. The 1995 Credit Facility does not impose any restrictions (other than that no default exists) on any such dividend, purchase or redemption at any time when the ratio of Combined Total Debt to Combined Operating Income is less than 5.0 to 1; provided, however, that the New Borrowing Group is required to permanently reduce the 1995 Credit Facility in an amount equal to the amount of any cash dividends paid or stock repurchases or redemptions made by the New Borrowing Group.

  Prepayments of outstanding borrowings under the 1995 Credit Facility are required out of a portion of the proceeds of certain sales of New Borrowing Group assets and of certain additional indebtedness.

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

  In addition to customary events of default, it is an event of default under the 1995 Credit Facility (1) if Continental fails to own directly or indirectly at least 80% of the voting power of each Borrower's capital stock, and (2) if the Management Group fails to own at least 25% of the voting power of Continental's capital stock; provided that such percentage may fall below 25% so long as the Management Group maintains a block of voting power larger than any block of voting power held by any other person, together with such person's affiliates and any members of a group with such person and (3) cable television franchises covering 25% (15% under certain circumstances) of the New Borrowing Group shall have expired or been terminated without renewal, extension or replacement.

  Indentures for Notes and Debentures. Continental is currently party to indentures for the following debt securities (collectively, the "Notes and Debentures"):

    (i) $300.0 million of 9% Debentures due September 1, 2008; $100.0 million of 8 5/8% Notes due August 15, 2003; $200.0 million of 8 1/2% Notes due September 15, 2001; and $275.0 million of 8 7/8% Debentures due September 15, 2005 (collectively, the "Non-Callable Notes and Debentures"); and

    (ii) the Prudential Notes; $300.0 million of 11% Debentures due June 1, 2007; $100.0 million of 10 5/8% Notes due June 15, 2002; $525.0 million of
  9 1/2% Debentures due August 1, 2013 and $100.0 million of the Floating Rate Debentures which currently bear interest at a rate per annum equal to three-month LIBOR, adjusted quarterly, plus 300 basis points (collectively, the "Callable Notes and Debentures").

  The Non-Callable Notes and Debentures are not redeemable at the option of Continental prior to their maturity. At any time after June 1, 1999 for the 11% Debentures, June 15, 1997 for the 10 5/8% Notes, and August 1, 2005 for the 9 1/2% Debentures, Continental may prepay all or any part of each such class of securities at a premium (which differs for each class and which decreases on an annual basis after the date on which a particular class becomes callable). The Prudential Notes and the Floating Rate Debentures may be prepaid at the option of Continental at any time, in whole or in part, at a premium.

  The holders of each class of the Notes and Debentures are entitled to demand prepayment of such securities, plus a premium (which differs for each class and which decreases on an annual basis), if Continental, under certain defined circumstances, proposes to (a) incur additional indebtedness or (b) repurchase shares of its Continental Common Stock which are subject to the 1998-1999 Share Repurchase Program. Such holders (other than holders of the Floating Rate Debentures) are also entitled to demand prepayment, without a premium, if Continental, in certain circumstances, proposes to redeem shares of its Series A Preferred Stock in connection with a change of control of Continental. See "Description of Capital Stock."

  Continental is required to prepay the principal amount of the Prudential Notes on a semi-annual amortization schedule with a final principal repayment of $17.5 million due on July 1, 1999. Continental's obligations under the Prudential Notes are guaranteed by substantially all of the Restricted Subsidiaries. As of October 16, 1995, $125.8 million in aggregate principal amount of the Prudential Notes was outstanding.

  The Floating Rate Debentures are subject to mandatory prepayments at the election of the holders if, under certain circumstances, Amos B. Hostetter, Jr. and certain of his permitted transferees fail to own, directly or indirectly, at least 30% of Common Stock. Continental anticipates that Mr. Hostetter and such permitted transferees will hold less than 30% of the Common Stock after giving effect to the issuance of Class A Common Stock pursuant to the Offering. Upon such an event, each holder of the Floating Rate Debentures has the right to tender all, but not less than all, of such holder's Floating Rate Debentures to Continental for redemption at the principal amount thereof, plus (i) accrued interest and (ii) certain other amounts relating to breakage costs and certain taxes. Continental is required to give notice of the Change of Control Event and the right of the holders to have their Floating Rate Debentures redeemed within 10 days of the occurrence thereof by publishing a notice in certain specified newspapers to that effect, which notice must include the date on which payment will be made by Continental in respect of all Floating Rate

Debentures tendered for redemption (which must be at least 31 and no more than 60 days after the date of Continental's notice). Any holder of Floating Rate Debentures who elects to have its Floating Rate Debentures redeemed as a result of the Change of Control Event must give notice to such effect to Continental within 30 days after Continental's notice and the interest rate on the Floating Rate Debentures increases to three-month LIBOR plus 450 basis points commencing November 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  The indentures for the Notes and Debentures contain customary financial and other covenants, as well as a restriction against the redemption or repurchase of, or the payment of cash dividends on, the capital stock of Continental similar to those contained in the 1994 Credit Facility, as described above.

                        SHARES ELIGIBLE FOR FUTURE SALE

GENERAL

  Prior to this Offering, there has been no market for the Class A Common Stock, and no predictions can be made as to the effect, if any, that market sales of shares or the availability of such shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of Class A Common Stock in the public market could adversely affect prevailing market prices.

  Upon completion of this Offering, the Company will have outstanding shares of Class A Common Stock, 109,196,050 shares of Class B Common Stock and
1,142,858 shares of Series A Preferred Stock. Of these shares, the     shares
of Class A Common Stock sold in this Offering will be freely tradable without restriction under the Securities Act, unless purchased by "affiliates" of the Company as that term is defined in Rule 144 promulgated under the Securities Act ("Rule 144"). The 30,142,732 shares of Class A Common Stock issued in the Merger were subject to a registered exchange offer under the Securities Act and are eligible for public sale without restriction except that they are subject to contractual restrictions as discussed below. See "Contractual Restrictions."

  The remaining 39,411,107 shares of Class A Common Stock, all of the outstanding shares of Class B Common Stock and all of the shares of Series A Preferred Stock outstanding are "restricted securities", as that term is defined in Rule 144 promulgated under the Securities Act. Disregarding contractual restrictions and treating the Class B Common Stock and the Series A Preferred Stock as if all outstanding shares thereof were converted into Class A Common Stock, (i) there would be approximately 143,662,429 shares of restricted Class A Common Stock outstanding (excluding any unvested shares granted as part of incentive compensation to officers of Continental and its subsidiaries and shares subject to Rule 701, which are discussed below) and,
(ii) of such shares, immediately following the Offering, (x) approximately 47,482,183 shares ("Rule 144(k) Shares") would be eligible for sale in the public market without regard to volume or other limitations pursuant to Rule 144(k) of the Securities Act and (y) approximately 90,282,100 ("Rule 144 shares") shares would be eligible for sale, subject to compliance with volume and other limitations under Rule 144. The remaining shares of currently outstanding Class A Common Stock or shares of Class A Common Stock issuable upon currently outstanding convertible securities would become eligible for sale at various times thereafter.

RULE 144 AND OTHER RESTRICTIONS

  Restricted securities may not be sold unless they are registered under the Securities Act or are sold pursuant to an applicable exemption from registration, including Rule 144. In general, under Rule 144 as currently in effect, beginning November 29, 1995, a person (or persons whose shares are aggregated) who has beneficially owned shares of Common Stock or shares of Series A Preferred Stock (which is convertible into shares of Common Stock) that have been outstanding and not held by any "affiliate" of Continental for a period of at least two years is entitled to sell within any three-month period a number of shares of Common Stock that does not exceed the greater of (a) one percent of the then outstanding shares of the Common Stock (approximately shares immediately after the Offering, treating Class A and Class B as one class, but excluding the Series A Preferred Stock), or (b) the average weekly reported trading volume of the Class A Common Stock during the four calendar weeks preceding the date on which notice of such sale is given, subject to certain manner of sale provisions, notice requirements and the availability of current public information (which requirement as to the availability of current public information is expected to be satisfied commencing 90 days after the date of this Prospectus). As defined in Rule 144, an "affiliate" of an issuer is a person that directly or indirectly, through the use of one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer.

  Affiliates of Continental are also subject to the restrictions and requirements of Rule 144 with respect to restricted securities of Continental beneficially owned by them. In addition, sales by affiliates of Continental and by affiliates of Providence Journal of shares of Common Stock that are not "restricted securities" (such as shares acquired by affiliates in the public market following the Offering and shares acquired in the Merger by affiliates of Providence Journal) are subject to the Rule 144 restrictions and requirements, other than the two-year holding period requirement.

  Under Rule 144(k), a person who is not an affiliate of Continental at any time during the three months preceding a sale, and who has beneficially owned shares of Common Stock that were not acquired from Continental or an affiliate of Continental within the previous three years, is entitled to sell such shares without regard to volume limitations, manner of sale provisions, notification requirements or the availability of current public information concerning Continental.

  Rule 144A under the Securities Act ("Rule 144A") provides a non-exclusive safe harbor exemption from the registration requirements of the Securities Act for specified resales of restricted securities to certain institutional investors. Rule 144A allows unregistered resales of restricted securities to a qualified institutional buyer, which generally includes an entity, acting for its own account or the account of other qualified institutional buyers, that in the aggregate owns and invests on a discretionary basis at least $100.0 million in securities of unaffiliated issuers. Rule 144A does not extend an exemption to the offer or sale of securities that, when issued, were of the same class as securities listed on a national securities exchange or quoted in an automated interdealer quotation system. Because the restricted shares of Class A Common Stock, Class B Common Stock and Series A Preferred Stock, when they were issued, were not of the same class as any listed or quoted securities, all of such securities are eligible for resale under Rule 144A.

RULE 701

  Subject to certain limitations on the aggregate offering price of a transaction and other conditions, Rule 701 may be relied upon with respect to an exemption from the registration requirements of the Securities Act for the resale of shares originally purchased from an issuer by its employees, directors, officers, consultants or advisers pursuant to written compensatory benefit plans or written contracts relating to the compensation of such persons before such issuer becomes subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Securities issued in reliance on Rule 701 are "restricted"; however, beginning November 29, 1995, such shares may be sold (i) by persons other than affiliates of Continental subject only to the manner of sale provisions of Rule 144 and (ii) by affiliates of Continental under Rule 144 without compliance with its two-year minimum holding period requirements, but subject to all other requirements of Rule 144.

  In January 1995, Continental issued 2,393,750 shares of Class B Common Stock to certain of its officers and employees pursuant to its 1995 Restricted Stock Purchase Program V, including 832,500 shares to persons deemed to be affiliates of Continental and 1,561,250 shares to non-affiliates of Continental. Such shares are subject to vesting over a period of seven years at 6-month intervals, beginning on June 30, 1995. The vesting is not straight-line and commences slowly, peaks in the middle years of the vesting schedule and then slows again at the end of the vesting schedule. These shares of Class B Common Stock are convertible into shares of Class A Common Stock and may be sold in reliance on Rule 701 once they vest. Of such shares, 55,775 shares ("Rule 701 shares") held by affiliates and 104,600 shares held by non-affiliates vested on June 30, 1995.

CONTRACTUAL RESTRICTIONS

  All officers and Directors of the Company and certain other stockholders have entered into contractual "lock-up" agreements providing that they will not, subject to certain exceptions, (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, or grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of Class A Common Stock or any securities convertible into or exercisable or exchangeable for Class A Common Stock or (b) enter into any swap or other agreement that transfers, in whole or in part, the economic consequences of ownership of Common Stock, whether any such transaction described in clause (a) or (b) of this paragraph is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, for a period of 180 days after the date of the Underwriting Agreement without the prior written consent of Morgan Stanley & Co. Incorporated. See "Underwriters." As a result of these contractual restrictions, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144 and 144(k), an aggregate of Rule 144(k) Shares, Rule 144 Shares and Rule 701 Shares owned by them (treating the Class B Common Stock and Series A Preferred Stock as if all outstanding shares thereof were converted into Class A Common Stock) will not be able to be sold until the lock up agreements expire. In addition, all former Providence Journal stockholders are subject to transfer restrictions that prohibit all transfers of shares of Class A Common Stock received in the Merger, except for transfers not for value to certain specified permitted transferees until October 5, 1996.

OUTSTANDING REGISTRATION RIGHTS

  Certain persons and entities (the "Continental Rightsholders") are entitled to certain rights with respect to the registration under the Securities Act of a total of 40,303,325 shares of Common Stock, assuming conversion of the Series A Preferred Stock into Common Stock (the "Registrable Shares") under the terms of agreements among Continental and the Continental Rightsholders (the "Registration Agreements"). The Continental Preferred Stock Investors have the right to request that Continental register the 1,142,858 shares of Series A Preferred Stock outstanding or the Common Stock into which the Series A Preferred Stock is convertible upon five occasions, with Continental paying certain expenses of such registration upon four occasions. The Boston Ventures Investors have the right to request that Continental register the 7,514,075 shares of Class A Common Stock that they own or would own upon conversion, upon two occasions, certain expenses of which are to be paid by Continental. The other purchasers who purchased Class B Common Stock at the same time as the Boston Ventures Investors do not have the right to demand registration; however they have the right to participate with respect to 4,217,800 shares in any registration requested by the Preferred Stock Investors or the Boston Ventures Investors. Each of the Registration Agreements also provides that in the event Continental proposes to register any of its securities under the Securities Act for its own account or upon the demand of a Continental Rightsholder, the Continental Rightsholders shall be entitled, with certain exceptions, to include Registrable Shares in such registration, unless the managing underwriters of such offering recommend excluding for marketing reasons some or all of such Registrable Shares from such registration.

  In addition to the rights of the Continental Rightsholders described above, MD Co. currently has the right to participate in registrations of Continental capital stock, which is junior to the rights of the Continental Rightsholders, and the right to demand registration of shares into which the 3,709,150 shares of Class B Common Stock held by it are convertible. All of such rights cease to exist upon a public offering of Continental capital stock where the aggregate net proceeds are not less than $75.0 million and therefore would not exist after the consummation of this Offering. Continental is required to use its best efforts to effect such registrations, subject to certain conditions and limitations.

  Continental and The Providence Journal Company entered into a registration rights agreement relating to the Class A Common Stock issued pursuant to the Merger providing that (subject to the restrictions against transfer of such shares for a period of one year) the Providence Journal stockholders are entitled to two demand registrations and unlimited (subject to certain exceptions) "piggyback" registrations with respect to primary public issuances by Continental of Continental Class A Common Stock; provided, however, that such registration rights will not be available to the extent that such shares are then freely transferable in the manner contemplated by such request without violation of the registration requirements of the Securities Act.

                 CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES
                  TO NON-UNITED STATES HOLDERS OF COMMON STOCK

  The following is a general discussion of certain United States Federal tax consequences of the ownership and disposition of Class A Common Stock by a holder that, for United States Federal income tax purposes, is not a "United States person" (a "Non-United States Holder"). For purposes of this discussion, a "United States person" means a citizen or resident (as determined for U.S. Federal income tax purposes) of the United States; a corporation, partnership or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof; or an estate or trust the income of which is includible in gross income for United States Federal income tax purposes regardless of its source. Resident alien individuals will be subject to United States Federal income tax with respect to the Class A Common Stock as if they were United States citizens.

  THIS DISCUSSION IS BASED ON THE CODE AND THE ADMINISTRATIVE INTERPRETATIONS AS OF THE DATE HEREOF, ALL OF WHICH MAY BE CHANGED EITHER RETROACTIVELY OR PROSPECTIVELY. THIS DISCUSSION IS FOR GENERAL INFORMATION ONLY, DOES NOT CONSIDER ANY SPECIFIC FACTS OR CIRCUMSTANCES THAT MAY APPLY TO A PARTICULAR NON-UNITED STATES HOLDER AND DOES NOT ADDRESS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, MUNICIPALITY, FOREIGN OR OTHER TAXING JURISDICTION. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL TAX CONSEQUENCES OF OWNING AND DISPOSING OF CLASS A COMMON STOCK (INCLUDING SUCH AN INVESTOR'S STATUS AS A UNITED STATES PERSON OR NON-UNITED STATES HOLDER), AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY STATE, MUNICIPALITY, FOREIGN OR OTHER TAXING JURISDICTION.

DIVIDENDS

  Dividends paid to a Non-United States Holder will generally be subject to withholding of United States Federal income tax at the rate of 30%, unless the dividend is effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder, (or, if an income tax treaty applies, is attributable to a permanent establishment--as defined in the treaty--maintained by the Non-United States Holder) in which case the dividend will be subject to the rules described in the next paragraph. Non-United States Holders should consult any applicable income tax treaties, which may provide for reduced withholding or other rules different from those described above. For purposes of determining whether tax is to be withheld at a 30% rate or a reduced rate as specified by an income tax treaty, the Company ordinarily will presume that dividends paid to an address in a foreign country are paid to a resident of such country absent definite knowledge that such presumption is not warranted. Nevertheless, under proposed U.S. Treasury regulations which have not yet been put into effect, in order to claim the benefits of an income tax treaty, a Non-United States Holder would be required to file with the Company or its dividend paying agent certain forms accompanied by a statement from a competent governmental authority of the treaty country attesting to the Holder's status as a resident thereof. A Non-United States Holder who is eligible for a reduced withholding tax rate or exemption pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim with the Internal Revenue Service (the "Service").

  Upon the filing of Form 4224 of the Service with the Company or its dividend paying agent, there will be no withholding tax on dividends that are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the U.S. (or, if an income tax treaty applies, are attributable to a permanent establishment--as defined in the treaty--maintained by the Non-United States Holder). Instead, such dividends will be subject to regular U.S. income tax in the same manner as if the Non-United States Holder were a U.S. person. A non-U.S. corporation receiving effectively connected dividends also may be subject to an additional "branch profits tax" which is imposed under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) of the non-U.S. corporation's effectively connected earnings and profits, subject to certain adjustments, deemed to have been repatriates from the United States.

GAIN ON DISPOSITION

  Subject to special rules applicable to individuals as described in the next paragraph, a Non-United States Holder will generally not be subject to regular United States Federal income or withholding tax on gain recognized on a sale or other disposition of Class A Common Stock unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder (or, if an income tax treaty applies, is attributable to a permanent establishment--as defined in the treaty maintained by the Non-United States Holder) or by a partnership, trust or estate in which the Non-United States Holder is a partner or beneficiary or (ii) the Company has been, is or becomes a "United States real property holding corporation" for United States Federal income tax purposes within the meaning of Section 897(c)(2) of the Code at any time within the shorter of the five-year period preceding such disposition or such Non-United States Holder's holding period for the Class A Common Stock. A corporation is generally a United States real property holding corporation if the fair market value of its "United States real property interests" within the meaning of Section 897(c)(1) of the Code equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus the fair market value of any other of its assets used or held for use in a trade or business. The Company believes that it has not been, is not currently, and is not likely to become a United States real property holding corporation. Gain that is effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder (or, if an income tax treaty applies, is attributable to a permanent establishment--as defined in the treaty--maintained by the Non-United States Holder) will be subject to the United States Federal income tax on net income that applies to United States persons (and, with respect to corporate holders and under certain circumstances, the branch profits tax), but will not be subject to withholding. Non-United States Holders should consult applicable income tax treaties, which may provide for different rules. In addition to being subject to the rules described above, an individual Non-United States Holder who holds Class A Common Stock as a capital asset will generally be subject to tax at a 30% rate on any gain recognized on the disposition of such stock if such individual is present in the United States for 183 days or more in the taxable year of disposition.

  In 1990 and 1992, legislation was introduced that, if enacted, would under certain circumstances have imposed federal income tax on gain realized from dispositions of Class A Common Stock by certain Non-United States Holders who owned at or prior to the time of disposition 10% or more of the Class A Common Stock. There can be no assurance that similar legislation will not be proposed and, if proposed, enacted.

FEDERAL ESTATE TAXES

  Class A Common Stock owned or treated as owned by an individual who is not a citizen or resident (as specially defined for United States Federal estate tax purposes) of the United States at the date of death will be included in such individual's estate for United States Federal estate tax purposes, unless an applicable estate-tax treaty provides otherwise.

INFORMATION REPORTING AND BACKUP WITHHOLDING

  The Company must report annually to the Service and to each Non-United States Holder the amount of dividends paid to, and the tax withheld with respect to, such holder, regardless of whether tax was actually withheld. Pursuant to certain income tax treaties and other agreements, that information may also be made available to the tax authorities of the country in which the Non-United States Holder resides.

  United States federal backup withholding (which generally is withholding imposed at the rate of 31% on certain payments to persons not otherwise exempt who fail to furnish certain identifying information to the Service) will generally not apply to dividends paid to a Non-United States Holder that is subject to withholding at the 30% rate (or that is subject to withholding at a reduced rate under an applicable treaty). Dividends paid to a Non-United States Holder at an address within the United States may be subject to backup withholding if the Non-United States Holder fails to establish an exemption or to provide a correct tax identification number and other information to the Company or its dividend paying agent. The payor of dividends may rely on the payee's foreign address in determining that the payee is exempt from backup withholding, unless the payor has knowledge that the payee is a United States person.

  The backup withholding and information reporting requirements also apply to the gross proceeds paid to a Non-United States Holder upon the disposition of Class A Common Stock by or through a United States office of a United States or foreign broker, unless the holder certifies to the broker under penalties of perjury as to its name, address and status as a Non-United States Holder by filing a U.S. Internal Revenue Service Form W-8 with the broker or the holder otherwise establishes an exemption. Information reporting requirements (but not backup withholding) will apply to a payment of the proceeds of a disposition of Class A Common Stock by or through a foreign office of (i) a United States broker, (ii) a foreign broker 50% or more of whose gross income for certain periods is effectively connected with the conduct of a trade or business in the United States or (iii) a foreign broker that is a "controlled foreign corporation" for United States Federal income tax purposes, unless the broker has documentary evidence in its records that the holder is a Non-United States Holder and certain other conditions are met, or the Holder otherwise establishes an exemption. Neither backup withholding nor information reporting will generally apply to a payment of the proceeds of a disposition of Class A Common Stock by or through a foreign office of a foreign broker not subject to the preceding sentence.

  Any amounts withheld under the backup withholding rules will be refunded or credited against the Non-United States Holder's United States federal income tax liability, provided that required information is furnished to the Service.

  These backup withholding and information reporting requirements are under review by the Service, and their application to the Class A Common Stock could be changed by future regulations.

                                  UNDERWRITERS

  Under the terms and subject to the conditions in the Underwriting Agreement dated the date hereof (the "Underwriting Agreement"), the U.S. Underwriters named below for whom Morgan Stanley & Co. Incorporated, Donaldson, Lufkin & Jenrette Securities Corporation and Lazard Freres & Co. LLC are acting as U.S. Representatives, and the International Underwriters named below for whom Morgan Stanley & Co. International Limited, Donaldson, Lufkin & Jenrette Securities Corporation and Lazard Brothers & Co., Limited are acting as International Representatives, have severally agreed to purchase, and the Company has agreed to sell to them, severally, the respective numbers of shares of the Company's Class A Common Stock set forth opposite the names of such Underwriters below:

                                                                        NUMBER
          NAME                                                         OF SHARES
          ----                                                         ---------
     U.S. Underwriters:
       Morgan Stanley & Co. Incorporated..............................
       Donaldson, Lufkin & Jenrette Securities Corporation............
       Lazard Freres & Co. LLC........................................
                                                                         ----
         Subtotal.....................................................
                                                                         ----
     International Underwriters:
       Morgan Stanley & Co. International Limited.....................
       Donaldson, Lufkin & Jenrette Securities Corporation............
       Lazard Brothers & Co., Limited.................................
                                                                         ----
         Subtotal.....................................................
                                                                         ----
           Total......................................................
                                                                         ====

  The U.S. Underwriters and the International Underwriters, and the U.S. Representatives and the International Representatives, are collectively referred to as the "Underwriters" and the "Representatives," respectively. The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Class A Common Stock offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the shares of Class A Common Stock offered hereby (other than those covered by the U.S. Underwriters' over-allotment option described below) if any such shares are taken.

  Pursuant to the Agreement between U.S. and International Underwriters, each U.S. Underwriter has represented and agreed that, with certain exceptions: (a) it is not purchasing any U.S. Shares (as defined below) for the account of anyone other than a United States or Canadian Person (as defined below) and (b) it has not offered or sold, and will not offer or sell, directly or indirectly, any U.S. Shares or distribute any prospectus relating to the U.S. Shares outside of the United States or Canada or to anyone other than a United States or Canadian Person. Pursuant to the Agreement between U.S. and International Underwriters, each International Underwriter has represented and agreed that, with certain exceptions, (i) it is not purchasing any International Shares (as defined below) for the account of any United States or Canadian Person and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any International Shares or distribute any prospectus relating to the International Shares in the United States or in any province or territory of Canada or to any United States or Canadian Person. The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the Agreement Between U.S. and International Underwriters. As used herein, "United States or Canadian Person" means any national or resident of the United States or of any province or territory of Canada, or any corporation, pension, profit-sharing or other trust or other entity organized under the laws of the United States or Canada or of any political subdivision thereof (other than a branch located outside the United States and Canada of any United States or Canadian Person) and includes any United States or Canadian branch of a person who is otherwise not a United States or Canadian Person. All shares of Class A Common Stock to be purchased by the U.S. Underwriters and the International Underwriters are referred to herein as the U.S. Shares and the International Shares, respectively.

  Pursuant to the Agreement between U.S. and International Underwriters, sales may be made between the U.S. Underwriters and International Underwriters of any number of shares of Class A Common Stock to be purchased pursuant to the Underwriting Agreement as may be mutually agreed. The per share price of any shares sold shall be the Price to Public set forth on the cover page hereof, in United States dollars, less an amount not greater than the per share amount of the concession to dealers set forth below.

  Pursuant to the Agreement between U.S. and International Underwriters, each U.S. Underwriter has represented that it has not offered or sold, and has agreed not to offer or sell, any shares of Common Stock, directly or indirectly, in any province or territory of Canada in contravention of the securities laws thereof and has represented that any offer of Class A Common Stock in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer is made. Each U.S. Underwriter has further agreed to send to any dealer who purchases from it any shares of Class A Common Stock a notice stating in substance that, by purchasing such Class A Common Stock, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, directly or indirectly, any of such Class A Common Stock in any province or territory of Canada or to, or for the benefit of, any resident of Canada in contravention of the securities laws thereof and that any offer of Class A Common Stock in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer is made, and that such dealer will deliver to any other dealer to whom it sells any of such Class A Common Stock a notice to the foregoing effect.

  Pursuant to the Agreement between U.S. and International Underwriters, each International Underwriter has represented and agreed that: (i) it has not offered or sold and during the period of six months after the date hereof will not offer or sell any shares of Class A Common Stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their business or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 (the "Regulations"); (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 and the Regulations with respect to anything done by it in relation to the shares of Class A Common Stock offered hereby in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on to any person in the United Kingdom any document received by it in connection with the issue of the shares of Class A Common Stock, other than any document which consists of, or is a part of, listing particulars, supplementary listing particulars or any other document required or permitted to be published by listing rules under
Article IV of the Financial Services Act 1986, to any person of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1995, or to any person to whom the document may otherwise lawfully be issued or passed on.

  The Underwriters initially propose to offer part of the shares of Class A Common Stock directly to the public at the Price to Public set forth on the cover page hereof and part to certain dealers at a price which represents a
concession not in excess of $    per share under the public offering price. The
Underwriters
may allow, and such dealers may reallow, a concession not in excess of $    per
share to other Underwriters or to certain dealers. After the initial offering of the shares of Class A Common Stock, the offering price and other selling terms may from time to time be varied by the Representatives.

  The Company intends to apply to have the Class A Common Stock approved for quotation on the Nasdaq National Market under the symbol " ."

  Pursuant to the Underwriting Agreement, the Company has granted to the U.S. Underwriters an option, exercisable for 30 days from the date of this
Prospectus, to purchase up to     additional shares of Class A Common Stock at
the public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The U.S. Underwriters may exercise such option to purchase solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of Class A Common Stock offered hereby. To the extent such option is exercised, each U.S. Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number set forth next to such U.S. Underwriter's name in the preceding table bears to the total number of shares of Class A Common Stock offered by the U.S. Underwriters hereby.

  The Company has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated, it will not (a) register for sale or offer, issue, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of Class A Common Stock or any securities convertible into or exercisable or exchangeable for Class A Common Stock or (b) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of Common Stock, whether any such transaction described in clause (a) or (b) of this paragraph is to be settled by delivery of Class A Common Stock or such other securities, in cash or otherwise, for a period of 180 days after the date of the Underwriting Agreement, other than:
(i) the shares of Class A Common Stock offered hereby; (ii) any shares of Class A Common Stock issued upon the exercise of an option or warrant or the conversion of a security outstanding on the date of this Prospectus; (iii) any shares of Common Stock issued pursuant to existing employee benefit plans of the Company; and (iv) up to an aggregate of % of the shares of Common Stock outstanding on the date hereof to be issued in connection with acquisitions by the Company, provided that (1) the recipient of shares pursuant to this clause
(iv) shall agree to be bound by the provisions of clauses (a) and (b) above for the balance of such 180-day period and (2) registration rights, if any, granted in respect of shares issued pursuant to this clause (iv) shall not require the Company to file, and the Company shall not file, a registration statement in respect thereof prior to the end of such 180-day period. In addition,
stockholders of the Company holding an aggregate of     shares of Class A
Common Stock (treating the Class B Common Stock and Series A Preferred Stock as if all outstanding shares thereof were converted into Class A Common Stock) have agreed not to (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of Class A Common Stock or any securities convertible into or exercisable or exchangeable for Class A Common Stock or (b) enter into any swap or other agreement that transfers, in whole or in part, the economic consequences of ownership of Common Stock, whether any such transaction described in clause (a) or (b) of this paragraph is to be settled by delivery of Class A Common Stock or such other securities, in cash or otherwise, for a period of 180 days after the date of the Underwriting Agreement without the prior written consent of Morgan Stanley & Co. Incorporated. These restrictions do not apply to Common Stock (i) issued in the Offering, (ii) transferred as a gift or gifts, provided the donee or donees thereof agree in writing as a condition precedent to such gift or gifts to be bound by the terms of the Underwriting Agreement, (iii) transferred to the transferor's affiliates, as such term is defined in Rule 405 promulgated under the Securities Act, provided that each transferee agrees in writing as a condition precedent to such transfer to be bound by the terms of the Underwriting Agreement or (iv) sold to the Company by certain employees under Restricted Stock Purchase Agreements.

  The Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

  The Company and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

  From time to time, Morgan Stanley & Co. Incorporated and Lazard Freres & Co. LLC provide certain financial advisory services to the Company. See "Certain Transactions."

PRICING OF THE OFFERING

  Although the Merger constituted the initial public offering of the Company, there has been no public market for the Class A Common Stock. The public offering price for the Class A Common Stock was determined by negotiations among the Company and the Underwriters. Among the factors considered in determining the public offering price were the sales, earnings and certain other financial and operating information of the Company in recent periods, the future prospects of the Company and its industry in general, and certain ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to those of the Company.

                                 LEGAL MATTERS

  Certain legal matters relating to the validity of the shares of Class A Common Stock will be passed upon by Sullivan & Worcester, a Registered Limited Liability Partnership. Certain legal matters with respect to the shares of Class A Common Stock offered hereby will be passed upon for the Underwriters by Davis Polk & Wardwell. Partners and of counsel attorneys of Sullivan & Worcester, a Registered Limited Liability Partnership, own 606,500 shares of Common Stock. Robert B. Luick, Secretary and a Director of the Company, is of counsel to, and W. Lee H. Dunham, an Assistant Secretary of the Company and Secretary and a Director of substantially all of the Company's subsidiaries, and Patrick K. Miehe, an Assistant Secretary of the Company and substantially all of its subsidiaries, are partners of Sullivan & Worcester.

                                    EXPERTS

  The portions of this Prospectus under the caption "Business--Competition" and "Legislation and Regulation" have been reviewed by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Washington, D.C., and the statements therein have been included herein in reliance upon their opinion.

  The consolidated financial statements of Continental Cablevision, Inc. and subsidiaries as of December 31, 1993 and 1994 and for each of the three years in the period ended December 31, 1994 included in this Prospectus, the consolidated financial statements from which the Selected Consolidated Financial Data included in the Prospectus have been derived, and the related financial statement schedule included elsewhere in this registration statement have been audited by Deloitte & Touche llp, independent auditors, as stated in their reports (which reports express an unqualified opinion and include an explanatory paragraph referring to a change in the method of accounting for income tax and investments in 1993 and 1994, respectively) included herein and elsewhere, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

  The combined financial statements of Providence Journal Cable as of December 31, 1993 and 1994 and for each of the years in the three-year period ended December 31, 1994 have been included in this Prospectus in reliance upon the reports of KPMG Peat Marwick LLP and Deloitte & Touche llp, independent auditors, appearing herein and elsewhere in this registration statement and upon the authority of said firms as experts in accounting and auditing. The report of KPMG Peat Marwick LLP refers to a change in accounting for income taxes in 1992.

  The consolidated financial statements of King Videocable Company as of December 31, 1993 and 1994 and for the period February 25, 1992 to December 31, 1992 and for the years ended December 31, 1993 and 1994 (not included herein) have been audited by Deloitte & Touche llp, independent auditors, as stated in their report appearing herein and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The financial statements as of December 31, 1993 and 1994 and for each of the two years ended December 31, 1994 of Columbia Cable of Michigan (a division of Columbia Associates, L.P.) included in this Prospectus have been audited by Arthur Andersen LLP, independent auditors, as stated in their report appearing herein.

  The financial statements as of September 30, 1994 and for the nine months ended September 30, 1994 of Clay Cablevision (a division of Rifkin Cable Income Partners, L.P.) included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The consolidated financial statements of N-COM Limited Partnership II at September 30, 1993 and 1994, and for each of the two years ended September 30, 1994, appearing in this Prospectus have been audited by Ernst & Young, LLP, independent auditors, as stated in their report appearing herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

  The financial statements of Cablevision of Chicago (a limited partnership) as of December 31, 1993 and 1994 and for each of the two years ended December 31, 1994 have been included in this Prospectus in reliance upon the report of KPMG Peat Marwick LLP, independent auditors, appearing herein, and upon the authority of said firm as experts in accounting and auditing.

  The financial statements described above are included in reliance upon such applicable reports as given upon the authority of such firms as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

  Continental is subject to the informational requirements of the Exchange Act, and, in accordance therewith, is required to file reports and other information with the Commission. Continental will file with the Commission a registration statement under the Exchange Act, with respect to the Class A Common Stock and will be required to file proxy statements with the Commission. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of the reports, proxy statements and other information can be obtained from the Public Reference Section of the Commission, at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates

  Continental has filed with the Commission a Registration Statement under the Securities Act, with respect to the securities offered by this Prospectus. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement. For further information about Continental and the securities offered hereby, reference is made to the Registration Statement and to the financial statements, exhibits and schedules filed therewith. The statements contained in this Prospectus about the contents of any contract or other document referred to are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of each such document may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the charges prescribed by the Commission.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES
Independent Auditors' Report.............................................   F-2
Consolidated Balance Sheets, December 31, 1993 and 1994 and (Unaudited)
 June 30, 1995...........................................................   F-3
Statements of Consolidated Operations, Years Ended December 31, 1992,
 1993 and 1994 and (Unaudited) Six Months Ended June 30, 1994 and 1995...   F-4
Statements of Consolidated Stockholders' Equity (Deficiency), Years Ended
 December 31, 1992, 1993 and 1994 and (Unaudited) Six Months Ended June
 30, 1995................................................................   F-5
Statements of Consolidated Cash Flows, Years Ended December 31, 1992,
 1993 and 1994 and (Unaudited) Six Months Ended June 30, 1994 and 1995...   F-6
Notes to Consolidated Financial Statements...............................   F-7
PROVIDENCE JOURNAL CABLE
Independent Auditors' Reports............................................  F-23
Combined Balance Sheets, December 31, 1993 and 1994 and (Unaudited) June
 30, 1995................................................................  F-25
Combined Statements of Operations, for the Years Ended December 31, 1992,
 1993 and 1994 and (Unaudited) Six Months Ended June 30, 1994 and 1995...  F-26
Combined Statements of Changes in Group Equity, for the Years Ended
 December 31, 1992, 1993 and 1994 and (Unaudited) Six Months Ended June
 30, 1995................................................................  F-27
Combined Statements of Cash Flows, for the Years Ended December 31, 1992,
 1993 and 1994 and (Unaudited) Six Months Ended June 30, 1994 and 1995...  F-28
Notes to Combined Financial Statements...................................  F-29
COLUMBIA CABLE OF MICHIGAN (A DIVISION OF COLUMBIA ASSOCIATES, L.P.)
Report of Independent Public Accountants.................................  F-38
Statements of Assets, Liabilities and Control Account, December 31, 1993
 and 1994 and (Unaudited) June 30, 1995..................................  F-39
Statements of Operations and Control Account, for the Years Ended
 December 31, 1993 and 1994 and (Unaudited) Six Months Ended June 30,
 1994 and 1995...........................................................  F-40
Statements of Cash Flows, for the Years Ended December 31, 1993 and 1994
 and (Unaudited) Six Months Ended June 30, 1994 and 1995.................  F-41
Notes to Financial Statements............................................  F-42
CLAY CABLEVISION (A DIVISION OF RIFKIN CABLE INCOME PARTNERS L.P.)
Report of Independent Accountants........................................  F-45
Balance Sheet, September 30, 1994........................................  F-46
Statement of Operations, for the Nine Months Ended September 30, 1994....  F-47
Statement of Cash Flows, for the Nine Months Ended September 30, 1994....  F-48
Notes to Financial Statements............................................  F-49
N-COM LIMITED PARTNERSHIP II
Report of Independent Auditors...........................................  F-52
Consolidated Balance Sheet, September 30, 1993 and 1994 and (Unaudited)
 June 30, 1995...........................................................  F-53
Consolidated Statement of Operations and Partners' Net Capital
 Deficiency, for the Years Ended September 30, 1993 and 1994 and
 (Unaudited) Nine Months Ended June 30, 1994 and 1995....................  F-54
Consolidated Statement of Cash Flows, for the Years Ended September 30,
 1993 and 1994 and (Unaudited) Nine Months Ended June 30, 1994 and 1995..  F-55
Notes to Consolidated Financial Statements...............................  F-56
CABLEVISION OF CHICAGO (A LIMITED PARTNERSHIP)
Independent Auditors' Report.............................................  F-60
Balance Sheets, December 31, 1993 and 1994 and (Unaudited) June 30,
 1995....................................................................  F-61
Statements of Operations and Partners' Deficiency, for the Years Ended
 December 31, 1993 and 1994 and (Unaudited) Six Months Ended June 30,
 1994 and 1995...........................................................  F-62
Statements of Cash Flows, for the Years Ended December 31, 1993 and 1994
 and (Unaudited) Six Months Ended June 30, 1994 and 1995.................  F-63
Notes to Financial Statements............................................  F-64

                          INDEPENDENT AUDITORS' REPORT

CONTINENTAL CABLEVISION, INC.:

  We have audited the accompanying consolidated balance sheets of Continental Cablevision, Inc. and its subsidiaries as of December 31, 1993 and 1994 and the related statements of consolidated operations, consolidated stockholders' equity (deficiency) and consolidated cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements of Continental Cablevision, Inc. and its subsidiaries present fairly, in all material respects, the financial position of the companies at December 31, 1993 and 1994 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.

  As discussed in Notes 12 and 4 to the consolidated financial statements, the Company changed its method of accounting for income taxes and investments in 1993 and 1994, respectively.

Deloitte & Touche llp

Boston, Massachusetts
February 10, 1995 (except for the
 second paragraph of Note 1 to the
 Consolidated Financial Statements
 ("Stock Dividend"), as to which
 the date is September 29, 1995)

                 CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                               DECEMBER 31,         (UNAUDITED)
                                          ------------------------   JUNE 30,
                                             1993         1994         1995
                                          -----------  -----------  -----------
                                                    (IN THOUSANDS)
                             ASSETS
                             ------
Cash and Cash Equivalents...............  $   122,640  $    11,564  $    15,342
Accounts Receivable-net.................       44,530       58,212       60,203
Prepaid Expenses and Other..............        4,800       14,321        3,536
Supplies................................       31,638       62,517       76,542
Marketable Equity Securities............       58,676      122,510      120,042
Investments.............................      136,186      335,479      432,487
Property, Plant and Equipment-net.......    1,211,507    1,353,789    1,482,638
Intangible Assets-net...................      387,719      421,420      377,359
Other Assets-net........................       94,157      103,827      125,745
                                          -----------  -----------  -----------
    Total...............................  $ 2,091,853  $ 2,483,639  $ 2,693,894
                                          ===========  ===========  ===========
                 LIABILITIES AND STOCKHOLDERS'
                       EQUITY (DEFICIENCY)
                 -----------------------------
Accounts Payable........................  $    43,342  $    82,083  $    71,062
Accrued Interest........................       72,424       82,040       74,061
Accrued and Other Liabilities...........      145,191      206,271      197,451
Debt....................................    3,177,178    3,449,907    3,728,101
Deferred Income Taxes...................      105,041      116,482      101,735
Minority Interest in Subsidiaries.......        2,217        2,791        3,798
Redeemable Common Stock, $.01 par value;
 16,767,050, 16,684,150 and 16,684,150
 shares outstanding.....................      213,548      232,399      242,721
Commitments and Contingencies...........          --           --           --
Stockholders' Equity (Deficiency):
 Preferred Stock, $.01 par value;
  1,557,142 shares authorized;
  none outstanding......................          --           --           --
 Series A Convertible Preferred Stock,
  $.01 par value;
  1,142,858 shares authorized and
  outstanding; liquidation preference
  $450,976,000, $487,776,000 and
  $507,123,000..........................           11           11           11
 Class A Common Stock, $.01 par value;
  425,000,000 shares authorized;
  6,201,500, 8,585,500 and 8,581,300
  shares outstanding....................           62           86           86
 Class B Common Stock, $.01 par value;
  200,000,000 shares authorized;
  91,310,500, 90,291,375 and 92,617,025
  shares outstanding....................          913          903          926
 Additional Paid-In Capital.............      577,076      583,181      618,027
 Unearned Compensation..................      (23,577)     (12,097)     (51,708)
 Net Unrealized Holding Gain on
  Marketable Equity Securities..........          --        47,996       49,104
 Deficit................................   (2,221,573)  (2,308,414)  (2,341,481)
                                          -----------  -----------  -----------
  Stockholders' Equity (Deficiency).....   (1,667,088)  (1,688,334)  (1,725,035)
                                          -----------  -----------  -----------
    Total...............................  $ 2,091,853  $ 2,483,639  $ 2,693,894
                                          ===========  ===========  ===========

                See Notes to Consolidated Financial Statements.

                 CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES

                     STATEMENTS OF CONSOLIDATED OPERATIONS

                                                                (UNAUDITED)
                                                             SIX MONTHS ENDED
                             YEAR ENDED DECEMBER 31,             JUNE 30,
                         ----------------------------------  ------------------
                            1992        1993        1994       1994      1995
                         ----------  ----------  ----------  --------  --------
                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues................ $1,113,475  $1,177,163  $1,197,977  $589,390  $650,048
Costs and Expenses:
  Operating.............    365,513     382,195     405,535   198,618   224,846
  Selling, General and
   Administrative.......    259,632     267,376     267,349   128,783   150,332
  Depreciation and
   Amortization.........    272,851     279,009     283,183   135,523   148,412
  Restricted Stock
   Purchase Program.....      9,683      11,004      11,316     5,675     5,905
                         ----------  ----------  ----------  --------  --------
    Total...............    907,679     939,584     967,383   468,599   529,495
                         ----------  ----------  ----------  --------  --------
Operating Income........    205,796     237,579     230,594   120,791   120,553
                         ----------  ----------  ----------  --------  --------
Other (Income) Expense:
  Interest..............    296,031     282,252     315,541   147,910   166,314
  Equity in Net Loss of
   Affiliates...........      9,402      12,827      25,002     9,807    25,817
  Gain on Sale of
   Marketable Equity
   Securities...........        --       (4,322)     (1,204)   (1,204)  (23,032)
  Gain on Sale of
   Investments..........    (10,253)    (17,067)        --        --     (1,035)
  Partnership
   Litigation...........     10,280      (2,325)        --        --        --
  Minority Interest in
   Net Income (Loss) of
   Subsidiaries.........        136         184        (205)      --        (40)
  Dividend Income.......       (330)       (650)       (824)     (504)     (319)
  Other.................      1,836         375       1,279      (293)      625
                         ----------  ----------  ----------  --------  --------
    Total...............    307,102     271,274     339,589   155,716   168,330
                         ----------  ----------  ----------  --------  --------
Loss From Operations
 Before Income Taxes,
 Extraordinary Item and
 Cumulative Effect of
 Change in Accounting
 for Income Taxes.......   (101,306)    (33,695)   (108,995)  (34,925)  (47,777)
Income Tax Expense
 (Benefit)..............      1,654      (7,921)    (40,419)  (11,304)  (14,710)
                         ----------  ----------  ----------  --------  --------
Loss Before
 Extraordinary Item and
 Cumulative Effect of
 Change in Accounting
 for Income Taxes.......   (102,960)    (25,774)    (68,576)  (23,621)  (33,067)
Extraordinary Item, Net
 of Income Taxes........        --          --      (18,265)      --        --
                         ----------  ----------  ----------  --------  --------
Loss Before Cumulative
 Effect of Change in
 Accounting for Income
 Taxes..................   (102,960)    (25,774)    (86,841)  (23,621)  (33,067)
Cumulative Effect of
 Change in Accounting
 for Income Taxes.......        --     (184,996)        --        --        --
                         ----------  ----------  ----------  --------  --------
Net Loss................   (102,960)   (210,770)    (86,841)  (23,621)  (33,067)
Preferred Stock
 Preferences............    (16,861)    (34,115)    (36,800)  (17,887)  (19,347)
                         ----------  ----------  ----------  --------  --------
Loss Applicable to
 Common Stockholders.... $ (119,821) $ (244,885) $ (123,641) $(41,508) $(52,414)
                         ==========  ==========  ==========  ========  ========
  Loss Per Common Share:
   Loss Before
    Extraordinary Item
    and Cumulative
    Effect of Change in
    Accounting for
    Income Taxes........ $    (1.00) $     (.53) $     (.92) $   (.36) $   (.45)
   Extraordinary Item...        --          --         (.16)      --        --
                         ----------  ----------  ----------  --------  --------
   Loss Before
    Cumulative Effect of
    Change in Accounting
    for Income Taxes....      (1.00)       (.53)      (1.08)     (.36)     (.45)
   Cumulative Effect of
    Change in Accounting
    for Income Taxes....        --        (1.62)        --        --        --
                         ----------  ----------  ----------  --------  --------
   Net Loss............. $    (1.00) $    (2.15) $    (1.08) $   (.36) $   (.45)
                         ==========  ==========  ==========  ========  ========

                See Notes to Consolidated Financial Statements.

                 CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES

          STATEMENTS OF CONSOLIDATED STOCKHOLDERS' EQUITY (DEFICIENCY)

                                                                               NET UNREALIZED
                           SERIES A   COMMON STOCK                             HOLDING GAIN ON
                          CONVERTIBLE --------------  ADDITIONAL                 MARKETABLE     RETAINED
                           PREFERRED  CLASS   CLASS    PAID-IN      UNEARNED       EQUITY       EARNINGS
                             STOCK      A       B      CAPITAL    COMPENSATION   SECURITIES     (DEFICIT)
                          ----------- ------  ------  ----------  ------------ --------------- -----------
                                                         (IN THOUSANDS)
Balance, January 1,
 1992...................     $ --     $  795  $  --   $     --      $(12,477)     $    --      $(1,907,843)
 Net Loss...............       --        --      --         --           --            --         (102,960)
 Accretion of Redeemable
  Common Stock..........       --        --      --     (13,806)         --            --              --
 Reclassification of
  Redeemable Common
  Stock.................       --         75      39    141,848          --            --              --
 Issuance of Series A
  Convertible Preferred
  Stock.................        11       --      --     394,338          --            --              --
 Conversion of Class A
  to Class B Common
  Stock.................       --       (817)    817        --           --            --              --
 Issuance of Class B
  Common Stock..........       --        --      117    153,722          --            --              --
 Restricted Stock
  Purchase Program:
  Stock Issued..........       --         26     --      32,754      (32,779)          --              --
  Stock Vested..........       --        --      --         --         9,683           --              --
  Stock Forfeited.......       --        --      --        (654)         654           --              --
  Stock Exchanged for
   Loans................       --         (1)    --      (3,512)         --            --              --
 Stock Repurchased......       --        (40)    (60)  (146,161)         --            --              --
                             -----    ------  ------  ---------     --------      --------     -----------
Balance, December 31,
 1992...................        11        38     913    558,529      (34,919)          --       (2,010,803)
 Net Loss...............       --        --      --         --           --            --         (210,770)
 Accretion of Redeemable
  Common Stock..........       --        --      --     (14,766)         --            --              --
 Issuance of Class A
  Common Stock..........       --         24     --      46,476          --            --              --
 Reclassification of
  Redeemable Common
  Stock to Class A
  Common Stock..........       --        --      --       5,085          --            --              --
 Restricted Stock
  Purchase Program:
  Stock Issued (Class
   B)...................       --        --      --         544         (544)          --              --
  Stock Vested..........       --        --      --         --        11,004           --              --
  Stock Forfeited.......       --        --      --        (882)         882           --              --
  Stock Exchanged for
   Loans................       --        --      --      (6,526)         --            --              --
 Stock Repurchased......       --        --      --     (11,384)         --            --              --
                             -----    ------  ------  ---------     --------      --------     -----------
Balance, December 31,
 1993...................        11        62     913    577,076      (23,577)          --       (2,221,573)
 Adjustment due to
  change in accounting
  principle for
  marketable equity
  securities, net of
  income taxes of
  $56,434...............       --        --      --         --           --         84,650             --
 Net Loss...............       --        --      --         --           --            --          (86,841)
 Accretion of Redeemable
  Common Stock..........       --        --      --     (19,932)         --            --              --
 Restricted Stock
  Purchase Program:
  Stock Vested..........       --        --      --         --        11,316           --              --
  Stock Forfeited.......       --        --      --        (164)         164           --              --
  Stock Exchanged for
   Loans................       --        --      --        (611)         --            --              --
 Conversion of Class B
  to Class A Common
  Stock.................       --          8      (8)       --           --            --              --
 Stock Repurchased......       --        --       (2)    (3,672)         --            --              --
 Issuance of Class A
  Common Stock..........       --         16     --      30,484          --            --              --
 Change in Unrealized
  Gain, net of income
  taxes of $24,081......       --        --      --         --           --        (36,654)            --
                             -----    ------  ------  ---------     --------      --------     -----------
Balance, December 31,
 1994...................        11        86     903    583,181      (12,097)       47,996      (2,308,414)
 (Unaudited)
 Net Loss...............       --        --      --         --           --            --          (33,067)
 Accretion of Redeemable
  Common Stock..........       --        --      --     (10,322)         --            --              --
 Restricted Stock
  Purchase Program:
  Stock Issued..........       --        --       23     45,963      (45,985)          --              --
  Stock Vested..........       --        --      --         --         5,905           --              --
  Stock Forfeited.......       --        --      --        (469)         469           --              --
  Stock Exchanged for
   Loans................       --        --      --        (326)         --            --              --
 Change in Unrealized
  Gain, net of income
  taxes of $748.........       --        --      --         --           --          1,108             --
                             -----    ------  ------  ---------     --------      --------     -----------
Balance, June 30, 1995..     $  11    $   86  $  926   $618,027     $(51,708)      $49,104     $(2,341,481)
                             =====    ======  ======  =========     ========      ========     ===========

                See Notes to Consolidated Financial Statements.

                 CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES

                     STATEMENTS OF CONSOLIDATED CASH FLOWS

                                                                    (UNAUDITED)
                                                                 SIX MONTHS ENDED
                               YEAR ENDED DECEMBER 31,               JUNE 30,
                         -------------------------------------  --------------------
                            1992         1993         1994        1994       1995
                         -----------  -----------  -----------  ---------  ---------
                                             (IN THOUSANDS)
OPERATING ACTIVITIES:
 Net Loss............... $  (102,960) $ (210,770)  $  (86,841)  $ (23,621) $ (33,067)
 Adjustments to
  Reconcile Net Loss to
  Net Cash Provided from
  Operating Activities:
   Extraordinary Item...         --           --        18,265        --         --
   Cumulative Effect of
    Change in Accounting
    for
    Income Taxes........         --       184,996          --         --         --
   Depreciation and
    Amortization........     272,851      279,009      283,183    135,523    148,412
   Restricted Stock
    Purchase Program....       9,683       11,004       11,316      5,675      5,905
   Amortization of
    Deferred Financing
    Costs...............       6,552        5,554        5,759      2,618      4,366
   Equity in Net Loss of
    Affiliates..........       9,402       12,827       25,002      9,807     25,817
   Gain on Sale of
    Marketable Equity
    Securities..........         --        (4,322)      (1,204)    (1,204)   (23,032)
   Gain on Sale of
    Investments.........     (10,253)     (17,067)         --         --      (1,035)
   Minority Interest in
    Net Income (Loss) of
    Subsidiaries........         136          184         (205)       --         (40)
   Deferred Income
    Taxes...............         --        (9,788)     (42,272)   (12,346)   (15,495)
   Accrued Interest.....     (10,965)      15,787        9,632       (857)    (7,979)
   Accounts Payable,
    Accrued and Other
    Liabilities.........      40,649       (3,633)      66,142     10,753    (21,092)
   Other Working Capital
    Changes.............         (50)     (13,277)     (52,473)    (2,780)    (5,233)
                         -----------  -----------  -----------  ---------  ---------
NET CASH PROVIDED FROM
 OPERATING ACTIVITIES...     215,045      250,504      236,304    123,568     77,527
                         -----------  -----------  -----------  ---------  ---------
FINANCING ACTIVITIES:
 Proceeds from
  Borrowings............     918,000    1,502,304    1,709,980    118,750    383,100
 Repayment of
  Borrowings............  (1,292,712)  (1,369,341)  (1,456,061)   (82,205)  (104,906)
 Premium Paid on
  Extinguishment of
  Debt..................         --           --       (20,924)       --         --
 Increase (Decrease) in
  Minority Interests....         389       (2,580)         779        386      1,047
 Issuance of Series A
  Convertible Preferred
  Stock.................     394,349          --           --         --         --
 Issuance of Common
  Stock.................     153,840       46,500       30,500        --         --
 Repurchase of Common
  Stock and Redeemable
  Common Stock..........    (233,984)     (31,232)      (4,755)    (4,755)       --
                         -----------  -----------  -----------  ---------  ---------
NET CASH PROVIDED FROM
 (USED FOR)
 FINANCING ACTIVITIES...     (60,118)     145,651      259,519     32,176    279,241
                         -----------  -----------  -----------  ---------  ---------
INVESTING ACTIVITIES:
 Acquisitions, Net of
  Liabilities Assumed
  and Cash Acquired.....         --           --      (114,990)   (49,573)       --
 Property, Plant and
  Equipment.............    (145,189)    (185,691)    (300,511)  (109,484)  (231,021)
 Investments............     (17,908)    (106,819)    (192,119)  (123,219)  (121,719)
 Other Assets...........     (12,996)      (7,182)     (16,832)      (833)   (28,788)
 Purchase of Marketable
  Equity Securities.....         --        (8,042)         --         --         --
 Proceeds from Sale of
  Marketable Equity
  Securities............         --         5,719       17,553     17,553     27,357
 Proceeds from Sale of
  Investment--net.......      34,253        1,148          --         --       1,181
                         -----------  -----------  -----------  ---------  ---------
NET CASH USED FOR
 INVESTING ACTIVITIES...    (141,840)    (300,867)    (606,899)  (265,556)  (352,990)
                         -----------  -----------  -----------  ---------  ---------
NET INCREASE (DECREASE)
 IN CASH AND CASH
 EQUIVALENTS............      13,087       95,288     (111,076)  (109,812)     3,778
BALANCE AT BEGINNING OF
 PERIOD.................      14,265       27,352      122,640    122,640     11,564
                         -----------  -----------  -----------  ---------  ---------
BALANCE AT END OF
 PERIOD................. $    27,352  $   122,640  $    11,564  $  12,828  $  15,342
                         ===========  ===========  ===========  =========  =========

                See Notes to Consolidated Financial Statements.

                 CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   (INFORMATION PERTAINING TO THE SIX MONTHS ENDED JUNE 30, 1994 AND 1995 IS
                                   UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Consolidation

  The accompanying consolidated financial statements include the accounts of Continental Cablevision, Inc. (the Company) and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

 Stock Dividend

  On September 28, 1995, the stockholders approved an increase in the number of authorized shares of common stock to 625,000,000 (425,000,000 Class A and 200,000,000 Class B, respectively). In addition, the Company's Board of Directors approved a stock dividend of 24 shares of Class A or B common stock for each share of Class A or B common stock held as of the record date. Due to the significance of this stock dividend to the Company's capital structure, all share and per share information have been restated to present this stock dividend as though it had occurred at the beginning of the earliest period presented.

 Cash and Cash Equivalents

  The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. The carrying amount of cash and cash equivalents approximates fair value due to the short maturity of these investments.

 Supplies and Property, Plant and Equipment

  Supplies are stated at the lower of cost (first-in, first-out method) or market. Property, plant and equipment are stated at cost and include capitalized interest of $766,000, $908,000 and $2,377,000 in 1992, 1993 and
1994. Depreciation is provided using the straight-line group method over estimated useful lives as follows: buildings, 25 to 40 years; reception and distribution facilities, 3 to 15 years; and equipment and fixtures, 4 to 12 1/2 years. (See Note 6)

 Intangible and Other Assets

  Intangible assets consist primarily of franchise costs and goodwill recorded in various acquisitions. Such amounts are generally amortized over 10 to 40 years. Franchise costs, net of accumulated amortization, at December 31, 1993 and 1994 and June 30, 1995 are $365,887,000, $355,488,000 and $312,118,000,
respectively. Other assets represent deferred financing costs and loans to employees (see Note 11). Accumulated amortization for intangible and other assets aggregated $622,453,000, $714,492,000 and $760,731,000 at December 31,
1993 and 1994 and June 30, 1995, respectively.

  On an ongoing basis management evaluates the amortization periods and the recoverability of the net carrying value of intangible assets by reviewing the performance of the underlying operations, in particular, the future undiscounted operating cash flows of the acquired entities.

 Allowance for Doubtful Accounts

  The allowance for doubtful accounts at December 31, 1993 and 1994 is $9,435,000 and $9,771,000, respectively.

 Investments

  Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities (SFAS 115) requires that certain debt and equity securities be categorized as either securities available for sale, securities held to maturity or trading account securities. The Company has classified all investments subject to SFAS 115 as available for sale and as such reports these securities at fair value, with the unrealized gains or losses, net of tax, reported as a separate component of stockholders' equity (deficiency). Realized gains and losses are included in results of operations. Prior to January 1, 1994, marketable equity securities were carried at either the lower of cost or market. In accordance with SFAS 115, prior period financial statements have not been restated to reflect the change in accounting principle. (See Note 4)

                 CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES

   (INFORMATION PERTAINING TO THE SIX MONTHS ENDED JUNE 30, 1994 AND 1995 IS
                                   UNAUDITED)

  Investments in 20-50% owned affiliates are generally accounted for using the equity method. The excess of the cost of equity investments over the underlying value of the net assets is amortized over a period of approximately 10 years. Investments in less than 20% owned companies whose equity securities do not have a readily determinable market value are generally accounted for using the cost method. Investments in debt securities not subject to SFAS 115 are reported at amortized cost. (See Note 5)

 Derivative Financial Instruments

  The Company uses derivative financial instruments as a means of managing interest-rate risk associated with current debt or anticipated debt transactions that have a high probability of being executed. Derivative financial instruments used include Interest Rate Exchange Agreements (Swaps) and Interest Rate Cap Agreements (Caps). These instruments are matched with either fixed or variable rate debt and periodic cash payments are accrued on a settlement basis as an adjustment to interest expense. Derivative financial instruments are not held for trading purposes. Any premiums associated with the instruments are amortized over their term and realized gains or losses as a result of the termination of the instruments are deferred and amortized over the shorter of the remaining term of the instrument or the underlying debt. (See Note 7)

 Income Taxes

  The Company implemented Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS 109) as of January 1, 1993. Deferred tax liabilities and assets are recognized for the future tax consequences of temporary differences between the financial reporting and tax bases of existing assets and liabilities. In addition, future tax benefits, such as net operating loss and investment tax credit carryforwards, are recognized to the extent realization of such benefits is more likely than not. (See Note 12)

 Fair Value of Financial Instruments

  The estimated fair value of financial instruments has been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. The fair value estimates presented herein are based on pertinent information available to management as of December 31, 1993 and 1994. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and current estimates of fair value may differ significantly from the amounts presented herein. The following is a summary of the estimated fair value and carrying value of the Company's financial instruments.

                                                  DECEMBER 31,
                                   -------------------------------------------
                                           1993                  1994
                                   --------------------- ---------------------
                                              ESTIMATED             ESTIMATED
                                    CARRYING     FAIR     CARRYING     FAIR
                                     VALUE      VALUE      VALUE      VALUE
                                   ---------- ---------- ---------- ----------
                                                 (IN THOUSANDS)
ASSETS
Marketable Equity Securities (See
 Note 4).......................... $   58,676 $  199,596 $  122,510 $  122,510
Cost Method Investments (See Note
 5)...............................     27,740     40,543     33,175     47,322
LIABILITIES
Total Debt, Swaps and Caps (See
 Note 7)..........................  3,177,178  3,510,020  3,449,907  3,516,588
Redeemable Common Stock (See Note
 9)...............................    213,548    339,365    232,399    329,011

  The Company believes carrying value approximates fair value for all other financial instruments.

                 CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES

   (INFORMATION PERTAINING TO THE SIX MONTHS ENDED JUNE 30, 1994 AND 1995 IS
                                   UNAUDITED)

 Loss per Common Share

  Loss per common share is calculated by dividing the loss available to common stockholders by the weighted average number of common shares outstanding of 119,544,000, 114,055,000, 114,334,000, 114,084,000 and 117,627,000 for the
years ended December 31, 1992, 1993 and 1994 and the six months ended June 30, 1994 and 1995, respectively. Shares of the Series A Convertible Preferred Stock were not assumed to be converted into shares of common stock since the result would be anti-dilutive by decreasing the loss per share for the years ended December 31, 1992, 1993 and 1994 and the six months ended June 30, 1994 and 1995.

 Recent Accounting Pronouncements

  In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 (SFAS 121), which is effective for fiscal years beginning after December 31, 1995. SFAS 121 addresses the accounting for potential impairment of long-lived assets. The effect of implementing SFAS 121 is expected to be immaterial to the Company's financial position and results of operations.

 Reclassifications

  Certain amounts have been reclassified from previous presentation in the accompanying consolidated financial statements.

 Unaudited Information

  In the opinion of management, the consolidated financial statements for the unaudited periods include all adjustments of a normal recurring nature necessary for a fair presentation of such information. The consolidated results of operations and cash flows for the six months ended June 30, 1994 and 1995 are not necessarily indicative of results that would be expected for a full year.

2. SUPPLEMENTAL DISCLOSURE OF CASH FLOWS

  The following represents non-cash investing and financing activities and cash paid for interest and income taxes during the years ended December 31, 1992, 1993 and 1994 and the six months ended June 30, 1994 and 1995.

                                                             SIX MONTHS ENDED
                                  YEAR ENDED DECEMBER 31,        JUNE 30,
                                 --------------------------- -----------------
                                   1992     1993      1994     1994     1995
                                 -------- --------  -------- -------- --------
                                                (IN THOUSANDS)
Dispositions:
  Gain on Sale of Investment
   (See Note 5)................. $ 10,253 $ 15,919  $    --  $    --  $    --
  Deferred Gain on Sale of In-
   vestment.....................      --       165       --       --       --
  Bases of Assets Sold..........      --       429       --       --       --
  Gain on Sale of Marketable Eq-
   uity Securities..............      --     3,471       --       --       --
  Bases of Properties Received..      --   (19,984)      --       --       --
  Promissory Note Issued to Buy-
   er...........................   24,000      --        --       --       --
                                 -------- --------  -------- -------- --------
    Proceeds Received from Dis-
     position................... $ 34,253 $    --   $    --  $    --  $    --
                                 ======== ========  ======== ======== ========
Accretion of Redeemable Common
 Stock.......................... $ 13,806 $ 14,766  $ 19,932 $ 10,100 $ 10,322
                                 ======== ========  ======== ======== ========
Accretion of Series A Convert-
 ible Preferred Stock........... $ 16,861 $ 34,115  $ 36,800 $ 17,887 $ 19,347
                                 ======== ========  ======== ======== ========
Cash Paid During the Period for
 Interest....................... $301,210 $261,846  $299,115 $145,111 $178,837
                                 ======== ========  ======== ======== ========
Cash Paid During the Period for
 Income Taxes................... $  1,259 $  2,370  $  2,411 $  1,001 $    845
                                 ======== ========  ======== ======== ========

                 CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES

   (INFORMATION PERTAINING TO THE SIX MONTHS ENDED JUNE 30, 1994 AND 1995 IS
                                   UNAUDITED)

3. ACQUISITIONS

  In June 1994, the Company purchased cable television systems in Manchester, New Hampshire for approximately $47,990,000, and in November 1994 purchased cable television systems in Florida for approximately $67,000,000. The accompanying financial statements reflect the results of operations commencing on the acquisition dates. Had these acquisitions occurred on January 1, 1993, the results of operations of the Company would not have been materially different for 1993 or 1994.

  The Company, Providence Journal, King Holding Corp., King Broadcasting Company and The Providence Journal entered into an agreement and plan of merger (the Merger) which provides that Providence Journal (which at the time of the Merger will include only the Providence Journal cable businesses) will be merged with and into the Company and that the Company will purchase the cable television businesses and assets of King Broadcasting Company (the King Cable Purchase). The Company will issue shares of capital stock to stockholders of Providence Journal in exchange for all shares of Providence Journal. The ascribed value of the shares to be exchanged is estimated to be $584,769,000 and does not necessarily reflect the price at which such shares will trade following the Merger. The Merger also provides for the assumption of $410,000,000 of debt of Providence Journal, the King Cable Purchase for $405,000,000, and working capital and capital expenditure adjustments which will be settled in cash. The Merger and the King Cable Purchase will be accounted for using the purchase method of accounting and closed in the fourth quarter of 1995.

  In 1994 and 1995, the Company entered into purchase and sale agreements (one of which is currently being renegotiated) to purchase several cable television systems in Michigan for approximately $155,000,000 and $85,000,000, respectively. In 1995, the Company entered into a purchase and sale agreement to purchase a cable television system in California for approximately $17,000,000. These transactions will be accounted for using the purchase method, and these transactions have closed or are expected to close in 1995. Subsequent to June 30, 1995, the Company purchased for cash several cable television systems in the Chicago, Illinois area for approximately $168,500,000.

4. MARKETABLE EQUITY SECURITIES

  At December 31, 1993, marketable equity securities were carried at cost and had an aggregate market value of $199,596,000. Effective January 1, 1994, the Company adopted SFAS 115 and classified marketable equity securities as available for sale. These investments had a fair value of $183,245,000 and a cost of $42,161,000 at the date of adoption. The unrealized gain of $141,084,000, less income taxes of $56,434,000 was reported as an adjustment to stockholders' equity (deficiency). These securities have an aggregate cost basis of $42,161,000 and $37,837,000 as of December 31, 1994 and June 30, 1995,
respectively. During the year ended December 31, 1994, the Company recognized a gross unrealized holding loss of $60,735,000 and a gross realized gain of $1,204,000. During the six months ended June 30, 1995, the Company recognized a gross unrealized holding gain of $22,585,000 and a gross realized gain of $23,032,000.

                 CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES

   (INFORMATION PERTAINING TO THE SIX MONTHS ENDED JUNE 30, 1994 AND 1995 IS
                                   UNAUDITED)

5. INVESTMENTS

  Investments consist of the following components (in thousands):

                                                      DECEMBER 31,
                                        APPROXIMATE ----------------- JUNE 30,
                                         OWNERSHIP    1993     1994     1995
                                        ----------- -------- -------- --------
   Equity Method Investments:
     Teleport Communications Group,
      Inc. (TCG) and TCG Partners......     20%     $ 67,473 $ 93,954 $103,095
     Regional TCG Partnerships.........   10%-30%     19,056   34,609   42,527
     Fintelco S.A. ....................     50%          --   146,040  174,978
     Optus Vision Pty Ltd..............     47%          --       --    33,147
     Singapore Cablevision Pte Ltd. ...     25%          --     8,484   16,279
     PrimeStar Partners, L.P. .........     10%       19,521   12,500   13,481
     Other.............................   20%-50%      2,396    6,717   12,676
                                                    -------- -------- --------
                                                     108,446  302,304  396,183
                                                    -------- -------- --------
   Cost Method Investments.............               27,740   33,175   36,304
                                                    -------- -------- --------
       Total...........................             $136,186 $335,479 $432,487
                                                    ======== ======== ========

  Management's estimated fair value of cost method investments are $40,543,000 and $47,322,000 as of December 31, 1993 and 1994, respectively, primarily based on recent private transactions or other valuation methods.

  In September 1992, the Company completed the disposition of its 50% interest in North Central Cable Communications Corporation (NCCC) to Meredith/New Heritage Strategic Partners, L.P. (Meredith) and simultaneously purchased an ownership interest in Meredith. The Company sold a portion of its interest in NCCC for $48,253,000 in cash and simultaneously invested $14,000,000 of the proceeds in Meredith. In addition, the Company exchanged its remaining interest in NCCC and issued a $24,000,000 promissory note to Meredith and, as a result, currently has approximately a one-third ownership interest in Meredith. The $10,253,000 preliminary gain represented the proceeds received less the basis in NCCC, the cash investment in Meredith and the promissory note. In April 1993, an additional gain of $1,148,000 was recorded due to the receipt of previously escrowed funds. The Company also received $14,000,000 from Meredith as a prepayment for services provided by the Company which is included in accrued and other liabilities on the balance sheet. Meredith operates several cable systems in Minnesota.

  In October 1993, the Company exchanged its equity interest in Insight Communications Company U.K., L.P. for stock representing less than a 5% interest in International CableTel, Incorporated (CableTel), a telecommunications company operating in the United Kingdom. The Company accounted for the investment in CableTel as a marketable equity security and recorded a gain of $15,919,000. During the year ended December 31, 1994, the CableTel marketable equity securities were sold and an additional gain of $1,204,000 was realized.

  In addition to its equity investment, the Company has made commitments to TCG to loan up to $69,920,000 through 2003, of which $39,500,000 was outstanding as of December 31, 1994 ($53,800,000 at June 30, 1995). These loans bear interest at approximately 7%. TCG and its affiliates are telecommunications companies which operate fiber optic networks in the United States. The initial investment in TCG was acquired in 1993 at a cost of $66,000,000.

                 CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES

   (INFORMATION PERTAINING TO THE SIX MONTHS ENDED JUNE 30, 1994 AND 1995 IS
                                   UNAUDITED)

  As of December 31, 1994, the Company has advanced $114,000,000 in cash ($148,000,000 at June 30, 1995) to Fintelco, S.A., which owns and operates cable television systems in Argentina. Continental currently holds an approximate 50% interest in Fintelco, S.A. subject to certain regulatory approvals. In addition, the Company has recorded commitments to contribute an additional $32,216,000 to Fintelco, S.A. ($33,469,000 at June 30, 1995). The
initial investment in Fintelco, S.A. was acquired in February 1994 at a cost of $80,000,000.

  In September 1994, the Company made an initial equity investment in Singapore Cablevision Private Limited (SCV), which will construct, own and operate a cable television system in Singapore. As of December 31, 1994, the Company is committed to make additional capital contributions to SCV of approximately $35,000,000 ($27,000,000 as of June 30, 1995) to be paid through 1996. In addition, the Company has made commitments to SCV to loan up to approximately $45,000,000, if third party debt financing cannot be obtained by SCV.

  As of December 31, 1994, a wholly owned subsidiary of the Company issued a standby letter of credit of $38,750,000 (subsequently increased to $56,250,000) on behalf of PrimeStar Partners L.P. (PrimeStar), a limited partnership that provides direct broadcast satellite services. The standby letter of credit guarantees a portion of the financing PrimeStar incurred to construct a satellite system and is collateralized by certain marketable equity securities with a carrying value of $65,781,000 as of December 31, 1994 ($120,042,000 as of June 30, 1995). As a result of the commitments and other qualitative factors, the Company accounts for its investment in PrimeStar using the equity method.

  As of June 30, 1995, the Company has advanced approximately $30,000,000 in cash to Optus Vision Pty Ltd (Optus Vision), a joint venture which will create a broadband communications network in Australia. The Company currently holds a 46.5% interest in Optus Vision.

  The Company also has various investments in cable television companies which are not individually material to the Company. The Company has approximately a one-third ownership interest in these companies and therefore accounts for these investments using the equity method.

  The major components of all equity method investees' combined financial position as of the balance sheet dates and the results of operations for the years then ended were as follows (reflects the Company's proportionate share for the periods which the investments were owned):

                                                       DECEMBER 31,
                                                     ----------------- JUNE 30,
                                                       1993     1994     1995
                                                     -------- -------- --------
                                                           (IN THOUSANDS)
   Property, Plant and Equipment.................... $106,000 $226,000 $274,000
   Total Assets.....................................  253,000  495,000  592,000
   Total Liabilities................................  196,000  387,000  475,000
   Equity...........................................   57,000  108,000  117,000

                                     YEAR ENDED            SIX MONTHS ENDED
                                    DECEMBER 31,               JUNE 30,
                             ----------------------------  ------------------
                               1992      1993      1994      1994      1995
                             --------  --------  --------  --------  --------
                                            (IN THOUSANDS)
   Revenues................. $ 49,000  $ 63,000  $146,000  $ 55,000  $113,000
   Depreciation and Amorti-
    zation..................   20,000    22,000    27,000    12,000    19,000
   Operating Loss...........   (4,000)   (5,000)   (4,000)   (2,000)   (5,000)
   Net Loss.................  (21,000)  (19,000)  (28,000)  (12,000)  (23,000)

                 CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES

   (INFORMATION PERTAINING TO THE SIX MONTHS ENDED JUNE 30, 1994 AND 1995 IS
                                   UNAUDITED)

6. PROPERTY, PLANT AND EQUIPMENT

  The components of property, plant and equipment are as follows:

                                                              DECEMBER 31,
                                                          ---------------------
                                                             1993       1994
                                                          ---------- ----------
                                                             (IN THOUSANDS)
   Land and Buildings.................................... $   50,040 $   56,630
   Reception and Distribution Facilities.................  1,893,925  2,122,304
   Equipment and Fixtures................................    249,192    288,950
                                                          ---------- ----------
     Total...............................................  2,193,157  2,467,884
   Less Accumulated Depreciation.........................    981,650  1,114,095
                                                          ---------- ----------
     Property, Plant and Equipment-net................... $1,211,507 $1,353,789
                                                          ========== ==========

7. DEBT

  Total debt outstanding is as follows:

                                                           DECEMBER 31,
                                                       ---------------------
                                                          1993       1994
                                                       ---------- ----------
                                                          (IN THOUSANDS)
   Bank Indebtedness.................................. $  754,550 $1,373,790
   Insurance Company Notes............................    171,500    150,000
   Senior Notes and Debentures........................  1,400,000  1,400,000
   Subordinated Debt..................................    825,000    500,000
   Other..............................................     26,128     26,117
                                                       ---------- ----------
       Total.......................................... $3,177,178 $3,449,907
                                                       ========== ==========

  In October 1994, the Company amended and restated its bank indebtedness by entering into a $2,200,000,000 unsecured reducing revolving credit agreement (Reducing Revolver). Borrowings under the Reducing Revolver were utilized to refinance the prior bank indebtedness agreements. Credit availability under the Reducing Revolver will decrease annually commencing December 31, 1997 with a final maturity in October 2003. Borrowings under the Reducing Revolver bear interest at a rate between the agent bank's prime rate (8 1/2% as of December 31, 1994 and 9% as of June 30, 1995) and prime plus 1/2%, depending on certain financial tests. At the Company's option, borrowings may bear interest at spreads over LIBOR. The Company's obligations under the Reducing Revolver are guaranteed by certain subsidiaries (the Restricted Subsidiaries), which primarily represent the Company's owned and operated cable systems. Prepayments are required from the proceeds of certain sales of Restricted Subsidiaries' assets. As of June 30, 1995, $1,663,740,000 was outstanding under the Reducing Revolver.

  Subsequent to June 30, 1995, the Company entered into a $1,200,000,000 unsecured reducing revolving credit agreement. Borrowings under the new facility will be utilized to finance the Merger with Providence Journal, including the King Cable Purchase, and certain other acquisitions expected to close in 1995.

  The Insurance Company Notes are unsecured, bear interest at 10.12%, require increasing semi-annual repayments through July 1, 1999 and rank pari passu in right of payment with the Reducing Revolver. As of June 30, 1995, the remaining balance outstanding on the Insurance Company Notes was $138,250,000.

                 CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES

   (INFORMATION PERTAINING TO THE SIX MONTHS ENDED JUNE 30, 1994 AND 1995 IS
                                   UNAUDITED)

  The Company's unsecured Senior Notes and Debentures rank pari passu in right of payment with the Insurance Company Notes and Reducing Revolver (collectively, Senior Debt) and are non-redeemable prior to maturity, except for the 9 1/2% Senior Debentures. The 9 1/2% Senior Debentures are redeemable at the Company's option at par plus declining premiums beginning in 2005. In addition, at any time prior to August 1996, the Company may redeem a portion of the 9 1/2% Senior Debentures at a premium with the proceeds from any offering by the Company of its capital stock. No sinking fund is required for any of the Senior Notes and Debentures. The Senior Notes and Debentures consist of the following:

                                  DECEMBER 31,
                              ---------------------
                                 1993       1994
                              ---------- ----------
                                 (IN THOUSANDS)
   8 1/2% Senior Notes, Due
    September 15, 2001....... $  200,000 $  200,000
   8 5/8% Senior Notes, Due
    August 15, 2003..........    100,000    100,000
   8 7/8% Senior Debentures,
    Due September 15, 2005...    275,000    275,000
   9% Senior Debentures, Due
    September 1, 2008........    300,000    300,000
   9 1/2% Senior Debentures,
    Due August 1, 2013.......    525,000    525,000
                              ---------- ----------
     Total................... $1,400,000 $1,400,000
                              ========== ==========

  The Company's Senior Debt limits Continental and certain of its subsidiaries (the Restricted Group) with respect to, among other things, payment of dividends and the repurchase of certain capital stock in excess of $550,000,000, the creation of liens and additional indebtedness, property dispositions, investments and leases, and require certain minimum ratios of debt to cash flow and cash flow to related fixed charges.

  The Company's Subordinated Debt is redeemable at the Company's option at par plus declining premiums at various dates, and is subordinated to the Company's Senior Debt. Subordinated Debt consists of the following:

                                                            DECEMBER 31,
                                                          -----------------
                                                            1993     1994
                                                          -------- --------
                                                           (IN THOUSANDS)
   10 5/8% Senior Subordinated Notes, Due June 15,
    2002................................................  $100,000 $100,000
   12 7/8% Senior Subordinated Debentures, Due November
    1, 2004.............................................   325,000      --
   Senior Subordinated Floating Rate Debentures, Due No-
    vember 1, 2004......................................   100,000  100,000
   11% Senior Subordinated Debentures, Due June 1,
    2007................................................   300,000  300,000
                                                          -------- --------
     Total..............................................  $825,000 $500,000
                                                          ======== ========

  In December 1993, the Company repurchased $25,000,000 of the 12 7/8% Senior Subordinated Debentures at a premium of $3,075,000, which was recorded as interest expense. During November 1994, the Company redeemed the remaining $325,000,000 of these debentures for a price equal to 106.438% of their principal amounts plus accrued interest thereon. As a result of the redemption and the write-off of $7,176,000 of unamortized deferred financing costs, the Company recorded an extraordinary loss of $28,100,000, less an income tax benefit of $9,835,000.

  The Senior Subordinated Floating Rate Debentures bear interest at LIBOR plus 3% through November 1996, increasing to LIBOR plus 6.5% through maturity.

  As of December 31, 1994, the Company has Swaps pursuant to which it pays fixed interest rates averaging 9.1% (9% as of June 30, 1995) on notional amounts of $800,000,000 ($900,000,000 as of June 30,

                 CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES

   (INFORMATION PERTAINING TO THE SIX MONTHS ENDED JUNE 30, 1994 AND 1995 IS
                                   UNAUDITED)
1995) (expiring 1995 through 2000) and variable interest rates on notional amounts of $1,575,000,000 ($1,575,000 as of June 30, 1995) (expiring 1998 through 2003). The variable interest rates are based on six month LIBOR (7% as of December 31, 1994 and 6% as of June 30, 1995). In addition, the Company has a notional amount of $800,000,000 of Caps, included in Other Assets, with a carrying value of $1,176,000 as of December 31, 1994, expiring in 1995 and 1996, which limit six month LIBOR to approximately 8%. The Company's exposure, if the other parties fail to perform under the agreements, would be limited to the impact of variable interest rate fluctuations and the periodic settlement of amounts due under these agreements. As of December 31, 1993 and 1994, amounts receivable (payable) under Swaps were $658,000 and $(5,000,000), respectively.

  The variable-rate Swaps include $325,000,000 of Swaps that may be extended by the counterparty at a certain time in the future at the existing contracted rates. The Company entered into such Swaps to further manage its interest rate risk. Such Swaps are related to specific portions of the Company's fixed-rate debt and are with counterparties that are lenders to the Company under the Reducing Revolver. Premium income or expense is amortized over the life of the agreement and is included in the Company's results of operations.

  The fair value of total debt, Swaps and Caps is estimated to be $3,510,020,000 and $3,516,588,000 as of December 31, 1993 and 1994,
respectively, and is based on recent trades and dealer quotes. The components of the fair value are as follows:

                                                              DECEMBER 31,
                                                          ---------------------
                                                             1993       1994
                                                          ---------- ----------
                                                             (IN THOUSANDS)
   Carrying Value of Debt................................ $3,177,178 $3,449,907
   Unrealized Loss/(Gain) on Debt........................    238,295   (130,442)
   Unrealized Loss on Floating to Fixed Rate Swaps.......     81,222     14,247
   Unrealized Loss on Fixed to Floating Rate Swaps.......     13,325    184,903
   Unrealized Gain on Interest Rate Cap Agreements.......        --      (2,027)
                                                          ---------- ----------
     Total............................................... $3,510,020 $3,516,588
                                                          ========== ==========

  Annual maturities of debt for the five years subsequent to December 31, 1994, are as follows:

                                                                  (IN THOUSANDS)
                                                                  --------------
   1995..........................................................   $   24,265
   1996..........................................................       27,250
   1997..........................................................       30,550
   1998..........................................................       33,250
   1999..........................................................       35,000
   Thereafter....................................................    3,299,592
                                                                    ----------
     Total.......................................................   $3,449,907
                                                                    ==========

8. COMMITMENTS

  The Company and its subsidiaries have entered into various operating lease agreements, with total commitments of $34,952,000 as of December 31, 1994. Commitments under such agreements for the years 1995-1999 approximate $8,778,000, $7,534,000, $5,437,000, $4,189,000 and $3,230,000, respectively.
The Company and its subsidiaries also rent pole space from various companies under agreements which are generally terminable on short notice. Lease and rental costs charged to operations for the years ended December 31, 1992, 1993 and 1994 were $17,876,000, $18,378,000 and $20,113,000, respectively.

                 CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES

   (INFORMATION PERTAINING TO THE SIX MONTHS ENDED JUNE 30, 1994 AND 1995 IS
                                   UNAUDITED)

9. REDEEMABLE STOCK

  Pursuant to a Stock Liquidation Agreement with certain stockholders (the Selling Stockholders), the Company committed to repurchase 30,704,825 shares of its common stock in December 1998 or January 1999 at a defined purchase price (Purchase Price). The Purchase Price is the greater of the estimated amount of net proceeds per share from an underwritten public offering of the Company's common stock or, the net proceeds per share from the liquidation of the Company less a 22.5% discount. The Stock Liquidation Agreement also required the Company to offer to repurchase up to 7,500,000 shares from all stockholders by October 15, 1993 (the Mandatory Tender Offer).

  The fair value of the Redeemable Common Stock is estimated at $339,365,000 and $329,011,000 as of December 31, 1993 and 1994, respectively, based on the estimate of the Purchase Price at these dates of $20.24 and $19.72 per share, respectively, as determined by an investment banker of the Company.

  In the event the Company is unable to meet its commitments under the Stock Liquidation Agreement, the Selling Stockholders may cause the sale of all or substantially all of the assets of the Company.

  Pursuant to the Company's August 1992 Tender Offer, the Company repurchased 7,975,550 Redeemable Common shares, 3,985,925 Class A shares, and 5,932,550 Class B shares in October 1992 for approximately $239,852,000, of which $5,868,000 was paid in January 1993. This transaction satisfied the Mandatory Tender Offer and, together with agreements with certain stockholders to withdraw from the 1998-1999 Share Repurchase, reduced the number of Redeemable Common shares to 18,782,625 shares.

  During 1993, the Company repurchased 1,604,400 Redeemable Common shares for approximately $31,125,000 and during 1994, the Company repurchased 217,625 of Class B shares and 27,475 of Class A shares. These transactions, together with an agreement with a certain stockholder to withdraw from the 1998-1999 Share Repurchase, reduced the number of Redeemable Common shares to 16,767,050 shares and 16,684,150 shares at December 31, 1993 and 1994, respectively. The effect of these transactions on certain accounts is as follows:

                                                 REDEEMABLE         ADDITIONAL
                                                   COMMON    COMMON  PAID-IN
                                                   STOCK     STOCK   CAPITAL
                                                 ----------  ------ ----------
                                                        (IN THOUSANDS)
   Repurchase of 17,894,025 Shares
    (7,975,550 were Redeemable Shares).......... $ (93,591)   $ (4) $(146,257)
   Reclassification of 11,446,650 Shares to
    Common Stock................................  (141,962)      4    141,958
                                                 ---------    ----  ---------
     Total for the Year Ended December 31,
      1992...................................... $(235,553)   $--   $  (4,299)
                                                 =========    ====  =========
   Repurchase of 1,604,400 Redeemable Shares.... $ (19,848)   $--   $ (11,277)
   Reclassification of 411,175 Shares to Common
    Stock.......................................    (5,085)    --       5,085
                                                 ---------    ----  ---------
     Total for the Year Ended December 31,
      1993...................................... $ (24,933)   $--   $  (6,192)
                                                 =========    ====  =========
   Repurchase of 245,100 Shares
    (82,900 were Redeemable Shares)
     Total for the Year Ended December 31,
      1994...................................... $  (1,081)   $--   $  (3,674)
                                                 =========    ====  =========

  The initial estimated repurchase cost for the Redeemable Common Stock has been adjusted by periodic accretions through the repurchase dates, based on the interest method, of the difference between the initial estimate and the subsequent estimates of the Purchase Price.

                 CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES

   (INFORMATION PERTAINING TO THE SIX MONTHS ENDED JUNE 30, 1994 AND 1995 IS
                                   UNAUDITED)

10. STOCKHOLDERS' EQUITY (DEFICIENCY)

  In 1992, the Company adopted amendments to its Certificate of Incorporation and By-laws which reclassified the Company's outstanding common stock, which has one vote per share, as Class A Common Stock, and created a new class of common stock, Class B Common Stock, which has ten votes per share. At June 30, 1995, there were 8,635,900 and 109,246,575 Class A and Class B shares of common stock outstanding, respectively. Stockholders' Equity (Deficiency) reflects only 8,581,300 and 92,617,025 Class A and Class B shares of common stock outstanding, respectively, due to the classification of 16,684,150 shares as Redeemable Common Stock.

  During 1992, the Company sold 11,731,875 shares of Class B Common Stock for approximately $153,839,000 after $1,161,000 of expenses related to the offerings. In 1993 and 1994, the Company sold 2,396,900 shares of Class A Common Stock for approximately $46,500,000 and 1,572,150 shares of Class A Common Stock for approximately $30,500,000, respectively.

  In 1992, the Company sold 1,142,858 shares of Series A Convertible Preferred Stock (Convertible Preferred), $.01 par value, for $350 per share. Net proceeds were approximately $394,349,000 after expenses related to the offering. Each Convertible Preferred share is entitled to ten votes per share, shares equally with each common share in all dividends and distributions, and is convertible into one share of common stock, at any time, at the option of the holder. The Convertible Preferred stockholders have the right to sell their shares in a public offering by causing the Company to register such shares under the Securities Act of 1933. Certain other stockholders of the Company have similar registration rights.

  The Convertible Preferred has a liquidation preference equal to the greater of its Accreted Value or the amount which would be distributed to common stockholders assuming conversion of the Convertible Preferred. The Accreted Value assumes a yield of 8% per annum, compounded semi-annually in arrears on the $350 purchase price per share. During the six months ended June 30, 1995, the carrying value of the Convertible Preferred has been increased by $19,347,000 to reflect the Accreted Value of $507,123,000 as of June 30, 1995.

  After June 1997, if the value of the common stock is greater than 137.5% of the then Accreted Value, the Company will have the right to convert each outstanding share of Convertible Preferred into one share of common stock.

  In June 2002, each outstanding share of Convertible Preferred may be converted at the option of the holder or the Company into a number of common shares which will have a value equal to the Accreted Value. The Company may, at its sole option, purchase for cash at the Accreted Value all or part of the Convertible Preferred instead of accepting or requiring conversion.

  In connection with the above-referenced sale of shares of Convertible Preferred Stock and Class B Common Stock, the issuance of subordinated debt, senior notes, and debentures, and certain other investment banking services, the Company paid aggregate fees and underwriting discounts to Lazard Freres & Co. LLC (Lazard) of approximately $9,000,000 and $7,700,000 in 1992 and 1993, respectively. Two directors of the Company are managing directors of Lazard and are managing directors of Corporate Partners, L.P., which purchased 728,953 shares of Convertible Preferred on the same terms as all other purchasers of Convertible Preferred.

11. RESTRICTED STOCK PURCHASE PROGRAM

  The Company maintains a Restricted Stock Purchase Program under which certain employees of the Company, selected by the Board of Directors, are permitted to buy shares of the Company's common stock

                 CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES

   (INFORMATION PERTAINING TO THE SIX MONTHS ENDED JUNE 30, 1994 AND 1995 IS
                                   UNAUDITED)
at the par value of one cent per share. The shares remain wholly or partly subject to forfeiture for five years, during which a pro rata portion of the shares becomes "vested" at six-month intervals. Upon termination of employment with the Company, an employee must resell to the Company, for the price paid by the employee, the employee's shares which are not then vested. For financial statement presentation, the difference between the purchase price and the fair market value at the date of issuance (as determined by the Board of Directors) is recorded as additional paid-in capital and unearned compensation, and charged to operations through 2001 as the shares vest. Shares of common stock issued under the program for the years ended December 31, 1992 and 1993 were 2,711,250 and 40,000, respectively, none were issued during 1994 and 2,370,425 shares were issued during the six months ended June 30, 1995. At December 31, 1993 and 1994, and June 30, 1995, 1,958,175, 1,003,925 and 2,918,850 shares, respectively, were not yet vested. In connection with the Restricted Stock Purchase Program, a wholly-owned subsidiary of the Company has loaned approximately $14,035,000, $13,541,000 and $25,502,000 at December 31, 1993 and
1994 and June 30, 1995, respectively, to the participating employees to fund their individual tax liabilities. These loans are due through 2001, bear interest at a range from 5% to 8%, and are included in Other Assets in the accompanying financial statements.

12. INCOME TAXES

  Effective January 1, 1993, the Company implemented the provisions of SFAS 109 and recognized an additional charge of $184,996,000 for deferred income taxes. Such amount has been reflected in the consolidated financial statements as the cumulative effect of change in accounting for income taxes.

  During 1993, the Company revised its estimated annual effective tax rate to reflect a change in the federal statutory rate from 34% to 35%. The income tax benefit for the year decreased approximately $4,182,000 as a result of applying the newly enacted federal tax rates to deferred tax balances as of January 1, 1993.

  The provision (benefit) for income taxes is comprised of:

                                YEAR ENDED DECEMBER 31,
                                ------------------------
                                 1992   1993      1994
                                ------ -------  --------
                                        (IN THOUSANDS)
   Current:
     Federal................... $  --  $   647  $   (196)
     State.....................  1,654   1,220     2,049
   Deferred:
     Federal...................    --   (7,968)  (35,549)
     State.....................    --   (1,820)   (6,723)
                                ------ -------  --------
       Total................... $1,654 $(7,921) $(40,419)
                                ====== =======  ========
   Extraordinary Item--De-
    ferred..................... $  --  $   --   $ (9,835)
                                ====== =======  ========

  Differences between the effective income tax rate and the federal statutory rates are summarized as follows:

                                                 YEAR ENDED DECEMBER 31,
                                                 ---------------------------
                                                  1992      1993      1994
                                                 -------   -------   -------
   Federal Statutory Rate.......................   (34.0)%   (35.0)%   (35.0)%
   Enacted Tax Rate Change......................     --       12.4       --
   Net Operating Losses without Current Income
    Tax Benefit.................................    14.8       --        --
   Depreciation and Amortization Not Deductible
    for Tax Purposes............................    17.4       --        --
   State Income Tax, Net of Federal Income Tax
    Benefit.....................................     1.1      (1.2)     (2.2)
   Other........................................     2.3        .3        .5
                                                 -------   -------   -------
     Total......................................     1.6 %   (23.5)%   (36.7)%
                                                 =======   =======   =======

                 CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES

   (INFORMATION PERTAINING TO THE SIX MONTHS ENDED JUNE 30, 1994 AND 1995 IS
                                   UNAUDITED)

  Deferred income taxes prior to the implementation of SFAS 109 resulted primarily from timing differences in the recognition of certain expense items for tax and financial reporting purposes. The tax effect of each major component is as follows:

                                                          YEAR ENDED DECEMBER 31
                                                          ----------------------
                                                                   1992
                                                                   ----
                                                              (IN THOUSANDS)
   Accelerated Depreciation and Amortization.............        $ 7,811
   Restricted Stock Purchase Program.....................          7,469
   Gain on Sale of Investment............................          3,486
   Deferred Income.......................................         (4,555)
   Utilization of Accounting Net Operating Losses........         (7,669)
   Other.................................................         (6,542)
                                                                 -------
     Total...............................................        $   --
                                                                 =======

  The tax effects of temporary differences and carryforwards that give rise to significant portions of deferred tax assets and liabilities consist of the following:

                                                        DECEMBER 31,
                                                     --------------------
                                                       1993       1994
                                                     ---------  ---------
                                                         (IN THOUSANDS)
   Deferred Tax Liabilities:
     Depreciation and Amortization.................. $(482,320) $(506,560)
     Unrealized Holding Gain on Marketable Equity
      Securities....................................       --     (32,353)
     Other..........................................   (14,989)    (5,245)
     Deferred Tax Assets:
       Net Operating Loss Carryforwards.............   439,577    460,469
       Tax Credit Carryforwards.....................    60,304     59,397
       Other........................................    49,858     60,836
       Valuation Allowance..........................  (157,471)  (153,026)
                                                     ---------  ---------
     Net Deferred Tax Liability..................... $(105,041) $(116,482)
                                                     =========  =========

  The Company and its subsidiaries have net operating loss carryforwards of approximately $1,000,000,000 at December 31, 1994 for federal income tax purposes expiring through 2009, and investment tax credit carryforwards of approximately $60,000,000 expiring through 2005.

  Valuation allowances have been established for uncertainties in realizing transitional investment tax credit carryforwards and the tax benefit of certain limited use net operating losses for federal and state income tax purposes. If in future periods the realization of tax credit and net operating loss carryforwards acquired as a result of business combinations becomes more likely than not, $29,000,000 of the valuation allowance will be allocated to reduce goodwill and other intangible assets. The net change of the valuation allowance during 1994 was a decrease of $4,445,000. The 1994 decrease relates primarily to the expiration of investment tax credit carryforwards.

  An affirmed tax court decision affecting the cable television industry ratified the deductibility of certain franchise cost amortization. As a result, the Company revised the estimated tax bases of certain intangible assets as of December 31, 1993. This resulted in the Company adjusting the carrying values of goodwill,

                 CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES

   (INFORMATION PERTAINING TO THE SIX MONTHS ENDED JUNE 30, 1994 AND 1995 IS
                                   UNAUDITED)
franchise costs and deferred tax relating to specific acquisitions by $16,287,000, $54,506,000 and $70,793,000, respectively.

13. RETIREMENT AND MATCHED SAVINGS PLANS

  The Company has a non-contributory defined benefit plan covering substantially all employees. Benefits under the plan are determined based on formulas which reflect employees' years of service and the average of the five consecutive years of highest compensation. The Company's policy is to make contributions sufficient to meet the minimum funding requirements of ERISA.

  The components of net periodic pension expense are as follows:

                                                     YEAR ENDED DECEMBER 31,
                                                     -------------------------
                                                      1992     1993     1994
                                                     -------  -------  -------
                                                         (IN THOUSANDS)
   Service Cost-Benefits Earned During the Year..... $ 2,479  $ 2,584  $ 2,934
   Interest Cost on Projected Benefit Obligations...   1,118    1,336    1,576
   Actual (Return) Loss on Plan Assets..............    (179)    (136)     417
   Other Items......................................    (422)    (615)  (1,514)
                                                     -------  -------  -------
     Total.......................................... $ 2,996  $ 3,169  $ 3,413
                                                     =======  =======  =======

  The following table sets forth the funded status and amounts recognized in the Company's balance sheet:

                                                              DECEMBER 31,
                                                            ------------------
                                                              1993      1994
                                                            --------  --------
                                                             (IN THOUSANDS)
   Actuarial Present Value of:
     Vested Benefit Obligation............................. $ (8,384) $ (9,159)
     Non-Vested Benefit Obligation.........................   (1,647)   (1,201)
                                                            --------  --------
   Accumulated Benefit Obligation..........................  (10,031)  (10,360)
   Effect of Projected Salary Increases....................  (10,553)  (12,691)
                                                            --------  --------
   Projected Benefit Obligation............................  (20,584)  (23,051)
   Plan Assets at Market Value.............................   11,350    12,397
                                                            --------  --------
   Funded Status...........................................   (9,234)  (10,654)
   Deferred Transition Loss................................    1,264     1,194
   Unrecognized Prior Service Cost.........................      (89)     (511)
   Unrecognized Net Loss...................................    1,884     2,233
                                                            --------  --------
       Accrued Pension Cost................................ $ (6,175) $ (7,738)
                                                            ========  ========

  The actuarial assumptions as of the year-end measurement date are as follows:

                                                                   DECEMBER 31,
                                                                   -------------
                                                                    1993   1994
                                                                   ------ ------
   Discount Rate..................................................  7.75%  8.75%
   Expected Long-Term Rate of Return..............................  9.00%  9.00%
   Rate of Increase in Future Salary Levels.......................  4.75%  5.75%

                 CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES

   (INFORMATION PERTAINING TO THE SIX MONTHS ENDED JUNE 30, 1994 AND 1995 IS
                                   UNAUDITED)

  At December 31, 1994, plan assets consist of equity and debt securities, U.S. Government obligations and cash equivalents.

  The Company sponsors a defined contribution Matched Savings Plan covering substantially all of its employees. The Company's contribution for this plan is based on a percentage of each participant's salary. Total costs for the years ended December 31, 1992, 1993 and 1994 were $2,418,000, $2,550,000 and
$2,652,000.

14. CONTINGENCIES

  The Company is subject to legal proceedings and claims which arise in the ordinary course of business. In the opinion of management, the ultimate resolution of such legal proceedings and claims will not have a material effect on the consolidated financial position and results of operations of the Company.

15. LEGISLATION AND REGULATION

  Pursuant to the Cable Television Consumer Protection and Competition Act of 1992, the FCC in April 1993 promulgated rate regulations that establish maximum allowable rates for cable television services, except for services offered on a per-channel or per-program basis. On February 22, 1994, the FCC adopted a revised regulatory scheme which included, among other things, interim cost-of-service standards and a new benchmark formula to determine service rates. In creating the new benchmark formula, the FCC authorized a further reduction in rates for certain regulated services. As a result, rates for certain regulated services may now be reduced as much as 17% below their September 30, 1992 level, adjusted for inflation, if they exceed the new per-channel benchmark rates. The FCC's regulations require rates for equipment and installations to be cost-based, and require reasonable rates for regulated cable television services to be established based on, at the election of the cable television operator, either application of the FCC's benchmark formula or a cost-of-service showing pursuant to interim standards adopted by the FCC.

  Under current FCC regulations, a rate complaint or certification of a local franchising authority is required to regulate a system. In accordance with the regulations, the Company either reduced rates under the FCC's benchmark methodology or supported current rates by cost-of-service showings for regulated franchises. Certain positions taken by the Company in its cost-of-service filings are based on provisions of the FCC's interim cost-of-service rules that allow certain "presumptions" in the rules to be overcome on a case-by-case basis. While the Company believes that its showings in this regard were sufficient, the results of these cases were unknown. As a result, during 1994 the Company recorded a revenue reserve.

  On August 3, 1995, a Social Contract between the Company and the FCC (the "Social Contract") was adopted. The Social Contract is a six-year agreement covering all of the Company's existing franchises, including those that are currently unregulated, and settles the Company's pending cost-of-service rate cases and benchmark cable programming service tier (CPS) rate cases. Benchmark broadcast service tier (BBT) cases will be resolved by the Company and local franchising authorities. As part of the resolution of these cases, the Company agrees to, among other things, (i) invest at least $1.35 billion in domestic system rebuilds and upgrades in the next six years to expand channel capacity and improve system reliability and picture quality, (ii) reduce its BBT service rates and (iii) make in-kind refunds to affected subscribers with a retail value of approximately $9.5 million (the revenue reserve discussed above is adequate to cover the in-kind refunds). The resolution of pending rate cases is without any finding by the FCC of any wrongdoing by the Company.

                 CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED) (INFORMATION PERTAINING TO THE SIX MONTHS ENDED JUNE 30, 1994 AND 1995 IS
                                   UNAUDITED)

16. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

  Quarterly results of operations for 1993, 1994 and 1995 are summarized below:

                                     FIRST      SECOND      THIRD     FOURTH
                                    QUARTER     QUARTER    QUARTER    QUARTER
                                   ----------  ---------- ---------- ----------
                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
   1993
   Revenues......................  $  287,542  $ 297,238  $ 295,458  $ 296,925
   Depreciation and
    Amortization.................      68,010     68,817     70,087     72,095
   Restricted Stock Purchase
    Program......................       2,690      2,689      2,690      2,935
   Operating Income..............      58,780     63,713     57,469     57,617
   Loss Before Cumulative Effect
    of Change in Accounting for
    Income Taxes.................      (5,397)    (1,491)   (13,487)    (5,399)
   Cumulative Effect of Change in
    Accounting for Income Taxes..    (184,996)       --         --         --
   Net Loss......................    (190,393)    (1,491)   (13,487)    (5,399)
   Loss Applicable to Common
    Stockholders.................    (198,602)    (9,819)   (22,305)   (14,159)
   Loss Per Common Share:
    Loss Before Cumulative Effect
     of Change in Accounting for
     Income Taxes................       (0.11)     (0.08)     (0.19)     (0.12)
    Cumulative Effect of Change
     in Accounting for Income
     Taxes.......................       (1.63)       --         --         --
     Net Loss....................       (1.74)     (0.08)     (0.19)     (0.12)
   1994
   Revenues......................  $  290,764  $ 298,626  $ 296,246  $ 312,341
   Depreciation and
    Amortization.................      67,458     68,065     71,277     76,383
   Restricted Stock Purchase
    Program......................       2,838      2,837      2,827      2,814
   Operating Income..............      59,284     61,507     53,565     56,238
   Loss Before Extraordinary
    Item.........................     (13,640)    (9,981)   (21,871)   (23,084)
   Extraordinary Item............         --         --         --     (18,265)
   Net Loss......................     (13,640)    (9,981)   (21,871)   (41,349)
   Loss Applicable to Common
    Stockholders.................     (22,518)   (18,990)   (31,309)   (50,824)
   Loss Per Common Share:
    Loss Before Extraordinary
     Item........................       (0.19)     (0.16)     (0.27)     (0.28)
    Extraordinary Item...........         --         --         --       (0.16)
    Net Loss.....................       (0.19)     (0.16)     (0.27)     (0.44)
   1995
   Revenues......................  $  318,576   $331,472
   Depreciation and
    Amortization.................      74,422     73,990
   Restricted Stock Purchase
    Program......................       2,850      3,055
   Operating Income..............      59,192     61,361
   Net Loss......................      (6,902)   (26,165)
   Loss Applicable to Common
    Stockholders.................     (16,505)   (35,909)
   Loss Per Common Share:
    Net Loss.....................       (0.14)     (0.30)

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Providence Journal Company:

  We have audited the accompanying combined balance sheets of Colony Communications, Inc., Copley/Colony, Inc., Colony Cablevision, a division of Providence Journal Company, and King Videocable Company, (collectively "Providence Journal Cable"), as of December 31, 1993 and 1994, and the related combined statements of operations, changes in group equity, and cash flows for each of the years in the three-year period ended December 31, 1994. These combined financial statements are the responsibility of Providence Journal Cable's management. Our responsibility is to express an opinion on these combined financial statements based on our audits. We did not audit the consolidated financial statements of King Videocable Company, which statements reflect total assets constituting 45 percent of the related combined totals in 1993 and 1994, and total revenues constituting 33 percent in 1992, and 30 percent in 1993 and 1994, respectively, of the related combined totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for King Videocable Company, is based solely on the report of the other auditors.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

  The accompanying combined financial statements are intended to present the cable television businesses owned or partially owned by Providence Journal Company that are to be acquired by Continental Cablevision, Inc., pursuant to an agreement and plan of merger described in note 1.

  In our opinion, based on our audits and the report of the other auditors, the combined financial statements referred to above present fairly, in all material respects, the financial position of Providence Journal Cable as of December 31, 1993 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1994, in conformity with generally accepted accounting principles.

  As discussed in notes 1(h) and 9 to the combined financial statements, Providence Journal Cable changed its method of accounting for income taxes in 1992.

                                                  KPMG Peat Marwick LLP

Providence, Rhode Island
February 10, 1995

                          INDEPENDENT AUDITORS' REPORT

King Videocable Company:

  We have audited the consolidated balance sheets of King Videocable Company and subsidiaries (a wholly owned subsidiary of King Broadcasting Company, a subsidiary of King Holding Corp.) as of December 31, 1993 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for the period February 25, 1992 (date acquired by King Holding Corp.) to December 31, 1992 and for the years ended December 31, 1993 and 1994 (not presented herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of King Videocable Company at December 31, 1993 and 1994, and the results of their operations and their cash flows for the period February 25, 1992 (date acquired by King Holding Corp.) to December 31, 1992 and for the years ended December 31, 1993 and 1994 in conformity with generally accepted accounting principles.

Deloitte & Touche llp

Boston, Massachusetts
February 10, 1995

                            PROVIDENCE JOURNAL CABLE

                            COMBINED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                    DECEMBER 31,
                                                  -----------------  JUNE 30,
                                                    1993     1994      1995
                                                  -------- -------- -----------
                                                                    (UNAUDITED)

                              ASSETS
                              ------
Cash............................................. $    543 $    237  $    210
Accounts receivable, less allowance for doubtful
 accounts of $805 and $419 at December 31, 1993
 and 1994, respectively..........................   23,176   26,894    25,423
Inventory (note 4)...............................    5,914    6,131     7,198
Prepaid expenses.................................    3,629    5,124     5,396
Property, plant and equipment, net (note 5)......  256,199  254,728   257,656
Franchise costs and other intangible assets, net
 (note 6)........................................  519,553  480,886   517,869
Other assets.....................................    4,292    3,102     4,881
                                                  -------- --------  --------
    Total assets................................. $813,306 $777,102  $818,633
                                                  ======== ========  ========
                   LIABILITIES AND GROUP EQUITY
                   ----------------------------
Accounts payable.................................   13,565   11,993    12,466
Accrued expenses.................................   18,815   22,313    27,178
Deferred revenue.................................   13,456   13,438    14,039
Deferred income taxes (note 9)...................   69,030   70,686    86,066
Minority interests in combined entities..........   34,964   26,709    14,402
Amounts due to parent companies (note 8).........  593,073  574,821   611,567
                                                  -------- --------  --------
Total liabilities................................  742,903  719,960   765,718
Commitments and contingencies (notes 2, 10, 11
 and 12)
Group equity.....................................   70,403   57,142    52,915
                                                  -------- --------  --------
    Total liabilities and group equity........... $813,306 $777,102  $818,633
                                                  ======== ========  ========


            See accompanying notes to combined financial statements.

                            PROVIDENCE JOURNAL CABLE

                       COMBINED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                               SIX MONTHS
                                                                  ENDED
                            YEARS ENDED DECEMBER 31,            JUNE 30,
                           ----------------------------  -----------------------
                             1992      1993      1994       1994        1995
                           --------  --------  --------  ----------- -----------
                                                         (UNAUDITED) (UNAUDITED)
Revenue (note 2).........  $199,684  $281,593  $284,993   $141,704    $145,380
                           --------  --------  --------   --------    --------
Operating costs and
 expenses:
  Operating..............    76,523   105,037   114,868     56,528      59,941
  Selling, general and
   administrative........    45,180    62,446    58,152     29,650      29,106
  Depreciation and
   amortization..........    58,750    99,554    85,783     45,610      42,314
  Allocated overhead from
   parent companies (note
   8(b)).................     6,513     9,651    11,034      3,703       3,818
                           --------  --------  --------   --------    --------
    Total operating costs
     and expenses........   186,966   276,688   269,837    135,491     135,179
                           --------  --------  --------   --------    --------
Operating income.........    12,718     4,905    15,156      6,213      10,201
Other income (note 3)....     3,660     2,746     2,547      1,147       1,899
Interest expense (note
 7)......................    (3,052)   (1,908)      (88)       (26)       (354)
Allocated interest
 expense from parent
 companies (note 8(a))...   (16,516)  (39,938)  (41,318)   (20,035)    (20,880)
Loss on sale of assets...       (17)   (2,679)   (1,904)       --          --
                           --------  --------  --------   --------    --------
Loss before income taxes,
 cumulative effect of
 accounting change and
 minority interests......    (3,207)  (36,874)  (25,607)   (12,701)     (9,134)
Provision for income
 taxes (note 9)..........       694   (11,219)   (8,182)    (3,994)     (2,621)
                           --------  --------  --------   --------    --------
Loss before cumulative
 effect of accounting
 change and minority
 interests...............    (3,901)  (25,655)  (17,425)    (8,707)     (6,513)
Cumulative effect at
 January 1, 1992 of
 change in accounting for
 income taxes (note 9)...     4,831       --        --         --          --
                           --------  --------  --------   --------    --------
Income (loss) before
 minority interests......       930   (25,655)  (17,425)    (8,707)     (6,513)
Minority interests in
 combined entities.......     4,152     6,724     4,164      2,207       2,286
                           --------  --------  --------   --------    --------
Net income (loss)........  $  5,082  $(18,931) $(13,261)  $ (6,500)   $ (4,227)
                           ========  ========  ========   ========    ========


            See accompanying notes to combined financial statements.

                            PROVIDENCE JOURNAL CABLE

                 COMBINED STATEMENTS OF CHANGES IN GROUP EQUITY
                             (DOLLARS IN THOUSANDS)

Balance at December 31, 1991 (unaudited)............................ $ 61,470
Capitalization of King Videocable Company, net of minority interest
 (note 3)...........................................................   22,782
Net income..........................................................    5,082
                                                                     --------
Balance at December 31, 1992........................................   89,334
Net loss............................................................  (18,931)
                                                                     --------
Balance at December 31, 1993........................................   70,403
Net loss............................................................  (13,261)
                                                                     --------
Balance at December 31, 1994........................................ $ 57,142
Net loss (unaudited)................................................   (4,227)
                                                                     --------
Balance at June 30, 1995 (unaudited)................................ $ 52,915
                                                                     ========



            See accompanying notes to combined financial statements.

                            PROVIDENCE JOURNAL CABLE

                       COMBINED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                SIX MONTHS
                                YEARS ENDED DECEMBER 31,      ENDED JUNE 30,
                               ----------------------------  ------------------
                                 1992      1993      1994      1994      1995
                               --------  --------  --------  --------  --------
                                                                (UNAUDITED)
Operating activities:
 Net income (loss)...........  $  5,082  $(18,931) $(13,261) $ (6,500) $ (4,227)
 Adjustments to reconcile net
  income (loss) to net cash
  provided by operating
  activities:
  Change in accounting for
   income taxes..............    (4,831)      --        --
  Depreciation and
   amortization..............    58,750    99,554    85,783    45,610    42,314
  Loss on sale or abandonment
   of assets.................        17     4,079     1,904       --        --
  Equity in income of
   affiliates................      (183)   (1,187)   (1,615)     (691)     (921)
  Minority interests in
   combined entities.........    (4,152)   (6,724)   (4,164)   (2,207)   (2,286)
  Deferred income taxes......     2,261   (10,114)    1,656       --        --
  Changes in assets and
   liabilities:
   Accounts receivable.......    (3,616)     (791)   (3,718)      289     1,471
   Prepaid expenses..........    (2,650)      748    (1,495)      (90)     (272)
   Other assets..............      (309)     (413)    1,290    (2,156)   (1,311)
   Accounts payable..........     1,738     1,714    (1,572)    2,704       473
   Accrued expenses..........    (3,470)    1,953     3,498      (107)    4,865
   Deferred revenue..........     5,116        52       (18)   (2,344)      601
                               --------  --------  --------  --------  --------
    Net cash provided by
     operating activities....    53,753    69,940    68,288    34,508    40,707
                               --------  --------  --------  --------  --------
Investing activities:
 Cash distributions received
  from affiliates............        50     1,095     1,515       762       359
 Purchase of minority
  shareholders' interests....       --        --        --        --    (51,950)
 Property, plant, and
  equipment..................   (27,391)  (49,094)  (47,766)  (23,142)  (25,631)
                               --------  --------  --------  --------  --------
    Net cash used in
     investing activities....   (27,341)  (47,999)  (46,251)  (22,380)  (77,222)
                               --------  --------  --------  --------  --------
Financing activities:
 Cash distributions to
  minority shareholders......    (3,085)   (2,982)   (4,091)   (1,633)     (258)
 Principal payments on long-
  term debt..................    (5,000)  (15,000)      --        --        --
 Increase (decrease) in
  amounts due to parent
  companies..................   (18,116)   (3,812)  (18,252)  (10,594)   36,746
                               --------  --------  --------  --------  --------
    Net cash (used in)
     provided by financing
     activities..............   (26,201)  (21,794)  (22,343)  (12,227)   36,488
                               --------  --------  --------  --------  --------
Increase (decrease) in cash..       211       147      (306)      (99)      (27)
Cash at beginning of period..       185       396       543       543       237
                               --------  --------  --------  --------  --------
Cash at end of period........  $    396  $    543  $    237  $    444  $    210
                               ========  ========  ========  ========  ========


            See accompanying notes to combined financial statements.

                            PROVIDENCE JOURNAL CABLE

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                        DECEMBER 31, 1992, 1993 AND 1994
                             (DOLLARS IN THOUSANDS)
   (INFORMATION PERTAINING TO THE SIX MONTHS ENDED JUNE 30, 1994 AND 1995 IS
                                   UNAUDITED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (a) Description of Business and Basis of Presentation

  The combined financial statements are intended to present the cable television businesses owned or partially owned by Providence Journal Company (Journal) that are to be acquired by Continental Cablevision, Inc. (Continental) pursuant to an agreement and plan of merger dated November 18, 1994 and amended on August 1, 1995. On October 5, 1995, the Merger was completed.

  The cable television businesses included in the combined financial statements are Colony Communications, Inc. ("Colony"), a wholly owned subsidiary of the Journal; Copley/Colony, Inc. ("Copley"), a joint venture between Colony and Copley Press Electronics Company; Colony Cablevision (formerly Palmer Communications, Inc.) ("Cablevision"), a division of the Journal; and King Videocable Company ("KVC"), (collectively, Providence Journal Cable). KVC is wholly owned by King Broadcasting Company ("Broadcasting"), which in turn is wholly owned by King Holding Corp. ("King Holding"), a joint venture between the Journal and an investment banking organization (the Investor Stockholder). All significant intercompany and affiliated company balances and transactions have been eliminated in combination. The accompanying combined financial statements do not reflect adjustments to the valuation of assets or for the recognition of liabilities that may be required as a consequence of the aforementioned merger. These combined financial statements include certain allocations from the Journal and King Holding (collectively, the parent companies).

  Although Journal accounted for the operations of investments in the 50% joint ventures under the equity method, the operations of such ventures have been fully combined on the basis that they are managed, together with all wholly-owned and majority owned cable television businesses, by the Journal and its subsidiaries. In connection with the aforementioned merger, the Journal will purchase the 50% joint venture partners interest and therefore, at the date of merger with Continental, all acquired cable television businesses will be wholly-owned.

  Cable franchise areas are located in California, Florida, Massachusetts, New York, Rhode Island, Minnesota, Idaho and Washington state. Providence Journal Cable's credit risk is limited primarily to outstanding trade accounts receivable from subscribers in these states.

 (b) Cash

  Providence Journal Cable participates in the cash management programs of the Journal and King Holding. Under these programs, outstanding checks in excess of cash are not accounted for as reductions of cash until presented to the bank for payment. Consequently, at December 31, 1993 and 1994, Providence Journal Cable reclassified outstanding checks to accounts payable totaling $6,132 and $5,225 respectively.

  Supplemental cash flow information is as follows:

                                                           1992    1993   1994
                                                          ------- ------ ------
   Income taxes paid during the year (including federal
    and certain state taxes paid to the parent companies
    for returns filed on a combined basis)............... $11,863 $1,250 $3,648
                                                          ======= ====== ======
   Interest paid during the year, net of amounts
    capitalized.......................................... $ 2,102 $2,092 $   45
                                                          ======= ====== ======

                            PROVIDENCE JOURNAL CABLE

                             (DOLLARS IN THOUSANDS)
   (INFORMATION PERTAINING TO THE SIX MONTHS ENDED JUNE 30, 1994 AND 1995 IS
                                   UNAUDITED)

 (c) Property, Plant and Equipment

  Property, plant and equipment are stated at cost. Expenditures for maintenance and repairs are charged to expense as incurred; major improvements are capitalized. Providence Journal Cable provides for depreciation using the straight-line method over the following estimated useful lives:

   Buildings and improvements........................................ 5-20 years
   Cable systems..................................................... 3-10 years
   Furniture and fixtures............................................ 5-10 years

  When assets are sold or retired, the related cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to income.

  When Providence Journal Cable determines that certain property, plant and equipment is impaired, a loss for impairment is recorded for the excess of the carrying value over the fair value of the asset.

 (d) Franchise Costs and Other Intangible Assets

  Franchise costs represent the amount paid to acquire the operating franchises of Providence Journal Cable. These costs are amortized using the straight-line method over three to forty years, beginning when the franchise is awarded. Goodwill resulting from the excess of purchase price over fair value of net assets acquired is generally amortized over 15-40 years.

  Amortization expense on franchise costs and other intangible assets totaled $18,968, $39,814 and $38,730 for the years ended December 31, 1992, 1993 and
1994, respectively.

  Providence Journal Cable continually reviews its intangible assets to determine whether any impairment has occurred. Providence Journal Cable assesses the recoverability of intangible assets by reviewing the performance of the underlying operations, in particular the future operating cash flows (earnings before income taxes, depreciation, and amortization) of the acquired operation.

 (e) Investments in Affiliated Companies

  Providence Journal Cable has investments in three media limited partnerships which are accounted for using the equity method with voting interests of approximately 10%, 10% and 50%. The excess of cost of one investment over Providence Journal Cable's share of net partnership assets is being amortized over the life of the related partnership agreement (7 years). These investments are included with other assets in the accompanying combined financial statements.

 (f) Revenue Recognition

  Providence Journal Cable bills subscribers one month in advance for certain cable television services. These revenues are deferred and recognized when the related service is provided.

 (g) Fair Value of Financial Instruments

  The carrying amount of substantially all of Providence Journal Cable's financial instruments approximates fair value due to the short maturity of the instruments.

                            PROVIDENCE JOURNAL CABLE

                             (DOLLARS IN THOUSANDS)
   (INFORMATION PERTAINING TO THE SIX MONTHS ENDED JUNE 30, 1994 AND 1995 IS
                                   UNAUDITED)

 (h) Income Taxes

  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in the period that includes the enactment date.

  Effective January 1, 1992, Providence Journal Cable adopted Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" and it has reported the cumulative effect of that change in the method of accounting for income taxes in the 1992 combined statement of operations (see note 9).

  Colony and Cablevision are included in the consolidated Federal income tax return of the Journal. KVC is included in the consolidated Federal income tax return of Broadcasting and King Holding. Copley files its own Federal income tax return. Federal income taxes are computed for Colony, Cablevision and KVC as if those entities filed a separate Federal income tax return.

 (i) Unaudited Combined Interim Financial Statements

  The combined financial statements as of and for the six months ended June 30, 1994 and 1995 are unaudited, however, they include all adjustments (consisting of normal recurring adjustments) considered necessary by management for presentation of the financial position and results of operations for these periods. The results of operations for interim periods are not necessarily indicative of the results that may be expected for the entire year.

(2) LEGISLATION AND REGULATION

  In October, 1992, the Congress of the United States passed the Cable Television Consumer Protection and Competition Act of 1992 (Cable Act) which among other matters, provides for the regulation of basic and cable programming services (other than per-event and per-channel services), allows broadcast television stations to choose either "must carry" rights or retransmission consent rights, regulates the sale of cable programming and implements other operational requirements.

  In April 1993, the Federal Communications Commission (FCC) adopted regulations governing rates for basic and cable programming services which became effective September 1, 1993. Under the provisions of these regulations, certain of Providence Journal Cable's revenues derived from cable television are determined under either a "benchmark" or "cost of service" method. Effective December 31, 1994, all but one of Providence Journal Cable's systems had set their rates using the bench-mark method which compares Providence Journal Cable's rates to those which are in effect at cable systems deemed by the FCC to face effective competition.

  In February 1994, the FCC significantly modified the September 1993 rate regulations. These modifications were designed to further reduce subscriber rates and most annual basic and cable programming service rate increases (other than per-event and per-channel services). Management has implemented the rules in a manner it believes to be consistent with the regulations promulgated by the FCC.

  As a result of the 1992 Cable Act, several cable television systems of Providence Journal Cable are subject to regulation by local franchise authorities and/or the FCC. Regulations imposed by the 1992 Cable

                            PROVIDENCE JOURNAL CABLE

                             (DOLLARS IN THOUSANDS)
   (INFORMATION PERTAINING TO THE SIX MONTHS ENDED JUNE 30, 1994 AND 1995 IS
                                   UNAUDITED)
Act, among other things, allow regulators to limit and reduce the rates that cable operators can charge for certain basic cable television services and equipment rental charges. Providence Journal Cable has been notified by certain franchise authorities that various regulated rates charged to subscribers were in excess of the rates permitted. Providence Journal Cable has reviewed the notifications as well as the disputed rates and has accrued for amounts it believes it may be required to refund.

  On December 22, 1994, the Federal Communications Commission (FCC) issued an Order concerning one cable television system of Providence Journal Cable. The Order ruled that certain "a la carte" channels offered by the system are subject to rate regulation and directed the system to recalculate its maximum permitted rates as determined under rules and regulations of the FCC. Providence Journal Cable has filed a petition for reconsideration of this decision with the FCC. If such petition does not result in adequate relief, Providence Journal Cable can and presently intends to, pursue its remedies of an appeal to the FCC and/or the courts. It is too early for management of Providence Journal Cable to determine whether any rate refunds and prospective rate reductions to subscribers may result from this action. Accordingly, no amounts have been accrued for rate refund liabilities in the accompanying combined financial statements.

  On July 6, 1995, the City of Los Angeles issued a draft order that the a la carte channels offered by the cable system servicing part of the Los Angeles area should be treated as cable programming service tiers and therefor subject to regulation. Providence Journal Cable has documented its opposition to the City's conclusions and intends to seek relief with appeal to the FCC, if necessary. Because of the uncertainty as to the ultimate outcome on reconsideration by the City, or with appeal to the FCC, Providence Journal Cable has established an accrual for potential refunds of $1.9 million as of June 30, 1995.

  Further rules and regulations are being considered by the FCC, however, these regulations have not yet been finalized. The ultimate impact on the operations of Providence Journal Cable resulting from existing rules and regulations and proposed rules and regulations, if any, cannot be determined.

(3) ACQUISITIONS

 Copley/Colony

  In May 1995, Colony purchased the 50% interest of its joint venture party in Copley/Colony for $47,790.

 Colony Cablevision (Cablevision)

  In 1992 the Journal completed the acquisition of the cable television assets of Cablevision (formerly Palmer Communications, Inc.) for approximately $326,000. Prior to the acquisition of Cablevision, Colony managed Cablevision and received a management fee totaling $2,770 in 1992 which has been included in other income in the accompanying combined statements of operations.

 King Videocable Company (KVC)

  In February 1992, King Holding acquired the outstanding capital stock of Broadcasting for a purchase price of approximately $364,000 plus assumed liabilities aggregating $183,000, resulting in a total purchase price of $547,000. Based upon the 1992 appraisal of assets acquired, $327,000 of the total purchase price was allocated to KVC.

 Lakewood Cable, Inc.

  In January, 1992, Colony completed the acquisition of Lakewood Cable, Inc. ("Lakewood") in Lakewood, California for $25,000.

                            PROVIDENCE JOURNAL CABLE

                             (DOLLARS IN THOUSANDS)
   (INFORMATION PERTAINING TO THE SIX MONTHS ENDED JUNE 30, 1994 AND 1995 IS
                                   UNAUDITED)

  The aforementioned acquisitions were accounted for as purchases, and for purposes of these combined financial statements have been presented as purchases by Providence Journal Cable. The acquisition of KVC in 1992 resulted in the contribution of capital (push-down of equity) to this entity of $22,782 (net of minority interest). The results of operations have been included in the accompanying combined financial statements from the respective dates of acquisition.

(4) INVENTORY

  Inventory is recorded at cost and consists primarily of supplies used in repairs and maintenance and construction inventory used in the construction of cable plant.

(5) PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment consist of the following:

                                                                 1993     1994
                                                               -------- --------
   Cable systems.............................................. $369,636 $384,563
   Land and buildings.........................................   29,483   31,197
   Machinery and equipment....................................   23,953   33,582
   Furniture and fixtures.....................................    7,543    8,214
   Construction in progress...................................    4,381    8,843
                                                               -------- --------
                                                                434,996  466,399
   Less accumulated depreciation..............................  178,797  211,671
                                                               -------- --------
                                                               $256,199 $254,728
                                                               ======== ========

  During 1992, 1993 and 1994, Providence Journal Cable capitalized interest expense on construction in progress of $109, $223 and $300, respectively. Depreciation expense on property, plant and equipment totaled $39,782, $59,740 and $47,053 in 1992, 1993 and 1994, respectively.

  In 1993, due to provisions of the Cable Act (see note 2) which effectively transferred to cable customers ownership of wiring and additional outlets located in cable customers' homes, Providence Journal Cable accelerated the depreciation of these assets based upon the customer churn rate and expensed all costs of installation and wiring in the home as incurred effective January 1, 1993.

(6) FRANCHISE COSTS AND OTHER INTANGIBLE ASSETS

  Franchise costs and other intangible assets consist of the following:

                                                                 1993     1994
                                                               -------- --------
   Franchise costs............................................ $446,760 $446,760
   Goodwill...................................................  107,299  107,299
   Non-compete agreements.....................................   19,683   19,683
   Other intangible assets....................................   16,328   15,719
                                                               -------- --------
                                                                590,070  589,461
   Less accumulated amortization..............................   70,517  108,575
                                                               -------- --------
                                                               $519,553 $480,886
                                                               ======== ========

                            PROVIDENCE JOURNAL CABLE

                             (DOLLARS IN THOUSANDS)
   (INFORMATION PERTAINING TO THE SIX MONTHS ENDED JUNE 30, 1994 AND 1995 IS
                                   UNAUDITED)

(7) LONG-TERM DEBT

  During 1993, Providence Journal Cable had a note outstanding payable in annual installments of $2,500. Interest expense on this note totaled $2,268 and $1,546 in 1992 and 1993, respectively. In December 1993, Providence Journal Cable settled this note payable and incurred a prepayment penalty equal to $546 (included with interest expense).

(8) RELATED PARTY TRANSACTIONS

 (a) Amounts Due to Parent Companies

  Substantially all financing arrangements are provided through the parent companies. Amounts due to parent companies are the net result of transactions occurring through the shared cash management systems, additions due to intercompany financing in connection with the acquisitions discussed in note 3, as well as amounts allocated by parent companies for income taxes, interest and overhead. Major activity relating to amounts due to parent companies included the following during 1993 and 1994:

                                                               1993      1994
                                                             --------  --------
   Beginning balance........................................ $596,885  $593,073
   Allocated interest and overhead..........................   49,589    52,352
   Repayments and other activity............................  (53,401)  (70,604)
                                                             --------  --------
                                                             $593,073  $574,821
                                                             ========  ========

  Interest expense was allocated by parent companies based upon average monthly balances of amounts due to parent companies. The effective rates on interest allocated were 7.57% and 8.21% during 1993 and 1994, respectively. Effective interest rates are based upon parent company financing arrangements.

 (b) Allocated Overhead

  The parent companies provide certain services to Providence Journal Cable including cash management, human resources, accounting, legal, tax, and other corporate services. For purposes of the accompanying combined financial statements corporate overhead relating to these services, totaling $6,513, $9,651 and $11,034 in 1992, 1993 and 1994, respectively, has been allocated to Providence Journal Cable. In the opinion of management these charges have been made on a basis (revenue of each individual business to total revenue) that is reasonable, however, these charges are not necessarily indicative of the level of expenses that might have been incurred by Providence Journal Cable on a stand-alone basis.

  KVC, through King Holding, has entered into a consulting and advisory services agreement with the Investor Stockholder and a management agreement with the Journal under which the Journal will operate and manage KVC's cable systems through 1997. In connection with these agreements, King Holding is obligated to pay $3,500 in annual fees to the Journal and $1,000 to the Investor Stockholder. For purposes of the accompanying combined financial statements, a portion of the expenses incurred in relation to these agreements has been allocated to KVC. Amounts totaling $2,131, $2,034 and $1,901 were allocated to KVC in 1992, 1993 and 1994, respectively, on the basis of KVC revenue to total King Holding revenue. These expenses have been included in the allocation of corporate overhead discussed in the preceding paragraph.

                            PROVIDENCE JOURNAL CABLE

                             (DOLLARS IN THOUSANDS)
   (INFORMATION PERTAINING TO THE SIX MONTHS ENDED JUNE 30, 1994 AND 1995 IS
                                   UNAUDITED)

(9) INCOME TAXES

  As discussed in note 1(h), Providence Journal Cable adopted Statement 109 as of January 1, 1992. The cumulative effect of this change in accounting for income taxes of $4,831 was determined as of January 1, 1992 and was reported separately in the combined statement of operations for the year ended December 31, 1992.

  Provision for income tax expense (benefit) consists of:

                                                   CURRENT  DEFERRED   TOTAL
                                                   -------  --------  --------
   Year ended December 31, 1992:
     U.S. Federal................................. $  (453) $  (496)  $   (949)
     State........................................   2,376     (733)     1,643
                                                   -------  -------   --------
                                                   $ 1,923   (1,229)       694
                                                   =======  =======   ========
   Year ended December 31, 1993:
     U.S. Federal................................. $(4,247)  (7,763)   (12,010)
     State........................................   1,677     (886)       791
                                                   -------  -------   --------
                                                   $(2,570)  (8,649)   (11,219)
                                                   =======  =======   ========
   Year ended December 31, 1994:
     U.S. Federal................................. $(9,318)   2,201     (7,117)
     State........................................    (519)    (546)    (1,065)
                                                   -------  -------   --------
                                                   $(9,837) $ 1,655   $ (8,182)
                                                   =======  =======   ========

  Provision for income tax expense (benefit) differed from the amounts computed by applying the U.S. federal income tax rate of 34% to pretax income as a result of the following:

                                                      1992      1993     1994
                                                     -------  --------  -------
   Computed "expected" tax.........................  $(1,090) $(12,533) $(8,707)
   Increase (reduction) in income taxes resulting
    from:
     State and local income taxes, net of federal
      income tax benefit...........................    1,085       521     (703)
     Amortization of goodwill......................    1,211     1,198    1,165
     Excess of fair value of securities, donated to
      charitable foundation, over basis in those
      securities...................................     (304)      --       --
     Utilization of investment tax credit
      carryforwards................................      --       (209)     --
     Other, net....................................     (208)     (196)      63
                                                     -------  --------  -------
                                                     $   694  $(11,219) $(8,182)
                                                     =======  ========  =======

                            PROVIDENCE JOURNAL CABLE

                             (DOLLARS IN THOUSANDS)
   (INFORMATION PERTAINING TO THE SIX MONTHS ENDED JUNE 30, 1994 AND 1995 IS
                                   UNAUDITED)

  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1993 and 1994 are presented below:

                                                              1993     1994
                                                             -------  -------
   Deferred tax assets:
     State net operating loss carryforwards................. $ 5,658  $ 5,572
     Alternative minimum tax credit carryforward............   1,489      883
     Uniform capitalization and Section 263A depreciation...   1,434    1,560
     Deferred compensation and vacation accrual.............     655      776
     Self-insurance reserves................................     437      404
     Partnership investment, principally due to basis
      differences...........................................   1,084    2,235
     Other..................................................     722      930
                                                             -------  -------
       Total gross deferred tax assets......................  11,479   12,360
       Less valuation allowance.............................  (5,456)  (5,569)
                                                             -------  -------
       Net deferred tax assets..............................   6,023    6,791
                                                             -------  -------
   Deferred tax liabilities:
     Intangibles, principally due to differences in
      amortization..........................................  47,891   48,130
     Plant and equipment, principally due to differences in
      depreciation and capitalized interest.................  25,895   28,824
     Other..................................................   1,267      523
                                                             -------  -------
       Total gross deferred tax liabilities.................  75,053   77,477
                                                             -------  -------
       Total net deferred tax liability..................... $69,030  $70,686
                                                             =======  =======

  The 1993 beginning valuation allowance for deferred tax assets was $4,867. The net change in the total valuation allowance was an increase of $589 and $113 in 1993 and 1994, respectively. Changes to the valuation allowance relate principally to deferred tax assets recorded for state net operating loss carryforwards.

  At December 31, 1994, Providence Journal Cable has net operating loss carryforwards for state income tax purposes of $99,000, which are available to offset future state taxable income, if any, expiring in various years ending in 2008.

                            PROVIDENCE JOURNAL CABLE

                             (DOLLARS IN THOUSANDS)
   (INFORMATION PERTAINING TO THE SIX MONTHS ENDED JUNE 30, 1994 AND 1995 IS
                                   UNAUDITED)

(10) OPERATING LEASES

  Providence Journal Cable has certain noncancelable operating leases with renewal options for land, buildings and equipment. Leases for land and buildings are subject to annual consumer price index adjustments. In 1992, 1993 and 1994, rental expense for all leases, including pole rentals, totaled $3,973, $5,081 and $5,125, respectively.

  At December 31, 1994, commitments under noncancelable lease agreements were as follows:

     1995............................................................... $ 2,583
     1996...............................................................   2,011
     1997...............................................................   1,636
     1998...............................................................   1,403
     1999...............................................................   1,184
     Thereafter.........................................................   3,808
                                                                         -------
                                                                         $12,625
                                                                         =======

(11) RETIREMENT PLANS

  Providence Journal Cable has three defined contribution retirement plans which include a 401(k) plan and cover substantially all of its employees. Providence Journal Cable matches participants' 401(k) contributions up to a maximum of 1% of participants' compensation. Additionally, KVC participates in a defined benefit plan sponsored by Broadcasting, covering substantially all employees of KVC. Expenses recorded under these plans totaled $774, $1,516 and $1,108 in 1992, 1993 and 1994, respectively. Prepaid pension costs with respect to the defined benefit plan of $457 and $384 have been allocated to KVC at December 31, 1993 and 1994, respectively.

(12) COMMITMENTS AND CONTINGENCIES

  Providence Journal Cable is obligated to make capital improvements of $55,000 on an annualized basis from the date of the merger agreement with Continental until the merger's closing date (see note 1). Providence Journal Cable also has letter of credit commitments amounting to $3,203 at December 31, 1994.

  Providence Journal Cable has, or participates with its parent companies in, insurance programs for workers compensation, general liability, auto and certain health coverages which are a form of self-insurance. Providence Journal Cable's liability for large losses is capped, individually and in the aggregate, through contracts with insurance companies. An estimate for claims incurred but not paid is accrued annually.

  The Journal has a revolving credit and term loan facility (totaling $243,655 at December 31, 1994) that is secured in part by a pledge of stock of Colony Communications, Inc. and its subsidiaries. King Holding has a credit agreement with a syndicate of banks (totaling $294,049 at December 31, 1994) that is secured in part by a pledge of stock and assets of KVC.

  Providence Journal Cable is a party to various claims, legal actions and complaints arising in the ordinary course of business. In the opinion of management, all such matters are without merit or are of such kind, or involve such amounts, that unfavorable disposition would not have a material effect on the financial position or results of operations of Providence Journal Cable.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners of Columbia Associates, L.P.:

  We have audited the financial statements of Columbia Associates, L.P. as of December 31, 1993 and 1994, and have issued our report thereon dated February 24, 1995. In connection therewith, we have also audited the statements of assets, liabilities and control account of Columbia Cable of Michigan (a division of Columbia Associates, L.P.) as of December 31, 1993 and 1994, and the related statements of operations and control account and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Columbia Cable of Michigan as of December 31, 1993 and 1994, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.
                                                             Arthur Andersen LLP

Stamford, Connecticut,
February 24, 1995

                           COLUMBIA CABLE OF MICHIGAN
                   (A DIVISION OF COLUMBIA ASSOCIATES, L.P.)

             STATEMENTS OF ASSETS, LIABILITIES AND CONTROL ACCOUNT

                                               DECEMBER 31,          JUNE 30,
                                          ------------------------  -----------
                                             1993         1994         1995
                                          -----------  -----------  -----------
                                                                    (UNAUDITED)
                             ASSETS
                             ------
CASH....................................  $   674,099  $   385,054  $   189,327
                                          -----------  -----------  -----------
SUBSCRIBER RECEIVABLES, net of allowance
 for doubtful accounts of $213,482,
 $162,191 and $197,607 in 1993, 1994 and
 1995, respectively.....................      573,723      605,547      285,471
                                          -----------  -----------  -----------
INVESTMENT IN CABLE TELEVISION SYSTEMS
 (Notes 3 and 4):
  Property, plant and equipment, at
   cost.................................   54,140,130   58,271,277   59,108,745
  Less Accumulated depreciation.........  (18,032,166) (23,441,707) (25,972,428)
                                          -----------  -----------  -----------
                                           36,107,964   34,829,570   33,136,317
  Franchising costs, net of accumulated
   amortization of $13,245,295,
   $14,882,450 and $15,706,990 in 1993,
   1994 and 1995, respectively..........    4,257,209    2,631,381    1,813,787
  Goodwill and other intangible assets,
   net of accumulated amortization of
   $2,390,633, $2,663,051 and $2,814,991
   in 1993, 1994 and 1995,
   respectively.........................      637,415      332,766      180,827
                                          -----------  -----------  -----------
    Total investment in cable television
     systems............................   41,002,588   37,793,717   35,130,931
                                          -----------  -----------  -----------
OTHER ASSETS, net.......................      991,729    1,058,194      846,115
                                          -----------  -----------  -----------
                                          $43,242,139  $39,842,512  $36,451,844
                                          ===========  ===========  ===========

                LIABILITIES AND CONTROL ACCOUNT
                -------------------------------
LIABILITIES:
  Accounts payable and accrued
   expenses.............................  $ 1,868,647  $ 2,070,908  $ 1,502,509
  Subscriber advance payments and
   deposits.............................      632,171      658,394      660,972
                                          -----------  -----------  -----------
    Total liabilities...................    2,500,818    2,729,302    2,163,481
                                          -----------  -----------  -----------
COMMITMENTS AND CONTINGENCIES (Notes 2
 and 6)
CONTROL ACCOUNT, excess of assets over
 liabilities............................   40,741,321   37,113,210   34,288,363
                                          -----------  -----------  -----------
                                          $43,242,139  $39,842,512  $36,451,844
                                          ===========  ===========  ===========

  The accompanying notes to financial statements are an integral part of these statements.

                           COLUMBIA CABLE OF MICHIGAN
                   (A DIVISION OF COLUMBIA ASSOCIATES, L.P.)

                  STATEMENTS OF OPERATIONS AND CONTROL ACCOUNT

                                                            SIX MONTHS
                          YEARS ENDED DECEMBER 31,        ENDED JUNE 30,
                          --------------------------  ------------------------
                              1993          1994         1994         1995
                          ------------  ------------  -----------  -----------
                                                      (UNAUDITED)  (UNAUDITED)
REVENUES................. $ 25,130,342  $ 26,428,244  $13,044,425  $14,045,883
                          ------------  ------------  -----------  -----------
EXPENSES:
  Service costs..........    9,402,956    10,143,788    5,008,173    5,500,963
  Selling, general and
   administrative
   expenses..............    4,168,761     4,491,103    2,233,886    2,266,580
  Indirect expenses......    1,413,452     1,449,917      699,950      747,663
  Depreciation and
   amortization
   (Notes 3 and 4).......    7,046,029     7,620,122    3,744,556    3,915,051
  Other expense..........          --         18,255       10,155       24,960
  Gain on disposal of
   equipment, net........      (57,958)      (26,975)        (200)     (18,270)
                          ------------  ------------  -----------  -----------
    Total expenses.......   21,973,240    23,696,210   11,696,520   12,436,947
                          ------------  ------------  -----------  -----------
    Net income...........    3,157,102     2,732,034    1,347,905    1,608,936
CONTROL ACCOUNT,
 beginning of period.....   39,723,609    40,741,321   40,741,321   37,113,210
ADVANCES TO PARENT.......   (2,139,390)   (6,360,145)  (3,809,458)  (4,433,783)
                          ------------  ------------  -----------  -----------
CONTROL ACCOUNT, end of
 period.................. $ 40,741,321  $ 37,113,210  $38,279,768  $34,288,363
                          ============  ============  ===========  ===========


  The accompanying notes to financial statements are an integral part of these statements.

                           COLUMBIA CABLE OF MICHIGAN
                   (A DIVISION OF COLUMBIA ASSOCIATES, L.P.)

                            STATEMENTS OF CASH FLOWS

                                                           SIX MONTHS ENDED
                              YEAR ENDED DECEMBER 31,          JUNE 30,
                              ------------------------  ------------------------
                                 1993         1994         1994         1995
                              -----------  -----------  -----------  -----------
                                                        (UNAUDITED)  (UNAUDITED)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
  Net income................. $ 3,157,102  $ 2,732,034  $1,347,905   $1,608,936
                              -----------  -----------  ----------   ----------
  Adjustments to reconcile
   division income to net
   cash provided by operating
   activities:
    Depreciation and
     amortization............   7,046,029    7,620,122   3,744,556    3,915,051
    Gain on disposal of
     equipment...............     (57,958)     (26,975)       (200)     (18,270)
    Change in assets and
     liabilities--
      (Increase) decrease in
       subscriber
       receivables...........    (107,581)     (31,824)    124,608      320,076
      (Increase) decrease in
       other assets..........    (213,137)     (66,604)    320,578      212,079
      Increase (decrease) in
       accounts payable and
       accrued expenses......     115,297      202,261      42,115     (568,399)
      Increase (decrease) in
       subscriber advance
       payments and
       deposits..............      (2,984)      26,223      17,882        2,578
                              -----------  -----------  ----------   ----------
        Total adjustments....   6,779,666    7,723,203   4,249,539    3,863,115
                              -----------  -----------  ----------   ----------
        Net cash provided by
         operating
         activities..........   9,936,768   10,455,237   5,597,444    5,472,051
                              -----------  -----------  ----------   ----------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
  Increase in investment in
   existing cable television
   systems...................  (7,574,365)  (4,454,226) (2,460,807)  (1,252,265)
  Proceeds on disposal of
   equipment.................     169,165       70,089         200       18,270
                              -----------  -----------  ----------   ----------
        Net cash used in
         investing
         activities..........  (7,405,200)  (4,384,137) (2,460,607)  (1,233,995)
                              -----------  -----------  ----------   ----------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
  Advances to parent.........  (2,139,390)  (6,360,145) (3,809,458)  (4,433,783)
                              -----------  -----------  ----------   ----------
        Net cash used in
         financing
         activities..........  (2,139,390)  (6,360,145) (3,809,458)  (4,433,783)
                              -----------  -----------  ----------   ----------
        Net increase
         (decrease) in cash..     392,178     (289,045)   (672,621)    (195,727)
CASH, beginning of year......     281,921      674,099     674,099      385,054
                              -----------  -----------  ----------   ----------
CASH, end of period.......... $   674,099  $   385,054  $    1,478   $  189,327
                              ===========  ===========  ==========   ==========

  The accompanying notes to financial statements are an integral part of these statements.

                           COLUMBIA CABLE OF MICHIGAN
                   (A DIVISION OF COLUMBIA ASSOCIATES, L.P.)

                         NOTES TO FINANCIAL STATEMENTS
   (INFORMATION PERTAINING TO THE SIX MONTHS ENDED JUNE 30, 1994 AND 1995 IS
                                   UNAUDITED)

(1) PARTNERSHIP FORMATION AND SALE:

  Columbia Cable of Michigan ("Michigan") is a division of Columbia Associates, L.P. (the "Partnership"). The Partnership is a limited partnership which was formed on March 7, 1985, under the laws of the State of Delaware and which operates under the terms of the Amended and Restated Agreement of Limited Partnership (the "Partnership Agreement") dated as of June 2, 1992. The Partnership will continue until March 1, 1995 unless previously dissolved in accordance with the terms of the Partnership Agreement. The partners are presently contemplating an extension of the Partnership Agreement.

  On November 1, 1994, the Partnership entered into an agreement to sell substantially all the assets and certain of the liabilities of Michigan for $155 million, subject to closing adjustments. The sale was completed in October 1995.

(2) CABLE REGULATION:

  On October 5, 1992, Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 (the "Act") which, among other things, expanded governmental regulation of rates for basic and other cable services. Pursuant to the Act, the Federal Communications Commission (the "FCC") issued regulations in April 1993. The FCC's regulations require rates for equipment to be cost-based. Rates for basic and any regulated tiers of service were to be based on, at the election of the cable operator, either the FCC's benchmark rates or a cost-of-service showing based upon interim standards adopted by the FCC. As a result of these regulations and the actions of the local franchise authorities, Michigan is currently subject to regulation by the local franchise authorities and the FCC.

  Effective September 1, 1993, Michigan elected to use the FCC's benchmark methodology. In February 1994, the FCC significantly modified the April 1993 regulations. The new regulations, among other things, ordered a lower benchmark rate that became effective in May 1994 with allocable extensions until July 1994.

  In July 1994, Michigan elected to justify its rates using a cost of service showing instead of the benchmark methodology, but did not raise its rates to the maximum permitted cost of service rates. Set forth below is a summary of rates for the regulated tiers of service:

                                        DECEMBER 31, 1994
                                     -----------------------
                                                                       COST OF
                                                             BENCHMARK SERVICE
                                      NUMBER OF              RATE PER  RATE PER
         SYSTEM                      SUBSCRIBERS ACTUAL RATE  FILING    FILING
         ------                      ----------- ----------- --------- --------
Michigan--Ann Arbor Filing..........   63,043      $21.25     $20.42    $22.92
Michigan--Brighton Filing...........   12,353       21.00      20.24     23.50

  Michigan's cost of service filings are currently being reviewed by the local franchise authorities and the FCC. Michigan believes it is in compliance in all material respects with the provisions of the Act and current regulations, and accordingly, no revenue reserves have been recorded.

(3) SIGNIFICANT ACCOUNTING POLICIES:

 Basis of financial statement presentation--

  Michigan's financial statements include all the direct costs of operating the business. Costs specifically incurred by the Partnership on behalf of Michigan were directly included in selling, general and administrative expenses and service costs. Costs which were not incurred specifically for any of the Partnership's divisions were allocated to Michigan based on Michigan's total subscribers as a percentage of

                           COLUMBIA CABLE OF MICHIGAN
                   (A DIVISION OF COLUMBIA ASSOCIATES, L.P.)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED) the Partnership's total subscribers. All the indirect cost incurred by the Partnership which have been allocated to Michigan have been included as "indirect expenses" in the accompanying statements of operations and control account. Management believes the foregoing allocations were made on a reasonable basis. Nonetheless, the financial information included herein may not necessarily reflect the financial position and results of operations of Michigan in the future or what the financial position or results of operations of Michigan would have been as a separate stand-alone entity.

  The control account consists of accumulated earnings/losses, allocated expenses from the Partnership, as well as any payable/receivable balance due to/from the Partnership resulting from cash transfers. No provision for interest has been made to the control account. Set forth below is an analysis of the control account for the years ended December 31, 1993 and 1994 and the six months ended June 30, 1995:

Control account--December 31, 1992................................. $39,723,609
Net income--1993...................................................   3,157,102
Cash transfers to the Partnership.................................. (25,024,245)
Cash transfers from the Partnership................................  16,950,000
Direct and indirect expenses.......................................   5,934,855
                                                                    -----------
Control account--December 31, 1993.................................  40,741,321
Net income--1994...................................................   2,732,034
Cash transfers to the Partnership.................................. (26,789,688)
Cash transfers from the Partnership................................  14,000,000
Direct and indirect expenses.......................................   6,429,543
                                                                    -----------
Control account--December 31, 1994.................................  37,113,210
Net income--six months ended June 30, 1995.........................   1,608,936
Cash transfers to the Partnership.................................. (14,406,231)
Cash transfers from the Partnership................................   6,200,000
Direct and indirect expenses.......................................   3,772,448
                                                                    -----------
Control account--June 30, 1995..................................... $34,288,363
                                                                    ===========

  The average balance outstanding of the control account was approximately $40,200,000, $38,900,000, and $35,700,000 during 1993, 1994 and the six month period June 30, 1995, respectively.

 Property, plant and equipment--

  Property, plant and equipment is recorded at purchased cost, together with labor and indirect labor costs amounting to approximately $446,000 and $364,000 in 1993 and 1994, respectively.

 Intangible assets--

  Franchise costs include the assigned fair value of the franchises from purchased cable television systems and costs of original franchise applications, which are deferred until the franchise has been granted, at which time such costs are amortized. All costs related to unsuccessful franchise applications are charged to expense when it is determined that the efforts to obtain the franchises were unsuccessful. Franchise costs are amortized over the remaining franchise life, while goodwill is amortized over ten years and other intangible assets (primarily subscriber lists) are amortized over the average period that a subscriber is expected to remain connected to the cable system. Amortization of franchise costs, goodwill and other intangible assets amounted to approximately $1,646,000, $263,000 and $48,000 respectively, in 1993 and approximately $1,642,000, $261,000 and $44,000, respectively in 1994.

                           COLUMBIA CABLE OF MICHIGAN
                   (A DIVISION OF COLUMBIA ASSOCIATES, L.P.)

                   NOTES TO FINANCIAL STATEMENTS--(CONCLUDED)

 Revenue recognition--

  Revenues are recognized as the services are provided.

 Interim financial statements--

  In the opinion of Michigan, the accompanying unaudited financial statements contain all adjustments, all of which are of a normal recurring nature, necessary to present fairly the financial position of Michigan as of June 30, 1995 and the results of its operations and changes in its cash flows for the six month periods ended June 30, 1994 and 1995.

(4) PROPERTY, PLANT AND EQUIPMENT:

  As of December 31, 1993 and 1994, property, plant and equipment consisted of:

                                                           1993        1994
                                                        ----------- -----------
   Cable systems and equipment......................... $51,855,580 $55,994,897
   Land, buildings and improvements....................     808,174     809,696
   Vehicles............................................     770,857     753,121
   Furniture and fixtures..............................     705,519     713,563
                                                        ----------- -----------
                                                        $54,140,130 $58,271,277
                                                        =========== ===========

  Depreciation is calculated on a straight-line basis over the following useful lives:

   Cable systems and equipment................................... 5 to 12 years
   Buildings and improvements.................................... 15 to 20 years
   Vehicles...................................................... 5 years
   Furniture and fixtures........................................ 5 to 10 years

(5) SALARY DEFERRAL PLAN:

  The Partnership established a salary deferral plan (the "Plan") in accordance with Internal Revenue Code Section 401(k), as amended, in 1989. The Plan provides for discretionary and matching contributions by Michigan on behalf of participating employees. Discretionary and matching contributions totaled approximately $151,000 and $162,000 in 1993 and 1994, respectively.

(6) COMMITMENTS:

  Under various lease and rental agreements, Michigan had rental expense of approximately $114,000 and $112,000 in 1993 and 1994, respectively. Approximate future minimum annual payments under these agreements are as follows:

         1995.............................................. 38,000
         1996.............................................. 39,000
         1997.............................................. 32,000
         1998.............................................. 18,000
         1999.............................................. 18,000
         Thereafter........................................ 46,000

  In addition, Michigan rents access to utility poles in its operations generally under short-term, but recurring, agreements. Total rental expense for utility poles was approximately $157,000 and $160,000 in 1993 and 1994, respectively.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners of Rifkin Cable Income Partners L.P.

  In our opinion, the accompanying balance sheet and the related statements of operations and of cash flows present fairly, in all material respects, the financial position of Clay Cablevision, a Division of Rifkin Cable Income Partners L.P. (RCIP), at September 30, 1994 and the results of its operations and its cash flows for the nine months then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Division's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

Price Waterhouse LLP

March 31, 1995
Denver, Colorado

                                CLAY CABLEVISION
               (A DIVISION OF RIFKIN CABLE INCOME PARTNERS L.P.)

                                 BALANCE SHEET

                               SEPTEMBER 30, 1994

                                   ASSETS
                                   ------
Cash.............................................................  $    24,383
Subscriber accounts receivable, net of allowance for doubtful
 accounts of $87,179.............................................      216,384
Other receivables................................................       29,700
Prepaid expenses and deposits....................................      144,820
Property, plant and equipment, at cost:
  Cable television transmission and distribution systems and
   related equipment.............................................   19,994,782
  Land, buildings, vehicles and furniture and fixtures...........    1,731,480
                                                                   -----------
                                                                    21,726,262
  Less accumulated depreciation..................................  (10,177,292)
                                                                   -----------
    Net property, plant and equipment............................   11,548,970
Franchise costs, net of accumulated amortization of $11,776,013..   11,585,731
Other assets, net of accumulated amortization of $189,751........      216,878
                                                                   -----------
    Total assets.................................................  $23,766,866
                                                                   ===========
                      LIABILITIES AND DIVISION DEFICIT
                      --------------------------------
Accounts payable, trade..........................................  $   110,711
Other accrued liabilities........................................      811,940
Subscriber deposits and prepayments..............................      262,616
Interest payable.................................................    1,154,445
Advances from RCIP...............................................   26,450,447
                                                                   -----------
    Total liabilities............................................   28,790,159
Commitments (Note 3)
Division deficit.................................................   (5,023,293)
                                                                   -----------
Total liabilities and division deficit...........................  $23,766,866
                                                                   ===========


   The accompanying notes are an integral part of these financial statements.

                                CLAY CABLEVISION
               (A DIVISION OF RIFKIN CABLE INCOME PARTNERS L.P.)

                            STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1994

REVENUE
  Service.......................................................... $8,901,680
  Installation and other...........................................    451,149
                                                                    ----------
    Total revenue..................................................  9,352,829
                                                                    ==========
COSTS AND EXPENSES
  Operating expense................................................  3,658,130
  Selling, general and administrative expense......................  1,090,328
  Depreciation and amortization....................................  2,430,245
  Management fees..................................................    503,732
  Loss on retirement of assets.....................................     16,544
                                                                    ----------
    Total costs and expenses.......................................  7,698,979
                                                                    ----------
Operating income...................................................  1,653,850
Interest expense...................................................  2,012,487
                                                                    ----------
Net loss........................................................... $ (358,637)
                                                                    ==========


   The accompanying notes are an integral part of these financial statements.

                                CLAY CABLEVISION
               (A DIVISION OF RIFKIN CABLE INCOME PARTNERS L.P.)

                            STATEMENT OF CASH FLOWS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1994

CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss......................................................... $ (358,637)
  Adjustments to reconcile net loss to net cash provided by
   operating activities:
    Depreciation and amortization..................................  2,430,245
    Loss on retirement of assets...................................     16,544
    Decrease in accounts payable...................................    (98,097)
    Decrease in other liabilities..................................    (10,018)
    Increase in subscriber deposits and prepayments................      3,200
    Increase in interest payable...................................    568,350
    Decrease in subscriber accounts receivables....................     43,400
    Decrease in other receivables..................................     17,282
    Decrease in prepaid expenses and deposits......................     10,726
                                                                    ----------
      Net cash provided by operating activities....................  2,622,995
                                                                    ----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Additions to property, plant and equipment.......................   (589,797)
  Proceeds from disposal of assets.................................     12,609
                                                                    ----------
      Net cash used in investing activities........................   (577,188)
                                                                    ----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Advances from RCIP...............................................  2,085,903
  Repayments to RCIP............................................... (3,519,486)
  Net change in division deficit...................................   (615,296)
                                                                    ----------
      Net cash used in financing activities........................ (2,048,879)
                                                                    ----------
Net decrease in cash...............................................     (3,072)
Cash at beginning of period........................................     27,455
                                                                    ----------
Cash at end of period.............................................. $   24,383
                                                                    ==========

  Interest paid for the nine months ended September 30, 1994 was $1,444,137.


   The accompanying notes are an integral part of these financial statements.

                                CLAY CABLEVISION
               (A DIVISION OF RIFKIN CABLE INCOME PARTNERS L.P.)

                         NOTES TO FINANCIAL STATEMENTS

1. GENERAL INFORMATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 General Information

  Clay Cablevision (Clay, a Division of Rifkin Cable Income Partners L.P
(RCIP)) operates cable television (CATV) systems in Florida. RCIP was formed in 1986 as a limited partnership under the laws of the state of Delaware to acquire and operate CATV systems. Rifkin Cable Management Partners L.P., an affiliate of Rifkin and Associates, Inc., is the general partner of RCIP.

  On August 24, 1994, RCIP signed an Asset Purchase Agreement ("Agreement") providing for the sale of substantially all of the net assets of Clay to Continental Cablevision of Jacksonville, Inc. On November 7, 1994, the sale was finalized.

 Basis of Presentation

  The accompanying financial statements present Clay as if it had existed as a company separate from RCIP and includes the historical assets, liabilities, revenues, and expenses that are directly related to Clay's business.

  Clay's financial statements include all the direct costs of operating the business. General and administrative expenses specifically incurred by RCIP on behalf of Clay were included while costs which were not incurred specifically for any of RCIP's divisions were allocated to Clay based on Clay's total assets as a percentage of RCIP's total assets. Management believes the foregoing allocations were made on a reasonable basis. Nonetheless, the financial information included herein may not necessarily reflect the financial position and results of operations of Clay in the future or what the financial position or results of operations of Clay would have been as a separate stand-alone entity.

 Revenue and Programming

  Subscriber fees are recorded as revenue in the period the service is provided. The cost to acquire the rights to the programming generally is recorded when the product is initially available to be viewed by the subscriber.

 Property, Plant and Equipment

  Additions to property, plant and equipment are recorded at cost, which in the case of assets constructed includes amounts for material, labor, overhead and interest, if applicable.

  Depreciation expense is calculated using the straight-line method over the estimated useful lives of the assets as follows:

   Buildings...................................................... 21-30 years
   Cable television transmission and distribution systems and related equipment.............................................  3-15 years
   Vehicles and furniture and fixtures............................  3- 5 years

  Expenditures for maintenance and repairs are expensed as incurred.

                                CLAY CABLEVISION
               (A DIVISION OF RIFKIN CABLE INCOME PARTNERS L.P.)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

 Franchise Costs

  The costs to acquire cable television franchises are capitalized and amortized using the straight-line method over the remaining lives of the franchises as of the date they were acquired, ranging from four to fifteen years.

 Other Assets

  Certain loan costs of RCIP have been deferred and are amortized over the term of the related debt. A portion of RCIP's loan costs and related accumulated amortization of $270,795 and $167,581, respectively, have been allocated to Clay (Note 2).

 Income Taxes

  RCIP is not an income tax paying entity. Accordingly, no provision is made for income taxes since the effects of RCIP's operations are reportable by its partners on their income tax returns.

 Advances from RCIP

  The indebtedness of RCIP is joint and severally secured by the assets of all of its divisions, including Clay, and accordingly, a portion of RCIP's debt has been allocated to Clay (Note 2) as advances from RCIP.

 Cash

  The only cash balances allocated to Clay were the nominal cash balances maintained at Clay's operating facilities.

 Division Deficit

  The division deficit account consists of accumulated earnings/losses as well as any payable/receivable balance due to/from RCIP resulting from cash transfers. No provision for interest has been made on interdivisional balances. The net change in division deficit shown on the Statement of Cash Flows represents the change in payable/receivable balance due to/from RCIP.

2. RELATED PARTY TRANSACTIONS

  RCIP has entered into a management agreement with Rifkin and Associates, Inc. (Rifkin). The management agreement provides that Rifkin shall act as manager of RCIP's CATV systems, and shall be entitled to annual compensation of 5% of RCIP's CATV revenues, net of certain CATV programming costs ("net CATV revenue"). In addition, the management agreement provides for the reimbursement by RCIP of certain costs and expenses incurred on its behalf by Rifkin, including the expense of certain employees devoting time of providing services to RCIP. This fee has been allocated to Clay based on Clay's net CATV revenue as a percentage of RCIP's net CATV revenue.

  The advances from RCIP of $26,450,447 at September 30, 1994, represent a portion of RCIP's third-party debt allocated to Clay based on Clay's total assets as a percentage of RCIP's total assets. The advances from RCIP bear interest at approximately 7.48 percent, which represents RCIP's average monthly overall borrowing rate. Interest allocated to Clay for the nine months totaled $2,012,487, of which $1,154,445 is reflected as interest payable at September 30, 1994.

3. COMMITMENTS AND RENTAL EXPENSE

  Clay leases certain real and personal property under noncancelable operating leases expiring through the year 2002. Future minimum lease payments under such noncancelable leases as of September 30, 1994

                                CLAY CABLEVISION
               (A DIVISION OF RIFKIN CABLE INCOME PARTNERS L.P.)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

are: $5,341 remaining in 1994; $12,991 in 1995; $10,485 in 1996; $6,288 in
1997; $5,092 in 1998; and $17,882 thereafter, totaling $58,079.

  Total rental expense for the nine months ended September 30, 1994 was $127,822, including $94,180 relating to cancelable pole rental agreements.

4. CABLE REREGULATION

  On September 14, 1992, Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 (the Cable Act). On April 1, 1993, the Federal Communications Commission (FCC) adopted, with effect from September 1, 1993, rules for implementing regulation of CATV subscriber rates. The rates may be determined under one of two methods, calculation of benchmark rates or cost of service showings. The Cable Act also gives subscribers and franchisors certain rights with respect to challenging and regulating local rates.

  Regulations to implement the Cable Act were issued in April 1993, and management, using its best interpretation of regulations, calculated benchmark rates for its systems, which it implemented effective September 1, 1993.

  On February 22, 1994, the FCC issued a statement regarding regulations and notices of proposed rule-making to implement further the provisions of the Cable Act. These regulations included a number of significant changes to the rules issued in 1993 and were intended to achieve a further overall reduction in cable rates. Clay's calculations of the maximum permitted rates for regulated programming services and equipment are based on management's best estimates.

                         REPORT OF INDEPENDENT AUDITORS

General and Limited Partners
 N-COM Limited Partnership II

  We have audited the accompanying consolidated balance sheets of N-COM Limited Partnership II at September 30, 1993 and 1994, and the related consolidated statements of operations, partners' net capital deficiency, and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of N-COM Limited Partnership II at September 30, 1993 and 1994, and the consolidated results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                                               Ernst & Young LLP

Detroit, Michigan
December 23, 1994

                          N-COM LIMITED PARTNERSHIP II

                           CONSOLIDATED BALANCE SHEET

                                            SEPTEMBER 30,
                                      --------------------------    JUNE 30,
                                          1993          1994          1995
                                      ------------  ------------  ------------
                                                                  (UNAUDITED)

                      ASSETS
                      ------
Current assets:
  Cash............................... $  1,670,307  $  1,484,300  $    545,678
  Subscriber and other accounts
   receivable; less allowance for
   doubtful accounts of $3,668 in
   1993, $3,965 in 1994 and $10,136
   in 1995...........................    1,086,328       933,394     1,025,175
  Prepaid expenses...................      256,645       184,566       153,637
                                      ------------  ------------  ------------
    Total current assets.............    3,013,280     2,602,260     1,724,490
Property, plant and equipment, at
 cost:
  Land and improvements..............       16,000        16,000        16,000
  Building and improvements..........      332,501       338,921       354,410
  Cable television distribution
   systems...........................   14,915,497    16,662,687    17,308,542
  Vehicles...........................      327,027       511,167       604,322
  Other equipment and furniture......      310,621       375,213       374,432
  Construction in progress...........      710,744       975,838     6,278,398
                                      ------------  ------------  ------------
                                        16,612,390    18,879,826    24,936,104
Less accumulated depreciation........   (4,164,921)   (6,856,833)   (8,630,541)
                                      ------------  ------------  ------------
Net property, plant and equipment....   12,447,469    12,022,993    16,305,563
Other assets, at cost:
  Intangible assets, less accumulated
   amortization......................   33,662,304    24,408,514    18,112,311
  Other assets.......................       22,960        22,910        28,260
                                      ------------  ------------  ------------
                                        33,685,264    24,431,424    18,140,571
                                      ------------  ------------  ------------
                                      $ 49,146,013  $ 39,056,677  $ 36,170,624
                                      ============  ============  ============
LIABILITIES AND PARTNERS' NET CAPITAL DEFICIENCY
------------------------------------------------
Current liabilities:
  Accounts payable................... $    430,233  $    463,774  $    354,012
Accrued liabilities:
  Programming costs..................      343,479       473,986       307,785
  Compensation and related taxes.....       96,449        64,093        51,324
  Management fee.....................       70,000        70,000        48,482
  State taxes........................       97,467         9,200           --
  Interest...........................      169,442       214,558        10,527
  Other..............................      392,899       293,828       669,400
Unearned subscriber revenues.........    1,071,722       947,731     1,070,768
Long-term debt due within one year...    1,770,366     3,775,000     3,000,000
                                      ------------  ------------  ------------
    Total current liabilities........    4,442,057     6,312,170     5,512,298
Deferred management fee..............      676,100       912,400     1,130,582
Deferred incentive compensation......      524,014       568,510       568,542
Long-term debt.......................   47,114,294    41,395,000    43,285,000
Promissory notes to partners.........   21,730,563    28,535,001    35,640,144
Partners' net capital deficiency.....  (25,341,015)  (38,666,404)  (49,965,942)
                                      ------------  ------------  ------------
                                      $ 49,146,013  $ 39,056,677  $ 36,170,624
                                      ============  ============  ============

                            See accompanying notes.

                          N-COM LIMITED PARTNERSHIP II

   CONSOLIDATED STATEMENT OF OPERATIONS AND PARTNERS' NET CAPITAL DEFICIENCY

                                                          NINE MONTHS ENDED
                           YEAR ENDED SEPTEMBER 30            JUNE 30,
                          --------------------------  --------------------------
                              1993          1994          1994          1995
                          ------------  ------------  ------------  ------------
                                                             (UNAUDITED)
Revenues:
  Subscriber............  $ 18,607,097  $ 18,830,785  $ 14,148,540  $ 14,777,770
  Other.................       676,987       892,080       652,418       934,783
                          ------------  ------------  ------------  ------------
                            19,284,084    19,722,865    14,800,958    15,712,553
Operating expenses:
  Direct operating
   expenses.............     7,653,673     8,403,794     6,216,054     6,776,535
  Selling, general and
   administrative.......     3,264,030     2,939,681     2,140,711     2,382,627
  Management Fee........       338,565       345,230       260,364       263,780
  Depreciation and
   amortization.........    11,750,559    12,079,983     8,895,808     8,578,257
                          ------------  ------------  ------------  ------------
Operating loss..........    (3,722,743)   (4,045,823)   (2,711,979)   (2,288,646)
Interest expense
 (including partners'
 amounts of $5,692,883,
 $6,278,203, $4,506,590
 and $6,038,034)........     8,233,622     9,279,566     6,663,480     8,840,077
                          ------------  ------------  ------------  ------------
Net loss................   (11,956,365)  (13,325,389)   (9,375,459)  (11,128,723)
Partnership
 Distribution...........           --            --            --       (170,815)
Partners' net capital
 deficiency at beginning
 of year/period.........   (13,384,650)  (25,341,015)  (25,341,015)  (38,666,404)
                          ------------  ------------  ------------  ------------
Partners' net capital
 deficiency at end of
 year/period............  $(25,341,015) $(38,666,404) $(34,716,474) $(49,965,942)
                          ============  ============  ============  ============


                            See accompanying notes.

                          N-COM LIMITED PARTNERSHIP II

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                          YEAR ENDED SEPTEMBER 30,    NINE MONTHS ENDED JUNE 30,
                          --------------------------  ---------------------------
                              1993          1994          1994          1995
                          ------------  ------------  ------------- -------------
                                                             (UNAUDITED)
CASH FLOWS FROM
 OPERATING ACTIVITIES
  Net loss..............  $(11,956,365) $(13,325,389)  $(9,375,459)  $(11,128,723)
  Adjustments to
   reconcile net loss to
   net cash provided by
   operating activities:
    Deferred interest...     5,563,729     6,107,973     3,608,725      5,172,448
    Depreciation and
     amortization.......    11,750,559    12,079,983     8,895,808      8,578,257
    Deferred management
     fee and incentive
     compensation.......       469,560       280,796       171,812        218,214
    Loss (gain) on
     disposal of
     equipment..........        81,828       106,806       (40,539)        84,871
    Changes in cash due
     to:
      Accounts
       receivable.......       174,663       152,934       (73,055)       (91,781)
      Prepaid expenses..       (69,952)       72,079        81,569         30,929
      Accounts payable..      (149,237)       33,541       (84,978)      (109,760)
      Accrued
       liabilities......        68,423       (44,071)       70,883        (38,147)
      Unearned
       subscriber
       revenue..........      (174,943)     (123,991)      107,388        123,037
                          ------------  ------------  ------------  -------------
        Net cash
         provided by
         operating
         activities.....     5,758,265     5,340,661     3,362,154      2,839,345
CASH FLOWS FROM
 INVESTING ACTIVITIES
  Capital expenditures..    (2,101,790)   (2,402,656)   (1,541,081)    (6,175,195)
  Other assets..........       (10,527)     (105,817)      (32,661)      (479,651)
  Payments on behalf of
   partners ............           --            --            --        (170,815)
                          ------------  ------------  ------------  -------------
        Net cash used in
         investing
         activities.....    (2,112,317)   (2,508,473)   (1,573,742)    (6,825,661)
CASH FLOWS FROM
 FINANCING ACTIVITIES
  Proceeds from issuance
   of long-term debt....    49,759,502     1,477,450     1,417,934      6,232,694
  Principal payment of
   long-term debt and
   capital lease
   obligations..........   (52,029,872)   (4,495,645)   (3,330,000)    (3,185,000)
                          ------------  ------------  ------------  -------------
Net cash provided
 by/(used in) financing
 activities.............    (2,270,370)   (3,018,195)   (1,912,066)     3,047,694
                          ------------  ------------  ------------  -------------
        Net increase
         (decrease) in
         cash...........     1,375,578      (186,007)     (123,654)      (938,622)
Cash, beginning of
 period.................       294,729     1,670,307     1,670,307      1,484,300
                          ------------  ------------  ------------  -------------
Cash, end of period.....  $  1,670,307  $  1,484,300  $  1,546,653  $     545,678
                          ============  ============  ============  =============
Supplemental disclosures
 of cash flow
 information:
  Interest paid.........  $  4,459,959  $  3,623,092  $  2,913,118  $   2,679,735
                          ============  ============  ============  =============


                            See accompanying notes.

                          N-COM LIMITED PARTNERSHIP II

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   (INFORMATION PERTAINING TO THE NINE MONTHS ENDED JUNE 30, 1994 AND 1995 IS
                                   UNAUDITED)

1. ORGANIZATION AND BASIS OF PRESENTATION, DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Organization and Basis of Presentation

  N-COM Limited Partnership II (the Partnership) owns all of the outstanding capital stock of N-COM Holding Corporation (the Company) which was incorporated on October 9, 1985 and commenced operations on January 2, 1986 with the purchase of the outstanding capital stock of Omnicom of Michigan, Inc. and Clear Cablevision, Inc. In addition, the Company holds 99% partnership interests in Irish Hills Cablevision Limited Partnership and 99.9% partnership interest in Omnicom CATV Limited Partnership.

  Net income and losses of the Partnership are allocated 17.67% to the General Partner and 82.33% to the Limited Partners.

 Description of Business

  The Company operates cable television systems, all of which are located in the state of Michigan. Subscribers served by each of the systems as of September 30, 1994 are as follows:

                                                                     SUBSCRIBERS
                                                                     -----------
     Omnicom of Michigan, Inc.......................................   33,099
     Clear Cablevision, Inc.........................................    7,342
     Irish Hills Cablevision Limited Partnership....................    4,149
     Omnicom CATV Limited Partnership...............................    8,384
                                                                       ------
     Total subscribers..............................................   52,974
                                                                       ======

 Summary of Significant Accounting Policies

 Taxes

  The Partnership is not a tax paying entity for state and federal income tax purposes. Accordingly, the taxable income, or loss of the Partnership, which may vary substantially from income or loss reported for financial reporting purposes, is included in the state and federal income tax returns of the Partners.

 Property, Plant and Equipment

  Property, plant and equipment are recorded at cost. Depreciation is provided over the estimated useful lives of the assets and is computed on the straight-line method for financial reporting purposes and on accelerated methods for income tax purposes.

 Unearned Subscriber Revenues

  Unearned subscriber revenues represent advance billings for future services. The related revenue is recognized as services are provided.

 Unaudited Information

  In the opinion of management, the consolidated financial statements for the unaudited periods include all adjustments (consisting of a normal recurring nature) necessary for a fair presentation of such information. The consolidated results of operations and cash flows for the nine months ended June 30, 1994 and 1995 are not necessarily indicative of results that would be expected for a full year.

                          N-COM LIMITED PARTNERSHIP II

2. INTANGIBLE ASSETS

  Intangible assets are being amortized on the straight-line method and consist of the following:

                                          AMORTIZATION
                CATEGORY                     PERIOD       1993        1994
                --------                  ------------ ----------- -----------
Cost in excess of fair value of tangible
 net assets acquired.....................  5.25 years  $46,048,466 $46,048,466
Franchise agreements.....................    12 years       94,388     200,254
Organization costs.......................  5.25 years      832,785     832,785
Refinancing costs........................   4-5 years    1,778,732   1,778,732
                                                       ----------- -----------
                                                        48,754,371  48,860,237
Less accumulated amortization............               15,092,067  24,451,723
                                                       ----------- -----------
                                                       $33,662,304 $24,408,514
                                                       =========== ===========

3. LONG-TERM DEBT

  Long-term debt consists of the following:

                                                           1993        1994
                                                        ----------- -----------
   Senior Secured Credit Agreement..................... $48,875,000 $45,170,000
   Other notes payable.................................       9,660         --
                                                        ----------- -----------
                                                         48,884,660  45,170,000
   Less current portion due within one year............   1,770,366   3,775,000
                                                        ----------- -----------
                                                        $47,114,294 $41,395,000
                                                        =========== ===========
   25% subordinated promissory notes to Partners
    including deferred interest, interest payable
    quarterly with option for deferral through March
    31, 1997, at which time the entire balance is due.. $10,721,965 $14,968,264
   Subordinated promissory notes to Partners including
    deferred interest, fixed interest at 21% payable
    quarterly, with option for deferral through March
    31, 1997, at which time the entire balance is due.
    Additional interest at 4% is payable upon payment
    of the principal, contingent upon the Partnership
    exceeding operating cash flow, as defined..........  11,008,598  13,566,737
                                                        ----------- -----------
                                                        $21,730,563 $28,535,001
                                                        =========== ===========

  Aggregate maturities of long-term debt are as follows:

       YEAR                                                           AMOUNT
       ----                                                         -----------
       1995........................................................ $ 3,775,000
       1996........................................................   3,500,000
       1997........................................................  34,785,001
       1998........................................................   8,500,000
       1999........................................................  11,062,500
       Thereafter..................................................  12,082,500
                                                                    -----------
                                                                    $73,705,001
                                                                    ===========

  As of December 31, 1992, the Company refinanced its revolving credit agreement and entered into a Senior Secured Credit Facility with a consortium of banks whereby the Company can borrow up to

                          N-COM LIMITED PARTNERSHIP II

$60,000,000 comprised of a $50,000,000 term loan (Facility A) and a $10,000,000 revolving credit arrangement (Facility B). Interest under the facility (5.3125% and 7.125% at September 30, 1993 and 1994, respectively) is based on a ratio of debt to cash flow and will range from 3/8% to 1 1/8% above prime or 1 5/8% to 2 3/8% above LIBOR rate. Interest on a certain portion of such debt shall not exceed 8% under an interest rate cap agreement. Facility A is charged an agency fee of .125% per annum and Facility B is charged a commitment fee of one-half of one percent per annum on the unused balance. The term loan is payable in quarterly installments through December 31, 2000 and the revolving credit facility has commitment reductions over its term. The Senior Secured Credit Facility Agreement provides that the Company shall prepay the term loan in amounts equal to 100% of excess cash flow, as defined, commencing December 31, 1993. Excess cash flow for calendar year 1994 is anticipated based on the Company's estimate and accordingly, $1,900,000 has been classified as current.

  The Senior Secured Credit Facility and the subordinated promissory notes include significant restrictive covenants, which include the requirements that the Company maintain certain financial ratios relating to leverage and cash flows. The loans are collateralized by substantially all of the assets of the Company. At March 31, 1994 and September 30, 1994, the Partners elected to defer the quarterly interest payment then due on the subordinated notes, and accordingly, waivers of default were obtained from the Partners.

4. RELATED PARTY TRANSACTIONS

  N-COM Inc., the Partnership's general partner, charges the Partnership a management fee for administrative salaries and related benefits, legal fees and other administrative expenses. For the year ended September 30, 1993 and 1994, the management fee amounted to $338,565 and $345,230, respectively. At September 30, 1994, certain management fees were deferred totaling $912,400 (of which $184,600 bears interest at prime and $727,800 bears interest at 25%) and is due in 1997. At September 30, 1993 $676,100 of management fees were deferred.

  Annually, the Company pays to N-Com II Inc., an affiliate of the Company, approximately $70,000 to compensate for certain tax effects of the January, 1992 restructuring transaction.

  Continental Cablevision Investments, Inc., (Continental) a limited partner of the Partnership, obtains programming services for the Company at rates more favorable than would otherwise be available to the Company. The Company reimburses Continental for such programming services at the higher service costs and receives loans for the difference in programming service costs. Such loans may be up to a maximum of $4,465,250 and bear interest at 25% (see Note
3). At September 30, 1994, the Company had loans together with deferred interest totaling $3,984,881 ($1,808,176 at September 30, 1993).

5. COMMITMENTS AND CONTINGENCIES

 Leases

  The Company leases tower sites, vehicles and administrative facilities under noncancelable operating leases. Rent expense amounted to $273,400 and $278,000 for the year ended September 30, 1993 and 1994, respectively. Minimum future lease commitments are as follows:

       YEAR                                                              AMOUNT
       ----                                                             --------
       1995............................................................ $114,410
       1996............................................................   99,388
       1997............................................................   75,210
       1998............................................................   10,195
       1999............................................................   20,351
       Thereafter......................................................   39,408
                                                                        --------
                                                                        $358,962
                                                                        ========

                          N-COM LIMITED PARTNERSHIP II

 Incentive Plan

  The Company provides an incentive compensation plan to key employees which is contingent upon certain conditions including continuous employment through December 31, 1996. The amount of the incentive payment for each employee is based on the results of operations. Estimated incentive compensation is being accrued over the period of the Plan. Incentive compensation expense amounted to $324,792 and $0 for the years ended September 30, 1993 and 1994, respectively. Payments under the plan are payable at the termination of the plan (1997) or earlier upon certain sale transactions.

 Franchise Renewal

  Since 1992, the Company has been engaged in negotiations with a consortium of four municipalities (representing approximately 25,000 of the Company's cable subscribers), for the long term renewal of their respective cable television franchises. Under the provisions of the Federal Cable Communications Policy Act of 1984 (the "Cable Act"), the Company has submitted formal proposals for these franchise renewals. In the context of the continuing negotiations, each of the municipalities has made a preliminary assessment not to accept the Company's formal proposal. If the negotiations do not result in mutually acceptable franchise renewals, the municipalities are required to convene an Administrative Hearing at which they would have to establish by a preponderance of the evidence that the Company's formal proposals are not entitled to the strong presumption of renewal provided under the Cable Act. One of the municipalities has postponed its Administrative Hearing to an indefinite date, and none of the other municipalities has scheduled an Administrative Hearing. If necessary, the Company intends to pursue vigorously the franchise renewals in any Administrative Hearings and, if needed, through its rights of appeal in the federal or state courts, as provided under the Cable Act. The Company expects in the near term to reach mutually agreeable franchise renewal terms with the communities. In any event, it is the Company's opinion, based on the opinion of legal counsel, that it is probable that the franchises will ultimately be renewed.

 Authority to Sell

  As a result of the failure of the Partnership in 1994 to meet cash flow levels, as defined, and failure to make quarterly interest payment due on September 30, 1994, certain of the partners have the right to elect to cause the business of the partnership to be sold during a period of one year from such election subject to approval of terms of sale by a majority in interest of the partners electing to sell. To date such election has not been made or waived.

 Other

  The Company has performance bonds outstanding at September 30, 1994 aggregating $384,000 representing obligations under franchise and utility license agreements.

6. CALL OPTION

  Continental has the right to purchase 80% of the Partnership's interests at a formula price based on cash flow anytime from December 31, 1996 through January 31, 1997 or in the event that the partnership is sold. If Continental exercises the Call Option, the remaining Partners shall have the right to sell to Continental the remaining 20% interest in the Partnership.

7. EVENT (UNAUDITED) SUBSEQUENT TO INDEPENDENT AUDITORS' REPORT

  On March 29, 1995 the partners of N-Com Limited Partnership II (the "Partnership") executed an Agreement to Purchase Partnership Interests in N-Com Limited Partnership II (the "Purchase Agreement"). If the transactions contemplated by the Purchase Agreement are consummated, Continental Cablevision Investments, Inc. will own 100% of the partnership interests in the Partnership. The Purchase Agreement contains a number of closing conditions, including obtaining all necessary franchise consents and certain franchise renewals. The transaction is scheduled to close in 1995.

                          INDEPENDENT AUDITORS' REPORT

The Partners
Cablevision of Chicago:

  We have audited the accompanying balance sheets of Cablevision of Chicago (a limited partnership) as of December 31, 1993 and 1994, and the related statements of operations and partners' deficiency and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cablevision of Chicago as of December 31, 1993 and 1994, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                                           KPMG Peat Marwick LLP

Jericho, New York
March 3, 1995

                             CABLEVISION OF CHICAGO
                            (A LIMITED PARTNERSHIP)

                                 BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)

                                              DECEMBER 31,
                                            ------------------   JUNE 30,
                                              1993      1994       1995
                                            --------  --------  -----------
                                                                (UNAUDITED)
                      ASSETS
                      ------
Cash and cash equivalents.................  $    339  $     11   $    184
Accounts receivable-subscribers (less
 allowance for doubtful accounts of $134,
 $183 and $143)...........................       406       719        509
Other receivables.........................       492       335        711
Prepaid expenses..........................       165        99         75
Property, plant and equipment, net........    21,440    21,678     21,434
Deferred acquisition and development costs
 (less accumulated amortization of $1,304,
 $1,422 and $1,457).......................       153        35        --
Deferred financing costs (less accumulated
 amortization of $883, $1,185 and
 $1,344)..................................     1,888     1,789      1,630
Other intangibles (less accumulated
 amortization of $981, $1,165 and
 $1,257)..................................       307       123         31
Deposits and other assets.................       103       186        175
                                            --------  --------   --------
                                            $ 25,293  $ 24,975   $ 24,749
                                            ========  ========   ========

       LIABILITIES AND PARTNERS' DEFICIENCY
       ------------------------------------
Accounts payable..........................  $  4,554  $  4,992   $  5,436
Accounts payable to affiliates, net.......       290       783        765
Subordinated amounts payable to
 affiliates...............................    26,129    23,569     26,518
Accrued liabilities:
  Interest................................       621       983        653
  Franchise fees..........................       800       763        876
  Payroll and related benefits............     1,316     1,395      1,168
  Other...................................     1,855     1,286      2,231
Debt:
  Affiliates..............................    12,314    12,314     12,314
  Bank and other..........................    65,575    71,771     70,120
                                            --------  --------   --------
    Total liabilities.....................   113,454   117,856    120,081
                                            --------  --------   --------
Commitments & contingencies
Partners' deficiency
  General partners........................    (1,149)   (1,196)    (1,221)
  Limited partners........................   (87,012)  (91,685)   (94,111)
                                            --------  --------   --------
    Total partners' deficiency............   (88,161)  (92,881)   (95,332)
                                            --------  --------   --------
                                            $ 25,293  $ 24,975   $ 24,749
                                            ========  ========   ========

                See accompanying notes to financial statements.

                             CABLEVISION OF CHICAGO
                            (A LIMITED PARTNERSHIP)

               STATEMENTS OF OPERATIONS AND PARTNERS' DEFICIENCY

                             (DOLLARS IN THOUSANDS)

                                                           SIX MONTHS ENDED
                               YEARS ENDED DECEMBER 31,        JUNE 30,
                               --------------------------  ------------------
                                   1993          1994        1994      1995
                               ------------  ------------  --------  --------
                                                              (UNAUDITED)
Revenues--net................. $     34,562  $     34,395  $ 17,262  $ 17,766
Technical expenses (including
 affiliate amounts of $1,482,
 $1,184, $587 and $627).......       14,045        14,402     7,117     7,065
Selling, general and
 administrative expenses
 (including affiliate amounts
 of $2,432, $2,932, $1,255 and
 $1,567)......................        9,054         9,092     4,573     5,035
Depreciation and amortiza-
 tion.........................        5,593         5,288     2,743     2,541
                               ------------  ------------  --------  --------
    Operating income..........        5,870         5,613     2,829     3,125
                               ------------  ------------  --------  --------
Other income (expense):
  Interest income.............           31            30       --        --
  Interest expense (including
   affiliate amounts of
   $4,507, $4,493, $2,228 and
   $2,328)....................       (9,760)      (10,310)   (4,969)   (5,543)
  Miscellaneous, net..........          (12)          (53)      (48)      (33)
                               ------------  ------------  --------  --------
                                     (9,741)      (10,333)   (5,017)   (5,576)
                               ------------  ------------  --------  --------
    Net loss.................. $     (3,871) $     (4,720) $ (2,188) $ (2,451)
                               ============  ============  ========  ========
Partners' deficiency:
  Beginning of year/period.... $    (84,290) $    (88,161) $(88,161) $(92,881)
  Net loss allocated to gen-
   eral partners..............          (39)          (47)      (22)      (25)
  Net loss allocated to lim-
   ited partners..............       (3,832)       (4,673)   (2,166)   (2,426)
                               ------------  ------------  --------  --------
  End of year/period.......... $    (88,161) $    (92,881) $(90,349) $(95,332)
                               ============  ============  ========  ========


                See accompanying notes to financial statements.

                             CABLEVISION OF CHICAGO
                            (A LIMITED PARTNERSHIP)

                            STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                                SIX MONTHS
                                                                   ENDED
                                   YEARS ENDED DECEMBER 31,      JUNE 30,
                                   -------------------------- ----------------
                                       1993         1994       1994     1995
                                   ------------  ------------ -------  -------
                                                                (UNAUDITED)
Cash flows from operating
 activities:
  Net loss........................ $     (3,871) $    (4,720) $(2,188) $(2,451)
                                   ------------  -----------  -------  -------
  Adjustments to reconcile net
   loss to net cash provided by
   (used in) operating activities:
    Depreciation and
     amortization.................        5,593        5,288    2,743    2,541
    Amortization of deferred
     financing costs..............          287          302      156      159
    Loss (gain) on sale of
     equipment....................           (4)         (39)      (8)       3
    Changes in asset and liability
     accounts:
      Accounts receivable--
       subscribers................          137         (313)    (203)     210
      Other receivables...........         (235)         157     (147)    (376)
      Prepaid expenses............          113           66       68       24
      Deposits and other assets...          (19)         (83)     (19)      11
      Accounts payable and accrued
       expenses...................          193          273      (71)     945
      Accounts payable and
       subordinated amounts
       payable to
       affiliates, net............       (4,320)      (2,067)   2,709    2,931
                                   ------------  -----------  -------  -------
        Total adjustments.........        1,745        3,584    5,228    6,448
                                   ------------  -----------  -------  -------
        Net cash provided by (used
         in) operating
         activities...............       (2,126)      (1,136)   3,040    3,997
                                   ------------  -----------  -------  -------
Cash flows from investing
 activities:
  Capital expenditures............       (3,872)      (5,278)  (2,594)  (2,225)
  Proceeds from sale of
   equipment......................            5           93       11       52
                                   ------------  -----------  -------  -------
        Net cash used in investing
         activities...............       (3,867)      (5,185)  (2,583)  (2,173)
                                   ------------  -----------  -------  -------
Cash flows from financing
 activities:
  Proceeds from bank debt.........       70,750       10,971    2,250      449
  Repayment of bank debt..........      (53,511)      (4,750)  (2,145)  (2,100)
  Payment of debt to affiliates...      (10,072)         --       --       --
  Payments of capital lease
   obligations....................          (79)         (25)     (22)     --
  Additions to deferred debt
   financing......................       (1,035)        (203)     --       --
                                   ------------  -----------  -------  -------
        Net cash provided by (used
         in) financing
         activities...............        6,053        5,993       83   (1,651)
                                   ------------  -----------  -------  -------
Net increase (decrease) in cash
 and cash equivalents.............           60         (328)     540      173
Cash and cash equivalents at
 beginning of year/period.........          279          339      339       11
                                   ------------  -----------  -------  -------
Cash and cash equivalents at end
 of year/period................... $        339  $        11  $   879  $   184
                                   ============  ===========  =======  =======

                See accompanying notes to financial statements.

                             CABLEVISION OF CHICAGO
                            (A LIMITED PARTNERSHIP)

                         NOTES TO FINANCIAL STATEMENTS

                             (DOLLARS IN THOUSANDS)

1. THE COMPANY

  Cablevision of Chicago (the "Company") is a limited partnership, organized in January 1979, under the provisions of the Uniform Limited Partnership Act of the State of Illinois, for the purpose of constructing and operating cable television systems. The partnership will terminate December 31, 2020, unless earlier termination occurs as provided in the partnership agreement.

  The partnership consists of two general partners and three limited partners. The general partners are one individual and Cablevision Systems Services Corporation (CSSC), a corporation wholly-owned by the individual general partner. The limited partners of the Company are Cablevision of Illinois (C of I), Chicago Cablevision Investments (CCI) and Cablevision Headquarters Investment (CHI) which are all limited partnerships. The individual general partner of the Company is also a general partner in C of I, CCI and CHI while CSSC is a general partner in C of I. In addition, a subsidiary of Cablevision Systems Corporation (CSC), a corporation controlled by the individual general partner of the Company, is a general partner in CHI.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Property, Plant and Equipment

  Property, plant and equipment, including construction materials, are recorded at cost, which includes all direct costs and certain indirect costs associated with the construction of cable television transmission and distribution systems and the costs of new subscriber installations. Property, plant and equipment is depreciated on the straight-line method over the estimated useful life of the asset. Leasehold improvements are amortized over the shorter of their useful lives or the terms of the related leases.

 Revenue Recognition

  The Company recognizes revenues as cable television services are provided to subscribers.

 Deferred Acquisition, Development Costs and Intangible Assets

  Costs incurred to acquire cable television franchises and expenses incurred during the initial development period were deferred until the date the first subscriber was connected. Such costs are being amortized on the straight-line basis over the average lives of the franchises. Intangible assets are being amortized over periods ranging from seven to fifteen years on the straight line basis.

 Deferred Financing Costs

  Costs incurred to obtain debt are deferred and amortized on the straight-line basis over the term to maturity of the related debt.

 Income Taxes

  The Company operates as a limited partnership; accordingly, its taxable income or loss is includable in the tax returns of the individual partners and no provision for income taxes is made on the books of the

                             CABLEVISION OF CHICAGO
                            (A LIMITED PARTNERSHIP)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

                             (DOLLARS IN THOUSANDS)
Company. The partners are required to report their share of income or loss in their income tax returns. The Company's income or loss is allocated to the partners in accordance with the terms of the partnership agreement. At December 31, 1994, the carrying amount of net assets for financial statement purposes was less than their tax bases by approximately $3,186.

 Cash Flows

  For purposes of the statements of cash flows, the Company considers all short term investments with a maturity at date of purchase of three months or less to be cash equivalents. The Company paid cash interest of approximately $14,444 (of which approximately $8,500 in 1993 represents interest on the CSSC subordinated demand note) and $11,904 during the years ended December 31, 1993 and 1994, respectively.

 Reclassifications

  Certain 1993 amounts have been reclassified to conform with the 1994 presentation.

 Unaudited Information

  In the opinion of management, the financial statements for the unaudited periods include all adjustments (consisting of a normal recurring nature) necessary for a fair presentation of such information. The results of operations and cash flows for the six months ended June 30, 1994 and 1995 are not necessarily indicative of results that would be expected for a full year.

3. PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment consist of the following items which are depreciated on the straight line basis over the estimated useful lives shown below:

                                                   DECEMBER 31,
                                                  ---------------   ESTIMATED
                                                   1993    1994   USEFUL LIVES
                                                  ------- ------- -------------
Cable television transmission and distribution
 systems:
  Converters....................................  $11,496 $12,441 5 years
  Headend.......................................    4,294   4,420 9 years
  Distribution system...........................   60,553  63,272 12 years
  Program, service and test equipment...........    3,977   4,166 7 years
  Microwave equipment and satellite receivers...    2,771   2,771 7 1/2 years
  Construction materials and supplies...........       99     112
                                                  ------- -------
                                                   83,190  87,182
Land............................................      410     410
Building........................................    3,186   3,186 25 years
Furniture and fixtures..........................      622     639 8 years
Vehicles........................................    2,169   2,218 4 years
Leasehold improvements..........................    1,722   1,744 Term of Lease
                                                  ------- -------
                                                   91,299  95,379
Less accumulated depreciation and amortization..   69,859  73,701
                                                  ------- -------
                                                  $21,440 $21,678
                                                  ======= =======

                             CABLEVISION OF CHICAGO
                            (A LIMITED PARTNERSHIP)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                             (DOLLARS IN THOUSANDS)

4. DEBT

  Debt at December 31, 1993 and 1994 consists of the following:

                                                                1993    1994
                                                               ------- -------
   Partners:
     CSC subordinated demand note, bearing interest at 14%
      (Note 6)................................................ $12,314 $12,314
                                                               ======= =======
   Other:
     Bank debt................................................ $65,550 $71,771
     Capital lease obligation.................................      25     --
                                                               ------- -------
       Total other............................................ $65,575 $71,771
                                                               ======= =======

  On February 5, 1993, the Company entered into a third amended and restated credit agreement (the "New Credit Agreement") with a group of banks led by Bank of Montreal, as agent. On June 21, 1994 the Company executed the First Amendment to the New Credit Agreement with the Bank of Montreal and several other banks which modified certain restrictive covenants through the maturity date of the loan. The Company may borrow up to $80,306 under the New Credit Agreement, of which $7,555 and $150 was restricted for certain letters of credit at December 31, 1993 and 1994 respectively. Undrawn funds available to the Company under the New Credit Agreement as of December 31, 1993 and 1994 amount to approximately $10,395 and $8,851 respectively.

  The New Credit Agreement includes a $55,306 term loan, of which $58,000 and $55,305 was outstanding at December 31, 1993 and 1994 respectively, and a $25,000 revolving line of credit, of which $7,050 and $16,000 was outstanding at December 31, 1993 and December 31, 1994, respectively. Repayment of the term loan commenced March 31, 1993 with quarterly payments continuing through December 31, 2000. The amount available under the revolving line of credit will be reduced by $2,500 on each of December 31, 1996 and 1997, $3,125 on December 31, 1998, $5,625 on December 31, 1999, and the balance on December 31, 2000.

  Based on the outstanding borrowings as of December 31, 1994, future payments under the terms of the New Credit Agreement are as follows: 1995--$4,200; 1996--$7,800; 1997--$9,900; 1998--$11,100; 1999--$11,100; thereafter $11,205.

  The Credit Agreement contains various restrictive covenants, among which are limitations on various payments and the maintenance of various financial ratios. The Company was in compliance with the covenants of its credit agreement on December 31, 1994.

  Borrowings bear interest at varying rates depending on the ratio of the Company's debt to annualized cash flow, as defined in the new Credit Agreement. The Company has the option of selecting either the bank's prime rate or the London Interbank Offering Rate (LIBOR) as the borrowing base rate. At December 31, 1994, the weighted average interest rate on the bank debt was 7.96%. The Company is obligated to pay fees to the banks of 3/8 of 1% per annum on the unused portion of the loan commitment.

                             CABLEVISION OF CHICAGO
                            (A LIMITED PARTNERSHIP)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                             (DOLLARS IN THOUSANDS)

  The Company has entered into interest rate swap agreements with two banks on a notional amount of $25,000 whereby the Company pays a fixed rate of interest and receives a variable rate. Interest rates and terms vary in accordance with each of the agreements. The lengths of the agreements range from one to two years. As of December 31, 1994, the agreements have a weighted average remaining life of two years. The Company is exposed to credit loss in the event of nonperformance by the other parties to the interest rate swap agreements; however, the Company does not anticipate nonperformance by the counterparties.

  Substantially all of the assets of the Company have been pledged to secure the borrowings under the Credit Agreement.

  In September, 1994 the Company borrowed approximately $8,255, in accordance with the terms of the New Credit Agreement, to repay $1,503 in accrued management fees to Cablevision Systems Company and $6,753 in accrued interest thereon.

  In addition the Company has a $2,000 overdraft note with the Bank of Montreal, of which $466 is outstanding at December 31, 1994.

5. LEASES

  The Company leases certain office and production facilities under terms of leases expiring at various dates through 1999. Rent expense for operating leases amounted to approximately $457 in 1993 and $499 in 1994.

  In addition, the Company rents space on utility poles in its operations. The Company's pole rental agreements are for varying terms, and management anticipates renewals as they expire. Rental expense under these agreements was approximately $196 in 1993 and $205 in 1994.

  Future minimum payments under all noncancelable operating leases, including pole rentals through December 31, 1998, at rates currently in force as of December 31, 1994, are as follows:

                                                                       OPERATING
                                                                        LEASES
                                                                       ---------
       1995...........................................................  $  540
       1996...........................................................     512
       1997...........................................................     444
       1998...........................................................     446
       1999...........................................................     454
       Thereafter.....................................................     124
                                                                        ------
       Total future minimum lease payments............................  $2,520
                                                                        ======

6. RELATED PARTY TRANSACTIONS

  The Company has an agreement with Cablevision Systems Company to provide the Company with management services. Cablevision Systems Company is owned by the individual general partner of the Company and certain trusts established for the benefit of his family members. The agreement can be renewed

                             CABLEVISION OF CHICAGO
                            (A LIMITED PARTNERSHIP)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                             (DOLLARS IN THOUSANDS)
indefinitely at the option of Cablevision Systems Company and generally provides for the payment, in addition to expense reimbursement, of a fee equal to 3 1/2% of the Company's gross revenues. The fees accrued for 1993 and 1994 were approximately $1,209 and $1,203, respectively. In addition, interest accrues on the unpaid balance at prime plus two percent. For 1993 and 1994 the Company accrued approximately $1,097 and $1,188, respectively, for interest on unpaid management fees. Cumulative unpaid management fees and interest thereon at December 31, 1993 and 1994 amounted to $15,458 and $9,593, respectively. Unpaid management fees and interest are included in subordinated amounts payable to affiliates in the accompanying balance sheets. The Company paid approximately $730 and $6,753 of accrued interest outstanding on unpaid management fees in 1993 and 1994, respectively through available bank debt. Subsequent payments are subject to certain limitations and restrictions as defined in the New Credit Agreement.

  CSC has made advances to or incurred expenses on behalf of the Company. Unpaid amounts bear interest at the rate of 14% per annum. A portion of this amount was converted to a subordinated demand note (the "CSC Demand Note"). The principal balance of the CSC Demand Note at December 31, 1993 and 1994 amounted to $12,314 and accrued interest thereon approximated $10,089 and $13,394 at December 31, 1993 and 1994, respectively. The CSC Demand Note is subordinated to bank debt and is restricted in accordance with certain provisions of the New Credit Agreement. The amounts of unpaid interest are included in subordinated amounts payable to affiliates in the accompanying balance sheets.

  CSC also has interests in several companies engaged in providing cable television programming and other services to the cable television industry, including the Company. During 1993 and 1994 the Company was charged approximately $1,482 and $1,184, respectively, by these companies primarily for programming services. One of these companies subleases space in the Company's main studio production facility, for which the Company was paid approximately $567 in 1993 and $541 in 1994. Amounts owed these companies at December 31, 1993 and 1994 were approximately $830 and $900, respectively of which approximately $161 and $318, respectively are included in accounts payable to affiliates and approximately $582 in each year is included in subordinated amounts payable to affiliates in the accompanying balance sheets.

  The Company is charged for certain selling, general and administrative expenses by CSC. For the years ended December 31, 1993 and 1994, these expenses amounted to approximately $1,223 and $1,729, respectively. Amounts owed CSC at December 31, 1993 and 1994 were approximately $264 and $723, respectively, and are included in accounts payable to affiliates in the accompanying balance sheets.

7. PENSION PLAN

  The Company is a participant, with other affiliates, in a defined contribution pension plan covering substantially all employees. The Company contributed 1 1/2% of each eligible employees' annual compensation, as defined, to the defined contribution portion of the Pension Plan (the "Pension Plan") and an equivalent amount to the Section 401(k) portion of the plan (the "Savings Plan"). Employees may voluntarily contribute up to 15% of eligible compensation, subject to certain restrictions, to the Savings Plan, with an additional matching contribution by the Company of 1/4 of 1% for each 1% contributed by the employee, up to a maximum contribution by the Company of 1/2 of 1% of eligible base pay. Employee contributions are fully vested as are employer base contributions to the Savings Plan. Employer contributions to the Pension Plan and matching contributions to the Savings Plan become vested in years three through seven. At December 31, 1993 and 1994, the cost associated with these plans was approximately $130 and $118, respectively. The Company does not provide any postretirement benefits for any of its employees.

                             CABLEVISION OF CHICAGO
                            (A LIMITED PARTNERSHIP)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                             (DOLLARS IN THOUSANDS)

8. CONTINGENCY

  The Company has obtained thirty one franchises authorizing it to construct and operate cable television systems in the suburban areas of Chicago, Illinois. Certain franchises contain provisions granting the municipalities an option, at the expiration of the franchise, to purchase the cable television system for $1 plus any outstanding debt attributable to the system.

9. FINANCING

  Since its inception, the Company has incurred substantial losses. Not withstanding such losses, the Company's cash flow from operations and available borrowings under its New Credit Agreement (note 4) have been sufficient to meet its current obligations as a result of the deferral of payment of management fees and interest thereon and the deferral of interest payments on the subordinated demand note (note 4 and 6). Payment of the subordinated demand note, including interest thereon, is restricted in accordance with certain provisions of the New Credit Agreement. The Company believes that internally generated funds as well as borrowings under the revolving lines of credit are sufficient through year end 1995 to fund its requirements for existing cable operations and meet its debt service requirements.

10. RECENT CABLE TELEVISION REGULATIONS

  In October, 1992, the Congress of the United States passed the Cable Television Consumer Protection and Competition Act of 1992 (Cable Act) which among other matters, provides for the regulation of basic and cable programming services. In April 1993, the Federal Communications Commission ("FCC") adopted regulations governing rates for basic and cable programming services which became effective September 1, 1993. Under the provisions of these regulations, certain revenues derived from cable television are determined under either a "benchmark" or "cost of service" method. Effective September 1, 1993 the Company's systems had set their rates using the benchmark method which compares the Company's rates to those which are in effect at cable systems deemed to face effective competition by the FCC.

  In February 1994, the FCC significantly modified the September 1993 rate regulations. These modifications were designed to further reduce subscriber rates and most annual basic and cable programming service rate increases (other than per-event and per-channel services). Management has implemented the rules in a manner it believes to be consistent with the regulations promulgated by the FCC.

  As a result of the 1992 Cable Act, many of the cable television systems of the Company are subject to regulation by local franchise authorities and/or the FCC. Regulations imposed by the 1992 Cable Act, among other things, allow regulators to limit and reduce the rates that cable operators can charge for certain basic cable television services and equipment rental charges.

  Further rules and regulations are being considered by the FCC, however, these regulations have not yet been finalized. The ultimate impact on the operation of the Company resulting from existing rules and regulations and proposed rules and regulations, if any, cannot be determined.

11. SUBSEQUENT EVENTS

  In January 1995, the Company entered into an agreement with Continental Cablevision, Inc. to sell its cable systems for a sale price of $168,500, subject to post closing adjustments. The sale is expected to close in 1995.

                             CABLEVISION OF CHICAGO
                            (A LIMITED PARTNERSHIP)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                             (DOLLARS IN THOUSANDS)
12. TAX INFORMATION (UNAUDITED)

  The following represents a reconciliation of the losses allocated to the partners for financial reporting purposes and that utilized for tax purposes.

                                                                YEARS ENDED
                                                               DECEMBER 31,
                                                              ----------------
                                                               1993     1994
                                                              -------  -------
Losses allocated to partners for financial reporting
 purposes...................................................  $(3,871) $(4,720)
Depreciation and amortization adjustments for tax purposes..    2,347    1,564
Management fees and related interest........................    1,576   (5,886)
Other.......................................................     (385)     111
                                                              -------  -------
Tax loss allocable to partners..............................  $  (333) $(8,931)
                                                              =======  =======
Tax loss allocable to general partners......................  $    (4) $   (89)
                                                              =======  =======
Tax loss allocated to limited partners......................  $  (329) $(8,842)
                                                              =======  =======

                              [COMPANY LOGO HERE]

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE + +WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES +
+LAW OF ANY SUCH JURISDICTION.                                                 +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             [ALTERNATE COVER PAGE FOR INTERNATIONAL PROSPECTUS]
PROSPECTUS (Subject To Completion)
Issued October 19, 1995
                                          Shares
(logo)Continental Cablevision, Inc.
                              CLASS A COMMON STOCK

                                  -----------

ALL OF THE SHARES OF CLASS A COMMON STOCK OF CONTINENTAL CABLEVISION, INC. (THE "COMPANY" OR "CONTINENTAL"), $.01 PAR VALUE PER SHARE ("CLASS A COMMON STOCK"), BEING OFFERED HEREBY ARE BEING SOLD BY THE COMPANY. OF THE SHARES OF CLASS A
COMMON STOCK BEING OFFERED HEREBY,          ARE BEING OFFERED INITIALLY OUTSIDE
THE UNITED STATES AND CANADA BY THE INTERNATIONAL UNDERWRITERS AND SHARES ARE BEING OFFERED INITIALLY IN THE UNITED STATES AND CANADA BY THE U.S. UNDERWRITERS. PRIOR TO THIS OFFERING THERE HAS BEEN NO PUBLIC MARKET FOR THE CLASS A COMMON STOCK OF THE COMPANY. IT IS CURRENTLY ESTIMATED THAT THE INITIAL
PUBLIC OFFERING PRICE PER SHARE WILL BE BETWEEN $        AND $       . SEE
"UNDERWRITERS" FOR A DISCUSSION OF THE FACTORS CONSIDERED IN DETERMINING THE INITIAL PUBLIC OFFERING PRICE.

                                  -----------

THE COMPANY'S AUTHORIZED CAPITAL STOCK CONSISTS OF CLASS A COMMON STOCK, CLASS B COMMON STOCK, $.01 PAR VALUE PER SHARE ("CLASS B COMMON STOCK", AND TOGETHER WITH THE CLASS A COMMON STOCK, "COMMON STOCK"), AND PREFERRED STOCK, $.01 PAR VALUE PER SHARE ("PREFERRED STOCK"), A PORTION OF WHICH HAS BEEN DESIGNATED SERIES A PARTICIPATING CONVERTIBLE PREFERRED STOCK ("SERIES A PREFERRED STOCK"). THE ECONOMIC RIGHTS OF THE CLASS A COMMON STOCK ARE IDENTICAL TO THOSE OF THE CLASS B COMMON STOCK, BUT EACH SHARE OF CLASS B COMMON STOCK ENTITLES ITS HOLDER TO TEN VOTES, WHEREAS EACH SHARE OF CLASS A COMMON STOCK ENTITLES ITS HOLDER TO ONE VOTE, IN RESPECT OF MATTERS SUBMITTED FOR THE VOTE OF ALL HOLDERS OF COMMON STOCK. EACH SHARE OF CLASS B COMMON STOCK IS CONVERTIBLE AT ANY TIME INTO ONE SHARE OF CLASS A COMMON STOCK AT THE OPTION OF THE HOLDER AND AUTOMATICALLY CONVERTS UPON CERTAIN TRANSFERS. SEE "DESCRIPTION OF CAPITAL STOCK."

                                  -----------

   APPLICATION WILL BE MADE FOR QUOTATION OF THE CLASS A COMMON STOCK ON THE
                NASDAQ NATIONAL MARKET UNDER THE SYMBOL "    ."

                                  -----------

     SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR INFORMATION THAT SHOULD BE
                      CONSIDERED BY PROSPECTIVE INVESTORS.

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

                               PRICE $    A SHARE

                                  -----------

                                                 UNDERWRITING
                               PRICE TO          DISCOUNTS AND     PROCEEDS TO
                                PUBLIC          COMMISSIONS(1)      COMPANY(2)
                               --------         --------------     -----------
Per Share................        $                   $                $
Total(3).................       $                   $                $

-----
  (1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.
  (2) Before deducting expenses payable by the Company estimated at $ .
  (3) The Company has granted to the U.S. Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to an aggregate of additional shares of Class A Common Stock at the price to public less underwriting discounts and commissions for the purpose of covering over-allotments, if any. If the U.S. Underwriters exercise such option in full, the total price to public, underwriting discounts and commissions
      and proceeds to Company will be $    , $     and $    , respectively. See
      "Underwriters."

                                  -----------

  The shares of Class A Common Stock are offered, subject to prior sale, when, as and if accepted by the Underwriters named herein and subject to approval of certain legal matters by Davis Polk & Wardwell, counsel for the Underwriters. It is expected that delivery of the shares of Class A Common Stock will be made
on or about     , 1995, at the office of Morgan Stanley & Co. Incorporated, New
York, N.Y., against payment therefor in New York funds.

                                  -----------

MORGAN STANLEY & CO.
   International

                          DONALDSON, LUFKIN & JENRETTE
                             Securities Corporation

                                                          LAZARD CAPITAL MARKETS

        , 1995

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

   Securities and Exchange Commission fee............................. $118,966
   NASD filing fee....................................................   30,500
   Nasdaq National Market fees........................................    *
   Blue Sky fees and expenses.........................................    *
   Printing and engraving fees........................................    *
   Accountants' fees and expenses.....................................    *
   Legal fees and expenses............................................    *
   Transfer agent and registrar's fees................................    *
   Miscellaneous......................................................    *
                                                                       --------
     Total............................................................ $  *
                                                                       ========

--------
* To be provided by amendment.

  The foregoing, except for the Securities and Exchange Commission fee and the NASD filing fee, are estimated.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the DGCL provides, in effect, that any person made a party to any action by reason of the fact that he is or was a Director, officer, employee or agent of Continental may and, in certain cases, must be indemnified by Continental against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorney's fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorney's fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Continental. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the Director, officer, employee or agent is liable to Continental, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses, and, in a non-derivative action, to any criminal proceeding in which such person had reasonable cause to believe his conduct was unlawful.

  Article VII of the Company's By-Laws in effect provides that the Company shall indemnify each person who is or was an officer or director of the Company to the fullest extent permitted by Section 145 of the DGCL.

  Article Sixth of the Company's Restated Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a Director, except (i) for any breach of the duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (iii) for any transaction from which the director derived an improper personal benefit and (iv) for liability under Section 174 of the DGCL relating to certain unlawful dividends and stock repurchases.

  Reference is made to Article VII of the Underwriting Agreement filed as part of Exhibit 1 hereto, pursuant to which the Underwriters have agreed to indemnify officers and directors of the Company against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  Over the last three years, the Company has issued to employees under its Restricted Stock Purchase Program as in effect from time to time (which is described in Note 11 to the Consolidated Financial

Statements of the Company contained in the Prospectus included as part of this Registration Statement), the following shares of its Common Stock: (1) on November 17, 1992, 15,000 shares of Class B Common Stock were issued to 1 employee for an aggregate consideration of $6.00; (2) on December 28, 1992, 141,250 shares of Class B Common Stock were issued to 5 employees for an aggregate consideration of $56.50; and (3) on March 10, 1993, 15,000 shares of Class B Common Stock were issued to 1 employee for an aggregate consideration of $6.00. All of the shares referred to in this paragraph were issued in reliance on the exemption from registration under the Securities Act provided by Section 4(2) of the Securities Act. The Company issued the following shares of its Class B Common Stock to the following numbers of employees for the stated consideration under its Restricted Stock Purchase Program in reliance upon Rule 701 of the Securities Act: 2,343,750 shares to 67 employees for $937.50 in January 1995; 25,000 shares to one employee for $10.00 in February 1995; 12,500 shares to one employee for $5.00 in April 1995; and 12,500 shares to one employee for $5.00 in June 1995. Each of the above persons represented that he or she was acquiring the shares for investment and not with a view to a distribution within the meaning of the Securities Act. The stock certificates issued to all of the above persons bear restrictive legends. All of the foregoing share numbers have been adjusted to reflect a 24 for 1 stock dividend declared by the Board of Directors in September 1995.

  No underwriters were engaged in connection with any of the foregoing sales.

  On November 17, 1992, 3,679,725 shares were issued and sold to Boston Ventures Limited Partnership IV and Boston Ventures Limited Partnership IVA for $50,000,103 in reliance upon Section 4(2) of the Securities Act. The purchasers of the Class B Common Stock represented that they acquired the shares for their own accounts and not with a view to, or in connection with, a distribution within the meaning of the Securities Act. The stock certificates issued to such purchasers bear restrictive legends. A fee of $1.0 million was paid to Lazard Freres & Co. LLC in connection with this and two other common equity placements which took place earlier.

  On the following dates, the Company issued and sold to the following investors shares of Class A Common Stock for the stated aggregate offering price:

    (i) November 12, 1993, 2,396,900 shares to Thomas H. Lee Equity Partners, L.P., THL-CCI Investors Limited Partnership, Providence Media Partners L.P., John Hancock Venture Capital Fund Limited Partnership II, Hancock Venture Partners III L.P., Mayflower Fund Limited Partnership, Falcon Ventures II L.P., and The Aetna Casualty and Surety Company for $46,499,860; and

    (ii) October 24, 1994, 1,572,150 shares to TCG Partners to and for the benefit and account of the Fidelity Non-Profit Management Foundation for $30.5 million.

  Such shares were issued and sold in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. The purchasers of the Class A Common Stock represented that they acquired the shares for their own accounts and not with a view to, or in connection with, a distribution within the meaning of the Securities Act. The stock certificates issued to such purchasers bear restrictive legends.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  Listed below are the exhibits which are filed as part of this registration statement (according to the number assigned to them in Item 601 of Regulation S-K). Each exhibit marked by an asterisk (*) is incorporated by reference to Continental's Registration Statement No. 33-46510 (as amended), declared effective by the Securities and Exchange Commission on June 15, 1992, each exhibit marked by two asterisks (**) is incorporated by reference to Continental's Registration Statement No. 33-59806, declared effective by the Securities and Exchange Commission on May 27, 1993, each exhibit marked by three asterisks (***) is incorporated by reference to Continental's Registration Statement No. 33-65798, declared effective by the Securities and Exchange Commission on August 6, 1993, and each exhibit marked by four asterisks (****) is incorporated by reference to Continental's Registration Statement No. 33-57471, declared effective by the Commission on August 31, 1995. Exhibit numbers in parenthesis refer to the exhibit numbers in Registration Statements. Each exhibit marked by a pound sign (#) is a management contract or compensatory plan.

 1.1  Form of Underwriting Agreement, dated    , 1995, by and among Continental
      Cablevision, Inc., Morgan Stanley & Co. Incorporated, Donaldson, Lufkin & Jenrette Securities Corporation, Lazard Freres & Co. LLC, Morgan Stanley & Co. International Limited, Donaldson, Lufkin & Jenrette Securities
      Corporation and Lazard Brothers & Co., Limited. . . . Filed herewith as
      Exhibit 1.1.

 2.1 Agreement and Plan of Merger dated as of November 18, 1994, by and among Continental, Providence Journal Company, The Providence Journal Company, King Holding Corp. and King Broadcasting Company, as amended and restated as of August 1, 1995.**** (2.1)

 3.1  Restated Certificate of Incorporation of Continental.**** (3.1)

 3.1A Certificate of Designation of Continental relating to the Continental
      Series A Preferred Stock.**** (3.1A)

 3.1B Form of Amendment to Continental's Restated Certificate of Incorporation, increasing the number of authorized shares.**** (3.1B)

 3.2A By-Laws of Continental.**** (3.2A)

 3.2B Amendment to By-Laws of Continental.**** (3.2B)

 4.1 Indenture dated as of June 22, 1992 between Continental and Morgan Guaranty Trust Company of New York as Trustee, pertaining to Continental's 10 5/8% Senior Subordinated Notes due 2002.* (4.1)

 4.2 Indenture dated as of June 22, 1992 between Continental and Morgan Guaranty Trust Company of New York as Trustee, pertaining to Continental's 11% Senior Subordinated Debentures due 2007.* (4.2)

 4.3 Indenture dated as of November 1, 1989 between Continental and The Connecticut National Bank as successor trustee, pertaining to Continental's Senior Subordinated Floating Rate Debentures due November 1, 2004.* (4.6)

 4.4 Amended and Restated Note Agreement dated as of October 17, 1994 by and among Continental and certain of its direct and indirect Subsidiaries as Guarantors and The Prudential Insurance Company of America.**** (4.5)

 4.5 Indenture dated as of June 1, 1993 between Continental and The First National Bank of Chicago, as Trustee, pertaining to Continental's 8 5/8% Senior Notes due 2003.** (4.10)

 4.6 Indenture dated as of June 1, 1993 between Continental and The First National Bank of Chicago, as Trustee, pertaining to Continental's 9% Senior Debentures due 2008.** (4.11)

 4.7 Indenture dated as of August 1, 1993 between Continental and the Bank of New York, as Trustee, pertaining to Continental's 8 5/8% Senior Debentures due 2005.*** (4.11)

 4.8 Indenture dated as of August 1, 1993 between Continental and the Bank of New York, as Trustee, pertaining to Continental's 9 1/2% Senior Debentures due 2013.*** (4.12)

 4.9 Indenture dated as of August 1, 1993 between Continental and the Bank of New York, as Trustee, pertaining to Continental's 8 1/2% Senior Notes due 2001.*** (4.13)

 5    Opinion of Sullivan & Worcester. . . . To be filed by amendment.

 7 Opinion regarding liquidation preference for Continental Preferred Stock. . . . To be filed by amendment.

10.1 Stock Liquidation Agreement dated as of March 6, 1989, as amended as of September 28, 1990, replacing and restating the Stock Acquisition Agreement made as of December 19, 1988 by and among Continental, H. Irving Grousbeck, MD Co., Burr, Egan, Deleage & Co., Roderick A. MacLeod and Amos B. Hostetter, Jr.* (10.2)

10.2 Second Amendment to Stock Liquidation Agreement dated as of July 7, 1992 by and among Continental, Amos B. Hostetter, Jr., H. Irving Grousbeck, MD Co., Burr, Egan, Deleage & Co. and Roderick A. MacLeod.** (10.2)

10.3  Form of Restricted Stock Purchase Agreement.*# (10.3)

10.4 Stock Purchase Agreement dated April 27, 1992 among Continental, Corporate Partners, L.P., Corporate Offshore Partners, L.P., The State Board of Administration of Florida, Chemical Equity Associates, Mellon Bank, N.A. as Trustee for First Plaza Group Trust, Vencap Holdings (1992) Pte Ltd and Corporate Advisors, L.P.* (10.4)

10.5 Registration Rights Agreement dated June 22, 1992 among Continental, Corporate Partners, L.P., Corporate Offshore Partners, L.P., The State Board of Administration of Florida, Chemical Equity Associates, Mellon Bank, N.A. as Trustee for First Plaza Group Trust, Vencap Holdings (1992) Pte Ltd and Corporate Advisors, L.P.* (10.5)

10.6 Amendment to Registration Rights Agreement dated July 15, 1992 among Continental and Corporate Advisors, L.P. on behalf of Corporate Partners, L.P., Corporate Offshore Partners, L.P., The State Board of
      Administration of Florida, ContCable Continental Preferred Stock Investors, L.P., Mellon Bank, N.A., as Trustee for First Plaza Group Trust, and Vencap Holdings (1992) Pte Ltd.** (10.6)

10.7 Stock Purchase Agreement dated July 15, 1992, as amended on November 17, 1992, among Continental, Boston Ventures Limited Partnership III, Boston Ventures Limited Partnership IIIA, Boston Ventures Limited Partnership IV and Boston Ventures Limited Partnership IVA.** (10.7)

10.8 Stock Purchase Agreement dated July 15, 1992 among Continental, Thomas H. Lee Equity Partners, L.P., THL-CCI Continental Preferred Stock Investors Limited Partnership, Providence Media Partners L.P., Alta V Limited Partnership, Customs House Partners and Ontario Teachers' Pension Plan Board.** (10.8)

10.9 Registration Rights Agreement dated July 15, 1992 among Continental, Boston Ventures Limited Partnership III, Boston Ventures Limited Partnership IIIA, Boston Ventures Limited Partnership IV, Boston Ventures Limited Partnership IVA, Thomas H. Lee Equity Partners, L.P., THL-CCI Continental Preferred Stock Investors Limited Partnership, Providence Media Partners L.P., Alta V Limited Partnership, Customs House Partners and Ontario Teachers' Pension Plan Board.** (10.9)

10.10 Liquidation Rights Agreement dated as of July 7, 1992 by and between Continental and MD Co.** (10.10)

10.11 Stock Purchase Agreement dated as of December 17, 1992 by and among Teleport Communications Group Inc., Comcast Corporation, Comcast Teleport, Inc., Continental and Continental Teleport, Inc.** (10.11)

10.12 Optus Vision Joint Venture-Optus Vision Shareholders Agreement dated May 19, 1995 by and among Continental Cablevision of Australia, Inc., Optus Communications Pty Limited, Pay TV Holdings Pty Limited, Tallglen Pty Limited, Optus Vision Pty Limited, Optus Networks Pty Limited and Optus Administration Pty Limited.**** (10.12)

10.13 Management Incentive Plan. #**** (10.13)

10.14 Purchase Agreement dated as of November 1, 1994 by and among Columbia Associates, L.P., Columbia Cable of Michigan, Inc., and Continental Cablevision of Manchester, Inc.**** (10.14)

10.15 Supplemental Executive Retirement Plan. #**** (10.15)

10.16 Registration Rights Agreement with New Providence Journal. . . .Filed herewith as Exhibit 10.16

10.17 Form of Restricted Stock Purchase Agreements for 1995. #**** (10.17)

10.18   Voting Agreement by and among Continental, Providence Journal and certain stockholders of Continental and Providence Journal.... Filed herewith as Exhibit 10.18

10.19 First Amendment to the Purchase Agreement dated March 24, 1995 by and among Columbia Associates, L.P., Columbia Cable of Michigan, Inc., and Continental Cablevision of Manchester, Inc.**** (10.19)

10.19A Second Amendment to the Purchase Agreement dated September 30, 1995, by and among Columbia Associates, L.P., Columbia Cable of Michigan, Inc.
        and Continental Cablevision of Manchester, Inc.... Filed herewith as
        Exhibit 10.19A

10.20 Purchase Agreement dated January 6, 1995 by and between Continental Cablevision, Inc. and Cablevision of Chicago.**** (10.20)

10.21 Purchase Agreement dated March 29, 1995 between N-COM Limited Partnership II and Continental Cablevision Investments, Inc.**** (10.21)

10.22 Amended and Restated Credit Agreement dated as of October 1, 1994 among Continental and certain of its direct and indirect Subsidiaries as Guarantors and The First National Bank of Boston, for itself and as Administrative and Managing Agent, and certain financial institutions named therein.**** (4.4)

10.23 Credit Agreement dated as of July 18, 1995 among PJC Financing Corporation, Colony Communications, Inc., Columbia Cable of Michigan, N-COM Acquisition Corporation and their respective Subsidiaries and The Toronto Dominion Bank as Documentation Agent and Managing Agent, The First National Bank of Boston for itself and as Administrative and Managing Agent and The Bank of New York for itself and as Syndication and Managing Agent and certain financial institutions named therein.**** (4.11)

10.24 Amendment to Credit Agreement dated September 22, 1995 among Continental and certain of its direct and indirect Subsidiaries and The First National Bank of Boston, and certain financial institutions named therein.... Filed herewith as Exhibit 10.24.

11.1    Schedule of computation of earnings per share.... Filed herewith as
        Exhibit 11.1.

11.2    Schedule of computation of pro forma loss per share.... Filed herewith as Exhibit 11.2

21      Subsidiaries of Continental.... To be filed by amendment.

23.1    Consent of Sullivan & Worcester.... To be filed by amendment.

23.2    Independent Auditors' Consent of Deloitte & Touche LLP.... Filed
        herewith as Exhibit 23.2.

23.3    Independent Auditors' Consent of KPMG Peat Marwick LLP.... Filed
        herewith as Exhibit 23.3.

23.4    Independent Auditors' Consent of Deloitte & Touche LLP.... Filed
        herewith as Exhibit 23.4.

23.5    Independent Auditors' Consent of Arthur Andersen LLP.... Filed
        herewith as Exhibit 23.5.

23.6    Independent Auditors' Consent of Price Waterhouse LLP.... Filed
        herewith as Exhibit 23.6.

23.7    Independent Auditors' Consent of Ernst & Young LLP.... Filed herewith as Exhibit 23.7.

23.8    Independent Auditors' Consent of KPMG Peat Marwick LLP.... Filed
        herewith as Exhibit 23.8.

23.9    Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C....
        Filed herewith as Exhibit 23.9.

24      Power of Attorney.... Included as page II-7 of this Registration
        Statement.

27      Financial Data Schedules.... Filed herewith as Exhibit 27.

99      Schedule II--Valuation and Qualifying Accounts and Reserves.... Filed
        herewith as Exhibit 99.

FINANCIAL STATEMENT SCHEDULES

      Valuation and Qualifying Accounts and Reserves

  The schedule presents financial information for the years ended December 31, 1992, 1993 and 1994.

ITEM 17. UNDERTAKINGS

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes to provide to the Underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF BOSTON, COMMONWEALTH OF MASSACHUSETTS, ON THE 19TH DAY OF OCTOBER, 1995.

                                          Continental Cablevision, Inc.


                                          By:   /s/ Amos B. Hostetter, Jr.
                                              ---------------------------------
                                                    AMOS B. HOSTETTER, JR.
                                                    CHAIRMAN OF THE BOARD

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED; AND EACH OF THE UNDERSIGNED OFFICERS AND DIRECTORS OF CONTINENTAL CABLEVISION, INC. (THE "COMPANY"), HEREBY SEVERALLY CONSTITUTE AND APPOINT AMOS B. HOSTETTER, JR., TIMOTHY P. NEHER, WILLIAM T. SCHLEYER, NANCY HAWTHORNE, W. LEE H. DUNHAM AND PATRICK K. MIEHE, AND EACH OF THEM, TO SIGN FOR HIM OR HER, AND IN HIS OR HER NAME IN THE CAPACITY INDICATED BELOW, ALL AMENDMENTS TO SUCH REGISTRATION STATEMENT ON FORM S-1 RELATING TO CLASS A COMMON STOCK FOR THE PURPOSE OF REGISTERING SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY RELATED REGISTRATION STATEMENT OR AMENDMENT THERETO FILED PURSUANT TO RULE 462(B), HEREBY RATIFYING AND CONFIRMING OUR SIGNATURES AS THEY MAY BE SIGNED BY OUR ATTORNEYS TO SUCH REGISTRATION STATEMENTS AND ANY AND ALL AMENDMENTS THERETO.


             SIGNATURES                         TITLE              DATE
             ----------                         -----              ----
     /s/ Amos B. Hostetter, Jr.         Director and          October 19, 1995
-------------------------------------    Chairman of the
       AMOS B. HOSTETTER, JR.            Board (principal
                                         executive officer)

        /s/ Timothy P. Neher            Director and Vice     October 19, 1995
-------------------------------------    Chairman of the
          TIMOTHY P. NEHER               Board

      /s/  William T. Schleyer          President             October 19, 1995
-------------------------------------
         WILLIAM T. SCHLEYER

         /s/ Nancy Hawthorne            Chief Financial       October 19, 1995
-------------------------------------    Officer and Senior
           NANCY HAWTHORNE               Vice President
                                         (principal
                                         financial officer)

      /s/ Richard A. Hoffstein          Senior Vice           October 19, 1995
-------------------------------------    President and
        RICHARD A. HOFFSTEIN             Corporate
                                         Controller
                                         (principal
                                         accounting officer)

        /s/ Michael J. Ritter           Director              October 19, 1995
-------------------------------------
          MICHAEL J. RITTER

             SIGNATURES                         TITLE                DATE

       /s/ Roy F. Coppedge III          Director                October 19, 1995
-------------------------------------
         ROY F. COPPEDGE III

        /s/ Jonathan H. Kagan           Director                October 19, 1995
-------------------------------------
          JONATHAN H. KAGAN

         /s/ Robert B. Luick            Director                October 19, 1995
-------------------------------------
           ROBERT B. LUICK

        /s/ Henry F. McCance            Director                October 19, 1995
-------------------------------------
          HENRY F. MCCANCE

         /s/ Lester Pollack             Director                October 19, 1995
-------------------------------------
           LESTER POLLACK

         /s/ Vincent J. Ryan            Director                October 19, 1995
-------------------------------------
           VINCENT J. RYAN

        /s/ Stephen Hamblett            Director                October 19, 1995
-------------------------------------
          STEPHEN HAMBLETT

        /s/ Trygve E. Myhren            Director                October 19, 1995
-------------------------------------
          TRYGVE E. MYHREN

                                 EXHIBIT INDEX

EXHIBIT
  NO.                               DESCRIPTION                             PAGE
-------                             -----------                             ----
 1.1    Form of Underwriting Agreement, dated    , 1995, by and among
        Continental Cablevision, Inc., Morgan Stanley & Co. Incorporated,
        Donaldson, Lufkin & Jenrette Securities Corporation, Lazard Freres &
        Co. LLC, Morgan Stanley & Co. International Limited, Donaldson,
        Lufkin & Jenrette Securities Corporation and Lazard Brothers & Co.,
        Limited. . . . Filed herewith as Exhibit 1.1.

 2.1 Agreement and Plan of Merger dated as of November 18, 1994, by and among Continental, Providence Journal Company, The Providence
        Journal Company, King Holding Corp. and King Broadcasting Company, as amended and restated as of August 1, 1995.**** (2.1)

 3.1    Restated Certificate of Incorporation of Continental.**** (3.1)

 3.1A Certificate of Designation of Continental relating to the Continental Series A Preferred Stock.**** (3.1A)

 3.1B   Form of Amendment to Continental's Restated Certificate of
        Incorporation, increasing the number of authorized shares.****
        (3.1B)

 3.2A   By-Laws of Continental.**** (3.2A)

 3.2B   Amendment to By-Laws of Continental.**** (3.2B)

 4.1    Indenture dated as of June 22, 1992 between Continental and Morgan
        Guaranty Trust Company of New York as Trustee, pertaining to
        Continental's 10 5/8% Senior Subordinated Notes due 2002.* (4.1)

 4.2    Indenture dated as of June 22, 1992 between Continental and Morgan
        Guaranty Trust Company of New York as Trustee, pertaining to
        Continental's 11% Senior Subordinated Debentures due 2007.* (4.2)

 4.3    Indenture dated as of November 1, 1989 between Continental and The
        Connecticut National Bank as successor trustee, pertaining to Continental's Senior Subordinated Floating Rate Debentures due
        November 1, 2004.* (4.6)

 4.4 Amended and Restated Note Agreement dated as of October 17, 1994 by and among Continental and certain of its direct and indirect
        Subsidiaries as Guarantors and The Prudential Insurance Company of
        America.**** (4.5)

 4.5    Indenture dated as of June 1, 1993 between Continental and The First
        National Bank of Chicago, as Trustee, pertaining to Continental's 8
        5/8% Senior Notes due 2003.** (4.10)

 4.6    Indenture dated as of June 1, 1993 between Continental and The First
        National Bank of Chicago, as Trustee, pertaining to Continental's 9%
        Senior Debentures due 2008.** (4.11)

 4.7 Indenture dated as of August 1, 1993 between Continental and the Bank of New York, as Trustee, pertaining to Continental's 8 5/8%
        Senior Debentures due 2005.*** (4.11)

 4.8 Indenture dated as of August 1, 1993 between Continental and the Bank of New York, as Trustee, pertaining to Continental's 9 1/2%
        Senior Debentures due 2013.*** (4.12)

 4.9 Indenture dated as of August 1, 1993 between Continental and the Bank of New York, as Trustee, pertaining to Continental's 8 1/2%
        Senior Notes due 2001.*** (4.13)

 5      Opinion of Sullivan & Worcester. . . . To be filed by amendment.

 7      Opinion regarding liquidation preference for Continental Preferred
        Stock. . . . To be filed by amendment.

10.1    Stock Liquidation Agreement dated as of March 6, 1989, as amended as of September 28, 1990, replacing and restating the Stock Acquisition
        Agreement made as of December 19, 1988 by and among Continental, H.
        Irving Grousbeck, MD Co., Burr, Egan, Deleage & Co., Roderick A.
        MacLeod and Amos B. Hostetter, Jr.* (10.2)
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  NO.                              DESCRIPTION                              PAGE
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10.2    Second Amendment to Stock Liquidation Agreement dated as of July 7,
        1992 by and among Continental, Amos B. Hostetter, Jr., H. Irving
        Grousbeck, MD Co., Burr, Egan, Deleage & Co. and Roderick A.
        MacLeod.** (10.2)

10.3    Form of Restricted Stock Purchase Agreement.*# (10.3)

10.4    Stock Purchase Agreement dated April 27, 1992 among Continental,
        Corporate Partners, L.P., Corporate Offshore Partners, L.P., The
        State Board of Administration of Florida, Chemical Equity
        Associates, Mellon Bank, N.A. as Trustee for First Plaza Group
        Trust, Vencap Holdings (1992) Pte Ltd and Corporate Advisors, L.P.*
        (10.4)

10.5    Registration Rights Agreement dated June 22, 1992 among Continental,
        Corporate Partners, L.P., Corporate Offshore Partners, L.P., The
        State Board of Administration of Florida, Chemical Equity
        Associates, Mellon Bank, N.A. as Trustee for First Plaza Group
        Trust, Vencap Holdings (1992) Pte Ltd and Corporate Advisors, L.P.*
        (10.5)

10.6    Amendment to Registration Rights Agreement dated July 15, 1992 among
        Continental and Corporate Advisors, L.P. on behalf of Corporate
        Partners, L.P., Corporate Offshore Partners, L.P., The State Board of Administration of Florida, ContCable Continental Preferred Stock
        Investors, L.P., Mellon Bank, N.A., as Trustee for First Plaza Group
        Trust, and Vencap Holdings (1992) Pte Ltd.** (10.6)

10.7    Stock Purchase Agreement dated July 15, 1992, as amended on November
        17, 1992, among Continental, Boston Ventures Limited Partnership
        III, Boston Ventures Limited Partnership IIIA, Boston Ventures
        Limited Partnership IV and Boston Ventures Limited Partnership
        IVA.** (10.7)

10.8    Stock Purchase Agreement dated July 15, 1992 among Continental,
        Thomas H. Lee Equity Partners, L.P., THL-CCI Continental Preferred
        Stock Investors Limited Partnership, Providence Media Partners L.P.,
        Alta V Limited Partnership, Customs House Partners and Ontario
        Teachers' Pension Plan Board.** (10.8)

10.9    Registration Rights Agreement dated July 15, 1992 among Continental,
        Boston Ventures Limited Partnership III, Boston Ventures Limited
        Partnership IIIA, Boston Ventures Limited Partnership IV, Boston
        Ventures Limited Partnership IVA, Thomas H. Lee Equity Partners,
        L.P., THL-CCI Continental Preferred Stock Investors Limited
        Partnership, Providence Media Partners L.P., Alta V Limited
        Partnership, Customs House Partners and Ontario Teachers' Pension
        Plan Board.** (10.9)

10.10   Liquidation Rights Agreement dated as of July 7, 1992 by and between
        Continental and MD Co.** (10.10)

10.11   Stock Purchase Agreement dated as of December 17, 1992 by and among
        Teleport Communications Group Inc., Comcast Corporation, Comcast
        Teleport, Inc., Continental and Continental Teleport, Inc.** (10.11)

10.12   Optus Vision Joint Venture-Optus Vision Shareholders Agreement dated
        May 19, 1995 by and among Continental Cablevision of Australia,
        Inc., Optus Communications Pty Limited, Pay TV Holdings Pty Limited,
        Tallglen Pty Limited, Optus Vision Pty Limited, Optus Networks Pty
        Limited and Optus Administration Pty Limited.**** (10.12)

10.13   Management Incentive Plan. #**** (10.13)

10.14 Purchase Agreement dated as of November 1, 1994 by and among Columbia Associates, L.P., Columbia Cable of Michigan, Inc., and
        Continental Cablevision of Manchester, Inc.**** (10.14)

10.15   Supplemental Executive Retirement Plan. #**** (10.15)

10.16   Registration Rights Agreement with New Providence
        Journal. . . .Filed herewith as Exhibit 10.16
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  NO.                                         DESCRIPTION                                          PAGE
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
10.17   Form of Restricted Stock Purchase Agreements for 1995. #**** (10.17)

10.18   Voting Agreement by and among Continental, Providence Journal and certain stockholders of
        Continental and Providence Journal.... Filed herewith as Exhibit 10.18

10.19   First Amendment to the Purchase Agreement dated March 24, 1995 by and among Columbia
        Associates, L.P., Columbia Cable of Michigan, Inc., and Continental Cablevision of
        Manchester, Inc.**** (10.19)

10.19A  Second Amendment to the Purchase Agreement dated September 30, 1995, by and among
        Columbia Associates, L.P., Columbia Cable of Michigan, Inc. and Continental Cablevision
        of Manchester, Inc.... Filed herewith as Exhibit 10.19A

10.20   Purchase Agreement dated January 6, 1995 by and between Continental Cablevision, Inc.
        and Cablevision of Chicago.**** (10.20)

10.21   Purchase Agreement dated March 29, 1995 between N-COM Limited Partnership II and
        Continental Cablevision Investments, Inc.**** (10.21)

10.22   Amended and Restated Credit Agreement dated as of October 1, 1994 among Continental and certain of its direct and indirect Subsidiaries as Guarantors and The First National Bank
        of Boston, for itself and as Administrative and Managing Agent, and certain financial institutions named therein.**** (4.4)

10.23   Credit Agreement dated as of July 18, 1995 among PJC Financing Corporation, Colony
        Communications, Inc., Columbia Cable of Michigan, N-COM Acquisition Corporation and their respective Subsidiaries and The Toronto Dominion Bank as Documentation Agent and Managing
        Agent, The First National Bank of Boston for itself and as Administrative and Managing
        Agent and The Bank of New York for itself and as Syndication and Managing Agent and certain financial institutions named therein.**** (4.11)

10.24   Amendment to Credit Agreement dated September 22, 1995 among Continental and certain of its direct and indirect Subsidiaries and The First National Bank of Boston, and certain financial institutions named therein.... Filed herewith as Exhibit 10.24.

11.1    Schedule of computation of earnings per share.... Filed herewith as Exhibit 11.1.

11.2    Schedule of computation of pro forma loss per share.... Filed herewith as Exhibit 11.2

21      Subsidiaries of Continental.... To be filed by amendment.

23.1    Consent of Sullivan & Worcester.... To be filed by amendment.

23.2    Independent Auditors' Consent of Deloitte & Touche LLP.... Filed herewith as Exhibit 23.2.

23.3    Independent Auditors' Consent of KPMG Peat Marwick LLP.... Filed herewith as Exhibit 23.3.

23.4    Independent Auditors' Consent of Deloitte & Touche LLP.... Filed herewith as Exhibit 23.4.

23.5    Independent Auditors' Consent of Arthur Andersen LLP.... Filed herewith as Exhibit 23.5.

23.6    Independent Auditors' Consent of Price Waterhouse LLP.... Filed herewith as Exhibit 23.6.

23.7    Independent Auditors' Consent of Ernst & Young LLP.... Filed herewith as Exhibit 23.7.

23.8    Independent Auditors' Consent of KPMG Peat Marwick LLP.... Filed herewith as Exhibit 23.8.

23.9    Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.... Filed herewith as
        Exhibit 23.9.

24      Power of Attorney.... Included as page II-7 of this Registration Statement.

27      Financial Data Schedules.... Filed herewith as Exhibit 27.

99      Schedule II--Valuation and Qualifying Accounts and Reserves.... Filed herewith as
        Exhibit 99.
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*   Incorporated by reference to Continental's Registration Statement No.
    33-46510 (as amended), declared effective by the Securities and Exchange
    Commission on June 15, 1992.

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

**   Incorporated by reference to Continental's Registration Statement No.
     33-59806, declared effective by the Securities and Exchange Commission on
     May 27, 1993.
***  Incorporated by reference to Continental's Registration Statement No.
     33-65798, declared effective by the Securities and Exchange Commission on
     August 6, 1993.
**** Incorporated by reference to Continental's Registration Statement No.
     33-57471, declared effective by the Commission on August 31, 1995. Exhibit numbers in parenthesis refer to the exhibit numbers in Registration
     Statements.
#    Management contract or compensatory plan.

                                       4